As filed with the Securities and Exchange Commission on July 11, 2013.

File No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

INDEPENDENT BANK CORP.

(Exact name of registrant as specified in its charter)

Massachusetts

(State or other jurisdiction of incorporation or organization)

6036

(Primary Standard Industrial Classification Code Number)

04-2870273

(IRS Employer Identification Number)

Office Address: 2036 Washington Street, Hanover, Massachusetts 02339

Mailing Address: 288 Union Street, Rockland, Massachusetts 02370

(781) 878-6100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edward H. Seksay, Esq.

General Counsel

Independent Bank Corp.

2036 Washington Street, Hanover, Massachusetts 02339

(781) 982-6158

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

James A. McDaniel, Esq. Choate, Hall & Stewart LLP Two International Place Boston, MA 02110 (617) 248-5000	Gary R. Bronstein, Esq. Kilpatrick Townsend & Stockton LLP Suite 900, 607 14th Street, NW Washington, DC 20005 (202) 508-5800

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this Registration Statement and the completion of the arrangement as described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place and X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)            ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed Maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value per share	834,444	N/A	$27,979,723	$3,816

(1)	Represents the maximum number of shares of Independent Bank Corp. (NasdaqGSM:INDB) common stock (“Independent Common Stock”) estimated to be issuable upon the consummation of the merger of Mayflower Bancorp, Inc. (NasdaqGM:MFLR) with and into Independent Bank Corp., based on the following calculation: (a) the estimated maximum number of shares of Mayflower Bancorp, Inc. common stock, $1.00 par value per share (the “Mayflower Common Stock”) expected to be exchanged in connection with the merger (calculated as outstanding shares as of July 5, 2013 plus shares underlying unexercised options that are vested or are scheduled to vest prior to the merger effective time) multiplied by (b) 70% (representing the maximum percentage of shares of Mayflower Common Stock that will receive shares of Independent Common Stock in the merger) multiplied by (c) the exchange ratio of 0.565 shares. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of Independent Bank Corp. common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.
(2)	Pursuant to Rule 457(f) under the Securities Act, and solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is based upon the aggregate market value on July 5, 2013 of the shares of Mayflower Common Stock expected to be exchanged for shares of Independent Common Stock in connection with the merger and computed by multiplying (x) the average of the high and low sale prices of Mayflower Common Stock as reported on the Nasdaq Global Market on July 5, 2013 ($18.945) by (y) the estimated maximum number of shares of Mayflower Common Stock expected to be exchanged in connection with the merger (calculated as outstanding shares plus shares underlying unexercised options that are vested or are scheduled to vest prior to the merger effective time) by (z) 70% (representing the maximum percentage of shares of Mayflower Common Stock that will receive shares of Independent Common Stock in the merger).

The Registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction where such offer, solicitation, or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Dear Mayflower Bancorp, Inc. Shareholders:

You are cordially invited to attend an annual meeting of stockholders of Mayflower Bancorp, Inc. (“Mayflower”) to be held at [            ], local time, on [                    ], 2013, at                    . At the annual meeting, you will be asked to consider and vote upon a proposal to approve an agreement and plan of merger which provides for Mayflower to merge with and into Independent Bank Corp., a Massachusetts corporation with its principal place of business in Rockland, Massachusetts (“Independent”), as well as to vote upon a proposal to adjourn the annual meeting if necessary to permit further solicitation of proxies on the proposal to approve the agreement and plan of merger, a non-binding advisory resolution approving certain compensation payable to the named executive officers of Mayflower in connection with the merger, the election of four directors, the ratification of the appointment of independent auditors for the fiscal year ending March 31, 2014, a non-binding resolution to approve the compensation of the named executive officers and the frequency of the advisory vote on the compensation of the named executive officers.

If the proposed merger is completed, Mayflower’s shareholders will receive in exchange for each share of Mayflower common stock, either (i) $17.50 in cash or (ii) 0.565 shares of Independent common stock in accordance with the terms and conditions of the merger agreement. You will have the opportunity to elect to receive cash or stock for your shares of Mayflower common stock, subject to allocation procedures designed to ensure that 70% of the outstanding shares of Mayflower common stock will be converted into shares of Independent common stock and 30% will be converted into cash. You will receive a separate mailing that will contain instructions for making your election. Independent’s and Mayflower’s common stock are listed on the NASDAQ Global Select Market and the NASDAQ Global Market, respectively, under the trading symbols “INDB” and “MFLR,” respectively. The closing sales prices of Independent common stock and Mayflower common stock on the last practicable trading day prior to the mailing of this document were $         and $        , respectively. The equivalent value of the stock consideration to be paid in the merger for each share of Mayflower common stock, calculated by multiplying the                     , 2013 closing price of Mayflower common stock by an exchange ratio calculated in accordance with the merger agreement, would be $        . The market prices for both Independent common stock and Mayflower common stock will fluctuate prior to the merger. We urge you to obtain current market quotations for both Independent common stock and Mayflower common stock.

Independent and Mayflower cannot complete the proposed merger unless Mayflower stockholders vote to approve the merger agreement and the merger, at the annual meeting. This letter is accompanied by Mayflower’s proxy statement, which Mayflower is providing to solicit your proxy to vote for approval of the merger agreement and the merger at the meeting. The accompanying document is also being delivered to Mayflower’s shareholders as Independent’s prospectus for its offering of Independent common stock to Mayflower’s shareholders in the merger.

Mayflower’s board of directors has unanimously recommended that you vote “FOR” approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the annual meeting, “FOR” each of the director nominees, “FOR” each of the proposals and to hold the advisory vote to approve the compensation of Mayflower’s named executive officers “EVERY YEAR.”

This proxy statement/prospectus provides you with detailed information about the proposed merger. It also contains or references information about Independent and Mayflower and related matters. You are encouraged to read this document carefully. In particular, you should read the “Risk Factors” section beginning on page 13 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

Your vote is very important. Whether or not you plan to attend the annual meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you do not vote in person or by proxy, the effect will be a vote against the proposal to approve the merger.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the proposed merger, the issuance of Independent common stock to be issued in connection with the merger or the other transactions described in this proxy statement/prospectus, or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of Independent common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or by any other federal or state governmental agency.

This proxy statement/prospectus is dated [                    ], 2013, and is first being mailed or otherwise delivered to shareholders of Mayflower on or about [                    ], 2013.

Sincerely,

Edward M. Pratt

President and Chief Executive Officer

MAYFLOWER BANCORP, INC.

30 South Main Street

Middleboro, Massachusetts 02346

(508) 947-4343

Notice of Annual Meeting of Shareholders

to be held [                    ], 2013

To the shareholders of Mayflower:

The annual meeting of shareholders of Mayflower Bancorp, Inc. will be held at [            ], local time, on [                    ], 2013 at [                    ], Middleboro, Massachusetts. Any adjournments or postponements of the annual meeting will be held at the same location.

The purpose of the annual meeting is to:

1.	Approve the Agreement and Plan of Merger, dated as of May 14, 2013 (the “merger agreement”), by and among Independent Bank Corp. (“Independent”), Rockland Trust Company, Mayflower, and Mayflower Co-Operative Bank, and to approve the transactions contemplated by the merger agreement, including the merger of Mayflower with and into Independent (the “merger”);

2.	Approve one or more adjournments of the annual meeting if necessary to permit further solicitation of proxies in favor of the Mayflower merger agreement proposal;

3.	Vote on a non-binding advisory resolution approving certain compensation payable to the named executive officers of Mayflower in connection with the merger;

4.	Elect four directors (the nominees to be elected at the annual meeting will serve until the consummation of the merger, or if the merger is not consummated, for a term of three years and until their respective successors are elected and qualified);

5.	Ratify the appointment of Marcum LLP as independent auditors for Mayflower for the fiscal year ending March 31, 2014;

6.	Vote on a non-binding resolution to approve the compensation of the named executive officers;

7.	Vote on the frequency of the advisory vote on the compensation of the named executive officers; and

8.	Transact such other business as may be properly presented at the annual meeting and any adjournments or postponements of the annual meeting.

You may vote at the annual meeting if you were a shareholder of record at the close of business on [                    ], 2013.

The Mayflower board of directors unanimously recommends that you vote “FOR” approval of the Mayflower merger agreement proposal, “FOR” each of the director nominees, “FOR” the other proposals described above and to hold the advisory vote to approve the compensation of Mayflower’s named executive officers “EVERY YEAR.”

Mayflower has concluded shareholders are not entitled to assert appraisal rights in connection with the merger under Sections 13.01 to 13.31 of the Massachusetts Business Corporation Act as more fully described in the accompanying proxy statement/prospectus. Any shareholder who nonetheless believes he is or may be entitled to appraisal rights and seeks to assert them in connection with the merger must deliver to Mayflower, before the vote is taken at the annual meeting, written notice of his intent to demand payment for his shares in the manner specified in the statute, and must not vote his shares in favor of the merger. A copy of the applicable provisions of the Massachusetts Business Corporation Act is attached as Annex C to the accompanying proxy statement/prospectus.

Your vote is very important. Your vote is important regardless of how many shares you own. Whether or not you plan to attend the annual meeting, please promptly vote your shares. Voting procedures are described in the accompanying proxy statement/prospectus and on the proxy card.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor, [                    ], toll free at [(        )         -            ].

By Order of the Board of Directors,

Maria Vafiades

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on [                    ], 2013: This proxy statement/prospectus and our 2013 Annual Report on Form 10-K are available at http: //[                    ]. A copy of these materials will also be furnished without charge to stockholders upon written request to Maria Vafiades, Corporate Secretary, Mayflower Bancorp, Inc., 30 South Main Street, Middleboro, MA 02346.

IF YOU HAVE ANY QUESTIONS ABOUT VOTING YOUR SHARES, PLEASE CALL [                    ] AT ([                    ].

EXPLANATORY NOTE REGARDING CONTENTS OF THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus includes information and proposed shareholder votes regarding both the proposed merger of Mayflower with and into Independent and matters that would have been addressed at Mayflower’s 2013 annual meeting of shareholders absent any merger proposal. As a result, the Mayflower shareholders are asked to consider and vote on certain matters, such as the frequency of future advisory votes on the compensation of Mayflower’s named executive officers, that will no longer be relevant if the merger is approved by the Mayflower shareholders and completed as described in this proxy statement/prospectus. If the merger is completed, Mayflower would cease to exist as a separate corporation at the effective time of the merger.

REFERENCE TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Independent from other documents that are not included in, or delivered with, this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. We have listed the documents containing this information on page 144 of this proxy statement/prospectus. You can obtain copies of these documents incorporated by reference in this document through the Securities and Exchange Commission’s website at http://www.sec.gov or by requesting them in writing or by telephone from Independent at the following address:

Independent Bank Corp.

288 Union Street

Rockland, Massachusetts 02370

Attention: Edward H. Seksay, General Counsel

(781) 982-6158

If you would like to request documents, you must do so no later than [                    ], 2013 in order to receive them before Mayflower’s annual meeting. You will not be charged for any of these documents that you request.

For additional information regarding where you can find information about Independent and Mayflower, please see the section entitled “Where You Can Find More Information” beginning on page 140 of this proxy statement/prospectus. The information contained in this proxy statement/prospectus with respect to Independent and its subsidiaries was provided by Independent and the information contained in this proxy statement/prospectus with respect to Mayflower and its subsidiaries was provided by Mayflower.

For information on submitting your proxy, please refer to the instructions on the enclosed proxy card.

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND

THE MEETING OF MAYFLOWER SHAREHOLDERS

Q.	Why am I receiving this document?

A.	Independent and Mayflower have agreed to the acquisition of Mayflower by Independent under the terms of a merger agreement that is described in this document, a copy of which is attached as Annex A. In order to complete the merger, Mayflower’s shareholders must vote to approve the merger agreement. Mayflower will hold a meeting of its shareholders to obtain this approval as well as to hold votes on certain matters typically addressed at Mayflower’s annual meeting of shareholders. This document contains important information about the merger, the cash and the shares of Independent common stock to be issued in connection with the merger, the merger agreement, the annual meeting of Mayflower’s shareholders, and other related matters, and you should read it carefully. The enclosed voting materials for the Mayflower annual meeting allow you to vote your shares of common stock without attending the annual meeting.

Q.	What will happen to Mayflower as a result of the merger?

A.	If the merger is completed, Mayflower will be acquired by Independent.

Q.	What will Mayflower’s shareholders receive in the merger?

A.	Mayflower’s shareholders will be entitled to receive in the merger for each share of Mayflower common stock they own either (i) 0.565 shares of Independent common stock or (ii) $17.50 in cash.

Mayflower’s shareholders will be able to elect to receive cash, Independent common stock, or a combination of cash and Independent common stock for their shares of Mayflower common stock. Regardless of a Mayflower shareholder’s choice, however, elections will be limited by the requirement that 70% of Mayflower common stock be converted into Independent common stock and 30% of Mayflower common stock be exchanged for cash. Therefore, the allocation of cash and Independent common stock that a

Mayflower shareholder will receive will depend on the elections of other Mayflower shareholders. The allocation of the consideration payable to Mayflower shareholders will not be known until the exchange agent tallies the results of the cash/stock elections made by Mayflower’s shareholders. If a Mayflower shareholder does not make an election, the consideration that shareholder will receive will depend on the consideration elected by other Mayflower shareholders.

The Independent common stock is listed on the NASDAQ Global Select Market under the trading symbol “INDB.” Independent will not issue fractional shares of its common stock in the merger, but will instead cash out any fractional shares at a price determined by the volume weighted average closing price of Independent common stock on the NASDAQ Global Select Market for the five trading days ending on the fifth trading day immediately preceding the closing date of the merger.

Each holder of a vested or unvested option to purchase Mayflower common stock will receive, upon consummation of the transaction, a cash payment in settlement of the Mayflower option equal to the product of (i) the number of shares of Mayflower common stock provided for by such option and (ii) the excess, if any, of (a) a blended per share deal value reflecting the overall 70% stock/30% cash merger consideration split, to be calculated as the sum of (1) $5.25 (equal to 30% of the per share cash consideration of $17.50) plus (2) 0.3955 (equal to 70% of the per share exchange ratio of 0.565) multiplied by the volume weighted average closing price of Independent common stock on the NASDAQ Global Select Market for the five trading days ending on the fifth trading day immediately preceding the closing date of the merger, over (b) the exercise price of the option. All unvested shares of restricted Mayflower common stock will vest in full immediately prior to the effective time of the merger and will be treated as outstanding Mayflower shares for all purposes under the merger agreement, including for purposes of the holders’ right to receive the merger consideration.

Q.	When will the merger be completed?

A.	We expect the merger will be completed when all of the conditions to completion contained in the merger agreement are satisfied or waived, including obtaining required regulatory approvals and the approval of the merger agreement by Mayflower’s shareholders. We currently expect to complete the merger during the fourth calendar quarter of 2013. However, because fulfillment of some of the conditions to completion of the merger, such as receiving required regulatory approvals, are not entirely within our control, we cannot predict the actual timing.

Q.	Who is being asked to approve matters in connection with the merger?

A.	Mayflower’s shareholders are being asked to vote to approve the merger-related proposals.

Under Massachusetts law, the merger cannot be consummated unless Mayflower’s shareholders vote to approve the merger agreement and the merger. By this proxy statement/prospectus, Mayflower’s board of directors is soliciting proxies of Mayflower’s shareholders to provide this approval at the meeting of Mayflower’s shareholders discussed below.

Q.	Should Mayflower shareholders send in their stock certificates now?

A.	No, Mayflower shareholders should not send in any stock certificates now. If the merger is approved, Independent will send Mayflower’s shareholders written instructions on how to exchange their stock certificates for the merger consideration.

Q.	What are the material U.S. federal income tax consequences of the merger to me?

A.	The tax consequences of the merger to Mayflower shareholders will depend on whether Mayflower shareholders receive only cash, only Independent common stock, or a combination of cash and Independent common stock in exchange for their Mayflower common stock. Mayflower shareholders that exchange their shares solely for Independent common stock should not recognize gain or loss except with respect to any cash they receive instead of receiving a fractional share of Independent common stock. Mayflower shareholders that exchange their shares solely for cash should recognize gain or loss on the exchange. Mayflower shareholders that exchange their shares for a combination of Independent common stock and cash should recognize gain (but not loss) with respect to the cash portion of the consideration they receive. Because the allocations of cash and Independent common stock that are received will depend on the elections of other Mayflower shareholders, Mayflower shareholders will not know the actual tax consequences of the merger to them until the allocations are completed. See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 74.

Q.	Are there any risks that I should consider in deciding whether to vote for approval of the merger?

A.	Yes. You should read and carefully consider the risk factors set forth in the section in this document titled “Risk Factors” beginning on page 13.

Q.	When and where will Mayflower’s shareholders meet?

A.	Mayflower will hold its annual meeting of shareholders on [ ], 2013, at [ : ] a.m., Eastern Daylight Time, at [ ] located at [ ].

Q.	What matters are Mayflower’s shareholders being asked to approve at the Mayflower annual meeting pursuant to this proxy statement/prospectus?

A.	Mayflower’s shareholders are being asked to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger. We refer to this proposal as the “Mayflower merger agreement proposal.”

Mayflower’s shareholders also are being asked to approve one or more adjournments of the annual meeting if necessary to permit further solicitation of proxies in favor of the Mayflower merger agreement proposal, a non-binding advisory resolution approving certain compensation payable to the named executive officers of Mayflower in connection with the merger, the election of four directors, the ratification of the appointment of independent auditors for the fiscal year ending March 31, 2014, a non-binding resolution to approve the compensation of the named executive officers and the frequency of the advisory vote on the compensation of the named executive officers.

Q.	What does Mayflower’s board of directors recommend with respect to the seven proposals?

A.	Mayflower’s board of directors has unanimously approved the merger agreement and determined that the merger agreement and the merger are fair to, advisable and in the best interests of Mayflower and its shareholders and unanimously recommends that Mayflower’s shareholders vote “FOR” the Mayflower merger agreement proposal.

Mayflower’s board of directors also unanimously recommends that Mayflower’s shareholders vote “FOR” approval of the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the Mayflower merger agreement proposal, “FOR” the non-binding advisory resolution approving certain compensation payable to the named executive officers of Mayflower in connection with the merger, “FOR” each of the nominees for election as directors, “FOR” the ratification of the appointment of independent auditors for the fiscal year ending March 31, 2014, “FOR” the approval of the compensation of the named executive officers and to hold the advisory vote to approve the compensation of the named executive officers “EVERY YEAR.”

Q.	Who can vote at the Mayflower annual meeting?

A.	Holders of record of Mayflower common stock at the close of business on [ ], 2013, which is the record date for the Mayflower annual meeting, are entitled to vote at the annual meeting.
Q.	How many votes must be represented in person or by proxy at the Mayflower annual meeting to have a quorum?

A.	The holders of a majority of the shares of Mayflower common stock outstanding and entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum at the annual meeting.

Q.	What vote by Mayflower’s shareholders is required to approve the Mayflower annual meeting proposals?

A.	Assuming a quorum is present at the Mayflower annual meeting, approval of the Mayflower merger agreement proposal will require the affirmative vote of the holders of two-thirds of the outstanding shares of Mayflower common stock entitled to vote. Abstentions and broker non-votes will have the same effect as shares voted against the Mayflower merger agreement proposal.

Assuming a quorum is present at the Mayflower annual meeting, approval of the Mayflower adjournment proposal will require the affirmative vote of a majority of the votes cast on the Mayflower adjournment proposal. Abstentions and broker non-votes will not affect whether the Mayflower adjournment proposal is approved.

Assuming a quorum is present at the Mayflower shareholder meeting, approval of the non-binding advisory resolution approving certain compensation payable to the named executive officers of Mayflower in connection with the merger will require the affirmative vote of a majority of votes cast on the proposal. Abstentions and broker non-votes will not affect whether such resolution is approved.

Assuming a quorum is present at the Mayflower annual meeting, in voting on the election of directors, the nominees receiving the greatest number of votes will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

Assuming a quorum is present at the Mayflower annual meeting, approval of the non-binding resolution to approve the compensation of the named executive officers and the ratification of the appointment of Marcum LLP as

Mayflower’s independent registered public accounting firm will require the affirmative vote of a majority of votes cast on each proposal. Abstentions and broker non-votes will not affect whether such resolution or proposal is approved.

Assuming a quorum is present at the Mayflower annual meeting, in the advisory vote on the frequency of the stockholder vote to approve the compensation of the named executive officers, the option of one year, two years or three years that receives the highest number of votes cast will be the frequency selected by Mayflower’s stockholders.

As of the record date for the annual meeting, directors and executive officers of Mayflower, together with their affiliates, had sole or shared voting power over approximately [    ]% of the Mayflower common stock outstanding and entitled to vote at the annual meeting.

Q:	What will happen if the shareholders do not approve the advisory vote on certain compensation payable to Mayflower’s named executive officers in connection with the merger at the annual meeting?

A:	Approval of the compensation payable to Mayflower’s named executive officers in connection with the merger is not a condition to completion of the merger. The vote with respect to such compensation is an advisory vote and will not be binding on Mayflower or on Independent. Therefore, if the merger is approved by Mayflower’s stockholders and completed, such compensation will still be paid to Mayflower’s executive officers if and when due.

Q.	Are any Mayflower shareholders already committed to vote in favor of any of the annual meeting proposals?

A.	Under voting agreements with Independent, each of Mayflower’s directors, solely in his or her capacity as a shareholder, has agreed to vote all of his or her Mayflower common stock in favor of the Mayflower merger agreement proposal and has granted to Independent a proxy to vote his or her shares in favor of the Mayflower merger agreement proposal. As of the record date for the Mayflower annual meeting, the Mayflower shareholders who are parties to the Mayflower voting agreements collectively owned (with sole or shared voting power) approximately [ ]% of the Mayflower common stock outstanding and entitled to vote at the annual meeting.

Q.	How may the Mayflower shareholders vote their shares for the annual meeting proposals presented in this proxy statement/prospectus?

A.	Mayflower’s shareholders may submit their proxies by:

•	signing the enclosed proxy card and mailing it in the enclosed, prepaid and addressed envelope;

•	calling toll-free [ ] and following the instructions; or

•	accessing the web page at [ ] and following the on-screen instructions.

Proxies submitted through the Internet or by telephone must be received by 3:00 a.m., Eastern Daylight Time, on [                    ], 2013.

Q.	Will a broker or bank holding shares in “street name” for a Mayflower shareholder vote those shares for the shareholder at the Mayflower annual meeting?

A.

A broker or bank will not be able to vote your shares with respect to the Mayflower merger agreement proposal, the proposal to approve one or more adjournments of the annual meeting if necessary to permit further solicitation of proxies in favor of the Mayflower merger agreement proposal, the advisory vote to approve certain compensation payable to the named executive officers of Mayflower in connection with the merger, the proposal to elect four directors for a term of three years, the advisory vote to approve the executive compensation of the named executive officers and the advisory vote on the frequency of the stockholder vote to approve the compensation of the named executive officers without first receiving instructions from you on how to vote. If your shares are held in “street name,” you will receive separate voting instructions with your proxy materials. It is therefore important that you provide timely instruction to your broker or bank to ensure that all of the Mayflower common stock you own is voted with respect to all proposals at the annual meeting.

Q.	Will Mayflower’s shareholders be able to vote their shares in person at the Mayflower annual meeting?

A.	Yes. Submitting a proxy will not affect the right of any Mayflower shareholder to vote in person at the annual meeting. Mayflower will distribute written ballots to any Mayflower shareholder who requests, and is entitled, to vote at the annual meeting. If a Mayflower shareholder holds shares in “street name,” the shareholder must request a proxy from the shareholder’s broker or bank in order to vote those shares in person at the annual meeting.

Q.	What do Mayflower’s shareholders need to do now?

A.	After carefully reading and considering the information contained in this proxy statement/prospectus, Mayflower’s shareholders are requested to complete and return their proxies as soon as possible. The proxy card will instruct the persons named on the proxy card to vote the shareholder’s Mayflower shares at the annual meeting as the shareholder directs. If a shareholder signs and sends in a proxy card and does not indicate how the shareholder wishes to vote, the proxy will be voted “FOR” all five of the annual meeting proposals, “FOR” each of the director nominees and to hold the advisory vote to approve the compensation of Mayflower’s named executive officers “EVERY YEAR.”

Q.	May a Mayflower shareholder change the shareholder’s vote after submitting a proxy?

A.	Yes. A Mayflower shareholder may change a vote at any time before the shareholder’s proxy is voted at the Mayflower annual meeting. A proxy submitted through the Internet or by telephone may be revoked by executing a later-dated proxy card, by subsequently submitting a proxy through the Internet or by telephone, or by attending the annual meeting and voting in person. A shareholder executing a proxy card also may revoke the proxy at any time before it is voted by giving written notice revoking the proxy to Mayflower’s secretary, by subsequently filing another proxy card bearing a later date or by attending the annual meeting and voting in person. Attending the annual meeting will not automatically revoke a shareholder’s prior submission of a proxy (by Internet, telephone or in writing). All written notices of revocation or other communications with respect to revocation of proxies should be addressed to:

Mayflower Bancorp, Inc.

30 South Main Street Middleboro, Massachusetts 02346

Attention: Maria Vafiades, Corporate Secretary

Q.	If I am a Mayflower shareholder, who can help answer my questions?

A.	If you have any questions about the merger or the annual meeting, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Mayflower’s proxy solicitor, at the following address or phone number:

[Name]

[Address]

[Phone]

Q.	Where can I find more information about the companies?

A.	You can find more information about Independent and Mayflower from the various sources described under the section of this document titled “Where You Can Find More Information” beginning on page 140.

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which this document refers to fully understand the merger and the related transactions. See “Where You Can Find More Information” beginning on page 143 of this document. Most items in this summary include a page reference directing you to a more complete description of those items.

Unless the context otherwise requires, throughout this document, “Independent” refers to Independent Bank Corp., “Mayflower” refers to Mayflower Bancorp, Inc., “Rockland Trust” refers to Rockland Trust Company; and “we,” “us” and “our” refers to Independent and Mayflower. Also, we refer to the merger between Independent and Mayflower as the “merger,” and the Agreement and Plan of Merger, dated as of May 14, 2013, by and among Independent, Rockland Trust, Mayflower and Mayflower Co-Operative Bank as the “merger agreement.”

The Companies (see page 79)

Independent

Through its subsidiary, Rockland Trust, Independent offers a full range of banking services through a network of 78 bank branches in eastern Massachusetts and its commercial lending centers and investment management offices in eastern Massachusetts and Providence, Rhode Island. Rockland Trust provides investment management and trust services to individuals, institutions, small businesses and charitable institutions throughout eastern Massachusetts and Rhode Island.

At March 31, 2013, Independent had total consolidated assets of approximately $5.7 billion, net loans of approximately $4.4 billion, total deposits of approximately $4.6 billion and total stockholders’ equity of approximately $537.6 million.

Independent Bank Corp.

288 Union Street

Rockland, Massachusetts 02370

(781) 878-6100

Mayflower

Mayflower was organized by Mayflower Co-Operative Bank on October 5, 2006, to acquire all of the capital stock of Mayflower Co-Operative Bank as part of the Mayflower Co-Operative Bank’s reorganization into the holding company form of ownership, which was completed on February 15, 2007. Mayflower has no significant assets other than the common stock of Mayflower Co-Operative Bank and various other liquid assets in which it invests in the ordinary course of business. Through its subsidiary, Mayflower Co-Operative Bank, Mayflower engages in banking activities through its main office in Middleboro and seven full-service offices in Plymouth, Wareham, Rochester, Bridgewater, and Lakeville, Massachusetts.

At March 31, 2013, Mayflower had total consolidated assets of $261.3 million, net loans of $139.3 million, total deposits of $235.7 million and total stockholders’ equity of $22.6 million.

Mayflower Bancorp, Inc.

30 South Main Street

Middleboro, Massachusetts 02346

(508) 947-4343

The Merger and the Merger Agreement (see pages 43 and 56)

The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this proxy statement/prospectus. Please carefully read the merger agreement, as it is the legal document that governs the merger. Under the terms of the merger agreement, Mayflower will merge with and into Independent (the “merger”) and Independent will survive the merger. Upon completion of the merger, each share of Mayflower common stock will be converted into the right to receive either (i) 0.565 shares of Independent common stock or (ii) $17.50 in cash.

Annual Meeting of Mayflower Shareholders; Required Vote (see page 30)

Mayflower will hold its annual meeting of shareholders at [                    ], located at [                    ] on [                    ], 2013 at [    :    ],Eastern Daylight Time. Mayflower’s shareholders will be asked to:

•	approve the merger agreement and the transactions it contemplates, including the merger;

•

approve one or more adjournments of the annual meeting if necessary to permit further solicitation of proxies in favor of the Mayflower merger agreement proposal (the “Mayflower adjournment proposal”);

•	vote on a non-binding advisory resolution approving certain compensation payable to the named executive officers of Mayflower in connection with the merger;

•

elect four directors (the nominees to be elected at the annual meeting will serve until the consummation of the merger, or if the merger is not consummated, for a term of three years and until their respective successors are elected and qualified);

•	ratify the appointment of Marcum LLP as independent auditors for Mayflower for the fiscal year ending March 31, 2014;

•	vote on a non-binding resolution to approve the compensation of the named executive officers;

•	vote on the frequency of the advisory vote on the compensation of the named executive officers; and

•	consider and act upon any other matters as may properly come before the annual meeting or any adjournment or postponement thereof.

You can vote at the Mayflower annual meeting if you owned Mayflower common stock at the close of business on [                    ], 2013. On that date, there were [            ] shares of Mayflower common stock outstanding and entitled to vote, approximately [    ]% of which were owned and entitled to be voted by Mayflower directors and executive officers and their affiliates. You can cast one vote for each share of Mayflower common stock you owned on that date. In order to approve the merger agreement and the transactions it contemplates, the holders of at least two-thirds of the outstanding shares of Mayflower common stock entitled to vote must vote in favor of the proposal.

What Holders of Mayflower Stock Options and Restricted Stock Will Receive in the Merger (see page 60)

All outstanding unvested Mayflower stock options and restricted shares of Mayflower common stock will become fully vested immediately prior to the effective time of the merger. Mayflower options will be cancelled upon consummation of the merger, and each option holder will receive a cash payment upon cancellation in an amount equal to the product of (i) the number of shares of Mayflower common stock provided for by such option and (ii) the excess, if any, of (a) a blended per share deal value reflecting the overall 70% stock/30% cash merger consideration split, to be calculated as the sum of (1) $5.25 (equal to 30% of the per share cash consideration of $17.50) plus (2) 0.3955 (equal to 70% of the per share exchange ratio of 0.565) multiplied by the volume weighted average closing price of Independent common stock on the NASDAQ Global Select Market for the five trading days ending on the fifth trading day immediately preceding the closing date of the merger, over (b) the exercise price of the option. All shares of accelerated restricted stock will be treated as outstanding Mayflower shares for all purposes under the merger agreement, including for purposes of the holders’ right to receive the merger consideration.

Dividend Policy of Independent; Dividends from Mayflower (see page 122)

The holders of Independent common stock receive dividends as and when declared by Independent’s board of directors. Independent declared quarterly cash dividends of $0.22 per share of common stock for the first and second quarters of 2013, dividends of $0.21 per share of common stock for each quarter in 2012 and dividends of $0.19 per share of common stock for each quarter of 2011. Following the completion of the merger, subject to approval and declaration by Independent’s board of directors, Independent expects to continue paying quarterly cash dividends consistent with past practices.

Prior to completion of the merger, Mayflower’s shareholders will continue to receive any regular quarterly dividends declared and paid by Mayflower, at a rate not to exceed $0.06 per share of Mayflower common stock.

Fairness Opinion Presented to the Mayflower Board of Directors (see pages 49 and B-1)

Sterne, Agee & Leach, Inc. (“Sterne Agee”), has provided an opinion to Mayflower’s board of directors, dated as of May 14, 2013, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth in the opinion, the merger consideration was fair, from a financial point of view, to the holders of Mayflower common stock. We have attached to this proxy statement/prospectus as Annex B, the full text of Sterne Agee’s opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Sterne Agee in connection with its opinion. We urge you to read the opinion in its entirety. Sterne Agee’s opinion is addressed to Mayflower’s board of directors, is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Mayflower common stock and does not constitute a recommendation to any shareholder as to how that shareholder should vote on the merger agreement. Pursuant to an engagement letter between Mayflower and Sterne Agee, Mayflower has agreed to pay Sterne Agee a fee, a substantial portion of which is payable only upon completion of the merger.

Recommendation of Mayflower’s Board of Directors (see pages 30 and 47)

Mayflower’s board of directors has unanimously determined that the merger agreement and the merger are advisable and in the best interests of Mayflower and its shareholders and accordingly unanimously recommends that Mayflower’s shareholders vote “FOR” the proposal to approve the merger agreement and the transactions it contemplates, “FOR” each of the director nominees, “FOR” the other proposals described above and to hold the advisory vote to approve the compensation of Mayflower’s named executive officers “EVERY YEAR.”

Mayflower’s Reasons for the Merger (see page 48)

In determining whether to approve the merger agreement, Mayflower’s board of directors consulted with certain of its senior management and with its legal and financial advisers. In arriving at its determination, Mayflower’s board of directors also considered the factors described under “The Merger and Reasons for the Merger.”

Interests of Mayflower’s Executive Officers and Directors in the Merger (see page 56)

Some of the directors and executive officers of Mayflower have financial interests in the merger that are different from, or in addition to, the interests of Mayflower’s other shareholders generally. These interests include rights of executive officers under their existing employment agreements, which are being provided through settlement agreements executed in connection with the merger agreement; rights under Mayflower’s equity-based benefit programs and awards, including the acceleration of vesting of stock options; and rights to continued indemnification and insurance coverage by Independent after the merger for acts and omissions occurring before the merger.

The boards of directors of Independent and Mayflower were aware of these interests and considered them, among other matters, in approving the merger agreement and related transactions.

Mayflower Directors Have Agreed to Vote in Favor of the Merger Agreement (see page 73)

On [                    ], 2013, the directors of Mayflower had sole or shared voting power over [            ] shares, or approximately [    ]%, of the outstanding shares of Mayflower common stock. Each of these directors has agreed with Independent to vote his or her shares of Mayflower common stock in favor of the merger agreement and the transactions it contemplates.

Approval by Independent’s Board of Directors and Reasons for the Merger (see page 54)

Independent’s board of directors has unanimously approved and adopted the merger agreement.

In determining whether to approve the merger agreement, Independent’s board of directors consulted with certain of its senior management and with its legal and financial advisers. In arriving at its determination, Independent’s board of directors also considered the factors described under “The Merger—Approval by Independent’s Board of Directors and Reasons for the Merger.”

Non-Solicitation (see page 66)

Mayflower has agreed that it will not solicit or knowingly encourage any inquiries or proposals regarding any acquisition proposals by third parties. Mayflower may respond to unsolicited proposals in certain circumstances if required by Mayflower’s board of directors’ fiduciary duties. Mayflower must promptly notify Independent if it receives any acquisition proposals.

Conditions to Complete the Merger (see page 68)

Each of Independent’s and Mayflower’s obligations to complete the merger is subject to the satisfaction or waiver of a number of mutual conditions, including:

•

the approval of the merger agreement and the transactions it contemplates, including the merger, by Mayflower’s shareholders at the Mayflower annual meeting described in this proxy statement/prospectus;

•

the receipt of all regulatory approvals and consents (none of which shall contain a burdensome condition, as defined in the merger agreement), and the expiration of all waiting periods required to complete the merger;

•

the effectiveness of the registration statement with respect to the Independent common stock to be issued in the merger under the Securities Act, and the absence of any stop order or proceedings initiated or threatened by the Securities and Exchange Commission for that purpose; and

•

the absence of any statute, regulation, rule, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement.

Each of Independent’s and Mayflower’s obligations to complete the merger is also separately subject to the satisfaction or waiver (except for the condition set forth in the first bullet below, which may not be waived in any circumstance) of a number of conditions, including:

•	the receipt by the party of a legal opinion from its counsel with respect to certain U.S. federal income tax consequences of the merger; and

•

the other company’s representations and warranties in the merger agreement being true and correct, in all material respects, and the performance by the other party in all material respects of its obligations under the merger agreement.

Independent’s obligation to complete the merger is further subject to the conditions that the number of outstanding shares of Mayflower common stock shall not exceed 2,064,106, except to the extent increased as a result of the exercise of stock options.

Termination of the Merger Agreement (see page 69)

Independent and Mayflower may mutually agree at any time to terminate the merger agreement without completing the merger, even if Mayflower’s shareholders have approved the merger transactions. Also, either Independent or Mayflower can terminate the merger agreement in various circumstances, including the following:

•	if any regulatory approval necessary for consummation of the transactions contemplated by the merger agreement is not obtained;

•	if the merger is not completed by March 31, 2014;

•

if the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the merger agreement not to consummate the merger, subject to the right of the breaching party to cure the breach within 30 days following written notice (unless it is not possible due to the nature or timing of the breach for the breaching party to cure the breach); or

•	if Mayflower’s shareholders do not approve the merger agreement and the transactions it contemplates.

Additionally, Independent may terminate the merger agreement if:

•	Mayflower has materially breached its “non-solicitation” obligations described under “The Merger Agreement—No Solicitation of Alternative Transactions” beginning on page 66;

•	Mayflower’s board fails to recommend in this proxy statement/prospectus the approval of the merger agreement;

•

Mayflower’s board of directors recommends, proposes or publicly announces its intention to recommend or propose, to engage in an “Acquisition Transaction” with any party other than Independent or a subsidiary of Independent; or

•	Mayflower breaches its obligation to call, give notice of, convene and hold a meeting of shareholders for the purpose of approving the merger agreement and the transactions it contemplates.

Additionally, Mayflower may terminate the merger agreement:

•	if it enters into a “Superior Proposal” as described under “The Merger Agreement—No Solicitation of Alternative Transactions,” so long as it pays a termination fee of $1.5 million to Independent; or

•

pursuant to a “walk away” right that is subject to a “top up” option, if (a) the ten day volume-weighted average price of Independent’s common stock as of a measurement date prior to closing is more than 20% below the ten day volume-weighted average price of Independent’s common stock for the trading period ending May 13, 2013, (b) the drop in the ten day volume-weighted average price of Independent’s common stock between May 14, 2013 and the measurement date is more than 20% greater than any drop in the ten day volume-weighted average price of the Nasdaq Bank Stock Index during such measurement period, (c) Mayflower elects to terminate the agreement by a majority vote of Mayflower’s directors, and (d) following notice of such election Independent does not exercise its “top up” option under the merger agreement to increase the exchange ratio to a number that would compensate Mayflower’s shareholders for the extent of the drop in Independent’s common stock below the lowest price per share at which the walk away right would not have been triggered. If Independent does exercise its “top up” option, then no termination will occur.

Termination Fee (see page 70)

Mayflower has agreed to pay a termination fee of $1.5 million to Independent if the merger agreement is terminated under any of the circumstances described in “The Merger Agreement—Termination Fee and Expense Reimbursement” beginning on page 70.

Advisory Vote on Named Executive Officer Compensation in Connection with the Merger (see page 35)

Mayflower’s shareholders are being asked to vote on a non-binding advisory resolution approving certain compensation payable to the named executive officers of Mayflower in connection with the merger, approval of which requires the affirmative vote of a majority of the votes cast with respect to the proposal. Abstentions and broker non-votes will not affect whether such resolution is approved. Approval of this resolution is not a condition to completion of the merger. The vote with respect to certain compensation payable to the named executive officers of Mayflower in connection with the merger is an advisory vote and will not be binding on Mayflower or on Independent. Therefore, if the merger is approved by Mayflower’s stockholders and completed, such compensation will still be paid to Mayflower’s named executive officers if and when due.

Regulatory Approvals Required for the Merger (see page 54)

Completion of the transactions contemplated by the merger agreement is subject to various regulatory approvals, including approval from the Federal Reserve Board, the Federal Deposit Insurance Corporation (“FDIC”), the Board of Bank Incorporation of the Commonwealth of Massachusetts, and the Massachusetts Commissioner of Banks. Independent and Mayflower have completed, or will complete, filing all of the required applications and notices with regulatory authorities. Although we do not know of any reason why we would not be able to obtain the necessary regulatory approvals in a timely manner, we cannot be certain when or if we will receive them.

Rights of Independent Shareholders Differ from Those of Mayflower Shareholders (see page 124)

When the merger is completed, Mayflower’s shareholders who receive Independent common stock as consideration in the merger will automatically become Independent’s shareholders. The rights of Independent’s shareholders differ from the rights of Mayflower’s shareholders in important ways. Many of these differences relate to provisions in Independent’s articles of organization and bylaws that differ from those of Mayflower. See “Comparison of Rights of Shareholders of Mayflower and Independent” beginning on page 121 for a summary of the material differences between the respective rights of Mayflower and Independent shareholders.

Tax Consequences of the Merger (see page 76)

The federal tax consequences of the merger to Mayflower shareholders will depend primarily on whether they exchange their Mayflower common stock solely for Independent common stock, solely for cash, or for a combination of Independent common stock and cash. Mayflower shareholders who exchange their shares solely for Independent common stock should not recognize gain or loss except with respect to any cash they receive instead of receiving a fractional share of Independent common stock. Mayflower shareholders who exchange their shares solely for cash should recognize gain or loss on the exchange. Mayflower shareholders who exchange their shares for a combination of Independent common stock and cash should recognize gain (but not loss) with respect to the cash portion of the consideration they receive. The actual federal income tax consequences to Mayflower shareholders of electing to receive cash, Independent common stock or a combination of cash and stock will not be ascertainable at the time Mayflower shareholders make their election because it will not be known at that time how, or to what extent, the allocation and proration procedures will apply.

This tax treatment may not apply to all Mayflower shareholders. Determining the actual tax consequences of the merger to Mayflower shareholders can be complicated. Mayflower shareholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each shareholder.

To review the tax consequences of the merger to Mayflower shareholders in greater detail, please see the section “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 75.

Dissenters’ Rights of Appraisal (see page 33)

Mayflower has concluded that shareholders are not entitled to assert appraisal rights under Sections 13.01 to 13.31 of the Massachusetts Business Corporation Act. Any shareholder who believes he is or may be entitled to appraisal rights and seeks to assert them in connection with the merger must deliver to Mayflower, before the vote is taken at the annual meeting, written notice of his intent to demand payment for his shares in the manner specified in the statute, and must not vote his shares in favor of the merger. A copy of the applicable Massachusetts Business Corporation Act provisions is attached as Annex C to this proxy statement/prospectus.

Comparative Per Share Market Price Information (see page 24)

Independent common stock trades on the NASDAQ Global Select Market under the symbol “INDB” and Mayflower common stock trades on the NASDAQ Global Market under the symbol “MFLR.” The following presents the closing sale prices of Independent common stock and Mayflower common stock on May 14, 2013, the last trading day before we announced the merger agreement, and [                    ], 2013 the last practicable trading day prior to mailing this document. The table also represents the equivalent value of the stock consideration to be paid in the merger per share of Mayflower common stock on those dates, calculated by multiplying the closing price of Independent common stock on those dates by an exchange ratio of 0.565, which represents the number of shares of Independent common stock that Mayflower’s shareholders will receive in the merger for each share of Mayflower common stock.

Date	Independent Closing Price			Mayflower Closing Price			Exchange Ratio	Equivalent Per Share Value
May 14, 2013		$32.59			$10.67		0.565		$18.4134
[ ], 2013	$	[	]	$	[	]	0.565	$	[	]

The market prices of both Independent common stock and Mayflower’s common stock will fluctuate prior to the merger. You should obtain current stock price quotations for Independent common stock and Mayflower common stock.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed under “Forward-Looking Information,” Mayflower’s shareholders should carefully consider the following risks before deciding whether to vote for approval of the merger agreement. In addition, shareholders of Mayflower should read and consider the risks associated with each of the businesses of Independent and Mayflower because these risks will relate to the combined company. Certain of these risks with respect to Independent can be found in Independent’s annual report on Form 10-K for the fiscal year ended December 31, 2012, and quarterly report on Form 10-Q for the quarter ended March 31, 2013, which reports are incorporated by reference into this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” beginning on page 144.

Risks Related to the Merger

Absent an exercise by Mayflower of its “walk away” right and a subsequent “top up” election by Independent, the exchange ratio used to determine the stock consideration in the merger will be 0.565 will not change due to changes in the market value of Mayflower common stock or Independent common stock before the completion of the merger, regardless of how significant such changes might be.

Upon completion of the merger, each share of Mayflower common stock will be converted into the right to receive either (i) $17.50 in cash or (2) 0.565 shares of Independent common stock. The exchange ratio used to determine the stock consideration will not increase based on fluctuations in market prices regardless of how far the price of Independent common stock falls, except in the event Independent’s stock drops beyond certain levels and Mayflower exercises its “walk away” right and Independent subsequently exercises its right to “top up” the stock consideration to void the walk away right. The market values of Independent common stock and Mayflower common stock have varied since Independent and Mayflower entered into the merger agreement and will continue to vary in the future due to changes in the business, operations or prospects of Independent and Mayflower, market assessments of the merger, regulatory considerations, market and economic considerations, and other factors both within and beyond the control of Independent and Mayflower. Therefore, at the time of the annual meeting, Mayflower shareholders will not know or be able to calculate the market value of the Independent common stock they will receive upon completion of the merger. For example, based on the range of closing prices of Independent common stock during the period from May 13, 2013, the last trading day before public announcement of the merger, through                     , 2013, the last practicable date before the date of this document, the exchange ratio represented a market value ranging from a low of $         to a high of $         for each share of Mayflower common stock.

Mayflower shareholders may receive a form of consideration different from what they elect.

The consideration to be received by Mayflower shareholders in the merger is subject to the requirement that 70% of the shares of Mayflower common stock be exchanged for Independent common stock and 30% be exchanged for cash. The merger agreement contains proration and allocation procedures to achieve this desired result. If you elect all cash and the available cash is oversubscribed, then you will receive a portion of the merger consideration in Independent common stock. If you elect all stock and the available stock is oversubscribed, then you will receive a portion of the merger consideration in cash. The type of consideration you receive may also be affected by the requirement that the value of the stock portion of the merger consideration be equal to at least 40% of the total value of the merger consideration.

The fairness opinions obtained by Mayflower from its financial advisor will not reflect changes in circumstances after the date of the fairness opinion.

Sterne, Agee & Leach, Inc., Mayflower’s financial advisor in connection with the merger, has delivered to the board of directors of Mayflower its opinion dated as of May 14, 2013. The opinion of Sterne,

Agee & Leach, Inc. states that as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders of the outstanding shares of Mayflower common stock pursuant to the agreement and plan of merger was fair from a financial point of view to Mayflower. The opinion does not reflect changes that may occur or may have occurred after the date of such opinion, including changes to the operations and prospects of Mayflower or Independent, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors on which the opinion is based, may materially alter or affect the estimated valuation conclusions reached in such opinion for Mayflower.

Mayflower will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Mayflower and consequently on Independent. These uncertainties may impair Mayflower’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with Mayflower to seek to change existing business relationships with Mayflower. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with Independent. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Independent, Independent’s business following the merger could be harmed. In addition, the merger agreement restricts Mayflower from making certain acquisitions and taking other specified actions until the merger occurs without the consent of Independent. These restrictions may prevent Mayflower from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “The Merger Agreement—Conduct of Business Pending the Merger” of this proxy statement/prospectus for a description of the restrictive covenants to which Mayflower is subject.

Independent may fail to realize all of the anticipated benefits of the merger, particularly if the integration of Independent’s and Mayflower’s businesses is more difficult than expected.

The success of the merger will depend, in part, on our ability to successfully combine the businesses of Independent and Mayflower. Independent may fail to realize some or all of the anticipated benefits of the transaction if the integration process takes longer than expected or is more costly than expected. Furthermore, any number of unanticipated adverse occurrences for either the business of Mayflower or Independent may cause us to fail to realize some or all of the expected benefits. The integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Each of these issues might adversely affect either Independent, Mayflower, or both during the transition period, resulting in adverse effects on Independent following the merger. As a result, revenues may be lower than expected or costs may be higher than expected and the overall benefits of the merger may not be as great as anticipated.

The market price of Independent common stock after the merger may be affected by factors different from those affecting Independent common stock or Mayflower common stock currently.

The businesses of Independent and Mayflower differ in some respects and, accordingly, the results of operations of the combined company and the market price of Independent’s shares of common stock after the merger may be affected by factors different from those currently affecting the results of operations of each of Independent or Mayflower. For a discussion of the businesses of Independent and Mayflower and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” beginning on page 144 and the information regarding Mayflower set forth under “The Companies—Mayflower” beginning on page 79.

Some of the directors and executive officers of Mayflower may have interests and arrangements that may have influenced their decisions to support or recommend that you approve the merger.

The interests of some of the directors and executive officers of Mayflower may be different from those of Mayflower’s shareholders, and certain directors and officers of Mayflower may be participants in arrangements that are different from, or are in addition to, those of Mayflower shareholders, including the acceleration of awards under equity plans, agreements in settlement of obligations to such directors and officers under pre-existing employment agreements. These interests are described in more detail in the section of this proxy statement/prospectus entitled “The Merger—Interests of Mayflower’s Executive Officers and Directors in the Merger” beginning on page 56.

The merger agreement limits Mayflower’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit Mayflower’s ability to solicit, initiate, encourage or take any actions to facilitate competing third-party proposals to acquire all or substantially all of Mayflower. These provisions, which include a $1.5 million termination fee payable under certain circumstances, might discourage a potential competing acquiror that might have an interest in acquiring all or substantially all of Mayflower from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Mayflower than it might otherwise have proposed to pay.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

Before the merger may be completed, certain approvals or consents must be obtained from the various bank regulatory and other authorities in the United States and the Commonwealth of Massachusetts. These governmental entities, including the Federal Reserve Board, the FDIC, the Board of Bank Incorporation of the Commonwealth of Massachusetts, and the Massachusetts Division of Banks, may impose conditions on the completion of the merger or require changes to the terms of the merger. While Independent and Mayflower do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Independent following the merger, any of which might have a material adverse effect on Independent following the merger. Independent is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger include any conditions or restrictions that would constitute a “Burdensome Condition” as defined in the merger agreement.

There can be no assurance as to whether the regulatory approvals will be received or the timing of the approvals. For more information, see the section entitled “The Merger—Regulatory Approvals Required to Complete the Merger” of this proxy statement/prospectus beginning on page 54.

Mayflower shareholders who make elections may be unable to sell their shares in the market pending the merger.

Mayflower shareholders may elect to receive cash, stock or mixed consideration in the merger by completing an election form that will be sent under separate cover. Making an election will require that shareholders turn in their Mayflower stock certificates. This means that during the time between when the election is made and the date the merger is completed, Mayflower shareholders will be unable to sell their Mayflower common stock. If the merger is unexpectedly delayed, this period could extend for a significant period of time. Mayflower shareholders can shorten the period during which they cannot sell their shares by delivering their election shortly before the election deadline. However, elections received after the election deadline will not be accepted or honored.

If the merger is not consummated by March 31, 2014, either Independent or Mayflower may choose not to proceed with the merger.

Either Independent or Mayflower may terminate the merger agreement if the merger has not been completed by March 31, 2014, unless the failure of the merger to be completed has resulted from the failure of the party seeking to terminate the merger agreement to perform its obligations.

The shares of Independent common stock to be received by Mayflower shareholders as a result of the merger will have different rights from the shares of Mayflower common stock.

The rights associated with Mayflower common stock are different from the rights associated with Independent common stock. See the section of this proxy statement/prospectus entitled “Comparison of Rights of Shareholders of Mayflower and Independent” beginning on page 124 for a discussion of the different rights associated with Independent common stock.

Risks Related to Independent’s Business

Changes in interest rates could adversely impact Independent’s financial condition and results of operations.

Independent’s ability to make a profit, like that of most financial institutions, substantially depends upon its net interest income, which is the difference between the interest income earned on interest earning assets, such as loans and investment securities, and the interest expense paid on interest-bearing liabilities, such as deposits and borrowings. However, certain assets and liabilities may react differently to changes in market interest rates. Further, interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while rates on other types of assets may lag behind. Additionally, some assets such as adjustable-rate mortgages have features, such as rate caps and floors, which restrict changes in their interest rates.

Factors such as inflation, recession, unemployment, money supply, global disorder, instability in domestic and foreign financial markets, and other factors beyond Independent’s control, may affect interest rates. Changes in market interest rates will also affect the level of voluntary prepayments on loans and the receipt of payments on mortgage-backed securities, resulting in the receipt of proceeds that may have to be reinvested at a lower rate than the loan or mortgage-backed security being prepaid.

The state of the financial and credit markets, and potential sovereign debt defaults may severely impact the global and domestic economies and may lead to a significantly tighter environment in terms of liquidity and availability of credit. Economic growth may slow down and the national economy may experience additional recession periods. Market disruption, government and central bank policy actions intended to counteract the effects of recession, changes in investor expectations regarding compensation for market risk, credit risk and liquidity risk and changing economic data could continue to have dramatic effects on both the volatility of and the magnitude of the directional movements of interest rates. Although Independent pursues an asset/liability management strategy designed to control its risk from changes in interest rates, changes in market interest rates can have a material adverse effect on Independent’s profitability.

A further deterioration of the credit rating for U.S. long-term sovereign debt could adversely impact Independent.

On August 5, 2011, Standard and Poor’s downgraded the U.S. long-term sovereign debt from AAA, the highest rating, to AA+, the second highest rating. This downgrade did not directly impact the financial position or outlook for Independent, but a further downgrade as a result of an inability by the federal government to raise the U.S. debt limit or otherwise could result in a re-evaluation of the ‘risk-free’ rate used in many accounting models, other-than-temporary-impairment of securities and/or impairment of goodwill and other intangibles.

If Independent has higher than anticipated loan losses than it has modeled, its earnings could materially decrease.

Independent’s loan customers may not repay loans according to their terms, and the collateral securing the payment of loans may be insufficient to assure repayment. Independent may therefore experience significant credit losses which could have a material adverse effect on its operating results and capital ratios. Independent makes various assumptions and judgments about the collectability of its loan portfolio, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. In determining the amount of the allowance for loan losses, Independent relies on its experience and its evaluation of economic conditions. If its assumptions prove to be incorrect, its current allowance for loan losses may not be sufficient to cover losses inherent in its loan portfolio and an adjustment may be necessary to allow for different economic conditions or adverse developments in its loan portfolio. Consequently, a problem with one or more loans could require Independent to significantly increase the level of its provision for loan losses. In addition, federal and state regulators periodically review Independent’s allowance for loan losses and may require it to increase its provision for loan losses or recognize further loan charge-offs. Material additions to the allowance would materially decrease Independent’s net income.

A significant amount of Independent’s loans are concentrated in Rockland Trust’s geographic footprint and adverse conditions in this area could negatively impact its operations.

Substantially all of the loans Independent originates are secured by properties located in, or are made to businesses which operate in Massachusetts, and to a lesser extent Rhode Island. Because of the current concentration of Independent’s loan origination activities in its geographic footprint, in the event of adverse economic conditions, including, but not limited to, increased unemployment, downward pressure on the value of residential and commercial real estate, political or business developments, that may affect the ability of property owners and businesses to make payments of principal and interest on the underlying loans in Rockland Trust’s geographic footprint. Independent would likely experience higher rates of loss and delinquency on its loans than if its loans were more geographically diversified, which could have an adverse effect on its results of operations or financial condition.

Independent operates in a highly regulated environment and may be adversely impacted by changes in law, regulations, and accounting policies.

Independent is subject to extensive regulation, supervision and examination. Any change in the laws or regulations and failure by Independent to comply with applicable law and regulation, or a change in regulators’ supervisory policies or examination procedures, whether by the Massachusetts Commissioner of Banks, the FDIC, the Federal Reserve Board, other state or federal regulators, the United States Congress, or the Massachusetts legislature could have a material adverse effect on Independent’s business, financial condition, results of operations, and cash flows. Changes in accounting policies, practices and standards, as may be adopted by the regulatory agencies as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters, could also negatively impact Independent’s financial results.

The Dodd-Frank Act will have a significant impact on the regulatory structure of the financial markets and will impose additional costs on Independent.

The Dodd-Frank Act, among other things, establishes a new Financial Stability Oversight Council to monitor systemic risk posed by financial institutions, restricts proprietary trading and private fund investment activities by banking institutions, creates a new framework for the regulation of derivatives and revises the assessment base for deposit insurance. Provisions in the Dodd-Frank Act may also restrict the flexibility of financial institutions to compensate their employees. In addition, provisions in the Dodd-Frank Act may require changes to existing capital rules or affect their interpretations by institutions or regulators, which could have an adverse effect on Independent’s business operations, capital structure, capital ratios or financial performance. The final effects of the Dodd-Frank Act on Independent’s business will depend largely on the implementation of the Dodd-Frank Act by regulatory bodies and the exercise of discretion by these regulatory bodies.

Independent has strong competition within its market area which may limit Independent’s growth and profitability.

Independent faces significant competition both in attracting deposits and in the origination of loans. Commercial banks, credit unions, savings banks, savings and loan associations operating in Independent’s primary market area have historically provided most of its competition for deposits. Competition for the origination of real estate and other loans comes from other commercial banks, thrift institutions, credit unions, insurance companies, finance companies, other institutional lenders and mortgage companies.

The success of Independent is dependent on hiring and retaining certain key personnel.

Independent’s performance is largely dependent on the talents and efforts of highly skilled individuals. Independent relies on key personnel to manage and operate its business, including major revenue generating functions such as loan and deposit generation. The loss of key staff may adversely affect Independent’s ability to maintain and manage these functions effectively, which could negatively affect Independent’s revenues. In addition, loss of key personnel could result in increased recruiting and hiring expenses, which could cause a decrease in Independent’s net income. Independent’s continued ability to compete effectively depends on its ability to attract new employees and to retain and motivate its existing employees.

Independent’s business strategy of growth in part through acquisitions could have an impact on its earnings and results of operations that may negatively impact the value of Independent’s stock.

In recent years, Independent has focused, in part, on growth through acquisitions. From time to time in the ordinary course of business, Independent engages in preliminary discussions with potential acquisition targets. The consummation of any future acquisitions may dilute stockholder value. Although Independent’s business strategy emphasizes organic expansion combined with acquisitions, there can be no assurance that, in the future, Independent will successfully identify suitable acquisition candidates, complete acquisitions and successfully integrate acquired operations into our existing operations or expand into new markets. There can be no assurance that acquisitions will not have an adverse effect upon Independent’s operating results while the operations of the acquired business are being integrated into Independent’s operations. In addition, once integrated, acquired operations may not achieve levels of profitability comparable to those achieved by Independent’s existing operations, or otherwise perform as expected. Further, transaction-related expenses may adversely affect Independent’s earnings. These adverse effects on Independent’s earnings and results of operations may have a negative impact on the value of Independent’s stock.

Difficult market conditions have adversely affected the industry in which Independent operates.

In recent years, dramatic declines in the housing market, with falling real estate values and increasing foreclosures, unemployment, and under-employment have negatively impacted the credit performance of mortgage loans and resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities as well as major commercial and investment banks. These write-downs, initially of mortgage-backed securities but spreading to credit default swaps and other derivative and cash securities, in turn, caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors reduced or ceased providing funding to borrowers, including to other financial institutions. This market turmoil and tightening of credit led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. A resumption of economic pressure on consumers and lack of confidence in the financial markets could materially affect Independent’s business, financial condition, and results of operations. A worsening of these conditions would likely have adverse effects on Independent and others in the financial services industry. In particular, Independent may face the following risks in connection with these events:

•	Independent could face increased regulation of its industry. Compliance with such regulation may increase its costs and limit its ability to pursue business opportunities.

•

Market developments may affect customer confidence levels and may cause increases in loan delinquencies and default rates, which Independent expects could impact its loan charge-offs and provision for loan losses.

•

Deterioration or defaults made by issuers of the underlying collateral of Independent’s investment securities may cause credit related other-than-temporary impairment charges to Independent’s income statement.

•

Independent’s ability to borrow from other financial institutions or to access the debt or equity capital markets on favorable terms or at all could be adversely affected by further disruptions in the capital markets or other events, including actions by rating agencies and deteriorating investor expectations.

•	Competition in the industry could intensify as a result of the increasing consolidation of financial services companies in connection with adverse market conditions.

•

Independent could be required to pay significantly higher FDIC premiums if market developments significantly deplete the insurance fund of the FDIC and reduce the ratio of reserves to insured deposits.

•

It may become necessary or advisable for Independent, due to changes in regulatory requirements, change in market conditions, or for other reasons, to hold more capital or to alter the forms of capital it currently maintains.

Independent’s securities portfolio performance in difficult market conditions could have adverse effects on Independent’s results of operations.

Under U.S. Generally Accepted Accounting Principles, Independent is required to review Independent’s investment portfolio periodically for the presence of other-than-temporary impairment of its securities, taking into consideration current market conditions, the extent and nature of changes in fair value, issuer rating changes and trends, volatility of earnings, current analysts’ evaluations, Independent’s ability and intent to hold investments until a recovery of fair value, as well as other factors. Adverse developments with respect to one or more of the foregoing factors may require Independent to deem particular securities to be other-than-temporarily impaired, with the credit related portion of the reduction in the value recognized as a charge to Independent’s earnings. Recent market volatility has made it extremely difficult to value certain of Independent’s securities. Subsequent valuations, in light of factors prevailing at that time, may result in significant changes in the values of these securities in future periods. Any of these factors could require Independent to recognize further impairments in the value of Independent’s securities portfolio, which may have an adverse effect on Independent’s results of operations in future periods.

Impairment of goodwill and/or intangible assets could require charges to earnings, which could result in a negative impact on our results of operations.

Goodwill arises when a business is purchased for an amount greater than the net fair value of its assets. Independent has recognized goodwill as an asset on the balance sheet in connection with several recent acquisitions. When an intangible asset is determined to have an indefinite useful life, it is not amortized, and instead is evaluated for impairment. Goodwill is subject to impairment tests annually, or more frequently if necessary, and is evaluated using a two-step impairment approach. A significant and sustained decline in

Independent’s stock price and market capitalization, a significant decline in Independent’s expected future cash flows, a significant adverse change in the business climate, slower growth rates or other factors could result in impairment of goodwill or other intangible assets. If Independent were to conclude that a future write-down of the goodwill or intangible assets is necessary, then Independent would record the appropriate charge to earnings, which could be materially adverse to the results of operations and financial position.

Independent may fail to successfully integrate acquired companies and realize all of the anticipated benefits of an acquisition.

The ultimate success of an acquisition will depend, in part, on the ability of Independent to realize the anticipated benefits from combining the businesses of Independent with those of an acquired company. If Independent is not able to successfully combine the businesses, the anticipated benefits of a merger may not be realized fully or at all or may take longer to realize than expected. Acquisitions may also result in unforeseen integration issues or impairment of goodwill and/or other intangibles.

Deterioration in the Federal Home Loan Bank (“FHLB”) of Boston’s capital might restrict the FHLB of Boston’s ability to meet the funding needs of its members, cause a suspension of its dividend, and cause its stock to be determined to be impaired.

Significant components of Rockland Trust’s liquidity needs are met through its access to funding pursuant to its membership in the FHLB of Boston. The FHLB is a cooperative that provides services to its member banking institutions. The primary reason for joining the FHLB is to obtain funding from the FHLB of Boston. The purchase of stock in the FHLB is a requirement for a member to gain access to funding. Any deterioration in the FHLB’s performance may affect Independent’s access to funding and/or require Independent to deem the required investment in FHLB stock to be impaired.

Reductions in the value of Independent’s deferred tax assets could affect earnings adversely.

A deferred tax asset is created by the tax effect of the differences between an asset’s book value and its tax basis. Independent assesses the deferred tax assets periodically to determine the likelihood of Independent’s ability to realize their benefits. These assessments consider the performance of the associated business and its ability to generate future taxable income. If the information available to Independent at the time of assessment indicates there is a greater than 50% chance that Independent will not realize the deferred tax asset benefit, Independent is required to establish a valuation allowance for it and reduce its future tax assets to the amount Independent believes could be realized in future tax returns. Recording such a valuation allowance could have a material adverse effect on the results of operations or financial position. Additionally the deferred tax asset is measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. Accordingly a change in enacted tax rates may result in a decrease/increase to Independent’s deferred tax asset.

Independent will need to keep pace with evolving information technology and guard against and react to increased cyber security risks and electronic fraud.

The potential need to adapt to changes in information technology could adversely impact Independent’s operations and require increased capital spending. The risk of electronic fraudulent activity within the financial services industry, especially in the commercial banking sector due to cyber criminals targeting bank accounts and other customer information, could adversely impact Independent’s operations, damage its reputation, and require increased capital spending.

Independent’s business depends on maintaining the trust and confidence of customers and other market participants, and the resulting good reputation is critical to its business.

Independent’s ability to originate and maintain accounts is highly dependent upon the perceptions of consumer and commercial borrowers and deposit holders and other external perceptions of Independent’s business practices or financial health. Independent’s reputation is vulnerable to many threats that can be difficult or impossible to control, and costly or impossible to remediate. Regulatory inquiries, employee misconduct and rumors, among other things, can substantially damage Independent’s reputation, even if they are baseless or satisfactorily addressed. Adverse perceptions regarding Independent’s reputation in the consumer, commercial and funding markets could lead to difficulties in generating and maintaining accounts as well as in financing them and to decreases in the levels of deposits that consumer and commercial customers and potential customers choose to maintain with Independent, any of which could have a material adverse effect on Independent’s business and financial results.

If Independent’s risk management framework does not effectively identify or mitigate Independent’s risks, Independent could suffer unexpected losses and could be materially adversely affected.

Independent’s risk management framework seeks to mitigate risk and appropriately balance risk and return. Independent has established processes and procedures intended to identify, measure, monitor and report the types of risk to which its subject, including credit risk, operations risk, compliance risk, reputation risk, strategic risk, market risk, and liquidity risk. Independent seeks to monitor and control its risk exposure through a framework of policies, procedures and reporting requirements. Management of Independent’s risks in some cases depends upon the use of analytical and/or forecasting models. If the models used to mitigate these risks are inadequate, Independent may incur losses. In addition, there may be risks that exist, or that develop in the future, that Independent has not appropriately anticipated, identified, or mitigated. If Independent’s risk management framework does not effectively identify or mitigate its risks, Independent could suffer unexpected losses and could be materially adversely affected.

FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations, earnings outlook, and business prospects of Independent, Mayflower, and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible,” and other similar expressions.

The forward-looking statements involve certain assumptions, risks, and uncertainties. In particular, the ability of either Independent or Mayflower to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. You therefore are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed elsewhere in this proxy statement/prospectus under “Risk Factors” and those discussed in the filings of Independent that are incorporated herein by reference, as well as the following:

•	those risks and uncertainties Independent and Mayflower discuss or identify in their public filings with the SEC;

•	the risk that the businesses of Independent and Mayflower will not be integrated successfully or such integration may be more difficult, time-consuming, or costly than expected;

•	expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame;

•	revenues following the merger may be lower than expected;

•	competitive pressure among financial services companies may increase significantly;

•	general economic or business conditions, either nationally, regionally, or in the markets in which Independent and Mayflower do business, may be less favorable than expected;

•	changes in the interest rate environment may reduce interest margins and impact funding sources;

•	changes in both companies’ businesses during the period between now and the completion of the merger may have adverse impacts on the combined company;

•	changes in market rates and prices may adversely impact the value of financial products and assets;

•	deterioration in the credit markets may adversely impact either company or its business;

•	legislation or regulatory environments, requirements, or changes, including changes in accounting methods, may adversely affect businesses in which either company is engaged;

•	litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect either company or its businesses;

•	deposit attrition, operating costs, customer loss and business disruption following the merger, including difficulties in maintaining relationships with employees, may be greater than expected; and

•	the ability to obtain timely governmental approvals of the merger without the imposition of any conditions that would adversely affect the potential combined company.

These forward-looking statements are subject to assumptions, risks and uncertainties, and actual results may differ materially from those expressed or implied by these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Independent or Mayflower or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Independent and Mayflower undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

Comparative Per Share Market Price Information

Independent common stock trades on the NASDAQ Global Select Market under the symbol “INDB” and Mayflower common stock trades on the NASDAQ Global Market under the symbol “MFLR.” The following presents the closing sale prices of Independent common stock and Mayflower common stock on May 14, 2013, the last trading day before we announced the merger agreement, and [                    ], 2013, the last practicable trading day prior to mailing this document. The table also represents the equivalent value of the stock consideration to be paid in the merger per share of Mayflower common stock on those dates, calculated by multiplying the closing price of Independent common stock on those dates by an exchange ratio of 0.565, which represents the number of shares of Independent common stock that Mayflower’s shareholders will receive in the merger for each share of Mayflower common stock using such exchange ratio.

Date	Independent Closing Price			Mayflower Closing Price			Exchange Ratio	Equivalent Per Share Value
May 14, 2013		$32.59			$10.67		0.565		$18.4134
[ ], 2013	$	[	]	$	[	]	0.565	$	[	]

The above table shows only historical comparisons. These comparisons may not provide meaningful information to Mayflower shareholders in determining whether to approve the merger agreement. Mayflower shareholders are urged to obtain current market quotations for Independent and Mayflower common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to approve the merger agreement. See the section entitled “Where You Can Find More Information” beginning on page 143 of this proxy statement/prospectus.

Comparative Stock Prices and Dividends

The following table sets forth, for the periods indicated, the high and low sale prices per share of Independent common stock as reported by the NASDAQ Global Select Market and the high and low sale prices per share of Mayflower common stock as reported by the NASDAQ Global Market. The table also provides information as to dividends paid per share of Independent common stock and Mayflower common stock. As of [                    ], 2013, there were [            ] shares of Independent common stock issued and outstanding and approximately [            ] shareholders of record and [            ] shares of Mayflower common stock issues and outstanding and approximately [            ] shareholders of record.

	Independent
	Sales Price		Dividend per Share
2011	High	Low
Quarter Ended March 31,	$28.83	$25.48	$0.19
Quarter Ended June 30,	29.98	25.95	0.19
Quarter Ended September 30,	27.91	20.86	0.19
Quarter Ended December 31,	27.95	20.42	0.19

2012
Quarter Ended March 31,	$29.27	$26.46	$0.21
Quarter Ended June 30,	29.35	26.07	0.21
Quarter Ended September 30,	31.39	28.49	0.21
Quarter Ended December 31,	31.10	27.96	0.21

2013
Quarter Ended March 31,	$32.77	$29.68	$0.22

	Mayflower
	Sales Price		Dividend per Share
Fiscal Year 2012	High	Low
Quarter ended July 31, 2011	$9.18	$8.40	$0.06
Quarter ended October 31, 2011	8.88	7.00	0.06
Quarter ended January 31, 2012	8.76	7.40	0.06
Two months ended March 31, 2012	8.50	7.57	0.06

Fiscal Year 2013
Quarter ended June 30, 2012	$10.86	$8.00	$0.06
Quarter ended September 30, 2012	11.20	9.86	0.06
Quarter ended December 31, 2012	10.97	9.85	0.06
Quarter ended March 31, 2013	11.25	9.75	0.06

The current annualized rate of distribution on a share of Independent common stock is $0.88 per share. After completion of this offering, subject to approval and declaration by the Independent board of directors, Independent anticipates that it will continue to declare quarterly cash dividends on shares of its common stock consistent with past practices.

Mayflower expects to continue to declare quarterly cash dividends on Mayflower common stock until the merger is completed, subject to terms and conditions of the merger agreement. Prior to completion of the merger, Mayflower’s shareholders will continue to receive any regular quarterly dividends declared and paid by Mayflower, at a rate not to exceed $0.06 per share of Mayflower common stock. Holders of Mayflower common stock will stop receiving cash dividends with respect to shares of Mayflower common stock upon completion of the merger, when the separate corporate existence of Mayflower will cease.

Unaudited Comparative Per Share Data

The table that follows presents, for both Independent and Mayflower, historical information with respect to earnings, dividends and book value on a per share basis. The table also presents preliminary pro forma information for both companies on a per share basis. The preliminary pro forma information was prepared as if the merger had become effective at the end of the period presented.

The preliminary pro forma information as of December 31, 2012 assumes total merger consideration of approximately $35.2 million, consisting of approximately $11.1 million in cash and 834,444 shares of Independent common stock to be paid or issued to holders of Mayflower common stock upon completion of the merger. The number of shares of Independent common stock was calculated based on 2,064,106 shares of Mayflower common stock outstanding on December 31, 2012 plus outstanding stock options of 45,740. Based on the close price of Independent of $28.95 on December 31, 2012, the value of the merger consideration to be received in exchange for one share of Mayflower common stock not exchanged for $17.50 in cash would have been $16.36.

The preliminary pro forma information as of March 31, 2013 assumes total merger consideration of approximately $38.3 million, consisting of approximately $11.1 million in cash and 834,444 shares of Independent common stock to be paid or issued to holders of Mayflower common stock upon completion of the merger. The number of shares of Independent common stock was calculated based on 2,064,106 shares of Mayflower common stock outstanding on March 31, 2013 plus outstanding stock options of 45,740. Based on the close price of Independent of $32.59 on March 28, 2013, the value of the merger consideration to be received in exchange for one share of Mayflower common stock not exchanged for $17.50 in cash would have been $18.41.

The preliminary pro forma equivalent per share information shown for Mayflower in the following table was obtained by multiplying the pro forma per share amounts shown for Independent by the exchange ratio of 0.565. The actual number of shares to be issued by Independent in the merger will also depend on the number of shares of Mayflower common stock outstanding immediately prior to the effective date of the merger.

The preliminary pro forma financial information includes estimated adjustments to record Mayflower’ assets and liabilities at their respective fair values based on Independent’s management’s best estimate using the information available at this time. The preliminary pro forma adjustments may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after the completion of a final analysis to determine the fair values of Mayflower’s tangible and identifiable intangible assets and liabilities as of the closing date. The final purchase price adjustments may differ materially from the preliminary pro forma adjustments. Increases or decreases in the fair value of certain balance sheet amounts and other items of Mayflower as compared to the information presented in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of adjusted assets and liabilities.

It is anticipated that the merger will provide Independent with financial benefits, such as possible expense efficiencies and revenue enhancements, among other factors, although no assurances can be given that these benefits will actually be achieved. The impact of these benefits has not been reflected in the preliminary pro forma financial information. As required, the preliminary pro forma financial information includes adjustments that give effect to events that are directly attributable to the merger and factually supportable. As a result, any planned adjustments affecting the balance sheet, income statement, or shares of common stock outstanding subsequent to the assumed merger completion date have not been included.

The preliminary pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the financial results of the combined companies had the merger actually been completed as of or at the beginning of each period presented nor does it indicate future results for any interim or full-year period.

The information in the following table is derived from and should be read in conjunction with the historical consolidated financial statements and the notes thereto for Independent and Mayflower contained in this proxy statement/prospectus or incorporated into this document by reference.

	At or For the Year Ended December 31, 2012	At or For the Quarter Ended March 31, 2013
Book value per share:
Independent Bank historical	$23.24	$23.50
Mayflower Bancorp historical	10.98	10.99
Pro forma combined	23.44	23.82
Mayflower Bancorp pro forma equivalent	13.25	13.46

Tangible book value per share:
Independent Bank historical	$16.12	$16.44
Mayflower Bancorp historical	10.98	10.99
Pro forma combined	15.99	16.30
Mayflower Bancorp pro forma equivalent	9.04	9.21

Cash dividends declared per share:
Independent Bank historical	$0.84	$0.22
Mayflower Bancorp historical	0.24	0.06
Pro forma combined	0.84	0.22
Mayflower Bancorp pro forma equivalent	0.47	0.12

Basic net income per share:
Independent Bank historical	$1.96	$0.54
Mayflower Bancorp historical	0.73	0.14
Pro forma combined	1.74	0.48
Mayflower Bancorp pro forma equivalent	0.98	0.27

Diluted net income per share:
Independent Bank historical	$1.95	$0.54
Mayflower Bancorp historical	0.73	0.14
Pro forma combined	1.73	0.48
Mayflower Bancorp pro forma equivalent	0.98	0.27

Independent Selected Historical Financial and Operating Data

The following table provides summary historical consolidated financial data for Independent as of the end of and for each of the fiscal years in the five-year period ended December 31, 2012, as of the end of and for the three months ended March 31, 2013 and March 31, 2012. The historical consolidated financial data as of the end of and for each of the fiscal years in the five-year period ended December 31, 2012 have been derived in part from Independent’s audited financial statements and related notes incorporated by reference into this document. The historical consolidated financial data as of the end of and for the three months ended March 31, 2013 and March 31, 2012 have been derived from Independent’s unaudited financial statements and related notes incorporated by reference into this document and are not necessarily indicative of the results that may be expected for the full year or any other interim period. The following information is only a summary and you should read it in conjunction with Independent’s financial statements and related notes incorporated by reference into this document.

	At or for the Three Months Ended March 31,		At or for the Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
			(Dollars in Thousands, Except Per Share Data)
FINANCIAL CONDITION DATA:
Securities available for sale	335,693	$362,109	$329,286	$305,332	$377,457	$508,650	$575,688
Securities held to maturity	209,090	200,921	178,318	204,956	202,732	93,410	32,789
Loans	4,487,478	3,869,756	4,519,011	3,794,390	3,555,679	3,395,515	2,652,536
Allowance for loan losses	51,906	48,340	51,834	48,260	46,255	42,361	37,049
Goodwill and core deposit intangibles	161,616	140,323	162,144	140,722	141,956	143,730	125,710
Total assets	5,721,120	4,985,739	5,756,985	4,970,240	4,695,738	4,482,021	3,628,469
Total deposits	4,551,410	3,945,713	4,546,677	3,876,829	3,627,783	3,375,294	2,579,080
Total borrowings	550,782	484,115	591,055	537,686	565,434	647,397	695,317
Stockholders’ equity	537,575	478,863	529,320	469,057	436,472	412,649	305,274
Nonperforming loans	33,091	31,646	28,766	28,953	23,108	36,183	26,933
Nonperforming assets	46,815	40,736	42,427	37,149	31,493	41,245	29,883
Shares outstanding	22,871,347	21,608,285	22,774,009	21,499,768	21,220,801	20,935,421	16,285,455

OPERATING DATA:
Interest income	$50,820	$47,796	$196,192	$195,751	$202,724	$202,689	$175,440
Interest expense	5,958	5,943	23,393	28,672	38,763	51,995	58,926
Net interest income	44,862	41,853	172,799	167,079	163,961	150,694	116,514
Provision for loan losses	1,300	1,600	18,056	11,482	18,655	17,335	10,888
Noninterest income	15,724	13,909	62,016	52,700	46,906	38,192	29,032
Noninterest expenses	42,920	37,358	159,459	145,713	139,745	141,815	104,143
Net income	12,252	12,183	42,627	45,436	40,240	22,989	23,964
Preferred stock dividend	—	—	—	—	—	5,698	—
Net income available to the common shareholder	12,252	12,183	42,627	45,436	40,240	17,291	23,964

PER SHARE DATA:
Net income- basic	$0.54	$0.57	$1.96	$2.12	$1.90	$0.88	$1.53
Net income- diluted	0.54	0.56	1.95	2.12	1.90	0.88	1.52
Cash dividends declared	0.22	0.21	0.84	0.76	0.72	0.72	0.72
Book value	23.50	22.16	23.24	21.82	20.57	19.58	18.75

OPERATING RATIOS:
Return on average assets	0.88%	1.00%	0.83%	0.96%	0.88%	0.40%	0.73%
Return on average common equity	9.25%	10.31%	8.66%	9.93%	9.46%	4.29%	8.20%
Net interest margin (on a fully tax equivalent basis)	3.58%	3.82%	3.75%	3.90%	3.95%	3.89%	3.95%
Equity to assets	9.40%	9.60%	9.19%	9.44%	9.30%	9.21%	8.41%
Dividend payout ratio	—	37.26%	52.77%	35.88%	37.93%	82.79%	48.95%

ASSET QUALITY RATIOS:
Nonperforming loans as a percent of gross loans	0.74%	0.82%	0.64%	0.76%	0.65%	1.07%	1.02%
Nonperforming assets as a percent of total assets	0.82%	0.82%	0.74%	0.75%	0.67%	0.92%	0.82%
Allowance for loan losses as a percent of total loans	1.16%	1.25%	1.15%	1.27%	1.30%	1.25%	1.40%
Allowance for loan losses as a percent of nonperforming loans	156.86%	152.75%	180.19%	166.68%	200.17%	117.07%	137.56%

CAPITAL RATIOS:
Tier 1 leverage capital ratio	8.51%	8.77%	8.65%	8.61%	8.19%	7.87%	7.55%
Tier 1 risk-based capital ratio	10.57%	10.71%	10.36%	10.74%	10.28%	9.83%	9.50%
Total risk-based capital ratio	12.43%	12.73%	12.23%	12.78%	12.37%	11.92%	11.85%

Mayflower Selected Historical Consolidated Financial Data

The following table provides summary historical consolidated financial data for Mayflower as of the end of and for the fiscal year ended March 31, 2013, the 11-month transition period ended March 31, 2012 and each of the fiscal years in the four-year period ended April 30, 2011. The historical consolidated financial data as of the end of and for each of the fiscal years and the transition period covered by the table below have been derived in part from Mayflower’s audited financial statements and related notes that appear beginning on page F-1 of this document. The following information is only a summary and you should read it in conjunction with Mayflower’s financial statements and related notes that appear beginning on page F-1 of this document.

	As of and For the Year Ended March 31, 2013	As of and For the 11 months ended March 31, 2012	At or for the Year Ended April 30,
			2011	2010	2009	2008
FINANCIAL CONDITION DATA:
Securities available for sale	$48,248	$44,295	$46,350	$49,576	$45,022	$51,466
Securities held to maturity	45,952	43,969	45,554	44,793	45,239	43,377
Loans	140,529	135,548	125,711	121,739	132,416	126,711
Allowance for loan losses	1,208	1,217	1,214	1,194	1,305	1,375
Total assets	261,344	251,555	246,883	255,530	249,545	243,751
Total deposits	235,683	226,562	221,023	225,317	213,957	204,176
Total borrowings	1,000	1,000	3,500	7,500	13,888	18,659
Stockholders’ equity	22,626	21,884	21,177	20,480	19,338	19,889
Nonperforming loans	445	312	1,703	514	345	617
Nonperforming assets	584	506	2,914	2,329	935	1,222
Shares outstanding	2,058,422	2,063,067	2,075,035	2,078,985	2,085,886	2,092,028

OPERATING DATA:
Interest income	$9,038	$9,000	$10,415	$11,279	$12,406	$13,459
Interest expense	1,029	1,307	1,918	3,339	5,068	6,671
Net interest income	8,009	7,693	8,497	7,940	7,338	6,788
Provision for loan losses	40	228	201	215	—	—
Noninterest income	2,129	1,687	1,921	1,797	(323)	1,431
Noninterest expenses	7,840	7,317	8,142	7,802	7,185	6,742
Net Income	1,468	1,217	1,338	1,163	35	1,056

PER SHARE DATA:
Net income - basic	$0.71	$0.59	$0.64	$0.56	$0.02	$0.50
Net income - diluted	0.71	0.59	0.64	0.56	0.02	0.49
Cash dividends declared	0.24	0.24	0.24	0.28	0.40	0.40
Book value	10.99	10.61	10.21	9.85	9.27	9.51

OPERATING RATIOS:
Return on average assets	0.58%	0.53%	0.54%	0.47%	0.02%	0.44%
Return on average common equity	6.56%	6.15%	6.41%	5.83%	0.19%	5.39%
Net interest margin (on a fully tax equivalent basis)	3.40%	3.62%	3.77%	3.53%	3.25%	2.99%
Equity to assets	8.66%	8.70%	8.58%	8.01%	7.75%	8.16%
Dividend payout ratio	33.72%	40.87%	37.37%	50.21%	2385.71%	79.36%

ASSET QUALITY RATIOS:
Nonperforming loans as a percent of gross loans	0.32%	0.23%	1.35%	0.42%	0.26%	0.49%
Nonperforming assets as a percent of total assets	0.22%	0.20%	1.18%	0.91%	0.37%	0.50%
Allowance for loan losses as a percent of total loans	0.86%	0.90%	0.97%	0.98%	0.99%	1.09%
Allowance for loan losses as a percent of nonperforming loans	271.46%	390.06%	71.29%	232.30%	378.26%	222.85%

CAPITAL RATIOS:
Tier 1 leverage capital ratio	8.60%	8.40%	8.40%	7.90%	7.60%	8.10%
Tier 1 risk-based capital ratio	16.70%	15.90%	15.10%	14.50%	13.40%	14.20%
Total risk-based capital ratio	17.70%	16.90%	16.10%	15.50%	14.40%	15.30%

THE ANNUAL MEETING OF MAYFLOWER SHAREHOLDERS

This proxy statement/prospectus is being provided to holders of Mayflower common stock as Mayflower’ proxy statement in connection with the solicitation of proxies by and on behalf of its board of directors to be voted at the annual meeting of Mayflower shareholders to be held on [                    ], 2013, and at any adjournment or postponement of the annual meeting. This proxy statement/prospectus is also being provided to you as Independent Bank Corp.’s prospectus in connection with the offer and sale by Independent Bank Corp. of its shares of common stock as a result of the proposed merger.

Date, Time and Place of the Annual Meeting

The annual meeting is scheduled to be held as follows:

Date: [                    ], 2013

Time: [            ], Eastern Daylight Time

Place: [                    ]

Purpose of the Annual Meeting

At the annual meeting, Mayflower’s shareholders will be asked to:

•	approve the merger agreement and the transactions it contemplates, including the merger;

•	approve one or more adjournments of the annual meeting if necessary to permit further solicitation of proxies in favor of the Mayflower merger agreement proposal;

•	vote on a non-binding advisory resolution approving certain compensation payable to the named executive officers of Mayflower in connection with the merger;

•

elect four directors (the nominees to be elected at the annual meeting will serve until the consummation of the merger, or if the merger is not consummated, for a term of three years and until their respective successors are elected and qualified);

•	ratify the appointment of Marcum LLP as independent auditors for Mayflower for the fiscal year ending March 31, 2014;

•	vote on a non-binding resolution to approve the compensation of the named executive officers;

•	vote on the frequency of the advisory vote on the compensation of the named executive officers; and

•	transact any other business that may properly come before the annual meeting or any postponement or adjournment of the annual meeting.

Recommendation of Mayflower’s Board of Directors

Mayflower’s board of directors unanimously recommends a vote “FOR” approval and adoption of the agreement and plan of merger, “FOR” approval of the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the agreement and plan of merger, “FOR” the approval of certain compensation payable to Mayflower’s named executive officers in connection with the merger, “FOR” each of the nominees for election as directors, “FOR” the ratification of the appointment of independent auditors for the fiscal year ending March 31, 2014, “FOR” the approval of the compensation of the named executive officers and to hold the advisory vote to approve the compensation of Mayflower’s named executive officers “EVERY YEAR.”

Record Date; Shares Entitled to Vote

You are entitled to vote if the records of Mayflower showed that you held shares of Mayflower common stock as of the close of business on [                    ], 2013. Beneficial owners of shares held in the name of a broker, bank or other nominee (“street name”) should instruct their recordholder how to vote their shares. As of

the close of business on the record date, a total of [            ] shares of Mayflower common stock were outstanding. Each share of common stock has one vote on each matter presented to shareholders. If you are a beneficial owner of shares of Mayflower common stock held in “street name” and you want to vote your shares in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required

We will have a quorum and will be able to conduct the business of the annual meeting if the holders of at least a majority of the total number of shares of common stock outstanding and entitled to vote are present at the meeting, either in person or by proxy.

The annual meeting will conduct business only if a majority of the outstanding shares of Mayflower common stock entitled to vote is represented in person or by proxy at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares of Mayflower common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Approval of the agreement and plan of merger will require the affirmative vote of at least two-thirds of the outstanding shares of Mayflower common stock entitled to vote at the meeting. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the agreement and plan of merger. Broker non-votes and abstentions from voting will have the same effect as voting against the agreement and plan of merger.

The affirmative vote of the majority of votes cast is required to approve the proposal to approve one or more adjournments of the annual meeting if necessary to permit further solicitation of proxies in favor of the Mayflower merger agreement proposal.

The affirmative vote of the majority of votes cast is required to approve the non-binding resolution regarding certain compensation of Mayflower’s named executive officers in connection with the merger.

In voting on the election of directors, you may vote in favor of the nominees, withhold votes as to all nominees, or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected.

In voting on the ratification of the appointment of Marcum LLP as Mayflower’s independent registered public accounting firm, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To ratify the selection of Marcum LLP as our independent registered public accounting firm for the year ending March 31, 2014, the affirmative vote of a majority of the votes cast at the annual meeting is required.

In the advisory vote on the non-binding resolution to approve the compensation of the named executive officers, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To approve the non-binding resolution on an advisory basis, the affirmative vote of a majority of the votes cast at the annual meeting is required.

In the advisory vote on the frequency of the stockholder vote to approve the compensation of the named executive officers, you may vote for a frequency of every one, two, or three years or abstain from voting. The option of one year, two years or three years that receives the highest number of votes cast will be the frequency selected by Mayflower’s stockholders.

Mayflower Voting Agreements

As of [                    ], 2013, directors and executive officers of Mayflower beneficially owned [            ] shares of Mayflower common stock. This equals [    ] % of the outstanding shares of Mayflower common stock. As of the same date, neither Independent Bank Corp. nor any its subsidiaries, directors or executive officers owned any shares of Mayflower common stock. All of Mayflower’s directors entered into voting agreements with Independent Bank Corp., solely in their capacities as shareholders of Mayflower, to vote the [            ] shares of Mayflower common stock owned by them in favor of the proposal to approve the agreement and plan of merger. For more information about the Mayflower voting agreements, see “Voting Agreements.”

Voting of Proxies

You may vote in person at the annual meeting or by proxy. To ensure your representation at the annual meeting, Mayflower recommends that you vote by proxy even if you plan to attend the annual meeting. You can always change your vote at the annual meeting.

Mayflower shareholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank, or other nominee to vote their shares. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. If your shares are held in “street name” and you wish to vote in person at the annual meeting, you will have to obtain a “legal proxy” from your recordholder entitling you to vote at the special meeting.

Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. If you are the record holder of your shares of Mayflower common stock and submit your proxy without specifying a voting instruction, your shares of Mayflower common stock will be voted “FOR” the proposal to approve and adopt the agreement and plan of merger, “FOR” the proposal to approve one or more adjournments of the annual meeting if necessary to permit further solicitation of proxies in favor of the Mayflower merger agreement proposal, “FOR” the non-binding advisory resolution approving certain compensation payable to the named executive officers of Mayflower in connection with the merger, “FOR” each of the nominees for election as directors, “FOR” the ratification of the appointment of independent auditors for the fiscal year ending March 31, 2014, “FOR” the approval of the compensation of the named executive officers and to hold the advisory vote to approve the compensation of the named executive officers “EVERY YEAR.” If you return an incomplete instruction card to your broker, bank or other nominee, that nominee will not vote your shares with respect to any matter except for the ratification of the independent auditors.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted by:

•	filing with the Corporate Secretary of Mayflower a duly executed revocation of proxy;

•	submitting a new proxy with a later date; or

•	voting in person at the annual meeting.

Attendance at the annual meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:

Mayflower Bancorp, Inc.

Maria Vafiades, Corporate Secretary

30 South Main Street

Middleboro, Massachusetts 02346

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will vote your shares as determined by a majority of Mayflower’s board of directors. Mayflower does not know of any other matters to be presented at the meeting.

Voting in Person

If you plan to attend the Mayflower annual meeting and wish to vote in person, you will be given a ballot at the meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the Mayflower annual meeting, you must bring additional documentation from the broker, bank, or other nominee in order to vote your shares. Whether or not you plan to attend the Mayflower annual meeting, Mayflower requests that you complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope, or submit a proxy through the Internet or by telephone as described on the enclosed proxy card. This will not prevent you from voting in person at the Mayflower annual meeting but will assure that your vote is counted if you are unable to attend.

Abstentions and Broker Non-Votes

If you return valid proxy instructions or attend the meeting in person, we will count your shares for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes, if any, also will be counted for purposes of determining the existence of a quorum. On the proposal to approve the agreement and plan of merger, broker non-votes and abstentions from voting will have the same effect as voting against the agreement and plan of merger. In the election of directors, votes that are withheld and broker non-votes will have no effect on the outcome of the election. In counting votes on the proposal to approve one or more adjournments of the annual meeting if necessary to permit further solicitation of proxies in favor of the Mayflower merger agreement proposal, the non-binding resolution approving certain compensation payable to the named executive officers of Mayflower in connection with the merger, the ratification of the appointment of Marcum LLP as Mayflower’s independent registered public accounting firm for the year ending March 31, 2014, the non-binding resolution to approve the compensation of the named executive officers and the proposal with respect to the frequency of the stockholder vote to approve the compensation of the named executive officers, abstentions and broker non-votes will have no effect on the outcome of the vote.

Proxy Solicitation

Mayflower Bancorp is soliciting your proxy. Mayflower will pay for this proxy solicitation. In addition to soliciting proxies by mail, [                    ], a proxy solicitation firm, will assist Mayflower in soliciting proxies for the annual meeting. Mayflower will pay $[        ] for these services. Additionally, directors, officers and employees of Mayflower and Mayflower Co-Operative Bank may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Mayflower will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Dissenters’ Rights of Appraisal

Section 13.02(a)(1) of the Massachusetts Business Corporation Act generally provides that shareholders of Massachusetts corporations are entitled to assert appraisal rights in the event of a merger. Exemptions set forth in Section 13.02(a)(1) and (2) of the Massachusetts Business Corporation Act provide that shareholders are not entitled to appraisal rights in transactions that result in shareholders receiving either cash or marketable securities of the “surviving corporation” in exchange for marketable securities held by them. Mayflower believes that this exemption applies because the merger is structured as a direct merger of Mayflower into Independent, with Mayflower shareholders entitled to either cash or marketable shares of Independent common stock for their shares of Mayflower common stock.

Section 13.20 of the Massachusetts Business Corporation Act requires Mayflower to report to shareholders its conclusion as to whether shareholders are, are not, or may be entitled to assert appraisal rights. Mayflower has concluded that shareholders are not entitled to assert appraisal rights in connection with the merger.

If you believe that you are entitled to appraisal rights, you should do the following pursuant to Part 13 of the Massachusetts Business Corporation Act:

•

deliver written notice of your intent to demand payment for your shares of Mayflower common stock to Maria Vafiades, Corporate Secretary, Mayflower Bancorp, Inc., 30 South Main Street, Middleboro, MA 02346 before the vote on the approval of the merger agreement is taken;

•	NOT vote for the approval of the merger agreement; and

•	comply with other procedures as are required by Part 13 of the Massachusetts Business Corporation Act.

As long as you do not vote for the approval of the merger agreement, failure to vote against the approval of the merger agreement does not constitute a waiver of any appraisal rights that might apply. However, in order to exercise any appraisal rights you may have, you must comply with the procedures as required by Part 13 of the Massachusetts Business Corporation Act.

Part 13 of the Massachusetts Business Corporation Act requires that Mayflower deliver, within 10 days after the effective date of the merger, a written appraisal notice and forms containing certain information to all shareholders who have properly demanded appraisal rights. If appraisal rights are available in connection with the merger:

•

each shareholder that has properly perfected his appraisal rights will be entitled to a cash payment of the estimated fair value of the shares, plus interest but subject to any applicable withholding taxes, within 30 days of the written appraisal notice and forms due date;

•	a shareholder that fails to execute and return the forms, and comply with their terms, will not be entitled to payment; and

•	if dissatisfied with the payment or offer, shareholders may demand further payment.

The foregoing summary is not intended to be a complete statement of the procedures for exercising appraisal rights under Part 13. Any shareholder who believes he or she is entitled to appraisal rights and who wishes to preserve those rights should carefully review Sections 13.01 through 13.31 of Part 13 of the Massachusetts Business Corporation Act, attached as Annex C to this proxy statement/prospectus, which sets forth the procedures to be complied with in perfecting any such rights. In light of the complexity of Part 13 (and in particular, Section 13.02) of the Massachusetts Business Corporation Act, those shareholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors, as failure to strictly comply with the procedures specified in Part 13 would result in the loss of any appraisal rights to which such shareholder may be entitled. Shareholders should also consult their tax advisors with regard to the particular federal, state, local, foreign and other tax consequences to them of exercising their appraisal rights under Massachusetts law.

Stock Certificates

You should not send in any certificates representing Mayflower common stock at this time. If the merger is approved, you will receive separate instructions for the exchange of your certificates representing Mayflower common stock. For more information regarding these instructions, please see the section in this document titled “The Merger Agreement—Exchange of Mayflower Stock Certificate for Independent Certificates” beginning on page 60 of this document.

PROPOSAL NO. 1

APPROVAL OF THE AGREEMENT AND PLAN OF MERGER

At Mayflower’s annual meeting of shareholders, shareholders will consider and vote on a proposal to approve the agreement and plan of merger. Details about the merger, including each party’s reasons for the merger, the effect of approval of the agreement and plan of merger and the timing of effectiveness of the merger, are discussed in the section entitled “The Merger” beginning on page 43 of this document.

Approval of the merger proposal requires the presence of a quorum and the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of Mayflower entitled to vote at the meeting.

Mayflower’s board of directors unanimously recommends that Mayflower shareholders vote “FOR” approval and adoption of the agreement and plan of merger and the merger.

PROPOSAL NO. 2

APPROVAL OF ADJOURNMENT OF THE MAYFLOWER ANNUAL MEETING

Mayflower is submitting a proposal for consideration at the Mayflower annual meeting to authorize the named proxies to approve one or more adjournments of the Mayflower annual meeting if there are not sufficient votes to approve the Mayflower merger agreement proposal at the time of the meeting. Even though a quorum may be present at the Mayflower annual meeting, it is possible that Mayflower may not have received sufficient votes to approve the Mayflower merger agreement proposal by the time of the meeting. In that event, Mayflower would need to adjourn the Mayflower annual meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the Mayflower annual meeting for purposes of soliciting additional proxies to obtain the requisite shareholder vote to approve the Mayflower merger agreement proposal. Any other adjournment of the Mayflower annual meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy. If the Mayflower annual meeting is adjourned for less than 30 days, Mayflower is not required to give notice of the time and place of the adjourned meeting if the new time and place is announced at the meeting before adjournment, unless the board of directors fixes a new record date for the Mayflower annual meeting.

The Mayflower adjournment proposal relates only to an adjournment of the Mayflower annual meeting occurring for purposes of soliciting additional proxies for approval of the Mayflower merger agreement proposal in the event that there are insufficient votes to approve that proposal. Each of the Mayflower board of directors and the presiding officer of the Mayflower annual meeting retains full authority to the extent set forth in Mayflower’s bylaws and under Massachusetts law to adjourn the Mayflower annual meeting for any other purpose, or to postpone the Mayflower annual meeting before it is convened, without the consent of any Mayflower shareholders.

PROPOSAL NO. 3

ADVISORY VOTE REGARDING CERTAIN EXECUTIVE COMPENSATION IN CONNECTION WITH THE MERGER

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and pursuant to Section 14A of the Exchange Act, Mayflower is providing its shareholders with an opportunity to cast an advisory vote to approve certain compensation payable to its named executive officers,

Edward M. Pratt, John J. Biggio and Maria Vafiades, in connection with the proposed merger payable pursuant to arrangements entered into with Mayflower or Independent as disclosed in this proxy statement. Mayflower is asking its shareholders to adopt the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders of Mayflower approve, on an advisory basis, the compensation that may become payable by Mayflower to its named executive officers as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Interests of Mayflower’s Executive Officers and Directors in the Merger.”

The descriptions of the payments contained in the section entitled “The Merger—Interests of Mayflower’s Executive Officers and Directors in the Merger” including in the subsection entitled “Compensation of Mayflower’s Named Executive Officers in Connection with the Merger” is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation of each Mayflower named executive officer in connection with the merger and that will or may become payable to the named executive officer either by Mayflower or by Independent. Mayflower is asking its stockholders to approve, on a non-binding advisory basis, such compensation to the extent that it is payable by Mayflower.

Vote Required and Board of Directors Recommendation

The vote on this proposal is a vote separate and apart from the vote to approve the merger agreement. You may vote to approve the merger agreement and vote not to approve this proposal on executive compensation in connection with the proposed merger and vice versa. Because the vote is advisory in nature only, it will not be binding on either Mayflower or Independent regardless of whether the proposed merger is completed. Accordingly, as the compensation to be paid in connection with the proposed merger is contractual with respect to the named executive officers, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable thereto, if the proposed merger is completed. The vote required to approve this proposal is the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes will have no effect on the outcome of voting on this proposal.

Mayflower’s Board unanimously recommends a vote “FOR” the advisory resolution on the compensation that may be received by Mayflower’s named executive officers in connection with the proposed merger.

PROPOSAL NO. 4

ELECTION OF DIRECTORS

Mayflower’s Board of Directors consists of ten members. Mayflower’s Articles of Organization and Bylaws provide that directors are to be elected for terms of three years, approximately one-third of whom are to be elected annually. Four directors will be elected at the Annual Meeting, each to serve for a three-year term or until their respective successors have been elected and qualified. The Nominating Committee of the Board of Directors has nominated four individuals for election as directors to serve for three-year terms, E. Bradford Buttner, Diane A. Maddigan, Edward J. Medeiros and David R. Smith all of whom currently are members of the Board.

It is intended that the proxies solicited by the Board of Directors will be voted for the election of the above-named nominees with the terms as set forth above. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend or the Board may reduce the number of directors to eliminate the vacancy. At this time, the Board of Directors knows of no reason why any nominee might be unavailable to serve.

Information regarding the nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated in each nominee’s biography is as of March 31, 2013. There are no family relationships among the directors or executive officers. The indicated period for service as a director includes service as a director of Mayflower Co-Operative Bank. Based on their respective experiences, qualifications, attributes and skills set forth below, the Board of Directors has determined that each current director and nominees should serve as a director.

Mayflower’s board of directors unanimously recommends a vote “FOR” each of the nominees for election as directors.

The nominees for election to serve for a three-year term are:

E. Bradford Buttner is currently employed as Senior Vice President-Investments by Moors & Cabot, Inc. From 2008 to 2012, Mr. Buttner was employed by Janney Montgomery Scott LLC as Senior Vice President-Investments. Age 66. Director since 1985.

Mr. Buttner is an experienced investment advisory professional. That knowledge and expertise, combined with his extensive knowledge of and dealings in one of Mayflower Co-Operative Bank’s primary markets, serve to add additional value to the Board.

Diane A. Maddigan has been a partner in Maddigan Tax Service since 1981 and is an enrolled agent with the Internal Revenue Service. Age 58. Director since 1999.

Ms. Maddigan’s professional experience accords the Board additional value in light of her position on Mayflower’s Audit Committee. Additionally, Ms. Maddigan’s extensive involvement with non-profit entities located in Mayflower Co-Operative Bank’s market and her experience as a municipal assessor provide a unique range of contacts and perspective accruing to Mayflower Co-Operative Bank’s advantage.

Edward J. Medeiros has been the owner of EJM Enterprises, a real estate development and property management company in Middleboro, Massachusetts, since 1985. Since 1972 he has been the owner of Ed’s Floor Covering, a Middleboro-based commercial and residential floor covering business. He is an active member of numerous civic and nonprofit boards and entities. Age 57. Director since 2010.

Mr. Medeiros’ background provides the Board of Directors with critical experience regarding various industries which Mayflower Co-Operative Bank serves. Additionally, his civic involvement and extensive knowledge of real estate matters are important to the business of Mayflower and Mayflower Co-Operative Bank.

David R. Smith served as President of Lawrence Ready Mixed Concrete Corp. prior to his retirement in 1983. Mr. Smith formerly served as a director of Merchants Bank and Trust Co. and Falmouth Bank and Trust Co. of Cape Cod. Age 79. Director since 1995.

Mr. Smith’s prior experience in the construction industry and substantial, small company management background afford the Board valuable insight regarding the business of Mayflower Co-Operative Bank and the opportunities which are presented to it.

Directors Continuing in Office

The following directors have terms ending in 2014:

Richard Amicucci is the owner of Kyco Critop LLC, a computer and software consulting firm. Prior to founding Kyco Critop LLC, Mr. Amicucci was director of consulting and sales for Sierra Atlantic from 2005-2009. Prior to that position, Mr. Amicucci was the CEO and Co-founder of Sceptre Database Consultants of Raynham, Massachusetts, a computer consulting firm with over 30 employees. Age 52.

Mr. Amicucci’s substantial experience in the information technology field and as an independent business owner and director of sales in a large company setting affords substantial management expertise and insight to the Board and offers it valuable perspective on issues it faces.

William H. Fuller is the founder and President of The Bartending Service of New England, LLC and the President of the Central Cafe, Inc. in Middleboro, Massachusetts. Age 47. Director since 2006.

Mr. Fuller’s background provides the Board of Directors with critical experience in real estate matters, which experience is essential to the business of Mayflower and Mayflower Co-Operative Bank. Additionally, his substantial small company management experience, specifically within the region in which Mayflower conducts its business, adds additional value to the Board.

Edward M. Pratt has been employed with Mayflower Co-Operative Bank since 1977 and served as Vice President and Senior Loan Officer of Mayflower Co-Operative Bank from 1988 to 1994. In May 1994, he was appointed President and Chief Executive Officer, succeeding William C. MacLeod. Age 59. Director since 1994.

Mr. Pratt’s extensive experience in the local banking industry, involvement in business and civic organizations in the communities which Mayflower Co-Operative Bank serves, and his involvement in industry-related organizations afford the Board valuable insight regarding the business and operation of Mayflower and Mayflower Co-Operative Bank.

The following directors have terms ending in 2015:

Charles N. Decas is retired. He served as Clerk Magistrate of the Falmouth District Court from 1995 to 2000. Age 75. Director since 1981.

Mr. Decas’ career offers the Board of Directors substantial small company management experience and industry-specific knowledge which benefits Mayflower as a function of his tenure on Mayflower Co-Operative Bank’s Security Committee. In addition, in light of his community contacts and involvement, he demonstrates a strong commitment to Mayflower’s local community.

Anthi Frangiadis, AIA, AICP, is the founding principal of Archit8 Studio, LLC, specializing in architectural design and planning services for a wide variety of project types. Prior to founding Archit8, Ms. Frangiadis served in architect and leadership positions at various architectural firms in Massachusetts. Ms. Frangiadis has served as a member and chairman of the Wareham Planning Board, and as chairman of the Wareham Zoning By-Law Rewrite Committee. She is active in numerous non-profit committees and boards of directors. Age 39. Director since 2012.

Ms. Frangiadis’ prior experience and contacts in the architectural field and her experience as an independent business owner and a highly engaged member of the community are important to Mayflower and provide important expertise, insight, and perspective to the Board.

Geoffrey T. Stewart is the Administrator of Newfield House, Inc., a 100 patient long-term health care facility located in Plymouth, Massachusetts. Age 62. Director since 1991.

Mr. Stewart’s experience offers the Board of Directors substantial managerial and financial oversight expertise. In addition, as a function of his extensive involvement in one of Mayflower Co-Operative Bank’s principal markets, he demonstrates a strong commitment to Mayflower’s community and affords it valuable insight regarding its service area.

PROPOSAL NO. 5

RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed Marcum LLP to be Mayflower’s independent registered public accounting firm for the 2014 fiscal year, subject to ratification by shareholders. A representative of Marcum LLP is expected to be present at the annual meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement should he or she desire to do so.

On February 11, 2013, Parent, McLaughlin & Nangle, CPA’s, Inc. (“PMN”), Mayflower’s independent registered public accounting firm, informed Mayflower that PMN had merged into Marcum LLP (“Marcum”) and its partners and staff had joined with Marcum LLP. PMN has further informed Mayflower that as a result of this transaction, PMN would no longer have a continuing practice after February 28, 2013 and as a result, resigned as Mayflower’s independent registered public accounting firm effective February 11, 2013.

PMN audited Mayflower’s financial statements for the eleven month period ended March 31, 2012 and the year ended April 30, 2011. The audit reports of PMN on Mayflower’s financial statements for those periods did not contain an adverse opinion, or a disclaimer of opinion, or qualification or modification as to any uncertainty, audit scope or accounting principles.

During that period, and subsequently through February 11, 2013 there were no disagreements with PMN on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to PMN’s satisfaction, would have caused PMN to make reference to the subject matter of the disagreement in connection with its audit reports. There were no “reportable events” (as that term is described in Item 304(a)(1)(v) of Regulation S-K) since the appointment of PMN through February 11, 2013.

Effective as of February 11, 2013, Mayflower’s Audit Committee engaged Marcum as its new independent registered public accounting firm to audit Mayflower’s financial statements for Mayflower’s fiscal year ending March 31, 2013. The Audit Committee engaged Marcum as a result of the acquisition of PMN’s practice by Marcum. During the year ended April 30, 2011, the 11 months ended March 31, 2012 and subsequently through February 11, 2013, Mayflower did not consult with Marcum with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Mayflower’s consolidated financial statements, or any other matter that was either the subject of a disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K), or a reportable event listed in Item 304(a)(1)(v) of Regulation S-K.

If the ratification of the appointment of the independent registered public accounting firm is not approved by a majority of the votes cast by shareholders at the annual meeting, the Audit Committee will consider other independent registered public accounting firms.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Mayflower’s independent registered public accounting firm for the audit of Mayflower Co-Operative Bank’s annual consolidated financial statements for the fiscal year ended March 31, 2013, the 11-month transition period ended March 31, 2012 and the fiscal year ended April 30, 2012 and fees billed for other services rendered by Mayflower’s independent registered public accounting firm during those periods. Parent, McLaughlin & Nangle, CPA’s, Inc. (“PMN”) served as Mayflower’s independent registered public accounting firm until February 11, 2013.

	Year Ended March 31, 2013 (4)	11 Months Ended March 31, 2012	Year Ended April 30 2011
Audit fees (1)	$85,860	$86,262	$86,258
Audit related fees	—	—	—
Tax fees (2)	13,300	12,100	12,834
All other fees (3)	—	—	838

Total	$99,160	$98,362	$99,092

(1)	Audit fees consist of fees billed for professional services rendered for the audit of Mayflower’s and Mayflower Co-Operative Bank’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports on Form 10-Q.
(2)	Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

(3)	Represents professional services rendered in connection with research regarding Mayflower’s stock option plan.
(4)	Of the reported amounts for the fiscal year ended March 31, 2013, Marcum LLP, Mayflower’s current independent registered public accounting firm, received no payments related to audit fees, audit-related fees, tax fees or any other fees.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor. The Audit Committee is responsible for appointing, setting the compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent auditor. Such approval process ensures that the external auditor does not provide any non-audit services to Mayflower that are prohibited by law or regulation.

In addition, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent auditor. Requests for services by the independent auditor for compliance with the auditor services policy must be specific as to the particular services to be provided. The request may be made with respect to either specific services or a type of service for predictable or recurring services. During the fiscal year ended March 31, 2013, all services were approved, in advance, by the Audit Committee in compliance with these procedures.

REPORT OF THE AUDIT COMMITTEE

Mayflower’s management is responsible for Mayflower’s internal controls and financial reporting process. Mayflower’s independent registered public accounting firm (the “independent accountants”) are responsible for performing an independent audit of Mayflower’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles. The Audit Committee oversees Mayflower’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management, the internal auditors and the independent accountants. Management represented to the Audit Committee that Mayflower’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by U.S. Auditing Standards No. 380 (The Auditor’s Communication with those Charged with Governance), including the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent accountants the independent registered public accounting firm’s independence from Mayflower and its management. In concluding that the independent registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the independent registered public accounting firm were compatible with its independence.

The Audit Committee discussed with Mayflower’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management and the internal accountants present, to discuss the results of their examination, their evaluation of Mayflower’s internal controls, and the overall quality of Mayflower’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of Mayflower’s management, which has the primary responsibility for financial statements and reports, and of the independent accountants who, in their report, express an opinion on the conformity of Mayflower’s consolidated financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent accountants do not assure that Mayflower’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of Mayflower’s consolidated financial statements has been carried out in accordance with generally accepted auditing standards or that Mayflower’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in Mayflower’s Annual Report on Form 10-K for the year ended March 31, 2013 for filing with the Securities and Exchange Commission. The Audit Committee has approved the selection of Mayflower’s independent registered public accounting firm.

Audit Committee of the Board of Directors of

Mayflower Bancorp, Inc.

Geoffrey T. Stewart

Edward J. Medeiros

Diane A. Maddigan

Mayflower’s Board of Directors recommends a vote “FOR” the ratification of the appointment of Marcum LLP as Mayflower’s independent registered public accounting firm.

PROPOSAL NO. 6

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Advisory Vote on Executive Compensation

The Board of Directors of Mayflower is committed to excellence in governance. As part of that commitment, and as required by federal securities laws, the Board of Directors is providing our stockholders with an opportunity to provide a non-binding advisory vote, on the compensation of our named executive officers as disclosed in this proxy statement. As described in greater detail under the caption “Description of the Merger—Interests of Certain Persons in the Merger—Severance and Other Payments to Certain Persons,” three of Mayflower’s “named executive officers” will also receive a payment from Mayflower or Independent as a result of the merger. This vote, which is often referred to as the “say-on-pay” vote, provides stockholders with the opportunity to endorse or not endorse the following resolution:

“Resolved, that the compensation of the named executive officers, as described in the tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure in this proxy statement is hereby approved.”

Because the vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Mayflower’s Board of Directors unanimously recommends a vote “FOR” approval of the compensation of the named executive officers.

PROPOSAL NO. 7

ADVISORY VOTE ON THE FREQUENCY OF A STOCKHOLDER VOTE

TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Act requires, among other things, that SEC-reporting companies obtain a non-binding shareholder vote on the frequency of the shareholder vote on executive compensation (at least once every six years).

This proposal gives Mayflower’s shareholders the opportunity to determine whether the frequency of shareholder vote on executive compensation will be every one, two or three years. Shareholders are not being asked to approve or disapprove of the Board’s recommendation, but rather to indicate their own choice as among the frequency options. Shareholders may also abstain from voting on the frequency of shareholder vote on executive compensation.

The Board of Directors has considered the frequency of the advisory vote on the compensation of Mayflower’s named executive officers. After considering the benefits and consequences of each option, the Board recommends submitting the advisory vote on the compensation of Mayflower’s named executive officers to shareholders annually.

The Board of Directors believes an annual advisory vote on the compensation of Mayflower’s named executive officers will allow the Board to obtain information on shareholders’ views of the compensation of Mayflower’s named executive officers on a more consistent basis. In addition, the Board believes an annual advisory vote on the compensation of Mayflower’s named executive officers will provide the Board of Directors and the Compensation Committee with frequent input from shareholders on Mayflower’s compensation programs for its named executive officers. Finally, the Board believes an annual advisory vote on the compensation of Mayflower’s named executive officers aligns more closely with Mayflower’s objective to engage in regular dialogue with its shareholders on corporate governance matters, including Mayflower’s executive compensation philosophy, policies and programs.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering the frequency of shareholder vote on executive compensation.

Mayflower’s Board of Directors unanimously recommends a vote for the approval of a shareholder vote to approve the compensation of the named executive officers being conducted “EVERY YEAR.”

THE MERGER

The discussion in this proxy statement/prospectus of the merger and the principal terms of the merger agreement are subject to, and are qualified in their entirety by reference to, the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference.

General

The merger is structured as a 70% stock and 30% cash transaction. Under the terms and conditions set forth in the merger agreement, Mayflower will merge with and into Independent, with Independent surviving the merger. At the effective time of the merger, each share of Mayflower common stock outstanding immediately prior to the effective time will, by virtue of the merger and without any action on the part of the shareholder, be converted into the right to receive either (i) $17.50 in cash or (2) 0.565 shares of Independent common stock. The exchange ratio may be adjusted to reflect the effect of any stock split, split-up, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, or other similar change with respect to the common stock of Independent or Mayflower that occurs before the merger. Independent will not issue any fractional shares of its common stock in the merger, but will instead pay cash (determined on the basis of the volume weighted average closing price of Independent common stock on the NASDAQ Global Select Market for the five trading days ending on the fifth trading day immediately preceding the completion of the merger) for any fractional share a Mayflower shareholder would otherwise receive after aggregating all of his or her shares.

Mayflower’s shareholders will be able to elect to receive cash, Independent common stock, or a combination of cash and Independent common stock for their shares of Mayflower common stock. Regardless of a Mayflower shareholder’s choice, however, elections will be limited by the requirement that 70% of Mayflower common stock be converted into Independent common stock and 30% be exchanged for cash. Therefore, the allocation of cash and Independent common stock that a Mayflower shareholder will receive will depend on the elections of other Mayflower shareholders. The allocation of the consideration payable to Mayflower shareholders will not be known until the exchange agent tallies the results of the cash/stock elections made by Mayflower’s shareholders. If a Mayflower shareholder does not make an election, the type of consideration such shareholder will receive will depend on the consideration elected by other Mayflower shareholders.

All outstanding unvested Mayflower stock options and unvested shares of restricted Mayflower common stock will become fully vested immediately prior to the effective time of the merger. Mayflower options will be cancelled upon consummation of the merger, and each option holder will receive a cash payment upon such cancellation in an amount equal to the product of (i) the number of shares of Mayflower common stock provided for by such option and (ii) the excess, if any, of (a) a blended per share deal value reflecting the overall 70% stock/30% cash merger consideration split, to be calculated as the sum of (1) $5.25 (equal to 30% of the per share cash consideration of $17.50) plus (2) 0.3955 (equal to 70% of the per share exchange ratio of 0.565) multiplied by the volume weighted average closing price of Independent common stock on the NASDAQ Global Select Market for the five trading days ending on the fifth trading day immediately preceding the closing date of the merger, over (b) the exercise price of the option. All of shares of accelerated restricted stock will be treated as outstanding Mayflower shares for all purposes under the merger agreement, including for purposes of the holders’ right to receive the merger consideration.

Based on the number of shares of Mayflower common stock outstanding on May 14, 2013, it is expected that approximately 834,444 shares of Independent common stock will be issued to Mayflower shareholders in connection with the merger, which would represent approximately 3.7% of the outstanding Independent common stock (based on the number of shares of Independent common stock outstanding as of May 14, 2013).

Background of the Merger

Over time, the Mayflower Board of Directors has regularly discussed and reviewed Mayflower’s business, performance, and prospects, and considered Mayflower’s strategic options. During such a discussion in the early summer of 2012 Mayflower’s Board considered various challenges, including ongoing stress on its subsidiary’s net interest margin, the challenges associated with booking appropriate assets in the current economic environment and in the face of increased competitive pressure, and the impact and increasing levels of regulation on its subsidiary. All of these issues raised concerns about Mayflower’s future profitability and ability to improve its stock valuation. In the course of these discussions, Mayflower’s Board considered whether Mayflower should maintain a strategy focused on its continued independence or focus on other strategies, including the possible acquisition of smaller institutions or the sale of Mayflower.

At a regularly scheduled meeting of Mayflower’s Board on Thursday, July 12, 2012, Mayflower President and Chief Executive Officer, Edward M. Pratt, was instructed to take such steps as appropriate and necessary to identify a qualified investment banking firm who could assist Mayflower’s Board in the analysis of various strategic alternatives and discuss with it procedures involved should Mayflower explore strategic alternatives, including a merger. Subsequently, Mr. Pratt interviewed three investment banking firms.

At a special meeting of the Mayflower Board on August 9, 2012, the Board continued discussions regarding the possible pursuit of various strategic alternatives. Mr. Pratt reported that he had identified an investment banking firm that would serve Mayflower’s interests, and the Board of Directors authorized Mr. Pratt to commence discussions and negotiations with that firm. The Board also directed Mr. Pratt to invite legal counsel to an upcoming Board meeting to advise the Board with respect to legal issues.

At a regularly scheduled, concurrent meeting of the Boards of Directors of Mayflower and Mayflower Co-operative Bank on Thursday, September 13, 2012, legal counsel explained the Board’s fiduciary duties and responsibilities in the context of a change in control or other business combination transaction. At that meeting, the Board was informed of the required quiet period prohibiting Mayflower insiders from trading in Mayflower stock.

At a regularly scheduled meeting of the Mayflower Board on October 11, 2012, the Board continued to discuss various strategic alternatives and the possible continuance of an independent strategy. As a part of those discussions, representatives of the investment banking firm recommended by Mr. Pratt were present and discussed the operating environment faced by Mayflower and similarly situated bank holding companies, the strategic alternatives available, and the present bank merger and acquisition environment. Among other matters, the Board discussed and took note of the pricing metrics of recently announced transactions involving other banks in New England and, based on this data, generally discussed the potential range of value that Mayflower ’s shareholders might potentially realize in a business combination transaction.

At a special meeting of the Mayflower Board on October 25, 2012, the Board continued to discuss the circumstances of Mayflower and the various strategic alternatives available to it. As a function of those discussions, the Board voted to instruct Mr. Pratt to negotiate an engagement letter with the investment banking firm to authorize that firm and its representatives to conduct a process designed to quantify, via appropriate means, pricing and consideration available from duly qualified potential acquirers to purchase Mayflower and its subsidiary Mayflower Co-operative Bank. At this meeting, the Board instituted a formal “blackout period” to last for as long as Mayflower continued to engage in nonpublic discussions regarding its evaluation of strategic alternatives.

On December 6, 2012, Mayflower formally engaged the investment banking firm as its financial advisor and that firm began preparing a confidential information memorandum for distribution to parties who might be expected to have an interest in considering a possible transaction with Mayflower.

On February 1, 2013 Mayflower terminated its engagement with the previously engaged investment banking firm in order to continue its relationship with certain representatives of that firm who had accepted employment at Sterne, Agee and Leach, Inc. (“Sterne Agee”).

On February 14, 2013, Mayflower’s Board held a regular meeting and formally engaged Sterne Agee as its financial advisor. The Board was then provided with a list of 27 financial institutions identified in consultation with management as candidates likely to have an interest in engaging in a potential business combination with Mayflower. The Board also received and considered a presentation from Sterne Agee regarding the process proposed to be undertaken and a timetable for soliciting indications of interest from potential acquirers, a corporate overview of the 27 financial institutions identified, an overview of the current merger and acquisition environment for community banks, both nationwide and in New England, and the pricing metrics for recently announced whole-bank non-assisted transactions.

Following discussion and deliberation, it was the consensus of the Board that it would be in the best interests of Mayflower, its stockholders, and other constituencies to solicit indications of interest from potentially interested parties to engage in a business combination with Mayflower. Sterne Agee was authorized to contact the identified interested parties and to seek to obtain signed confidentiality agreements from them. Sterne Agee contacted Independent on February 19, 2013. Independent and 24 other financial institutions executed confidentiality agreements with Sterne Agee. Independent executed the confidentiality agreement requested by Sterne Agee on February 20, 2013. Interested parties, including Independent, were instructed to submit their preliminary indications of interest by March 11, 2013. Access to an on-line data room providing information about Mayflower was provided to the interested parties which had signed confidentiality agreements during the period from February 20, 2013 to March 11, 2013.

On March 11, 2013, Independent sent a preliminary written indication of interest for the acquisition of Mayflower to Sterne Agee. In its letter, Independent proposed an all-stock transaction at an indicated price of $17.00 per share based on a fixed exchange ratio to be established at the time a definitive agreement was signed, with outstanding Mayflower options to be cashed out at a price equal to the difference between $17.00 per share and the applicable exercise price per share. Independent also indicated a willingness to discuss a mix of stock and cash consideration if Mayflower wished to explore alternatives to a transaction involving 100% stock.

On March 14, 2013, the Mayflower Board held a regularly scheduled meeting that was also attended by representatives from Sterne Agee and legal counsel. The Board reviewed and discussed the five preliminary indications of interest that had been received, one from Independent as described above, and four from other interested parties. One party (“Company A”) proposed an all cash transaction within a range of $16.50 to $17.50 per share. Company B proposed an all cash transaction at $15.00 per share. Company C proposed an all cash transaction within a range of $12.50 and $12.75 per share. Company D proposed an all cash transaction at $12.25 per share. Based on the proposed pricing terms, the Board determined to pursue the indications of interest submitted by Independent and by Company A, authorizing both companies to perform due diligence on Mayflower so that they might submit final indications of interest by April 5, 2013.

On March 21, 2013 the Independent Board held a regularly scheduled meeting, during which the March 11, 2013 preliminary written indication of interest delivered to Mayflower and the status of discussions with Mayflower about a potential transaction were reviewed.

On March 23, 2013, Company A conducted an on-site due diligence review of Mayflower. Independent conducted a similar review on the evenings of March 26, 2013 and March 27, 2013.

On April 5, 2013, Sterne Agee received revised written indications of interest from Independent and Company A. In its final indication of interest, Independent proposed an all stock consideration at an indicated price of $18.00 per share based on a fixed exchange ratio to be established at the time a definitive agreement was signed, with outstanding Mayflower options to be cashed out at a price equal to the difference between $18.00 per share and the applicable exercise price per share. Company A proposed an all cash transaction at $17.00 per share.

On April 11, 2013, Mayflower’s Board held a regularly scheduled meeting which was also attended by representatives from Sterne Agee and legal counsel. The Board reviewed and discussed the final indications of interest that had been received from Independent and Company A. Following discussion and deliberation, which included a discussion of asking Independent to include a “stock collar” to offer a degree of price protection against possible future fluctuations in Independent’s stock price, the Board of Directors determined to negotiate exclusively with Independent the terms of a definitive merger agreement based on the terms outlined in the final indication of interest and authorized management to conduct a due diligence review of Independent.

On April 12, 2013, Sterne Agee contacted Keefe, Bruyette & Woods, Inc (“KBW”), Independent’s financial advisor, and expressed Mayflower’s desire for a “stock collar” in the transaction. Discussions regarding a “stock collar” continued through April 17, 2013. Independent declined to introduce a “stock collar” into the transaction, but agreed to a modified consideration structure in which 30% of the consideration would be in cash at $17.50 per share and 70% of the consideration would be in stock at a fixed exchange ratio of 0.565 shares to reduce exposure to volatility in Independent’s stock price. Sterne Agee also contacted Company A to determine if it was willing to increase its offer.

On April 19, 2013, a special Committee of the Mayflower Board, appointed and authorized by the full Board at its April 11, 2013 meeting to act in its stead, held a special meeting. Representatives of Sterne Agee and legal counsel participated telephonically. Sterne Agee updated the Committee on the modified terms of the Independent proposal. Sterne Agee also reported that Company A had decided not to further pursue a business combination. Following discussion of the Independent proposal, the Committee approved the execution of an exclusivity agreement with Independent through May 10, 2013. The exclusivity agreement which, in addition to other customary terms and conditions, provided that Independent and Mayflower would work together in good faith to negotiate a definitive agreement for a transaction with a consideration structure in which 30% of the consideration would be in cash at $17.50 per share and 70% of the consideration would be in stock at a fixed exchange ratio of 0.565 shares, was executed by both Mayflower and Independent on April 19, 2013. In connection with the execution of this exclusivity agreement, Sterne Agee indicated to KBW that Mayflower would prefer a cash out formula for the Mayflower options that would result in a cash out price, net of applicable exercise price, approximating the blended per share deal value of the overall 70% stock/30% cash merger consideration split.

On April 25, 2013 the Independent Board held a regularly scheduled meeting, during which the April 5, 2013 final indication of interest delivered to Mayflower, a consideration structure in which 30% of the consideration would be in cash at $17.50 per share and 70% of the consideration would be in stock at a fixed exchange ratio of 0.565 shares, and the status of Independent’s due diligence investigation and discussions with Mayflower about a potential transaction, were discussed.

Effective as of April 26, 2013 Independent and Mayflower entered into a confidentiality agreement to protect any information which Independent would provide to Mayflower in response to due diligence requests. On or about April 26, 2013, Independent granted Mayflower access to a secure on-line electronic data room which contained due diligence information about Independent. Mayflower conducted an on-site due diligence review of Independent on April 29, 2013, during which Mayflower representatives met with Independent management to discuss Independent’s business, results of operations, and business prospects.

On May 7, 2013, Mayflower and Independent extended the exclusivity agreement through May 16, 2013.

From May 6, 2013 until May 13, 2013, Mayflower and Independent negotiated the terms of the merger agreement and the ancillary documents appearing as exhibits to the merger agreement and Mayflower and Independent continued their due diligence investigations of each other, which included a detailed review by Independent’s representatives of residential loans purchased by Mayflower and related obligations. During the course of the merger agreement negotiations, Independent and Mayflower agreed to use a blended per share deal value reflecting the overall 70% stock/30% cash merger consideration split, less the applicable exercise price, for cashing out the Mayflower stock options. Under the formula ultimately agreed, the holder of each stock option would receive a cash payment equal to the product of (i) the number of shares of Mayflower common stock provided for by such option and (ii) the excess, if any, of (a) the sum of (1) $5.25 (equal to 30% of the per share cash consideration of $17.50) plus (2) 0.3955 (equal to 70% of the per share exchange ratio of 0.565) multiplied by the volume weighted average closing price of Independent common stock on the NASDAQ Global Select Market for the five trading days ending on the fifth trading day immediately preceding the closing, over (b) the exercise price of the option.

During the afternoon of May 13, 2013, Mayflower’s Board held a special meeting to consider the definitive merger agreement and ancillary documents, which was also attended by representatives of Sterne Agee and legal counsel. Sterne Agee reviewed in detail with the Board the financial aspects of the proposed transaction and expressed its intent to deliver its opinion that the merger consideration as proposed was fair to Mayflower’s shareholders from a financial point of view. The Board considered this opinion carefully, as well as Sterne Agee’s experience, qualifications, and interest in the proposed transaction, namely that Sterne Agee’s compensation was contingent upon the closing of the proposed transaction, as is customary. In addition, legal counsel reviewed in detail with the Board the definitive merger agreement and all related documents, copies of which were delivered to each director before the meeting. Following extensive review and discussion, the Board adjourned the meeting until the afternoon of May 14, 2013.

During the afternoon of May 14, 2013, Independent’s board of directors held a special meeting to consider the definitive merger agreement and ancillary documents, at which representatives of KBW and of Independent’s outside legal counsel were also present. KBW reviewed in detail with Independent’s Board the financial aspects of the proposed transaction and delivered its opinion that the proposed transaction was fair to Independent from a financial point of view. The Independent Board considered this opinion carefully, as well as KBW’s experience, qualifications, and interest in the proposed transaction which, as is customary, conditioned certain payments to KBW upon closing of the proposed transaction. In addition, Independent’s general counsel reviewed in detail with the Board the definitive merger agreement and related documents, copies of which were provided to each director before the meeting. Following extensive review and discussion, Independent’s Board unanimously approved the merger agreement and authorized and directed management to execute and deliver the merger agreement and ancillary documents.

The Mayflower Board reconvened its special meeting during the afternoon of May 14, 2013. During the reconvened meeting, Sterne Agee reconfirmed its analysis of the transaction from the day before and delivered its opinion, dated May 14, 2013, that the merger consideration was fair to Mayflower’s shareholders from a financial point of view. Following further review and discussion, the Mayflower Board unanimously approved the merger agreement and authorized and directed management to execute and deliver the merger agreement and ancillary documents, subject to confirmation that Independent’s Board had also adopted the merger agreement and authorized the execution and delivery of the merger agreement and ancillary documents.

After the close of the trading markets on May 14, 2013, Mayflower and Independent issued a joint press release announcing the approval, adoption, and execution of the merger agreement.

Recommendation of Mayflower’s Board of Directors

Mayflower’s board of directors has unanimously approved the merger agreement and unanimously recommends that Mayflower’s shareholders vote “FOR” the approval of the merger agreement and the merger.

Mayflower’s Reasons for the Merger

In approving the merger agreement, Mayflower’s board of directors consulted with Sterne, Agee & Leach, Inc. regarding the financial aspects and the fairness of the transaction from a financial point-of-view and with Mayflower’s legal counsel as to the board of directors’ fiduciary duties and the terms of the merger agreement. In arriving at its decision to approve the merger agreement, the board of directors also considered a number of factors, including:

•

The value of the cash consideration offered by Independent is commensurate with the prices paid in recent comparable transactions and, at $17.50 per share, represented a 64% premium over the closing market price of Mayflower’s common stock on May 13, 2013, the last trading day before the date of the merger agreement.

•

Mayflower stockholders will have the opportunity to elect to receive Independent common stock in exchange for their shares of Mayflower common stock, enabling them to participate in any growth opportunities of the combined company.

•

Independent currently pays an annual cash dividend of $0.88 per share (or an implied annual dividend of approximately $0.50 per share based on the exchange ratio of 0.565 Independent shares for each Mayflower share), compared to Mayflower’s current annual cash dividend of $0.24 per share.

•

The results that Mayflower could expect to obtain by continuing to operate independently and the likely benefits of continued independent operation to Mayflower’s shareholders, compared to the value of the merger consideration offered by Independent.

•

The perceived risks to shareholder value presented by continued independent operations, including risks relating to the inherent uncertainties about future growth, performance, and economic conditions.

•

Information concerning the business, earnings, operations, financial condition and prospects of Mayflower and Independent, both individually and as a combined company, and the likelihood of the transaction receiving the requisite regulatory approvals in a timely manner and without imposition of burdensome conditions.

•	Independent’s proven track record of successfully completing acquisition transactions and integrating the operations of the acquired companies.

•	The opinion rendered by Sterne, Agee & Leach, Inc., as of May 14, 2013, that the merger consideration is fair, from a financial point-of-view, to Mayflower’s stockholders.

•

The terms of the merger agreement and the structure of the merger, including that the merger is intended to qualify as a transaction of a type that is generally tax-free for U.S. federal income tax purposes.

•	The interests of certain executive officers and directors of Mayflower, which are different from, or in addition to, the interests of Mayflower’s shareholders generally.

•

The effect of the merger on Mayflower Co-operative Bank’s depositors, customers, and the communities served by Mayflower Co-operative Bank, as well as its effect on Mayflower Co-operative Bank’s employees. Mayflower deems the merger with Independent to be an opportunity to provide depositors, customers, and the communities served by Mayflower Co-operative Bank with increased financial services and increased assess to those services through more branch offices. Mayflower also considered the opportunities for career advancement in a larger organization that would be available to Mayflower employees who continue employment with the combined company after the merger and the severance benefits provided for in the merger agreement for any Mayflower employees who do not continue employment with the combined company.

Mayflower’s board of directors also considered potential risks associated with the merger in connection with its decision to approve the merger agreement, including that other parties that might be interested in proposing a transaction with Mayflower could be discouraged from doing so given the terms of the merger agreement generally prohibiting Mayflower from soliciting, engaging in discussions or providing information regarding an alternative transaction, requiring Mayflower to pay a termination fee to Independent under certain circumstances, and requiring Mayflower’s directors to execute agreements requiring them to vote in favor of the merger with Independent, all of which Independent required in order that it agree to enter into the merger agreement.

The foregoing discussion of the information and factors considered by Mayflower’s board of directors is not exhaustive, but includes the material factors that the board of directors considered and discussed in approving and recommending the merger. In view of the wide variety of factors considered and discussed by Mayflower’s board of directors in connection with its evaluation of the merger and the complexity of these factors, the board of directors did not quantify, rank or assign any relative or specific weight to the foregoing factors, rather it considered all of the factors as a whole. The board of directors discussed the foregoing factors, including asking questions of Mayflower’s management and legal and financial advisors, and reached general consensus that the merger was in the best interests of Mayflower and its shareholders. In considering the foregoing factors, individual directors may have assigned different weights to different factors. The board of directors did not undertake to make any specific determination as to whether any factor, or particular aspect of any factor, supported or did not support its ultimate decision to approve the merger agreement and the merger. The foregoing explanation of the reasoning of Mayflower’s board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the cautionary statements set forth in “Forward-Looking Statements” on page 22.

Opinion of Mayflower’s Financial Adviser

On February 14, 2013 Mayflower engaged Sterne Agee to render financial advisory and investment banking services to Mayflower. Sterne Agee agreed to assist Mayflower in assessing the fairness, from a financial point of view, of the merger with Independent to the stockholders of Mayflower. Mayflower selected Sterne Agee because Sterne Agee is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Mayflower and its business. As part of its investment banking business, Sterne Agee is continually engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions. Other than with respect to the proposed Merger, Sterne Agee has had no relationship with Mayflower in the past two years.

As part of its engagement, representatives of Sterne Agee attended the meeting of the Mayflower board of directors held on May 13, 2013, at which the Mayflower board of directors evaluated the proposed merger with Independent. At this meeting, Sterne Agee reviewed the financial aspects of the proposed merger and rendered an opinion that, as of such date, the consideration offered to Mayflower stockholders in the merger was fair from a financial point of view. Following extensive review and discussion, the Board of Directors adjourned the meeting until the afternoon of May 14, 2013. The Board of Directors of Mayflower Bancorp reconvened its special meeting during the afternoon of May 14, 2013. During the reconvened meeting, Sterne Agee reconfirmed its analysis of the transaction from the day before and delivered its opinion, dated May 14, 2013, that the merger consideration was fair to Mayflower’s shareholders from a financial point of view. The Mayflower board of directors approved the merger agreement at this meeting.

The full text of Sterne Agee’s written opinion is attached as Appendix B to this document and is incorporated herein by reference. Mayflower stockholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sterne Agee. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.

Sterne Agee’s opinion speaks only as of the date of the opinion. The opinion is directed to the Mayflower board of directors and addresses only the fairness, from a financial point of view, of the consideration offered to the Mayflower stockholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Mayflower shareholder as to how the shareholder should vote at the Mayflower special meeting on the merger or any related matter.

In rendering its opinion, Sterne Agee:

•	reviewed, among other things,

•	the merger agreement;

•	Annual Reports to Stockholders and Annual Reports on Form 10-K for the prior three years of Mayflower and Independent;

•

certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Mayflower and Independent and certain other communications from Mayflower and Independent to their respective stockholders; and

•

other financial information concerning the businesses and operations of Mayflower and Independent furnished to Sterne Agee by Mayflower and Independent for purposes of Sterne Agee’s analysis, including Mayflower’s Management Projections

•	held discussions with members of senior management of Mayflower and Independent regarding:

•	past and current business operations;

•	regulatory relations;

•	financial condition; and

•	future prospects of their respective companies;

•	reviewed the financial terms of certain recent business combinations in the banking industry; and

•	performed other studies and analyses that it considered appropriate.

In addition, Sterne Agee compared certain financial and stock market information for Mayflower and Independent with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry, and performed other studies and analyses that it considered appropriate.

Sterne Agee, in conducting its review and arriving at its opinion, relied upon the accuracy and completeness of all of the financial and other information provided to it or otherwise publicly available. Sterne Agee did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or accuracy. Sterne Agee relied upon the management of Mayflower and Independent as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to Sterne Agee. Sterne Agee assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. Sterne Agee assumed, without independent verification, that the aggregate allowance for loan and lease losses for Mayflower and Independent are adequate to cover those losses. Sterne Agee did not make or obtain any evaluation or appraisal of the property of Mayflower or Independent, nor did it examine any individual credit files.

The projections furnished to Sterne Agee and used by it in certain of its analyses were prepared by Mayflower’s and Independent’s senior management teams. Mayflower and Independent do not publicly disclose internal management projections of the type provided to Sterne Agee in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

For purposes of rendering its opinion, Sterne Agee assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement with no additional payments or adjustments to the merger consideration;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waiver; and

•

in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.

Sterne Agee further assumed that the merger will be accounted for as a purchase transaction under generally accepted accounting principles, and that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. Sterne Agee’s opinion is not an expression of an opinion as to the prices at which shares of Mayflower common stock or shares of Independent common stock will trade following the announcement of the merger or the actual value of the shares of common stock of the combined company when issued pursuant to the merger, or the price at which the shares of common stock of the combined company will trade following the completion of the merger.

In performing its analyses, Sterne Agee made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Sterne Agee, Mayflower, and Independent. Any estimates contained in the analyses performed by Sterne Agee are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Sterne Agee opinion was among several factors taken into consideration by the Mayflower board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Mayflower board of directors with respect to the fairness of the consideration.

The following is a summary of the material analyses presented by Sterne Agee to the Mayflower board of directors on May 13, 2013 and reconfirmed at the meeting of the Mayflower board of directors on May 14, 2013, in connection with its fairness opinion. The summary is not a complete description of the analyses underlying the Sterne Agee opinion or the presentation made by Sterne Agee to the Mayflower board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, Sterne Agee did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. Accordingly, Sterne Agee believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Summary of Proposal. Pursuant to the terms of the Agreement, upon the Merger, the shares of Mayflower common stock, par value $0.01, 70% of the Mayflower shares shall be converted into the right to receive 0.565 shares of Independent common stock, par value $0.01, and 30% of the Mayflower shares shall be converted into an amount of cash equal to $17.50. Based on Independent’s closing price on May 10, 2013 of $32.06, the consideration was equivalent to a price of $17.93 per share to Mayflower’s shareholders.

Comparable Transaction Analysis. Sterne Agee reviewed publicly available information related to selected acquisitions of banks and bank holding companies as well as thrifts and thrift holding companies with headquarters in the New England and Mid-Atlantic regions announced after December 31, 2009, where deal value was available and the buyer was a bank or bank holding company or a thrift or thrift holding company, the seller had assets between $100 million and $600 million, last twelve months return on average assets greater than 0.25% and nonperforming assets to assets less than 3.0%. Sterne Agee’s basis for selecting these parameters was to compare the Merger to transactions involving companies in the same geographic region and with similar asset size and financial condition to Mayflower. The transactions included in the group were:

Acquiror	Acquiree
Bryn Mawr Bank Corporation	MidCoast Community Bancorp, Inc.

SI Financial Group, Inc.	Newport Bancorp, Inc.

Lakeland Bancorp, Inc.	Somerset Hills Bancorp

F.N.B. Corporation	Annapolis Bancorp, Inc.

New Hampshire Thrift Bancshares, Inc.	Nashua Bank

Penns Woods Bancorp, Inc.	Luzerne National Bank Corporation

S&T Bancorp, Inc.	Gateway Bank of Pennsylvania

Commerce Bancshares Corp.	Mercantile Capital Corp.

Provident New York Bancorp	Gotham Bank of New York

NBT Bancorp Inc.	Hampshire First Bank

Ocean Shore Holding Co.	CBHC Financialcorp, Inc.

Norwood Financial Corp.	North Penn Bancorp, Inc.

Chemung Financial Corporation	Fort Orange Financial Corp.

Berkshire Hills Bancorp, Inc.	Rome Bancorp, Inc.

Transaction multiples for the merger were derived from an offer price of $17.93 per share for Mayflower, based on Independent’s May 10, 2013 closing price of $32.06. For each precedent transaction, Sterne Agee derived and compared, among other things, the implied ratio of price per common share paid for the acquired company to:

•	tangible book value per share of the acquired company based on the latest public financial statements of the company available prior to the announcement of the acquisition;

•

tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) based on the financial statements of the company available prior to the announcement of the acquisition; and

•	the last twelve months earnings per share based on the financial statements of the company available prior to the announcement of the acquisition

The results of the analysis are set forth in the following table:

Transaction Price to:	Independent/ Mayflower Merger		Comparable Transactions Minimum		Comparable Transactions Maximum
Tangible Book Value	163%		115%		194%
Core Deposit Premium	7.2%		1.6%		10.2%
LTM Earnings Per Share	25.4	x	16.3	x	26.3	x
Market Premium	74.9%		6.5%		77.9%

No company or transaction used as a comparison in the above analysis is identical to Mayflower, Independent, or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Financial Impact Analysis. Sterne Agee performed pro forma merger analyses that combined projected income statement and balance sheet information of Mayflower and Independent. In its analysis, Sterne Agee assumed that the merger would be accounted for under the purchase method, that fair value adjustments would be $1.1 million, on a net basis, that a core deposit intangible of $2.4 million would be created and amortized over a 10 year period and that cost savings would amount to 50% of Mayflower’s estimated stand-alone expenses. Based on First Call median estimates, Sterne Agee assumed that Independent’s stand-alone per share net income would be $2.44 in 2014, and that, based on management estimates, Mayflower’s stand-alone per share net income for calendar year 2014 would be $0.70. This analysis indicated that the merger is expected to be accretive to Independent’s estimated earnings per share in 2014, with such estimated earnings per share accretion amounting to $0.05. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for Independent by 2.1% and that Independent would maintain well capitalized capital ratios. For all of the above analyses, the actual results achieved by Independent following the merger will vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis. Sterne Agee performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Mayflower could provide to equity holders through Mayflower’s Fiscal Year 2018 on a stand-alone basis. In performing this analysis, Sterne Agee used Mayflower’s Management Projections of $0.63 and $0.72 for fiscal year 2014 and 2015 and with respect to fiscal years 2016 – 2018 applied a growth rate 10.0% provided by Mayflower management. The analysis assumed discount rates ranging from 9.0% to 14.0%. To determine the range of discount rates to utilize, Sterne Agee used the capital asset pricing model implied cost of capital (“CAPM”) as a focal point. The CAPM includes an expected market risk premium (as provided by Ibbotson Associates, a nationally recognized provider of this data) of 6.7%, which is then multiplied by Mayflower’s adjusted beta of 0.55, resulting in an equity risk premium of 3.7%. The CAPM formula then adds a micro-cap size premium (in excess of CAPM) of 6.0% (provided by Ibboston Assocaites) and the risk free rate of the 20 year treasury of 2.4% to result in a CAPM Implied Cost of Equity Capital of 12.1%. The range of values was determined by adding (1) the present value of projected cash flows to Mayflower’s stockholders from fiscal year 2014 to 2018 and (2) the present value of the terminal value of Mayflower’s common stock. In determining cash flows available to stockholders, Sterne Agee assumed that Mayflower would maintain a tangible common equity/tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level. Any earnings in excess of what would need to be retained represented dividendable cash flows for Mayflower. In calculating the terminal value of Mayflower, Sterne Agee applied multiples ranging from 10.0 times to 14.0 times fiscal year 2018 forecasted earnings. This range of multiples was determined using historical industry accepted values. This resulted in a range of values of Mayflower from $8.40 to $12.45 per share.

Sterne Agee stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Mayflower.

Other Analyses. Sterne Agee reviewed the relative financial performance of Mayflower and Independent to a variety of relevant industry peer groups. Sterne Agee also reviewed earnings estimates, balance sheet composition and other financial data for Mayflower and Independent.

The Mayflower board of directors has retained Sterne Agee as an independent contractor to act as financial adviser to Mayflower regarding the merger. As part of its investment banking business, Sterne Agee is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, Sterne Agee has experience in, and knowledge of, the valuation of banking enterprises.

Sterne Agee’s Compensation and Other Relationships with Mayflower. Mayflower and Sterne Agee have entered into an agreement relating to the services to be provided by Sterne Agee in connection with the merger.

Mayflower has paid Sterne Agee a cash fee of $50,000 concurrently with the rendering of the Fairness Opinion relating to the Transaction. Additionally, Mayflower has agreed to pay to Sterne Agee at the time of closing of the Transaction a cash fee (“Contingent Fee”) equal to 1.20%, of the aggregate consideration offered in exchange for the outstanding shares of common stock of Mayflower in the Transaction. The fees paid prior to the Contingent Fee payment and an additional $25,000 will be credited against the Contingent Fee. Pursuant to the Sterne Agee engagement agreement, Mayflower also agreed to reimburse Sterne Agee for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws. Prior to the engagement for services in connection with the merger, Sterne Agee had not provided services to Mayflower.

Approval of Independent’s Board of Directors and Reasons for the Merger

Independent’s Board determined that the merger agreement and the merger are advisable and in the best interests of Independent and its shareholders and unanimously approved the merger agreement.

The Independent Board of directors unanimously approved the merger agreement and the merger because it determined that the merger should strengthen Independent’s existing franchise and increase long term shareholder value because Mayflower is, like Rockland Trust, a bank that is deeply committed to its customers, employees, and the communities that it serves. The merger should help Independent further strengthen its position in the attractive Plymouth County area where Mayflower is located. The transaction is financially attractive to Independent and its shareholders because it allows Independent to add Mayflower’s loan and deposit base to that of Independent, providing additional liquidity to Independent, allowing Independent to achieve economies of scale, all while simultaneously providing Independent with the opportunity to maintain and deepen relationships with Mayflower’s customers by offering Independent’s deeper set of products. The Independent board of directors believes that the combined company should have the potential to realize a stronger competitive position and improved long-term operating and financial results, including revenue and earning enhancements, efficiencies, and cost-savings opportunities. In addition, Independent’s financial advisor, KBW, reviewed in detail the financial aspects of the proposed transaction and delivered its opinion that the proposed transaction was fair to Independent from a financial point of view.

After taking into account these and other factors, the Independent Board determined that the merger agreement and the merger were in the best interests of Independent and its shareholders and that Independent should enter into the merger agreement and complete the merger. Independent’s Board evaluated the factors described above, including asking questions of Independent’s management, general counsel, and Independent’s legal and financial advisers, and reached the unanimous decision that the merger was in the best interests of Independent and its shareholders, its employees, its customers, and the communities served by Independent. This discussion of the factors considered by Independent’s Board is not exhaustive, but is intended to describe the material factors considered. Independent’s Board considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination. Independent’s Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of Independent’s Board may have given different weights to different factors. Independent’s Board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

Regulatory Approvals Required to Complete the Merger

The merger is subject to the condition that all consents and approvals of any governmental authority required to consummate the merger and the other transactions contemplated by the merger agreement shall have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated. The merger also is subject to the condition that none of such regulatory approvals shall impose, as reasonably determined by Independent, a “Burdensome Condition,” which is defined in the merger agreement to mean any prohibition, limitation or other requirement that would prohibit or materially limit the ownership or operation by Mayflower or any of its subsidiaries, or by Independent or any of its subsidiaries, of all or any material portion of the business or assets of Mayflower or any of its subsidiaries or Independent or its subsidiaries, or compel Independent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Mayflower or any of its subsidiaries or Independent or any of its subsidiaries.

The consents and approvals of governmental authorities that Independent and Mayflower believe are required to consummate the merger are as follows:

•	the approval of the Board of Bank Incorporation of the Commonwealth of Massachusetts to merge Mayflower with and into Independent, with Independent surviving the merger;

•	confirmation from the Massachusetts Housing Partnership Fund (the “Housing Partnership Fund”) that Independent has made arrangements satisfactory to the Housing Partnership Fund; and

•	the approval of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956.

The consents and approvals of governmental authorities that Independent and Mayflower believe are required to consummate the merger of Mayflower Co-Operative Bank with Rockland Trust (which are not conditions to consummation of the merger) are as follows:

•	the FDIC’s approval of the merger of Mayflower Co-Operative Bank with and into Rockland Trust, with Rockland Trust surviving the merger; and

•	the approval of the Massachusetts Commissioner of Banks to merge Mayflower Co-Operative Bank with and into Rockland Trust, with Rockland Trust surviving the merger.

The parties have filed all applications and notice materials necessary to obtain these regulatory approvals or confirmations. The merger cannot be completed until the first three approvals and confirmations listed above have been obtained, are in full force and effect and all statutory waiting periods in respect thereof have expired, and the merger between Rockland Trust and Mayflower Co-Operative Bank (the “bank merger”) cannot be completed until after the last two approvals listed above have been obtained. The merger may not be consummated until 30 days after the approval of the Federal Reserve Board (or such shorter period as the Federal Reserve Board may prescribe with the concurrence of the United States Department of Justice, but not less than 15 days), during which time the Department of Justice may challenge the merger on antitrust grounds. The bank merger (the completion of which is not a condition to the merger) may not be consummated until 30 days after the approval of the FDIC (or such shorter period as the FDIC may prescribe with the concurrence of the United States Department of Justice, but not less than 15 days), during which time the Department of Justice may challenge the bank merger on antitrust grounds. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of the Federal Reserve Board or FDIC approval, as the case may be, unless a court specifically orders otherwise. In reviewing the merger and the bank merger, the Department of Justice could analyze the merger’s effect on competition differently than the Federal Reserve Board and the FDIC, and it is possible that the Department of Justice could reach a different conclusion than the applicable banking regulator regarding the merger’s (or the bank merger’s) competitive effects.

Independent and Mayflower cannot assure you that all required regulatory approvals or confirmations will be obtained, when they will be obtained or whether there will be conditions in the approvals or any litigation challenging the approvals. Independent and Mayflower also cannot assure you that the United States Department of Justice or the Attorney General of the Commonwealth of Massachusetts will not attempt to challenge the merger on antitrust grounds, or what the outcome will be if such a challenge is made. Independent and Mayflower are not aware of any other government approvals or actions that are required prior to the parties’ consummation of the merger. It is currently contemplated that if any such additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

Interests of Mayflower’s Executive Officers and Directors in the Merger

Mayflower’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of other Mayflower’s shareholders generally. The Mayflower board of directors was aware of these interests and considered them, among other matters, when it approved the merger agreement.

Equity Plans

All outstanding unvested Mayflower stock options and restricted shares of Mayflower common stock will become fully vested immediately prior to the effective time of the merger. Mayflower options will be cancelled upon consummation of the merger, and each option holder will receive a cash payment upon such cancellation in an amount equal to the product of (i) the number of shares of Mayflower common stock provided for by such option and (ii) the excess, if any, of (a) a blended per share deal value reflecting the overall 70% stock/30% cash merger consideration split, to be calculated as the sum of (1) $5.25 (equal to 30% of the per share cash consideration of $17.50) plus (2) 0.3955 (equal to 70% of the per share exchange ratio of 0.565) multiplied by the volume weighted average closing price of Independent common stock on the NASDAQ Global Select Market for the five trading days ending on the fifth trading day immediately preceding the closing date of the merger, over (b) the exercise price of the option. Holders of restricted shares of Mayflower common stock that are vested in connection with the merger will be entitled to receive the same forms of consideration as other holders of Mayflower common stock.

The following table sets forth, as of June 30, 2013, the total number of options held by the named executive officers of Mayflower, the executive officers of Mayflower as a group and all non-employee directors of Mayflower as a group, as well as the value of cash payments to be received upon cancellation of such options. In addition, the following table reflects the number of unvested shares of restricted stock held by the named executive officers of Mayflower, the executive officers of Mayflower as a group and all non-employee directors of Mayflower as a group which will vest as a result of the merger, as well as the value of the merger consideration to be received in exchange for such shares.

Name	Number of Options	Payment at Completion of Merger when Options are Cancelled (Before Deduction of Withholding Taxes) (1)	Number of Currently Unvested Shares of Restricted Stock	Value at Completion of Merger of Currently Unvested Shares of Restricted Stock (Before Deduction of Withholding Taxes) (1)
Edward M. Pratt	8,090	$57,397	2,297	$41,897
John J. Biggio	4,315	$25,194	672	$12,257
Maria Vafiades	4,150	$23,714	601	$10,962
Executive Officers as a Group	3,715	$19,787	400	$7,296
Non-Employee Directors as a Group	18,500	$126,905	—	—

TOTAL	38,770	$252,997	3,970	$72,412

(1)	Total consideration per unit in excess of exercise price, if applicable. Consideration is computed by multiplying the number of units times $18.24 ($5.25 for cash consideration plus $12.99 for the stock consideration).

Cash Consideration	$5.25
Stock Consideration	32.848	Independent Stock Price for 5 days after announcement date
	0.3955	Conversion

	$12.99

Settlement Agreements

Independent has agreed to honor Mayflower’s pre-existing employment agreements with Edward M. Pratt, Mayflower’s President and Chief Executive Officer, Maria Vafiades, Mayflower’s Chief Financial Officer, John J. Biggio, Mayflower’s Vice President and Senior Lending Officer and Stergios Kostas, Mayflower’s Vice President, Retail Banking. In connection with the merger agreement, Independent and Mayflower have entered into settlement agreements (that include waiver and release provisions) with these officers for the purpose of setting forth, and avoiding any future disagreement with respect to, the severance payments that the executive officers are entitled to receive under their agreements with Mayflower. Pursuant to the settlement agreements, the pre-existing agreements will terminate at the closing of the merger (other than the survival of certain specified provisions) and the officers will look solely to the terms of the settlement agreements to determine their rights to receive severance and other payments and benefits related to the termination of their employment.

Under these settlement agreements, in settlement of certain portions of their existing employment agreements and salary continuation agreements or severance agreements with Mayflower, as applicable, lump sum cash payments will be made at closing to these executives, of no more than $727,368 for Mr. Pratt (subject to reduction), $291,059 for Ms. Vafiades, $327,315 for Mr. Biggio and $261,081 for Mr. Kostas, subject to adjustment if the merger closes after 2014. The amounts for Mr. Biggio and Ms. Vafiades would be increased by the respective percentage increase in Mr. Biggio’s and Ms. Vafiades’ base salary, if any, not to exceed 4%, if the closing of the merger occurs after the annual renewal date of the applicable employment agreements. The settlement agreements further provide that the payments will be reduced, if necessary, to ensure that no portion of the amounts payable would be subject to excise tax under Section 4999 of the Internal Revenue Code or would be non-deductible to the payor by reason of Section 280G of the Internal Revenue Code, although it is not expected that any such reductions will be necessary.

Compensation of Mayflower’s Named Executive Officers in Connection with the Merger

The following table reflects the compensation and benefits that will or may be paid or provided to each of Mayflower’s named executive officers in connection with the merger as described above. Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement/prospectus. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. Further, calculations are based on (i) an assumed closing date as of June 30, 2013, including with respect to calculating the portion of equity awards subject to acceleration of vesting (assuming continued vesting of the equity and assuming that all Mayflower options, unvested shares of restricted stock remain outstanding on such date), (ii) the equity holdings of the named executive officers as of June 30, 2013 (assuming no vesting of awards or exercises of Mayflower options after June 30, 2013), and (iii) the termination of the named executive officers without cause or for good reason immediately following a change in control as of June 30, 2013.

Compensation of Mayflower’s Named Executive Officers in Connection with the Merger

Name	Cash ($)	Equity (1) ($)	Pension/ NQDC (2) ($)	Perquisites/ Benefits ($)	Other ($)	Total ($)
Edward M. Pratt	697,733	99,294	—	—	—	797,027
John J. Biggio	327,315	37,451	17,328	—	—	382,094
Maria Vafiades	291,059	34,676	18,886	—	—	344,621

(1)	Amounts shown include $57,397, $25,194 and $23,714 payable to Messrs. Pratt and Biggio and Ms. Vafiades, respectively, upon the cancellation of stock options and $41,897, $12,257 and $10,962 payable to Messrs. Pratt and Biggio and Ms. Vafiades, respectively, upon the cancellation of unvested stock awards. Such amounts were calculated based on an assumed 30% cash and 70% stock consideration using the 5 day average trading price of Independent Bank Corp for the five days after announcement of the Merger.

(2)	Amounts shown include the incremental benefit payable upon change in control.

Indemnification and Insurance

The merger agreement provides that following the merger Independent will indemnify and hold harmless the present and former officers and directors of Mayflower and its subsidiaries against costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the merger, whether asserted or claimed prior to, at or after the effective date of the merger, to the extent such indemnified party would have been indemnified, as a director or officer of Mayflower or any of its subsidiaries under Mayflower’s bylaws. Independent will also continue to cover those persons under a directors’ and officers’ liability insurance policy for a period of six years following the effective date of the merger arising out of actions or omissions occurring at or prior to the merger, except that Independent is not required to expend more than 200% per year of the current amount expended by Mayflower to maintain such insurance.

THE MERGER AGREEMENT

The following summary describes certain aspects of the merger, including material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this document and is incorporated into this document by reference. You should read the merger agreement in its entirety, as it is the legal document governing the merger.

The Merger

Each of Mayflower’s board of directors and Independent’s board of directors has unanimously adopted and approved the merger agreement, which provides for the merger of Mayflower with and into Independent. Each share of Independent common stock issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of Independent, and each share of Mayflower common stock issued and outstanding at the effective time of the merger will be converted into the right to receive either (i) 0.565 shares of Independent common stock or (ii) $17.50 in cash. See “—Consideration To Be Received in the Merger” below.

Effective Time and Completion of the Merger

The merger will be completed and will become effective upon the acceptance for filing by the Secretary of the Commonwealth of Massachusetts of the articles of merger related to the merger. However, the parties may agree to a later time for completion of the merger and specify that later time in the articles of merger in accordance with Massachusetts law.

We currently expect that the merger will be completed in the fourth quarter of 2013, subject to Mayflower’s shareholders’ approval of the merger agreement and the transactions it contemplates, the receipt of all necessary regulatory approvals and the expiration of all regulatory waiting periods. However, completion of the merger could be delayed if there is a delay in obtaining the required shareholder or regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, Mayflower and Independent will obtain the required approvals or complete the merger.

Consideration to Be Received in the Merger

In the merger, each outstanding share of Mayflower common stock will be converted into the right to receive either (i) 0.565 shares of Independent common stock or (ii) $17.50 in cash. Independent will not issue any fractional shares of its common stock in the merger, but will instead pay cash (determined on the basis of the volume weighted average closing price of Independent common stock on the NASDAQ Global Select Market for the five trading days ending on the fifth trading day immediately preceding the completion of the merger) for any fractional share a Mayflower shareholder would otherwise receive after aggregating all of his or her shares.

Mayflower’s shareholders will be able to elect to receive cash, Independent common stock or a combination of cash and Independent common stock for their shares of Mayflower common stock. Regardless of a Mayflower shareholder’s choice, however, elections will be limited by the requirement that 70% of Mayflower common stock be converted into Independent common stock and 30% be exchanged for cash. Therefore, the allocation of cash and Independent common stock that a Mayflower shareholder will receive will depend on the elections of other Mayflower shareholders. The allocation of the consideration payable to Mayflower shareholders will not be known until the exchange agent tallies the results of the cash/stock elections made by Mayflower’s shareholders. If a Mayflower shareholder does not make an election, the type of consideration such shareholder will receive will depend on the consideration elected by other Mayflower shareholders.

Exchange of Mayflower Stock Certificates for Independent Stock Certificates

On or before the closing date of the merger, Independent will cause to be delivered to the exchange agent certificates representing the shares of Independent common stock to be issued in the merger. In addition, Independent will deliver to the exchange agent an aggregate amount of cash sufficient to pay the aggregate cash consideration payable in the merger, as well as cash payable in lieu of fractional shares of Independent common stock. Independent has selected Computershare Limited to act as the exchange agent in connection with the merger.

If the merger is approved, Mayflower’s shareholders will receive separate instructions for the exchange of certificates representing Mayflower common stock. No later than five business days following the effective time of the merger, the exchange agent will mail to each Mayflower shareholder of record at the effective time of the merger who did not previously surrender Mayflower stock certificates, a letter of transmittal and instructions for use in surrendering the shareholder’s Mayflower stock certificates. When such Mayflower shareholders deliver their Mayflower stock certificates to the exchange agent along with a properly completed and duly executed letter of transmittal and any other required documents, their Mayflower stock certificates will be cancelled and in exchange they will receive:

•	a check representing the amount of cash, if any, they are entitled to receive under the merger agreement as payment of merger consideration;

•	an Independent stock certificate representing the number of whole shares of Independent common stock that they are entitled to receive under the merger agreement; and

•	a check representing the amount of cash that they are entitled to receive in lieu of fractional shares, if any.

No interest will be paid or accrued on any cash constituting merger consideration.

Mayflower’s shareholders are not entitled to receive any dividends or other distributions on Independent common stock with a record date after the closing date of the merger until they have surrendered their Mayflower stock certificates in exchange for an Independent stock certificate. After the surrender of their Mayflower stock certificates, Mayflower shareholders of record will be entitled to receive any dividend or other distribution, without interest, which had become payable with respect to their Independent common stock.

Independent will only issue a stock certificate for Independent common stock or a check for cash in payment of merger consideration or in lieu of a fractional share in a name other than the name in which a surrendered Mayflower stock certificate is registered if the exchange agent is presented with all documents required to show and effect the unrecorded transfer of ownership, together with evidence that any applicable stock transfer taxes have been paid.

Stock Options and Restricted Stock

Stock Options

All outstanding unvested Mayflower stock options will become fully vested immediately prior to the effective time of the merger. Mayflower options will be cancelled upon consummation of the merger, and each option holder will receive a cash payment upon such cancellation in an amount equal to the product of (i) the number of shares of Mayflower common stock provided for by such option and (ii) the excess, if any, of (a) a blended per share deal value reflecting the overall 70% stock/30% cash merger consideration split, to be calculated as the sum of (1) $5.25 (equal to 30% of the per share cash consideration of $17.50) plus (2) 0.3955 (equal to 70% of the per share exchange ratio of 0.565) multiplied by the volume weighted average closing price of Independent common stock on the NASDAQ Global Select Market for the five trading days ending on the fifth trading day immediately preceding the closing date of the merger, over (b) the exercise price of the option.

The cash payment will be made without interest and will be net of all applicable withholding taxes. As of May 14, 2013, there were outstanding options to purchase 45,740 shares of Mayflower common stock.

Restricted Stock

All outstanding unvested shares of Mayflower restricted stock will become fully vested immediately prior to the effective time of the merger. All of such shares will be treated as outstanding Mayflower shares for all purposes under the merger agreement, including for purposes of the holders’ right to receive the merger consideration, subject to applicable withholding. As of May 14, 2013, there were 5,301  shares of unvested Mayflower restricted stock outstanding.

Representations and Warranties

The merger agreement contains customary representations and warranties of Independent and Mayflower relating to their respective businesses. With the exception of certain representations that must be true and correct in all material respects or true and correct except to a de minimis extent, no representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, circumstance or event unless that fact, circumstance or event, individually or when taken together with all other facts, circumstances or events, has had or is reasonably likely to have a material adverse effect on Mayflower making the representation or its ability to timely complete the merger and the bank merger. In determining whether a material adverse effect has occurred or is reasonably likely, the parties will disregard any effects resulting from (1) changes in banking and similar laws of general applicability or interpretations thereof, (2) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or bank holding companies generally, (3) any modifications or changes to Mayflower’s valuation policies and practices in connection with the merger or restructuring charges taken in connection with the merger, in each case in accordance with generally accepted accounting principles and with Independent’s prior written consent, (4) changes after the date of the merger agreement in general economic or capital market conditions affecting financial institutions or their market prices generally and not disproportionately affecting Mayflower or Independent, including, but not limited to, changes in levels of interest rates generally, (5) the effects of compliance with the merger agreement on the operating performance of Mayflower or Independent, including the expenses incurred by Mayflower or Independent in negotiating, documenting, effecting and consummating the merger, (6) the effects of any action or omission taken by Mayflower with the prior consent of Independent, and vice versa, or as otherwise expressly permitted or contemplated by the merger agreement, (7) the impact of the merger agreement and the transactions contemplated by the merger agreement on relationships with customers or employees (including the loss of personnel subsequent to the date of the merger agreement), and (8) the public disclosure of the merger agreement or the transactions contemplated by the merger agreement.

The representations and warranties of each of Independent and Mayflower have been made solely for the benefit of the other party and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties:

•

have been qualified by information set forth in confidential disclosure schedules exchanged by the parties in connection with signing the merger agreement which modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

•	will not survive consummation of the merger and cannot be the basis for any claims under the merger agreement by the other party after termination of the merger agreement;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•	are subject to the materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

Each of Independent and Mayflower has made representations and warranties to the other regarding, among other things:

•	capital stock;

•	corporate matters, including due organization and qualification;

•	their authority to execute and deliver the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	the filing of securities and regulatory reports, and the absence of investigations by regulatory agencies;

•	governmental filings and regulatory approvals and consents necessary to complete the merger;

•	absence of certain changes or events;

•	compliance with applicable laws;

•	regulatory capitalization;

•	loan, non-performing and classified assets;

•	trust business and fiduciary accounts;

•	the Community Reinvestment Act and anti-money laundering requirements;

•	accuracy of this proxy statement/prospectus;

•	legal proceedings;

•	broker’s fees payable in connection with the merger;

•	employee benefit matters;

•	labor matters;

•	tax matters; and

•	the accuracy of information supplied for inclusion in this document and other similar documents.

In addition, Mayflower has made other representations and warranties about itself and its subsidiaries to Independent as to:

•	organization and ownership of subsidiaries;

•	matters relating to certain material contracts;

•	investment securities;

•	derivative transactions;

•	investment management;

•	repurchase agreements;

•	deposit insurance;

•	transactions with affiliates and insiders;

•	tangible properties and assets;

•	intellectual property;

•	environmental matters;

•	insurance;

•	the inapplicability of state anti-takeover laws;

•	the receipt of a fairness opinion; and

•	transaction costs.

Conduct of Business Pending the Merger

Mayflower has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, Mayflower has agreed that during this period it will, and will cause each of its subsidiaries to: (1) conduct its business in the ordinary course consistent with past practice; and (2) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, including retaining the services of key officers and key employees and the goodwill of customers and other parties. Mayflower further has agreed that, with certain exceptions, Mayflower will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions without the prior written consent of Independent:

•

issue, or enter into an agreement to issue, shares of common stock except pursuant to the exercise of Mayflower stock options outstanding as of the date of the merger agreement, accelerate the vesting of any rights to acquire shares of common stock, or change the number of, or provide for the exchange of, shares of Mayflower stock, any securities convertible into or exchangeable for any additional shares of stock, any rights issued and outstanding prior to the effective date of the merger as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities;

•

declare, set aside or pay any dividends or other distributions on any shares of its capital stock, other than (1) dividends paid by any of the wholly owned subsidiaries of Mayflower to Mayflower or to any of its wholly owned subsidiaries, and (2) regular quarterly cash dividends at a rate not to exceed $0.06 per share;

•

enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer, employee of Mayflower or any of its subsidiaries, or grant any salary or wage increase or increase any employee benefit plan or pay any incentive or bonus payments, subject to certain exceptions primarily intended to permit increases in compensation and the payment of bonuses in the ordinary course of business;

•

hire any person except for at-will employees at an annual rate of salary not to exceed $50,000 to fill vacancies that may arise from time to time in the ordinary course of business, or promote any employee, except fill vacancies that may arise in the ordinary course of business or to satisfy contractual obligations existing as of the date of the merger agreement;

•

with certain exceptions, enter into, establish, adopt, amend, modify or terminate any benefit plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any current or former director, officer or employee;

•

except pursuant to agreements in effect as of the date of the merger agreement, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors other than compensation or business expense reimbursement in the ordinary course of business consistent with past practice;

•

except for real estate owned in the ordinary course of business consistent with past practice and for loan sales to Federal National Mortgage Association in the ordinary course of business consistent with past practice and Mayflower Co-Operative Bank’s agreement with Federal National Mortgage

Association, sell, transfer, mortgage, pledge, encumber or otherwise dispose or discontinue any of its assets, deposits, business or properties other than real estate owned, or cancel or release any indebtedness owed to Mayflower or any of its subsidiaries;

•

acquire, other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, all or any portion of the assets, business, deposits or properties of any other entity;

•

with certain exceptions, make any capital expenditures other than in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 in the aggregate unless consented to in writing by Independent;

•	amend its articles of organization or bylaws or any equivalent documents of any Mayflower subsidiary;

•

implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or generally accepted accounting principles in the United States of America;

•	with certain exceptions, enter into, amend, modify or terminate any material contract, lease, or insurance policy;

•

enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Mayflower or any of its subsidiaries becomes party after the date of the merger agreement, which settlement involves payment of an amount exceeding $25,000 individually or $50,000 in the aggregate and/or would impose any material restriction on the business of Mayflower or its subsidiaries;

•

enter into any new material line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operative policies, except as required by applicable law, regulation or policies imposed by any governmental authority, or file any application or make any contract or commitment with respect to branching or site location or relocation;

•	enter into any derivatives transactions;

•

incur, modify, extend or renegotiate any indebtedness or in any way assume the indebtedness of another person (except deposits, FHLB borrowings or federal funds purchased, in each case in the ordinary course of business) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person;

•	with certain exceptions, acquire, sell or otherwise dispose of any debt security or equity investment unless consented to in writing by Independent;

•	make any changes in deposit pricing that are not in the ordinary course of business consistent with recent past practice;

•	with respect to loans:

•

except for loans approved and/or committed as of the date of the merger agreement, make or renew any loan, loan commitment, letter of credit or other extension of credit, unless any such loan, loan commitment, letter of credit or other extension of credit has been credit approved by Mayflower Co-Operative Bank in the ordinary course of business in accordance with the current pricing and credit underwriting guidelines of Mayflower Co-Operative Bank and consistent with recent past practice and, if more than $1,000,000, has been consented to in writing by Independent;

•

renegotiate, increase, extend or modify any loan, loan commitment, letter of credit or other extension of credit, unless in the ordinary course of business in accordance with the current pricing and credit underwriting guidelines of Mayflower Co-Operative Bank and consistent with recent past practice and, if more than $1,000,000, has been consented to in writing by Independent; and

•	purchase any loans, unless such purchase has been consented to in writing by Independent.

•	make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof;

•

make or change any material tax election, file any material amended tax return, enter into any material closing agreement, settle or compromise any material liability with respect to taxes, agree to any material adjustment of any tax attribute, file any claim for a material refund of taxes, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment;

•	commit any act or omission which constitutes a material breach or default of an agreement with any governmental authority or any other material agreement, lease or license;

•

foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental assessment of the property or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence of hazardous substances or other regulated materials;

•

except as may be required by applicable law or regulation, take or fail to take, or adopt any resolutions of its board of directors in support of, any action which would result in (1) any of Mayflower’s representations and warranties in the merger agreement becoming untrue in any material respect, (2) any of the conditions to the merger not being satisfied, or (3) a material violation of any provision of the merger agreement;

•	repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

•	enter into any contract with respect to, or otherwise agree to do any of the actions prohibited by the preceding bullet points;

•

with certain exceptions or except as may be required by applicable law or regulation, make application for the opening, relocation or closing of any, or open, relocate, or close any, branch office, loan production or servicing facility or automated banking facility; or

•

compromise, resolve, or otherwise “workout” any delinquent or troubled loan unless done in the ordinary course of business consistent with recent past practice and approved by Mayflower Co-Operative Bank’s Security Committee.

Independent has agreed that, except with Mayflower’s prior written consent, Independent will not, among other things, undertake the following actions:

•

except as may be required by applicable law or regulation, take any action or fail to take any action that is intended or reasonably likely to result in: a delay in the consummation of the merger or the transactions contemplated by the merger agreement; any impediment to its ability to consummate the merger or the transactions contemplated by the merger agreement; any of its representations and warranties contained in the merger agreement becoming untrue in any material respect at or prior to the effective time; any of the conditions contained in the merger agreement not being satisfied; or a material violation of any provision of the merger agreement; or

•	enter into any contract with respect to, or otherwise agree to do any of the actions prohibited by the preceding bullet point.

The merger agreement also contains mutual covenants relating to preparation of this document, access to information of the other company, public announcements with respect to the transactions contemplated by the merger agreement, regulatory filings and consents, notification of certain changes, information systems conversion, coordination of dividends and agreements by Mayflower allowing Independent access to Mayflower’s customers and suppliers and to conduct environmental assessments of certain real property owned by Mayflower.

Shareholder Approval

Mayflower has called the annual meeting to consider and vote upon approval of the merger agreement and any other matters required to be approved by Mayflower’s shareholders in order to permit consummation of the transactions contemplated by the merger agreement, as well as to vote upon a proposal to approve one or more adjournments of the annual meeting if necessary to permit further solicitation of proxies in favor of the Mayflower merger agreement proposal, a non-binding advisory resolution approving certain compensation payable to the named executive officers of Mayflower in connection with the merger the election of four directors, the ratification of the appointment of independent auditors for the fiscal year ending March 31, 2014, a non-binding resolution to approve the compensation of the named executive officers and the frequency of the advisory vote on the compensation of the named executive officers. Mayflower has agreed to use commercially reasonable efforts to convene the meeting within 45 days following the time when the registration statement becomes effective. Mayflower has agreed to take all lawful action to solicit shareholder approval of the merger agreement, although under certain circumstances Mayflower’s board of directors may recommend to Mayflower’s shareholders a Superior Proposal (as defined below) in the exercise of its fiduciary duties, as described below under “—No Solicitation of Alternative Transactions.”

Under the merger agreement, Mayflower’s board of directors must, at all times prior to and during the annual meeting, recommend approval of the merger agreement by Mayflower’s shareholders and may not withhold, withdraw, amend or modify its recommendation in any manner adverse to Independent or take any other action or make any other public statement inconsistent with its recommendation, except as and to the extent described below under “—No Solicitation of Alternative Transactions.”

No Solicitation of Alternative Transactions

With certain exceptions described below, Mayflower has agreed that it, its subsidiaries and their officers and directors will not, and Mayflower will use its reasonable best efforts to cause each of its and its subsidiaries’ representatives not to, directly or indirectly:

•	solicit, initiate or encourage any inquiry with respect to, or the making of, any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal (as defined below);

•

participate in any negotiations regarding an Acquisition Proposal with, or furnish any nonpublic information relating to an Acquisition Proposal to, any party that has made or, to the knowledge of Mayflower, is considering making an Acquisition Proposal; or

•	engage in discussions regarding an Acquisition Proposal with any party that has made, or, to Mayflower’s knowledge, is considering making, an Acquisition Proposal.

However, prior to the time that Mayflower’s shareholders approve the merger agreement and the transactions it contemplates, if Mayflower receives a written and unsolicited Acquisition Proposal that Mayflower’s board of determines in good faith (after consultation with its financial advisers and legal counsel) is or could reasonably be expected to lead to a Superior Proposal (as defined below), Mayflower may take the following actions:

•

furnish nonpublic information to the party making such Superior Proposal, but only if (1) prior to so furnishing such information, Mayflower has entered into a customary confidentiality agreement with such party on terms no less favorable to Mayflower than the confidentiality agreement between Mayflower and Independent, and (2) all such information has previously been provided to Independent or is provided to Independent prior to or contemporaneously with the time it is provided to the party making such Superior Proposal; and

•	engage or participate in any discussions or negotiations with such party with respect to the Superior Proposal.

Mayflower must promptly advise Independent of the receipt of:

•	any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal and the material terms of the proposal; and

•	any request for non-public information relating to Mayflower or any of its subsidiaries other than requests for information not reasonably expected to be related to an Acquisition Proposal.

Thereafter, Mayflower must keep Independent reasonably informed on a reasonably current basis of the status of any such Acquisition Proposal (including any material change to the terms thereof).

Except as described below, Mayflower’s board of directors may not:

•

withhold, withdraw, or modify (or publicly propose to withhold, withdraw or modify), in a manner adverse to Independent, its recommendation that Mayflower’s shareholders approve the merger agreement and the transactions it contemplates; or

•	approve or recommend (or publicly propose to approve or recommend ) any Acquisition Proposal.

Except as set forth below, Mayflower may not, and its board of directors may not allow it to, and Mayflower may not allow any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (except for customary confidentiality agreements as described above) relating to any Acquisition Proposal.

Notwithstanding the previous paragraphs, Mayflower’s board of directors may, prior to the time Mayflower’s shareholders approve the merger agreement and the transactions it contemplates, (1) change its recommendation that Mayflower shareholders approve the merger agreement and the transactions it contemplates or (2) terminate the merger agreement (and concurrently with such termination cause Mayflower to enter into an acquisition agreement with respect to the Superior Proposal), in either case if and only if the board of directors has determined in good faith, after consulting with its legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties. However, the board of directors may not take any such action in connection with an Acquisition Proposal unless:

•	the Acquisition Proposal constitutes a Superior Proposal;

•

prior to terminating the merger agreement, Mayflower provides written notice to Independent at least four business days in advance of its intention to take such action (which notice must specify all material terms and conditions of the Superior Proposal, including documentation related thereto and the identity of the party making the Superior Proposal);

•

during the four-day notice period, Mayflower negotiates with Independent in good faith if Independent proposes to make adjustments in the terms and conditions of this merger agreement so that the Acquisition Proposal ceases to constitute a Superior Proposal; and

•	the Acquisition Proposal continues to constitute a Superior Proposal after taking into account any amendments that Independent agrees to make to the merger agreement.

As used in the merger agreement, the term “Acquisition Proposal” means any proposal or offer with respect to any of the following involving Mayflower:

•	any merger, consolidation, share exchange, business combination or other similar transaction;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets that constitute 20% or more of the assets of Mayflower in a single transaction or series of transactions;

•

any tender offer or exchange offer for 20% or more of the outstanding shares of Mayflower’s capital stock or the filing of a registration statement under the Securities Act, in connection therewith; or

•	any public announcement by any party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

As used in the merger agreement, the term “Superior Proposal” means any bona fide written Acquisition Proposal with respect to more than 50% of the combined voting power of the shares of Mayflower common stock then outstanding or all or substantially all of the assets of Mayflower:

•

that is on terms which Mayflower’s board of directors determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to Mayflower’s shareholders than the transactions contemplated by the merger agreement;

•

that constitutes a transaction that, in the good faith judgment of Mayflower’s board of directors, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal; and

•	for which financing, to the extent required, is then committed pursuant to a written commitment letter.

Employee Benefits Matters

Benefit Plans

The merger agreement provides that following the effective date of the merger, Independent will provide those individuals who are employees of Mayflower and its subsidiaries and who continue as employees of Independent or any of its subsidiaries with employee benefit plans of general applicability for which Independent has analogous plans with such employee plans being either those of Mayflower or Independent as selected by Independent; provided, however, that all such employees will be entitled to participate in all benefit plans of general applicability then maintained by Independent to the same extent as similarly-situated employees of Independent. Independent will make all commercially reasonable efforts to cause each benefit plan providing medical or dental benefits to continuing employees to waive any preexisting condition limitations relating to any conditions that were covered under the applicable medical or dental plans of Mayflower and its subsidiaries, take into account all eligible expenses incurred for purposes of satisfying the deductible and coinsurance and waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to the continuing employee.

Severance Pay Plan

In addition to the settlement agreements referenced elsewhere in this proxy statement/prospectus and individual severance arrangements offered to certain key employees, Independent has agreed to a severance pay plan that provides for severance benefits for eligible employees not covered by any contractual severance arrangement in connection with certain terminations of employment that occur within one year after the effective date of the merger. Under this severance pay plan, eligible employees whose employment is terminated without cause during the one year following the merger would be entitled to receive severance pay in a lump sum as well as outplacement assistance. The amount of the lump sum severance payment would be equal to two weeks’ salary per year of service up to a maximum of twenty-six (26) weeks.

Conditions to Complete the Merger

Our respective obligations to complete the merger are subject to the fulfillment or waiver (except for the condition set forth in the third bullet below, which may not be waived in any circumstance) of mutual conditions, including:

•	receipt of approval of the merger agreement by Mayflower’s shareholders;

•

the effectiveness of the registration statement of which this document is a part, with respect to the Independent common stock to be issued in the merger under the Securities Act, and the absence of any stop order or proceedings initiated or threatened by the Securities and Exchange Commission for that purpose;

•	the receipt by each party of a legal opinion from its counsel with respect to certain U.S. federal income tax consequences of the merger;

•

the receipt and effectiveness of all regulatory approvals, registrations and consents, (none of which shall impose a term, condition or restriction that independent reasonably determines to be a burdensome condition) and the expiration of all waiting periods required to complete the merger;

•

the absence of any statute, regulation, rule, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement; and

•	the approval of the shares of Independent common stock issuable pursuant to the Merger for listing on the Nasdaq Global Market, subject to official notice of issuance.

Each of Mayflower’s and Independent’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions, including the performance by the other party in all material respects of its obligations under the merger agreement, and the other party’s representations and warranties in the merger agreement being true and correct in all material respects (except that no representation or warranty will be deemed not to be true and correct unless the failure of such representation or warranty to be true and correct, together with all other failures, would have a material adverse effect on the party).

Independent’s obligation to complete the merger is further subject to the conditions that the number of outstanding shares of Mayflower common stock shall not exceed 2,064,106, except to the extent increased as a result of the exercise of stock options outstanding on the date of the merger agreement.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this document, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

General

The merger agreement may be terminated at any time prior to the completion of the merger by our mutual consent authorized by each of our boards of directors, as determined by a vote of a majority of its respective members, or by either Independent or Mayflower if:

•

a governmental entity which must grant a regulatory approval as a condition to the merger denies approval of the merger or any governmental entity has issued an order prohibiting the merger and such action has become final and non-appealable;

•	the requisite shareholder approval is not obtained from Mayflower’s shareholders;

•	the merger is not completed by March 31, 2014 (other than because of a material breach of the Agreement caused by the party seeking termination); or

•

the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, subject to the right of the breaching party to cure the breach by 30 days following written notice (unless it is not possible due to the nature or timing of the breach for the breaching party to cure the breach).

The merger agreement may also be terminated by Independent if Mayflower has materially breached its “non-solicitation” obligations; the Mayflower board has failed to recommend in this proxy statement the approval of the merger agreement, or has withdrawn, modified or qualified, in any manner adverse to Independent, its recommendation that its shareholders approve the merger agreement; the Mayflower board has recommended, proposed or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction (as defined below under “—Termination Fee and Expense Reimbursement”) with any person other than Independent or a subsidiary or affiliate of Independent; or the Mayflower board has failed to call the annual meeting of Mayflower shareholders.

Additionally, Mayflower may terminate the merger agreement:

•	if it enters into a Superior Proposal as described under “The Merger Agreement—No Solicitation of Alternative Transactions,” so long as it pays a termination fee of $1.5 million to Independent; or

•

pursuant to a “walk away” right that is subject to a “top up” option, if (a) the ten day volume-weighted average price of Independent’s common stock as of a measurement date prior to closing is more than 20% below the ten day volume-weighted average price of Independent’s common stock for the trading period ending May 13, 2013, (b) the drop in the ten day volume-weighted average price of Independent’s common stock between May 14, 2013 and the measurement date is more than 20% greater than any drop in the ten day volume-weighted average price of the Nasdaq Bank Stock Index during such measurement period, (c) Mayflower elects to terminate the agreement by a majority vote of Mayflower’s directors, and (d) following notice of such election Independent does not exercise its “top up” option under the merger agreement to increase the exchange ratio to a number that would compensate Mayflower’s shareholders for the extent of the drop in Independent’s common stock below the lowest price per share at which the walk away right would not have been triggered. If Independent does exercise its “top up” option, then no termination will occur.

Effect of Termination

In the event the merger agreement is terminated as described above, the merger agreement will become void and neither Independent nor Mayflower will have any liability under the merger agreement, except that:

•	both Independent and Mayflower will remain liable for any willful breach of the merger agreement; and

•

designated provisions of the merger agreement, including those relating to the termination fee, the payment of fees and expenses, non-survival of the representations and warranties, and confidential treatment of information will survive the termination.

Termination Fee and Expense Reimbursement

Conditions Requiring Payment of Termination Fee

Mayflower has agreed to pay a termination fee in the amount of $1.5 million to Independent in the following circumstances:

•

if Mayflower terminates the merger agreement because Mayflower’s board of directors has approved, and Mayflower enters into, a definitive agreement with respect to a Superior Proposal (as defined above under “—No Solicitation of Alternative Transactions”);

•	by Independent because:

•	Mayflower materially breaches its non-solicitation obligations;

•

Mayflower’s board of directors fails to recommend that Mayflower shareholders approve the merger agreement and the transactions it contemplates, or the board withdraws the recommendation or modifies it in a manner adverse to Independent;

•

Mayflower’s board of directors recommends, proposes or publicly announces its intention to recommend or propose, to engage in an Acquisition Transaction (as defined below) with any party other than Independent or a subsidiary or affiliate of Independent; or

•

Mayflower materially breaches its obligations to call, give notice of, convene and hold a meeting of Mayflower shareholders in order to approve the merger agreement and the transactions it contemplates; or

•	in the event that

•

(1) an Acquisition Proposal, whether or not conditional, has been publicly announced (or any person has publicly announced an intention, whether or not conditional, to make an Acquisition Proposal) or (2) Mayflower’s board of directors has withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify) its recommendation for the merger, prior to or on the date of the shareholder meeting or at any adjournment or postponement thereof at which the vote on the merger agreement is held; and

•	the merger agreement is terminated:

•	by Independent or Mayflower because shareholder approval is not obtained by Mayflower’s shareholders;

•	by Independent or Mayflower because the merger is not completed on or before March 31, 2014; or

•	by Independent because Mayflower willfully breaches the merger agreement in a way that would entitle Independent not to consummate the merger, subject to the right of Mayflower to cure the breach; and

•

within 12 months following the date of termination, Mayflower enters into a definitive agreement with respect to any Acquisition Transaction, Mayflower’s board of directors recommends any Acquisition Transaction, or Mayflower consummates any Acquisition Transaction, then Mayflower must pay the termination fee to Independent. The amount paid will be offset by any amount previously paid for expense reimbursement as described below. Mayflower must pay the termination fee prior to the earlier of Mayflower entering into a definitive agreement for or consummating such Acquisition Transaction.

As used in the merger agreement, the term “Acquisition Transaction” means any of the following involving Mayflower:

•	any merger, consolidation, share exchange, business combination or other similar transaction;

•

any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets that constitute a substantial portion of the net revenues, net income or assets of Mayflower in a single transaction or series of transactions; or

•	any tender offer or exchange offer for 20% or more of the outstanding shares of Mayflower’s capital stock or the filing of a registration statement under the Securities Act, in connection therewith.

Conditions Requiring Expense Reimbursement

If the merger agreement is terminated by Independent because:

•	Mayflower willfully breaches the merger agreement in a way that would entitle Independent not to consummate the merger, subject to the right of Mayflower to cure the breach;

•	shareholder approval is not obtained by Mayflower’s shareholders; or

•	the merger is not completed on or before March 31, 2014;

and prior to such termination,

•	an Acquisition Proposal, whether or not conditional, has been publicly announced (or any person has publicly announced an intention, whether or not conditional, to make an Acquisition Proposal); or

•

Mayflower’s board of directors has withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify), its recommendation for the merger, prior to or on the date of the shareholder meeting or at any adjournment or postponement thereof at which the vote on the merger agreement is held but the $1.5 million termination fee has not been paid and is not payable because Mayflower has not entered into a definitive agreement with respect to, or consummated any Acquisition Transaction, then Mayflower must pay as promptly as possible (but in any event within three business days) following receipt of an invoice therefor, up to $625,000 of Independent’s reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Independent prior to the termination of the merger agreement proximately in connection with the negotiation, execution, delivery and performance of the merger agreement by Independent.

Amendment of the Merger Agreement

We may amend the merger agreement at any time prior to completion of the merger. However, after any approval of the merger by Mayflower’s shareholders, there may not be, without further approval of the shareholders, any amendment of the merger agreement that requires such further approval by shareholders under applicable law.

Fees and Expenses

Except as described above under “—Termination Fee and Expense Reimbursement,” each party will bear all expenses incurred by it in connection with the merger agreement and the transactions it contemplates, including fees and expenses of its own financial consultants, accountants and legal counsel.

Restrictions on Resales by Affiliates

Shares of Independent common stock to be issued to Mayflower shareholders in the merger have been registered under the Securities Act, and may be traded freely and without restriction by those shareholders not deemed to be affiliates (as that term is defined under the Securities Act) of Independent after the merger. Any subsequent transfer of shares, however, by any Mayflower shareholder who is deemed an affiliate of Independent after the merger will, under existing law, require either:

•	the further registration under the Securities Act of the Independent common stock to be transferred; or

•	the availability of another exemption from registration.

An “affiliate” of Independent is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Independent. These restrictions are expected to apply to the directors and executive officers of Independent and the holders of 10% or more of the outstanding Independent common stock. The same restrictions apply to the spouses and certain relatives of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest.

Independent will give stop transfer instructions to the exchange agent with respect to the shares of Independent common stock to be received by persons subject to these restrictions.

VOTING AGREEMENTS

Concurrently with the execution of the merger agreement, the directors of Mayflower separately entered into voting agreements with Independent under which they agreed to:

•	restrict their ability to transfer or dispose of their shares of Mayflower common stock;

•	appear at the shareholder meeting or otherwise cause their shares of Mayflower common stock to be counted as present thereat for purposes of calculating a quorum;

•	vote their shares of Mayflower common stock in favor of approval of the merger agreement and the transactions it contemplates;

•

vote their shares of Mayflower common stock against any action or agreement that would result in a breach of any covenant, representation or warranty, or other obligation or agreement, of Mayflower contained in the merger agreement;

•

vote their shares of Mayflower common stock against any proposal to acquire Mayflower by any person other than Independent or against any action, agreement or transaction intended to, or could reasonably be expected to, materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the consummation of the transactions contemplated by the merger agreement; and

•

not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Mayflower, to approve the merger agreement unless the merger agreement is terminated in accordance with its terms

The voting agreements were executed as a condition of Independent’s willingness to enter into the merger agreement, and as an indication of the directors’ support for the merger agreement and the transactions contemplated by it and their willingness to vote their shares of Mayflower common stock in favor of the merger agreement at the shareholder meeting.

On May 14, 2013, the date upon which these agreements were executed, these directors of Mayflower had sole or shared voting power over [            ] shares, or approximately [    ]%, of the outstanding shares of Mayflower common stock.

No separate consideration was paid to any of the directors for entering into these voting agreements. However, the directors of Mayflower may be deemed to have interests in the merger as directors that are different from or in addition to those of other Mayflower shareholders. See “The Merger—Interests of Mayflower’s Executive Officers and Directors in the Merger” beginning on page 56 of this proxy statement/prospectus.

ACCOUNTING TREATMENT

Independent will use the acquisition method of accounting for the merger, in accordance with the provisions of the Business Combinations Topic of the Financial Accounting Standards Board Accounting Standard Codification. As of the date of the merger, Mayflower’s assets and liabilities will be recorded at their respective estimated fair values. To the extent that the purchase price exceeds the estimated fair value of the net assets acquired, Independent will allocate the excess purchase price to all identifiable intangible assets. Any remaining excess will then be allocated to goodwill. The goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually. To the extent goodwill is impaired, its carrying value would be written down to its implied fair value and a charge would be made to earnings. Core deposit and other intangibles with definite useful lives will be amortized to expense over their estimated useful lives.

The financial statements of Independent issued after the merger will reflect the results attributable to the acquired operations of Mayflower beginning on the date the merger is completed.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following section describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Mayflower common stock. This discussion addresses only those holders that hold their Mayflower common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and does not address all the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as:

•	financial institutions;

•	insurance companies;

•	individual retirement and other tax-deferred accounts;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons eligible for tax treaty benefits;

•	entities treated as partnerships or other flow-through entities for U.S. federal income tax purposes;

•	foreign corporations, foreign partnerships and other foreign entities;

•	tax-exempt organizations;

•	dealers in securities;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons who are not citizens or residents of the United States;

•	persons that hold Mayflower common stock as part of a straddle, hedge, constructive sale or conversion transaction; and

•	U.S. holders who acquired their shares of Mayflower common stock through the exercise of an employee stock option or otherwise as compensation.

The following is based upon the Internal Revenue Code, its legislative history, Treasury regulations promulgated pursuant to the Internal Revenue Code and published rulings and decisions, all as currently in effect as of the date of this document, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to U.S. federal income tax, are not addressed in this document.

Holders of Mayflower common stock should consult with their own tax advisers as to the U.S. federal income tax consequences of the merger as well as the effect of state, local, foreign and other tax laws and of proposed changes to applicable tax laws, in light of their particular circumstances.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Mayflower common stock that is:

•	a U.S. citizen or resident, as determined for federal income tax purposes;

•	a corporation, or entity taxable as a corporation, created or organized in or under the laws of the United States; or

•	otherwise subject to U.S. federal income tax on a net income basis.

The U.S. federal income tax consequences of a partner in a partnership holding Mayflower common stock generally will depend on the status of the partner and the activities of the partnership. We recommend that partners in such a partnership consult their own tax advisers.

Tax Consequences of the Merger Generally

Independent and Mayflower have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to Independent’s obligation to complete the merger that Independent receive an opinion of its legal counsel, Choate Hall & Stewart LLP, dated the closing date of the merger, substantially to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to Mayflower’s obligation to complete the merger that Mayflower receive an opinion of its legal counsel, Kilpatrick Townsend & Stockton LLP, dated the closing date of the merger, substantially to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In rendering these opinions, legal counsel may require and rely upon representations contained in letters and certificates to be received from Independent and Mayflower. None of the tax opinions given in connection with the merger or the opinions described below will be binding on the Internal Revenue Service. Neither Independent nor Mayflower intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which those opinions are based is inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

As a result of the merger qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the following material U.S. federal income tax consequences will result:

Exchange Solely for Independent Common Stock. No gain or loss will be recognized by a Mayflower shareholder who receives solely shares of Independent common stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of his or her shares of Mayflower common stock. The tax basis of the shares of Independent common stock received by a Mayflower shareholder in such exchange will be equal (except for the basis attributable to any fractional shares of Independent common stock, as discussed below) to the basis of the Mayflower common stock surrendered in exchange for the Independent common stock. The holding period of the Independent common stock received will include the holding period of shares of Mayflower common stock surrendered in exchange for the Independent common stock, provided that such shares were held as capital assets of the Mayflower shareholder at the effective time of the merger.

Exchange Solely for Cash. A Mayflower shareholder who receives solely cash in exchange for all of his or her shares of Mayflower common stock (and is not treated as constructively owning Independent common stock after the merger under the circumstances referred to below under “—Possible Dividend Treatment”) will recognize gain or loss for federal income tax purposes equal to the difference between the cash received and such shareholder’s tax basis in the Mayflower common stock surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the Mayflower shareholder at the effective time of the merger. Such gain or loss will be long-term capital gain or loss if the Mayflower shareholder’s holding period is more than one year at the effective time of the merger. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Exchange for Independent Common Stock and Cash. A Mayflower shareholder who receives a combination of Independent common stock and cash in exchange for his or her Mayflower common stock will not be permitted to recognize any loss for federal income tax purposes. Such a shareholder will recognize gain, if any, equal to the lesser of (1) the amount of cash received or (2) the amount of gain “realized” in the transaction. The amount of gain a Mayflower shareholder “realizes” will equal the amount by which (a) the cash plus the fair market value at the effective time of the merger of Independent common stock received exceeds (b) the shareholder’s basis in the Mayflower common stock to be surrendered in the exchange for the cash and Independent common stock. Any recognized gain could be taxed as a capital gain or a dividend, as described below. The tax basis of the shares of Independent common stock received by such Mayflower shareholder will be the same as the basis of the shares of Mayflower common stock surrendered in exchange for the shares of Independent common stock, adjusted as provided in Section 358(a) of the Internal Revenue Code for the gain recognized and/or cash received in exchange for such shares of Mayflower common stock. The holding period for shares of Independent common stock received by such Mayflower shareholder will include such shareholder’s holding period for the Mayflower common stock surrendered in exchange for the Independent common stock, provided that such shares were held as capital assets of the shareholder at the effective time of the merger.

A Mayflower shareholder’s federal income tax consequences will also depend on whether his or her shares of Mayflower common stock were purchased at different times at different prices. If they were, the Mayflower shareholder could realize gain with respect to some of the shares of Mayflower common stock and loss with respect to other shares. Such Mayflower shareholder would have to recognize such gain to the extent such shareholder receives cash with respect to those shares in which the shareholder’s adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the merger of the Independent common stock received, but could not recognize loss with respect to those shares in which the Mayflower shareholder’s adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the merger of the Independent common stock received. Any disallowed loss would be included in the adjusted basis of the Independent common stock. Such a Mayflower shareholder is urged to consult his or her own tax advisor respecting the tax consequences of the merger to that shareholder.

Possible Dividend Treatment. In certain circumstances, a Mayflower shareholder who receives solely cash or a combination of cash and Independent common stock in the merger may receive dividend income, rather than capital gain, treatment on all or a portion of the gain recognized by that shareholder if the receipt of cash “has the effect of the distribution of a dividend.” The determination of whether a cash payment has such effect is based on a comparison of the Mayflower shareholder’s proportionate interest in Independent after the merger with the proportionate interest the shareholder would have had if the shareholder had received solely Independent common stock in the merger. Possible dividend treatment could apply because of your purchase (or the purchase by a family member or certain entities described below) of additional Independent stock or a repurchase of shares by Independent. For purposes of this comparison, the Mayflower shareholder may be deemed to constructively own shares of Independent common stock held by certain members of the shareholder’s family or certain entities in which the shareholder has an ownership or beneficial interest and certain stock options may be aggregated with the shareholder’s shares of Independent common stock. The amount of the cash payment that may be treated as a dividend is limited to the shareholder’s ratable share of the accumulated earnings and profits of Mayflower at the effective time of the merger. Any gain that is not treated as a dividend will be taxed as a capital gain, provided that the shareholder’s shares were held as capital assets at the effective time of the merger. Because the determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each Mayflower shareholder, shareholders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the merger.

Cash in Lieu of Fractional Shares. A Mayflower shareholder who holds Mayflower common stock as a capital asset and who receives in the merger, in exchange for such stock, solely Independent common stock and cash in lieu of a fractional share interest in Independent common stock will be treated as having received such cash in full payment for such fractional share of stock and as capital gain or loss, notwithstanding the dividend rules discussed above.

Tax Treatment of the Entities. No gain or loss will be recognized by Independent or Mayflower as a result of the merger.

Reporting Requirements

A Mayflower shareholder who receives Independent common stock as a result of the merger will be required to retain records pertaining to the merger. Certain Mayflower shareholders are subject to certain reporting requirements with respect to the merger. In particular, such shareholders will be required to attach a statement to their tax returns for the year of the merger that contains the information listed in Treasury

Regulation Section 1.368-3(b). Such statement must include the shareholder’s adjusted tax basis in its Mayflower common stock and other information regarding the reorganization. Mayflower shareholders are urged to consult with their tax advisers with respect to these and other reporting requirements applicable to the merger.

Withholding Requirements

Certain Mayflower shareholders may be subject to backup withholding, at a rate of 28%, on cash received pursuant to the merger. Backup withholding will not apply, however, to a Mayflower shareholder who (1) furnishes a correct taxpayer identification number and certifies that the shareholder is not subject to backup withholding on IRS Form W-9 or a substantially similar form, or (2) is otherwise exempt from backup withholding. If a Mayflower shareholder does not provide a correct taxpayer identification number on IRS Form W-9 or a substantially similar form, the Mayflower shareholder may be subject to penalties imposed by the Internal Revenue Service. Amounts withheld, if any, are generally not an additional tax and may be refunded or credited against the Mayflower shareholder’s U.S. federal income tax liability, provided that the Mayflower shareholder timely furnishes the required information to the Internal Revenue Service.

THE PRECEDING DISCUSSION IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE MERGER (INCLUDING, BUT NOT LIMITED TO, TAX RETURN REPORTING REQUIREMENTS), AS WELL AS THE EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND ANY PROPOSED CHANGES TO APPLICABLE TAX LAWS.

THE COMPANIES

INDEPENDENT

Independent is a Massachusetts corporation organized in 1985 and is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act. Independent is the sole shareholder of Rockland Trust, and its primary business is serving as the holding company of Rockland Trust.

Rockland Trust is a Massachusetts-chartered trust company. Rockland Trust was chartered in 1907. Rockland Trust’s deposits are insured by the Deposit Insurance Fund of the FDIC up to applicable limits. Rockland Trust offers a full range of banking services through a network of 78 bank branches in eastern Massachusetts and its commercial lending centers and investment management offices in eastern Massachusetts and Providence, Rhode Island. Rockland Trust provides investment management and trust services to individuals, institutions, small businesses and charitable institutions throughout eastern Massachusetts and Rhode Island.

At March 31, 2013, Independent had total consolidated assets of approximately $5.7 billion, net loans of approximately $4.4 billion, total deposits of approximately $4.6 billion and total stockholders’ equity of approximately $537.6 million.

At March 31, 2013, Independent had (a) a total risk-based capital ratio of 12.43%, (b) a Tier 1 risk-based capital ratio of 10.57%, and (c) a Tier 1 leverage capital ratio of 8.51%. Independent is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the Federal Reserve to meet and maintain a specific capital level for any capital measure. Rockland Trust is a “well capitalized institution” as defined by federal banking agencies.

You can find more information about Independent in Independent’s filings with the Securities and Exchange Commission referenced in the sections in this document titled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” beginning on page 140.

MAYFLOWER

General

Mayflower Bancorp. Mayflower Bancorp, Inc., a Massachusetts corporation, was organized by Mayflower Co-Operative Bank on October 5, 2006, to acquire all of the capital stock of Mayflower Co-Operative Bank as part of Mayflower Co-Operative Bank’s reorganization into the holding company form of ownership, which was completed on February 15, 2007. Upon completion of the holding company reorganization, Mayflower’s common stock, par value $1.00 per share, became registered under the Securities Exchange Act of 1934, as amended. Mayflower is a registered bank holding company subject to regulation and examination by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). Mayflower has no significant assets other than the common stock of Mayflower Co-Operative Bank and various other liquid assets in which it invests in the ordinary course of business.

Mayflower Co-Operative Bank. Mayflower Co-Operative Bank was organized as a Massachusetts chartered co-operative bank in 1889. The primary business of Mayflower Co-Operative Bank is to acquire funds in the form of deposits and make permanent and construction mortgage loans on one-to-four family homes and commercial real estate located in its primary market area. Additionally, Mayflower Co-Operative Bank makes commercial business loans, consumer loans and offers home equity loans and lines of credit. Mayflower Co-Operative Bank also invests a portion of its funds in money market instruments, federal government and agency obligations, municipal obligations, various types of corporate debt and equity securities, and other authorized investments.

Mayflower Co-Operative Bank considers its market area to be southeastern Massachusetts, to include a primary focus on Plymouth County. Mayflower Co-Operative Bank’s deposits are insured by the Deposit Insurance Fund administered by the FDIC, with additional insurance to the total amount of the deposit provided by the Share Insurance Fund of The Co-Operative Central Bank, a deposit-insuring entity chartered by the Commonwealth of Massachusetts. Mayflower Co-Operative Bank is subject to regulation by the Massachusetts Division of Banks (the “Division”) and the FDIC. Mayflower Co-Operative Bank’s savings and lending activities are conducted through its main office in Middleboro and seven full-service offices in Plymouth, Wareham, Rochester, Bridgewater, and Lakeville, Massachusetts.

Mayflower Co-Operative Bank’s principal sources of income are interest on loans and loan origination fees, interest and dividends on investment securities and short-term investments, loan servicing and other fees, and gains on the sale of investment securities and mortgages. Mayflower Co-Operative Bank’s principal expenses are interest paid on deposits and borrowings and general and administrative expenses.

In February 2012, Mayflower and Mayflower Co-Operative Bank changed their fiscal year from April 30 to March 31. As a result of this change, References in this proxy statement/prospectus and the attached financial statements of Mayflower to fiscal year 2012 or fiscal 2012 refer to the eleven-month period from May 1, 2011 through March 31, 2012 and references to fiscal year 2011 or fiscal 2011 refer to the twelve-month period from May 1, 2010 through April 30, 2011. References to fiscal year 2013 or fiscal 2013 refer to the 12-month period from April 1, 2012 through March 31, 2013.

The main offices of Mayflower and Mayflower Co-Operative Bank are located at 30 South Main Street, Middleboro, Massachusetts 02346 and their telephone number is (508) 947-4343. Mayflower Co-Operative Bank also maintains a website at www.mayflowerbank.com. Information on Mayflower Co-Operative Bank’s website should not be considered a part of this proxy statement/prospectus.

Lending Activities

General. With Federal Reserve policymakers focused on pushing down longer term interest rates through their “quantitative easing” program, mortgage rates remained low throughout fiscal year 2013 and residential loan activity maintained the historically strong pace begun in the second half of fiscal 2012. Most of this volume was sold into the secondary market. However, selective purchases of residential fixed-rate mortgages totaling $11.6 million were made to offset the high level of sales and accelerated prepayments from refinance activity, so that for the year ended March 31, 2013, the net result was an overall increase in the loan portfolio of $5.0 million.

Mayflower Co-Operative Bank’s loan portfolio totaled $139.3 million as of March 31, 2013, which represented 53.3% of total assets. Mayflower Co-Operative Bank offers conventional residential mortgage loans, second mortgages and equity lines of credit on residential properties, commercial real estate mortgages, loans for the construction of residential and commercial properties and commercial business loans. Mayflower Co-Operative Bank offers jumbo fixed-rate mortgages intended for its own portfolio and for resale in the secondary market and also makes consumer loans, including secured and unsecured personal loans, automobile and boat loans.

Mayflower Co-Operative Bank continues to emphasize the origination of fixed interest rate home mortgages intended for resale and offers adjustable-rate mortgage products, most of which feature a fixed-rate of interest for the first three or five years, and are then adjustable on an annual basis. During the year ended March 31, 2013, Mayflower Co-Operative Bank originated mortgage loans of all types totaling $54.1 million, compared to $40.7 million in such loans originated during fiscal 2012. Mayflower Co-Operative Bank retains in its portfolio virtually all of its adjustable-rate mortgage originations, and also retains selected fixed-rate mortgage loans in its portfolio, as dictated by market conditions, or in consideration of asset and liability management factors. Fixed-rate mortgages retained in Mayflower Co-Operative Bank’s portfolio are typically underwritten in accordance with secondary market guidelines. As of March 31, 2013, Mayflower Co-Operative Bank had retained in its portfolio fixed-rate residential first mortgage loans totaling $54.1 million and adjustable-rate residential first mortgage loans totaling $15.2 million.

Analysis of Loan Portfolio

The following table shows the composition of Mayflower Co-Operative Bank’s loan portfolio by type of loan and the percentage each type represents of the total loan portfolio at the dates indicated. Except as set forth below, at March 31, 2013, Mayflower Co-Operative Bank did not have any concentration of loans exceeding 10% of total loans.

	At March 31,				At April 30,
	2013		2012		2011		2010		2009		2008
	Amount	Percent		Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Mortgage loans:
Residential conventional	$69,295	48.5%	$60,691	44.0%	$48,724	38.4%	$46,814	38.0%	$54,706	40.9%	$51,897	40.5%
Commercial real estate	42,666	29.8	44,273	32.1	43,511	34.3	41,061	33.4	43,404	32.5	37,319	29.1
Construction	6,946	4.9	6,605	4.8	6,272	4.9	5,684	4.6	6,589	4.9	8,239	6.4
Home equity loans	2,587	1.8	2,821	2.0	3,521	2.8	4,329	3.5	5,521	4.1	5,634	4.4
Home equity lines of credit	15,713	11.0	17,271	12.5	17,702	13.9	17,578	14.3	17,447	13.1	19,033	14.8

Total mortgage loans	137,207	96.0	131,661	95.4	119,730	94.3	115,466	93.8	127,667	95.5	122,122	95.2

Commercial loans	4,340	3.0	4,578	3.3	5,576	4.4	5,936	4.8	4,301	3.2	4,036	3.1
Consumer loans	1,461	1.0	1,745	1.3	1,620	1.3	1,688	1.4	1,755	1.3	2,127	1.7

Total loans	$143,008	100.0%	$137,984	100.0%	126,926	100.0%	123,090	100.0%	133,723	100.0%	128,285	100.0%

Less:
Due borrowers on construction and other loans	2,553		2,487		1,308		1,453		1,392		1,639
Net deferred loan origination fees (costs)	(74)		(51)		(93)		(102)		(85)		(65)
Allowances for possible loan losses	1,208		1,217		1,214		1,194		1,305		1,375

Total	3,687		3,653		2,429		2,545		2,612		2,949

Net loans	$139,321		$134,331		$124,497		$120,545		$131,111		$125,336

Loan Maturity Analysis. The following table sets forth certain information at March 31, 2013, regarding the dollar amount of loans maturing (based on contractual terms) in Mayflower Co-Operative Bank’s portfolio. Demand loans, loans having no schedule of repayments and no stated maturity and overdrafts are reported as due in one year or less. Residential, commercial and construction mortgage loans are reported net of amounts due to borrowers.

	Due within one year after March 31, 2013	Due after 1 through 5 years after March 31, 2013	Due after 5 years after March 31, 2013	Total
	(In thousands)
Real estate mortgage loans:
Residential conventional	$4	$689	$68,602	$69,295
Commercial	3,634	12,985	26,047	42,666
Construction	3,073	—	1,320	4,393
Home equity loans	358	300	1,929	2,587
Home equity lines of credit	—	—	15,713	15,713

Total mortgage loans	$7,069	$13,974	$113,611	$134,654

Other:
Consumer	704	562	195	1,461
Commercial loans	3,102	686	552	4,340

Total	$3,806	$1,248	$747	$5,801

The next table shows at March 31, 2013, the dollar amount of all Mayflower Co-Operative Bank’s loans due one year or more after March 31, 2013, which have fixed interest rates and have floating or adjustable interest rates.

	Fixed-Rate	Floating or Adjustable Rates
	(In thousands)
Real estate loans:
Residential conventional	$54,132	$15,159
Commercial	12,638	26,394
Construction	1,087	233
Home equity loans	2,229	—
Home equity lines of credit	—	15,713

Total mortgage loans	$70,086	$57,499

Other:
Consumer	757	—
Commercial loans	1,088	150

Total other loans	$1,845	$150

Scheduled contractual principal repayments of loans do not necessarily reflect the actual life of such assets. The average life of long-term loans is substantially less than their contractual terms, due to prepayments. In addition, Mayflower Co-Operative Bank’s mortgage loans generally give Mayflower Co-Operative Bank the right to declare a loan due and payable in the event that, among other things, a borrower sells the real property subject to the mortgage and the loan is not repaid.

Residential Lending. Mayflower Co-Operative Bank originates for its portfolio adjustable-rate residential mortgage loans secured by one- to four-family, owner-occupied residences and investment properties and owner-occupied second homes. Mayflower Co-Operative Bank also originates fixed-rate loans for sale in the secondary mortgage market, and from time to time has originated fixed-rate loans which it has retained in its portfolio, as dictated by market conditions, or as a function of asset and liability management considerations. Fixed-rate residential loans accounted for $54.1 million, or 78.1%, of Mayflower Co-Operative Bank’s total residential conventional mortgage loan portfolio as of March 31, 2013. As of that date, Mayflower Co-Operative Bank’s one, three and five-year adjustable-rate residential mortgages totaled $15.2 million, or 21.9%, of the total residential conventional mortgage loan portfolio.

Residential mortgages are generally made in amounts of up to 80% of the appraised value of the property securing the loan. Loans up to 95% of appraised value are available if private mortgage insurance can be obtained in order to reduce Mayflower Co-Operative Bank’s exposure. Residential mortgage loans are typically made for terms of up to 30 years. A significant portion of mortgage loans held in Mayflower Co-Operative Bank’s portfolio provide for an initial interest rate that is fixed for no longer than 60 months, and the majority of such loans are adjusted thereafter at intervals of twelve months. Mayflower Co-Operative Bank utilizes an index that is tied to the rate paid on one-year U.S. Treasury Bills for interest rate adjustments.

In response to customer demand for fixed-rate borrowing, Mayflower Co-Operative Bank continues to originate fixed-rate loans. Fixed-rate loans originated may be retained in Mayflower Co-Operative Bank’s portfolio, or they may be sold to Fannie Mae with servicing rights retained for which Mayflower Co-Operative Bank receives a minimum fee of one quarter of one percent of the outstanding loan balance. During the year ended March 31, 2013, Mayflower Co-Operative Bank originated no adjustable-rate mortgage loans and originated fixed-rate mortgage loans amounting to $43.4 million. During the year ended March 31, 2013, Mayflower Co-Operative Bank sold $29.1 million of fixed-rate loans in the secondary mortgage market. At March 31, 2013, Mayflower Co-Operative Bank held $54.1 million in fixed-rate mortgages of which $790,000 are identified as available for sale.

Interest rates for loans are set internally as a function of Mayflower Co-Operative Bank’s cost of funds, competitive pressures, the requirements of the secondary mortgage market and other strategic considerations. These rates are reviewed and revised as necessary. Rate commitments are made to applicants for a period of 45 days. The underwriting of residential first mortgage loans is conducted by Mayflower Co-Operative Bank’s mortgage department which conducts and documents an extensive review of the applicant’s employment, income, and previous credit history.

Construction Lending. Mayflower Co-Operative Bank has traditionally been involved in construction lending. As of March 31, 2013, Mayflower Co-Operative Bank had 25 construction loans outstanding, with $6.9 million committed in construction loan financing, representing 4.9% of the total loan portfolio. On that date, $2.6 million of total committed construction loan financing had not been advanced. Mayflower Co-Operative Bank’s construction lending activity is primarily focused on single-family homes and residential development. Construction loans are also extended to individuals for the construction of their primary residences, for which Mayflower Co-Operative Bank provides permanent financing. Mayflower Co-Operative Bank also extends construction loan financing to builders and developers for the construction of single-family residences and the development of residential subdivisions and condominiums. Additionally, Mayflower Co-Operative Bank offers loans for the construction of commercial real estate such as office buildings, retail business development and other commercial properties. At March 31, 2013, Mayflower Co-Operative Bank’s average construction loan balance was $176,000 and the single largest construction loan with a commitment outstanding as of March 31, 2013, was for $568,000 ($568,000 advanced as of March 31, 2013) on a single-family home in Duxbury, Massachusetts. Collateral for this construction loan consists of a first mortgage on the real estate which has an appraised value of $905,000 as complete.

Construction loan financing is conducted by Mayflower Co-Operative Bank’s mortgage and commercial loan departments which are responsible for underwriting each project according to Bank policy. Typical homeowner’s construction loans are made for a maximum of 80% of completed value. Mayflower Co-Operative

Bank takes particular care to screen each residential construction loan request to determine that sufficient funds are being committed at closing to ensure the completion of the project and the issuance of an occupancy permit, thereby avoiding the need to supply additional funding for which the borrower may not be qualified. With respect to pre-sold construction loan requests received from builders and developers, Mayflower Co-Operative Bank extends financing for a maximum of 80% of completed value. Construction loans without a pre-sale commitment are offered only to experienced builders, usually with loan-to-value ratios of no more than 75%. In some instances, Mayflower Co-Operative Bank further reduces this loan-to-value ratio to adequately protect its interests.

Builders’ home construction loans are written for a maximum term of twelve months, during which time the borrower is billed on an interest only basis. Pricing of these loans is individually determined on the basis of competitive and market conditions, the borrower’s experience and relationship with Mayflower Co-Operative Bank and the perceived level of risk. Maximum and aggregate loan limits for individual builders and borrowers depend upon market conditions and the applicant’s financial condition. Construction loan proceeds are disbursed in accordance with a Bank-established schedule as work progresses and based upon inspection by Mayflower Co-Operative Bank’s Security Committee or duly authorized officer or approved inspector. No funds are released in anticipation of progress or for the acquisition of materials. In the event a construction loan extended to a builder or developer is not paid off within the original term of the note (typically twelve months), the note would generally be extended for an additional six to twelve-month period at an adjusted market rate of interest if the borrower remained current on interest payments to maturity. Contractors and builders doing business with Mayflower Co-Operative Bank are encouraged to refer their buyers to Mayflower Co-Operative Bank for permanent financing, and in some instances, special financing packages are offered by Mayflower Co-Operative Bank to facilitate a permanent relationship.

Commercial Real Estate Lending. Mayflower Co-Operative Bank also originates commercial real estate loans for its portfolio, secured by multi-family residences (over four units) and residential apartment complexes, retail buildings, office buildings and other types of commercial real estate. Mayflower Co-Operative Bank generally limits its commercial real estate lending activity to its primary market area. As of March 31, 2013, Mayflower Co-Operative Bank had $42.7 million in commercial real estate loans outstanding, representing 29.8% of Mayflower Co-Operative Bank’s total loans. At that date, the average commercial real estate loan balance was $251,000. The largest commercial real estate exposure at March 31, 2013, was $2.4 million and was secured by residential building lots in Nantucket, Massachusetts, and the limited personal guarantees of the principals. Appraised value of this parcel was approximately $4.6 million. The second largest commercial real estate loan as of March 31, 2013, was for $1.6 million, and was secured by a first mortgage on a mixed use building in Boston’s Back Bay and personal guarantee of the principals. The appraisal acquired in connection with the origination of this loan indicated its value to be approximately $9.7 million. These loans were current at March 31, 2013.

Commercial real estate loans are currently written in an amount not to exceed 75% of the appraised value of the property securing the loan. The personal guarantees of borrowers are required and in some instances additional collateral is taken. The majority of commercial real estate loans in Mayflower Co-Operative Bank’s portfolio are written for a term of up to ten years with amortization schedules typically based on a hypothetical term of 15 to 25 years. Interest rates may be fixed for up to seven years, with rate adjustments following the initial fixed period based on a margin over the prime rate, FHLB advance rate or a treasury index. Prepayment penalties are typically required. The underwriting of commercial real estate loans entails review by Bank personnel of all existing and projected income and operating expenses. A detailed evaluation of the creditworthiness of the borrower and the viability of the project in question is also conducted.

Commercial Loans. Commercial loans are of potential benefit to Mayflower Co-Operative Bank due to their higher yields and shorter terms and, although entailing greater risk than conventional mortgage, at March 31, 2013 totaled $4.3 million, or 3.0%, of Mayflower Co-Operative Bank’s loan portfolio. At that date, 114 commercial business loans were outstanding with an average balance of $38,000, while the largest commercial business loan at that date was a $370,000 term loan for a Plymouth, Massachusetts restaurant. This loan is secured by assets of the business, a junior mortgage on the guarantor’s residence and an SBA guarantee.

Mayflower Co-Operative Bank offers various types of commercial business loans including demand loans, time loans, term loans, and commercial lines of credit. These loans are generally written on demand or for terms of from three months to seven years and with fixed rates or variable rates of interest which adjust to a certain percentage (usually 2-4%) above the prime lending rate as reported in The Wall Street Journal. Mayflower Co-Operative Bank generally requires that commercial borrowers maintain a depository relationship with Mayflower Co-Operative Bank and management seeks to expand the depository relationship to include all other banking activity of its commercial business borrowers.

In conformity with Mayflower Co-Operative Bank’s lending policy, all commercial business loan applications are thoroughly screened and reviewed and a total credit package is required before approval. Most of these loans are collateralized by business assets, equipment or real estate and personal guarantees are required.

Consumer Loans, Home Equity Loans and Home Equity Lines of Credit. Mayflower Co-Operative Bank’s consumer loan portfolio decreased by $284,000 in the year ended March 31, 2013 and totaled $1.5 million on March 31, 2013, representing 1.0% of the total loan portfolio on that date. These loans had a weighted average yield of 6.25% at March 31, 2013. Mayflower Co-Operative Bank offers both secured and unsecured personal loans, automobile loans, short-term loans and overdraft protection. The consumer loan department fully considers all aspects of the application prior to approval or rejection.

Mayflower Co-Operative Bank also offers home equity loans and lines of credit which are secured by one- to four-family owner-occupied residences, and second homes. Mayflower Co-Operative Bank generally limits this lending activity to its primary market area. Mayflower Co-Operative Bank will lend up to 80% of the value of the property securing the loan, less any outstanding first mortgage. The maximum loan amount for home equity loans and lines of credit is $200,000 for loan-to-value ratios up to 75% and $100,000 for loan-to-value ratios up to 80%. Fixed-rate home equity loans are offered with 5 to 20-year terms. As of March 31, 2013, Mayflower Co-Operative Bank had $2.6 million outstanding in home equity loans, representing 1.8% of Mayflower Co-Operative Bank’s total loans.

Mayflower Co-Operative Bank’s home equity credit line program provides for monthly rate adjustments tied to the prime lending rate reported in The Wall Street Journal, subject to a floor rate as determined from time to time. Previously, Mayflower Co-Operative Bank has offered an initial fixed-rate period of up to five years. At March 31, 2013, the outstanding balance of Mayflower Co-Operative Bank’s home equity lines was $15.7 million, with a weighted average yield of 3.90%. The underwriting of home equity loans and lines of credit is conducted by Mayflower Co-Operative Bank’s consumer loan department using similar credit guidelines and parameters as are used with first mortgage requests.

Mayflower Co-Operative Bank believes its commercial business lending and consumer lending programs create diversity and mitigate interest rate sensitivity within its asset mix and offer attractive yields. Mayflower Co-Operative Bank is currently emphasizing its lending programs through the activities of its loan officers, branch managers and customer service personnel.

Certain Underwriting Risks. As noted above, a significant portion of residential mortgage loans currently originated by Mayflower Co-Operative Bank for its portfolio provide for periodic interest rate adjustments. Despite the benefits of adjustable-rate mortgages to Mayflower Co-Operative Bank’s asset and liability management program, such mortgages pose risks because as interest rates rise the underlying payments required from the borrower rise, increasing the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. One of the ways Mayflower Co-Operative Bank seeks to protect itself on these loans is by generally limiting loans to 80% of the appraised value of the property and requiring substantially all mortgage loans with loan-to-value ratios in excess of 80% to carry private mortgage insurance. In addition, originating fixed-rate loans for sale in the secondary mortgage market may also involve certain risks as, in periods of rising interest rates, loans originated for sale may depreciate in value prior to their sale if a forward commitment for the sale of such loans has not been arranged. In such cases, Mayflower Co-Operative Bank may choose to retain such fixed-rate loans in its portfolio.

Commercial business, construction and commercial real estate financing are generally considered to involve a higher degree of credit risk than long-term financing of residential properties. Although commercial business loans are advantageous to Mayflower Co-Operative Bank because of their interest rate sensitivity, they also involve more risk due to the higher potential for default and the difficulty of disposing of the collateral, if any. Mayflower Co-Operative Bank’s risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property’s value at completion of construction or development and the estimated cost (including interest) of construction. If the estimate of construction cost proves to be inaccurate, Mayflower Co-Operative Bank may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of value proves to be inaccurate, Mayflower Co-Operative Bank may be confronted, at or prior to the maturity of the loan, with a project whose value is insufficient to assure full repayment. On commercial real estate loans, the risk to Mayflower Co-Operative Bank is primarily attributable to the cash flow from the property being financed or the owner-occupant business. If the cash flow from the property is reduced (e.g., if leases are not obtained or renewed), the borrower’s ability to repay Mayflower Co-Operative Bank’s loan may be impaired. In addition, the amount of a commercial real estate loan is typically substantially larger than a residential mortgage loan. As noted, Mayflower Co-Operative Bank seeks to protect itself on construction and commercial loans by limiting the loan-to-value ratios to 80% and 75% or less, respectively, depending on the amount of the loan and/or the type of property offered for security, and by requiring the personal guarantees of borrowers.

Origination Fees and Other Fees. Mayflower Co-Operative Bank presently receives origination fees on many of the real estate loans it originates. Fees to cover the cost of appraisals and credit reports are also collected. Loan origination income varies with the amount and type of loan made and with competitive and economic conditions. Mayflower Co-Operative Bank imposes late charges on all first mortgages loans.

In accordance with Financial Accounting Standards Board (“FASB”) guidance, certain non-refundable fees associated with lending activities, such as origination and commitment fees and discounts, and certain incremental loan origination costs, are deferred and amortized over the life of the loan. As a result of the statement, loan origination fees and costs are deferred from current income recognition and spread as an adjustment to the yield (interest income) on the loans over their lives using the interest method.

Loan Solicitation and Underwriting Procedures. Loan originations are developed by Mayflower Co-Operative Bank’s officers, managers, other employees and Board of Directors from a number of sources, including referrals from realtors, builders, community organizations and customers. Consumer loans are solicited from existing depositors and loan customers as well as the community at large.

Applications for all types of loans are taken at all of Mayflower Co-Operative Bank’s offices and mortgage loan applications are forwarded to the main office for processing. Mortgage personnel may take applications at other locations to facilitate the application process and customers may also apply on-line. Mayflower Co-Operative Bank’s loan underwriting procedures include the use of detailed credit applications, property appraisals or evaluations and verifications of an applicant’s credit history, employment situation and banking relationships. Individual officers may approve loans up to the level of authority granted by Mayflower Co-Operative Bank’s Board of Directors. Loan amounts above the individual officers’ limits require Security Committee approval and in certain cases, by Mayflower Co-Operative Bank’s Board of Directors. All loans are ratified by the Board of Directors.

Mortgage loan applicants are promptly notified concerning their application by a commitment letter setting forth the terms and conditions of the action thereon. If approved, these commitments include the amount of the loan, interest rate, amortization term, a brief description of the real estate mortgaged to Mayflower Co-Operative Bank, the requirement for fire and casualty insurance to be maintained to protect Mayflower Co-Operative Bank’s interest and other special conditions as warranted.

Loan Originations and Sale. Mayflower Co-Operative Bank makes fixed-rate loans primarily for sale in the secondary mortgage market and adjustable-rate mortgages for its own portfolio. Interest rate commitments up to 45 days are offered to borrowers.

Delinquent Loans, Loans in Foreclosure and Foreclosed Property. Once a loan payment is 15 days past due, Mayflower Co-Operative Bank notifies the borrower of the delinquency. Repeated contacts are made if the loan remains in a delinquent status for 30 days or more. While Mayflower Co-Operative Bank generally is able to work out satisfactory repayment with a delinquent borrower, Mayflower Co-Operative Bank will usually undertake foreclosure proceedings or other collection efforts if the delinquency is not otherwise resolved when payments are 90 days past due. Property acquired by Mayflower Co-Operative Bank as a result of foreclosure, by deed in lieu of foreclosure or when the borrower has effectively abandoned the property and the loan meets the criteria of an in-substance foreclosure is classified as “real estate owned” until such time as it is sold or otherwise disposed of.

The following table sets forth information with respect to Mayflower Co-Operative Bank’s nonperforming assets at the dates indicated.

	At March 31,		At April 30,
	2013	2012	2011	2010	2009	2008
	(Dollars in Thousands)
Loans accounted for on a nonaccrual basis:
Residential mortgages	$—	$282	$1,108	$—	$315	$617
Commercial mortgages	298	—	456	295	—	—
Home equity loans and lines of credit	147	30	139	99	30	—
Commercial loans	—	—	—	120	—	—

Total nonaccrual loans	$445	$312	$1,703	$514	$345	$617

Accruing loans past due 90 days or more:
Residential loans	$—	$—	$—	$—	$—	$—
Commercial mortgages	—	250	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—	—
Commercial loans	—	—	—	—	—	—

Total accruing loans past due 90 days or more	$—	$250	$—	$—	$—	$—

Impaired loans:
Residential loans	$—	$—	$761	$—	$—	$—
Commercial mortgages	—	—	456	881	595	—
Home equity loans and lines of credit	148	60	139	99	—	—
Commercial loans	1,808	—	—	120	—	—
Consumer loans	—	2

Total	$1,956	$62	$1,356	$1,100	$595	$—

Total of nonaccruing loans, accruing loans past due 90 days or more and restructured loans due 90 days or more and restructured loans	$796	$562	$1,703	$1,100	$940	$617

Percentage of net loans	0.57%	0.42%	1.37%	0.91%	0.72%	0.49%

Other nonperforming assets (1)	$139	$194	$1,211	$1,815	$590	$605

(1)	Other nonperforming assets represent property acquired by Mayflower through foreclosure. This property is carried at the lower of its fair market value or the principal balance of the related loan.

At March 31, 2013, Mayflower Co-Operative Bank had one commercial mortgage and two home equity lines of credit on nonaccrual status.

During the year ended March 31, 2013, gross interest income of $8,000 would have been recorded on mortgage loans accounted for on a nonaccrual basis if such loans had been current through the period; $16,000 of interest income was actually recorded on such loans during the year ended March 31, 2013.

At March 31, 2013, Mayflower Co-Operative Bank had 10 loans with a total outstanding principal balance of $3.3 million which were not classified as nonperforming assets, but where information about credit problems of the borrowers has caused management to have concern as to the ability of the borrower to comply with current repayment terms.

While Mayflower Co-Operative Bank believes it is holding sufficient collateral and has established reserves in amounts adequate to cover losses that may be incurred upon disposition of its problem assets, there can be no assurance that additional losses will not be incurred. The recent economic recession and its effect on borrowers’ repayment capacities and on the values of properties held as collateral by Mayflower Co-Operative Bank could negatively impact the performance of Mayflower Co-Operative Bank’s loan portfolio going forward.

Allowance for Possible Loan Losses. Mayflower Co-Operative Bank maintains an allowance for possible losses on loans. The allowance for possible loan losses is determined by management quarterly on the basis of several factors including the risk characteristics of the portfolio, Mayflower Co-Operative Bank’s charge-off history, current economic conditions and trends in loan delinquencies and charge-offs, and is reviewed and endorsed by Mayflower Co-Operative Bank’s Security Committee and the Board of Directors on a quarterly basis. A provision is made if needed to bring the allowance to its recommended level. Estimated losses on specific loans are charged to income when, in the opinion of management, such losses are expected to be incurred. Losses are usually indicated when the net realizable value is determined to be less than the investment in such loans.

Management actively monitors Mayflower Co-Operative Bank’s problem assets, formally reviewing identified and potential troubled assets at the Board of Directors level on a monthly basis. Additionally, Mayflower Co-Operative Bank regularly reviews its lending policies and maintains conservative limits on loan-to-value ratios on land loans, construction loans to builders and commercial real estate mortgages. However, a continuing downturn in the real estate market and economy in Mayflower Co-Operative Bank’s primary market area could result in Mayflower Co-Operative Bank experiencing additional loan delinquencies, thereby having a negative impact on Mayflower Co-Operative Bank’s interest income and negatively affecting net income in future periods.

At March 31, 2013, Mayflower Co-Operative Bank had five impaired loans totaling $2.0 million. The average investment in impaired loans during the fiscal year was $2.0 million and the valuation allowance related to the impaired loans was $241,000. During the year ended March 31, 2013, interest income recognized on the impaired loans was $112,000.

During the year ended March 31, 2013, Mayflower Co-Operative Bank made provisions for loan losses totaling $40,000 compared to $228,000 for loan losses for the eleven months ended March 31, 2013, a provision of $201,000 for loan losses for the year ended April 30, 2011. At March 31, 2013, Mayflower Co-Operative Bank’s reserve for loan losses totaled $1.2 million. While Mayflower Co-Operative Bank believes it has established its reserve for loan losses in accordance with generally accepted accounting principles, there can be no assurance (i) that regulators, in reviewing Mayflower Co-Operative Bank’s loan portfolio in the future, will not request that Mayflower Co-Operative Bank increase its allowance for possible loan losses, or (ii) that deterioration will not occur in Mayflower Co-Operative Bank’s loan portfolio, thereby negatively impacting Mayflower Co-Operative Bank’s financial condition and earnings.

Management believes that the present loss allowance is adequate to provide for probable losses based upon evaluation of known and inherent risks in the loan portfolio. In determining the appropriate level for the allowance of loan loss, Mayflower considers past loss experience, evaluations of underlying collateral, prevailing economic conditions, the nature of the loan portfolio and levels of nonperforming and other classified loans. While management uses the best information available to recognize loan losses, future additions to the allowance may be necessary based on additional increases in nonperforming loans, changes in economic conditions, or for other reasons.

The following table provides an analysis of the allowance for loan losses during the dates indicated.

	Year Ended March 31,	Eleven Months Ended March 31,	Years Ended April 30,
	2013	2012	2011	2010	2009	2008
		(Dollars in thousands)
Balance at beginning of period	$1,217	$1,214	$1,194	$1,305	$1,375	$1,673

Charge-offs:
Mortgage loans	—	(124)	(123)	(264)	(78)	(300)
Other loans	(57)	(107)	(130)	(68)	—	(5)

Total charge-offs	(57)	(231)	(253)	(332)	(78)	(305)

Total recoveries	8	6	72	6	8	7
Net loans (charged-off) recoveries	(49)	(225)	(181)	(326)	(70)	(298)

Provision for possible loan losses	40	228	201	215	—	—

Balance at end of period	$1,208	$1,217	$1,214	$1,194	$1,305	$1,375

Ratio of net (charge-offs) recoveries to average loans outstanding during the period	(.04)%	(0.18)%	(0.14)%	(0.26)%	(0.05)%	(0.22)%

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	At March 31,				At April 30,
	2013		2012		2011		2010		2009		2008
	Amount	Percent of Loans in Category to Total Loans	Amount	Percent of Loans in Category to Total Loans	Amount	Percent of Loans in Category to Total Loans	Amount	Percent of Loans in Category to Net Loans	Amount	Percent of Loans in Category to Total Loans	Amount	Percent of Loans in Category to Total Loans
			(Dollars in thousands)
At end of period allocated to:
Residential mortgages	$173	48.5%	$182	44.0%	$173	38.4%	$161	38.0%	$242	40.9%	$339	40.5%
Commercial mortgages	640	29.8	585	32.1	635	34.3	639	33.4	706	32.5	591	29.1
Construction mortgages	55	4.9	65	4.8	95	4.9	95	4.6	89	4.9	181	6.4
Home equity loans and lines of credit	238	12.8	246	14.5	182	16.7	151	17.8	166	17.2	161	19.2
Commercial loans	89	3.0	114	3.3	112	4.4	129	4.8	82	3.2	76	3.1
Consumer loans	13	1.0	25	1.3	17	1.3	19	1.4	20	1.3	27	1.7

Total allowance for loan losses	$1,208	100.0%	$1,217	100.0%	$1,214	100.0%	$1,194	100.0%	$1,305	100.0%	$1,375	100.0%

Based upon management’s assessment and year-end economic and real estate market conditions, management believes that the allowance for loan losses as of March 31, 2013, is adequate to absorb potential future losses in Mayflower Co-Operative Bank’s loan portfolio. However, further deterioration of the real estate market or economy in Mayflower Co-Operative Bank’s market area could result in Mayflower Co-Operative Bank experiencing increased levels of nonperforming assets and charge-offs, significant provisions for loan losses and a further reduction in net interest income.

Investment Activities

Mayflower Co-Operative Bank has authority to invest in a wide range of securities deemed to be prudent, subject to regulatory restrictions which have not significantly limited Mayflower Co-Operative Bank’s investment activities. Mayflower Co-Operative Bank’s management believes it is proper to maintain an investment portfolio that provides not only a source of income, but also a source of liquidity to meet lending demands and fluctuations in deposit flows. The relative mix of investment securities and loans in Mayflower Co-Operative Bank’s portfolio is dependent upon the comparative attractiveness of yields available to Mayflower Co-Operative Bank and demand for various types of loans that it makes as compared to yields on investment securities. At March 31, 2013, Mayflower Co-Operative Bank’s portfolio of interest-bearing deposits in banks and investment securities totaled $103.1 million, which represented 39.5% of total assets.

During the year ended March 31, 2013, Mayflower Co-Operative Bank’s portfolio of investment and interest-bearing deposits in banks increased by $6.3 million. This increase was comprised of growth of $4.6 million in U.S. Government Agency Obligations, an increase of $2.1 million in mortgage-backed and related securities, and an increase of $329,000 in interest-bearing deposits in banks. Offsetting these increases was a reduction of $335,000 in municipal obligations. Finally, the unrealized gain on securities available-for-sale decreased by $401,000, from $1.3 million at March 31, 2012 to $894,000 at March 31, 2013.

Mayflower Co-Operative Bank’s portfolio of fixed-income investment securities consists of instruments offering varying maturities or adjustable interest rates, including interest-bearing deposits in banks, United States Treasury and government agency obligations, investment grade corporate bonds, municipal obligations and money market instruments.

The average life to maturity of Mayflower Co-Operative Bank’s U.S. Government agency and municipal obligations fixed-income investment portfolio was 5.4 years at March 31, 2013. Mayflower Co-Operative Bank’s investment portfolio is managed by Mayflower Co-Operative Bank’s President and Treasurer, who make investment decisions (with the assistance of an independent investment advisory firm) for Mayflower Co-Operative Bank. For more information on Mayflower Co-Operative Bank’s investment portfolio see Note B of Mayflower’s Notes to Consolidated Financial Statements.

Investment Portfolio. The following table sets forth the composition of Mayflower Co-Operative Bank’s investment portfolio at the dates indicated. For information regarding the classification of investment securities as available for sale or held to maturity see Notes A and B of Mayflower’s Notes to Consolidated Financial Statements included in this proxy statement/prospectus.

	At March 31,				At April 30,
	2013		2012		2011		2010
	Book Value	Market Value	Book Value	Market Value	Book Value	Market Value	Book Value	Market Value
	(Dollars in thousands)
Short-term Investments:
Interest-bearing deposits in banks	$8,931	$8,931	$8,602	$8,602	$6,256	$6,256	$15,914	$15,914

Investment Securities:
Bonds and obligations:
U.S. Government agency Obligations	26,993	27,022	22,398	22,434	25,476	25,421	33,495	33,641
Mortgage-backed and related securities	60,029	61,630	57,952	60,169	57,983	59,788	52,888	55,102
Corporate debt securities	—	—	—	—	500	501	500	500
Municipal obligations	5,534	5,886	5,869	6,280	6,015	6,182	4,638	4,803
Trust preferred securities	750	762	750	717	750	732	750	628
Equity securities	—	—	—	74	—	126	748	799
Unrealized gain (loss) on securities available for sale	894	—	1,295	—	1,180	—	1,350	—

Total investment securities	94,200	95,300	88,264	89,674	91,904	92,750	94,369	95,473

Total short-term investments and investment securities	$103,131	$104,231	$96,866	$98,276	$98,160	$99,006	$110,283	$111,387

The following table sets forth the scheduled maturities, carrying values and average yields for Mayflower Co-Operative Bank’s investment portfolio at March 31, 2013

	One Year or Less		One to Five Years		Five to Ten Years		More than Ten Years		Total Investment Portfolio
	Book Value	Weighted Average Yield	Book Value	Weighted Average Yield	Book Value	Weighted Average Yield	Book Value	Weighted Average Yield	Book Value	Weighted Average Yield
	(Dollars in thousands)
Securities held to maturity:
U.S. Government agency obligations	$—	—	$7,998	1.01%	$3,999	1.24%	$—	—	$11,997	1.09%
Mortgage-backed and related securities (1)	67	4.16%	15,240	3.41%	15,678	1.98%	—	—	30,985	2.69%
Municipal obligations (1)	—	—	—	—	2,256	3.91%	714	3.07%	2,970	3.71%

Total	$67	4.16%	$23,238	2.58%	$21,933	2.04%	$714	3.07%	$45,952	2.34%

Securities available for sale:
U.S. Government agency obligations	$—	—	$13,512	0.99%	$1,501	1.40%	$—	—	$15,013	1.03%
Mortgage-backed and related securities (1)	9	4.00%	15,605	2.92%	14,147	2.21%	—	—	29,761	2.58%
Municipal obligations	—	—	—	—	1,621	2.95%	1,091	3.31%	2,712	3.09%
Trust preferred securities	—	—	—	—	—	—	762	7.08%	762	7.08%

Total	$9	4.00%	$29,117	2.02%	$17,269	2.21%	$1,853	4.86%	$48,248	2.20%

(1)	For purposes of the maturity table, mortgage-backed and asset-backed securities, which are not due at a single maturity date, have been allocated to maturity groups based on the weighted average estimated life of the underlying collateral.

Savings Activities and Other Sources of Funds

General. Savings accounts and other types of deposits have traditionally been an important source of funds for use in lending and for other general business purposes. Mayflower Co-Operative Bank also derives funds from loan amortization and repayments, sales of securities and loans, and from other operations. The availability of funds is influenced by general interest rates and other market conditions. Scheduled loan repayments are a relatively stable source of funds while deposit inflows and outflows can vary widely and are influenced by prevailing interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in deposits or deposit inflows at less than projected levels and may be used on a longer term basis to support expanded lending and investment activity.

Deposits. Mayflower Co-Operative Bank’s deposit accounts consist of regular savings, NOW and commercial checking accounts, money market deposit and term certificates of deposit. During the year ended March 31, 2013, deposits, including interest credited, increased by $9.1 million to $235.7 million from $226.6 million at March 31, 2012. As of March 31, 2013, 16.7% of Mayflower Co-Operative Bank’s total deposits were in money market deposit accounts, 21.9% were in regular savings accounts, 33.1% were in term certificates of deposit and 28.3% were in NOW and demand deposit accounts. At March 31, 2013, retirement account balances totaled $15.4 million, or 6.5% of total deposits.

Substantially all of Mayflower Co-Operative Bank’s deposit accounts are derived from customers who reside or work in its market area, and from businesses located in that area. Mayflower Co-Operative Bank also encourages borrowers to maintain deposit accounts at Mayflower Co-Operative Bank.

Mayflower Co-Operative Bank prices its deposit products on the basis of its deposit objectives, cash flow requirements, the cost of available alternatives and rates offered by competitors. Mayflower Co-Operative Bank believes that its rates on money market deposit accounts and term certificate accounts are generally competitive with rates offered by other financial institutions in its market area. Mayflower Co-Operative Bank’s management reviews the interest rate offered on term certificates weekly and establishes new rates as market and other conditions warrant. The interest rates on money market deposit accounts are reviewed and adjusted monthly based on market conditions. From time to time, Mayflower Co-Operative Bank may offer promotional gifts, premium interest rates or different terms in order to attract deposits.

Mayflower Co-Operative Bank has further enhanced its delivery systems by providing online banking, mobile banking, telephone banking and automatic teller machine (“ATM”) and debit cards. Mayflower Co-Operative Bank has no brokered deposit accounts and does not intend to solicit or to accept such deposits. Mayflower Co-Operative Bank does not actively solicit certificate of deposit accounts over $100,000, but may accept them or negotiate premium interest rates on such deposits, as circumstances dictate.

Deposit Accounts. The following table shows the distribution of Mayflower Co-Operative Bank’s deposit accounts and the average rate paid on such deposits at the dates indicated.

	At March 31, 2013			At March 31, 2012			At April 30, 2011			At April 30, 2010
	Amount	Percent to Total	Average Rate	Amount	Percent to Total	Average Rate	Amount	Percent to Total	Average Rate	Amount	Percent to Total	Average Rate
	(Dollars in thousands)
Demand deposits and official checks	$22,634	9.6%	—%	$19,954	8.8%	—%	$20,525	9.3%	—%	$19,728	8.7%	—%
NOW accounts	43,972	18.7	0.09	37,955	16.7	0.14	33,649	15.2	0.20	32,598	14.5	0.20
Regular savings	51,676	21.9	0.10	42,770	18.9	0.10	38,150	17.3	0.25	34,849	15.5	0.25
Money market deposit accounts	39,324	16.7	0.29	39,341	17.4	0.35	36,650	16.6	0.54	38,527	17.1	0.82

Total noncertificate accounts	157,606	66.9	0.13	140,020	61.8	0.17	128,974	58.4	0.28	125,702	55.8	0.37
Certificate accounts	78,077	33.1	0.83	86,542	38.2	1.04	92,049	41.6	1.24	99,615	44.2	1.50

Total deposits	$235,683	100.0%	0.36%	$226,562	100.0%	0.50%	$221,023	100.0%	0.68%	$225,317	100.0%	0.87%

Certificates of Deposit. The following table sets forth Mayflower Co-Operative Bank’s time deposits classified by interest rate at the dates indicated.

	At March 31,		At April 30,
	2013	2012	2011	2010
Under 2.00%	$71,764	$78,976	$81,897	$88,077
2.00 – 3.99%	6,313	7,531	9,303	9,209
4.00 – 5.99%	—	35	849	2,329
6.00 – 7.99%	—	—	—	—

Total	$78,077	$86,542	$92,049	$99,615

The following table sets forth the amount and maturities of Mayflower Co-Operative Bank’s time deposits at March 31, 2013.

	Amount Due
	Less Than One Year	One to Two Years	Two to Three Years	After Three Years	Total
	(In thousands)
Rate
Under 2.00%	$51,580	$14,612	$3,092	$2,480	$71,764
2.00 – 3.99%	689	1,712	3,309	603	6,313
4.00 – 5.99%	—	—	—	—	—
6.00 – 7.99%	—	—	—	—	—

Total	$52,269	$16,324	$6,401	$3,083	$78,077

The following table indicates the amount of Mayflower Co-Operative Bank’s certificates of deposit of $100,000 or more by time remaining until maturity as of March 31, 2013.

Maturity Period	Certificates Of Deposit
(In thousands)
Three months or less	$7,895
Over three through six months	3,432
Over six through 12 months	6,929
Over 12 months	12,842

Total	$31,098

For further information concerning Mayflower Co-Operative Bank’s deposits, see Note G of Mayflower’s Notes to Consolidated Financial Statements.

Borrowings. Savings deposits and loan repayments are the primary source of funds for Mayflower Co-Operative Bank’s lending and investment activities and for its general business purposes. From time to time, Mayflower Co-Operative Bank also borrows funds from the FHLB of Boston to meet loan demand and to take advantage of other investment opportunities. All advances from the FHLB are secured by certain unencumbered residential mortgage loans held by Mayflower Co-Operative Bank. At March 31, 2013, Mayflower Co-Operative Bank had $1.0 million in outstanding borrowings from the FHLB of Boston. Additional established sources of liquidity include the Federal Reserve System and The Co-Operative Central Bank Reserve Fund. For further information concerning Mayflower Co-Operative Bank’s borrowings and available lines of credit, see Note H of Mayflower’s Notes to Consolidated Financial Statements.

Subsidiary Activities

Mayflower Co-Operative Bank has a wholly owned subsidiary, MFLR Securities Corporation (“MFLR”), incorporated under the laws of Massachusetts as a securities corporation to invest in securities. As a Massachusetts securities corporation, MFLR is limited to buying, selling and holding investment securities for its own account which would not differ from Mayflower Co-Operative Bank’s ability to invest in the same types of securities. Massachusetts securities corporations are afforded a substantially lower state tax rate than Mayflower Co-Operative Bank on investment income earned on securities held in their portfolios. At March 31, 2013, Mayflower Co-Operative Bank’s investment in MFLR totaled $20.2 million, all of which was used to buy, sell and hold investment securities.

Mayflower Co-Operative Bank has a second wholly owned subsidiary, Mayflower Plaza, LLC, incorporated under the laws of Massachusetts as a limited liability corporation. This entity was formed to take ownership of a small retail plaza in Lakeville, Massachusetts, on which Mayflower Co-Operative Bank has constructed its Lakeville office. The approximate investment in this entity is currently $354,000.

Performance Ratios

The table below sets forth certain performance ratios of Mayflower Co-Operative Bank at or for the dates indicated.

	At or for the Year Ended March 31	At or for the Eleven Months Ended March 31,	At or for the Year Ended April 30,
	2013	2012	2011	2010
Return on average assets (net earnings divided by average total assets)	0.58%	0.53%	0.54%	0.47%
Return on average stockholders’ equity (net earnings divided by average stockholder’s equity)	6.56	6.15	6.41	5.83
Dividend payout ratio (dividends declared per share divided by net earnings per share)	33.75	40.87	37.37	50.21
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost)	3.39	3.62	3.77	3.53
Ratio of average interest-earning assets to average interest-bearing liabilities	102.58	101.44	100.36	99.93
Ratio of noninterest expense to average total assets	3.10	2.91	3.30	3.16

Interest Rate Sensitivity Gap Analysis

The following table presents Mayflower Co-Operative Bank’s interest sensitivity gap between interest-earning assets and interest-bearing liabilities at March 31, 2013. In addition the table indicates Mayflower Co-Operative Bank’s interest sensitivity gap at various periods and the ratio of Mayflower Co-Operative Bank’s interest-earning assets to interest-bearing liabilities at various periods. Term certificates are based upon contractual maturities.

	One Year or Less	Over One Through Three Years	Over Three Through Five Years	Over Five Through Ten Years	Over Ten Through Twenty Years	Over Twenty Years	Total
Interest-sensitive assets:
Interest-bearing deposits in banks	$8,931	$—	$—	$—	$—	$—	$8,931
Investment securities (1)	2,964	389	22,015	10,722	49,072	9,038	94,200
Federal Home Loan Bank stock	1,252	—	—	—	—	—	1,252
Deposits with The Co-Operative Central Bank	449	—	—	—	—	—	449
Fixed-rate mortgages	6,295	5,108	2,540	9,099	15,894	37,443	76,379
Adjustable-rate residential and commercial mortgage loans	19,815	10,331	8,619	2,209	1,588	—	42,562
Commercial loans	3,102	279	407	552	—	—	4,340
Home equity lines of credit	14,736	774	203	—	—	—	15,713
Consumer loans	704	276	286	195	—	—	,461

Total loans	44,652	16,768	12,055	12,055	17,482	37,443	40,455

Total interest-sensitive assets	$58,248	$17,157	$34,070	$22,777	$66,554	$46,481	$245,287

Interest-sensitive liabilities:
Money market accounts	$39,324	$—	$—	$—	$—	$—	$39,324
Certificates of deposit	52,269	22,725	3,083	—	—	—	78,077
NOW accounts (2)	43,972	—	—	—	—	—	43,972
Regular savings (2)	51,676	—	—	—	—	—	51,676
Borrowed funds	—	—	1,000	—	—	—	1,000

Total interest-sensitive liabilities	$187,241	$22,725	$4,083	$—	$—	$—	$214,049

Interest sensitivity gap	$(128,993)	$(5,568)	$29,987	$22,777	$66,554	$46,481	$31,238

Cumulative interest sensitivity gap	$(128,993)	$(134,561)	$(104,574)	$(81,797)	$(15,243)	$31,238

Ratio of interest-sensitive assets to interest-sensitive liabilities	31.11%	75.50%	834.44%	N/A	N/A	N/A	114.59%

Cumulative rate of interest-sensitive assets to interest-sensitive liabilities	31.11%	35.91%	51.14%	61.79%	92.88%	114.59%

(1)	Equity securities, including preferred stocks that have no maturity date are shown in one year or less. Trust preferred securities are shown in the “Over Twenty Years” column. Fixed-rate mortgage-backed and asset-backed securities are shown on their final maturity date. Adjustable-rate mortgage-backed securities are shown on the next repricing date.
(2)	Subject to repricing on a monthly basis.

Rate/Volume Analysis

The effect on net interest income as a result of changes in interest rates and in the amount of interest-earning assets and interest-bearing liabilities is shown in the following table. Information is provided on changes for the periods indicated attributable to (1) changes in volume (change in average balance multiplied by prior period yield), (2) changes in interest rates (changes in yield multiplied by prior period average balance), and (3) the combined effect of changes in interest rates and volume (changes in yield multiplied by changes in average balance).

	Year Ended March 31, 2013 vs. Eleven Months Ended March 31, 2012					Eleven Months Ended March 31, 2012 vs. Year Ended April 30, 2011					Year Ended April 30,
											2011 vs. 2010
	Changes Due to Increase (Decrease)					Changes Due to Increase (Decrease)					Changes Due to Increase (Decrease)
	Total	Volume	Rate	Rate/ Volume	Short Period	Total	Volume	Rate	Rate/ Volume	Short Period	Total	Volume	Rate	Rate/ Volume
	(In thousands)
Interest income:
Loans	$603	$664	$(585)	$(56)	$580	$(818)	$39	$(276)	$(1)	(580)	$(211)	$113	$(319)	$(5)
Investments	(565)	(177)	(666)	40	238	(597)	67	(418)	(8)	(238)	(653)	(115)	(555)	17

Total	38	487	(1,251)	(16)	818	(1,415)	106	(694)	(9)	(818)	(864)	(2)	(874)	12

Interest expense:
Deposits	(224)	14	(344)	(4)	110	(504)	51	(432)	(13)	(110)	(1,194)	67	(1,233)	(28)
Borrowings	(54)	(62)	(3)	2	9	(107)	(113)	32	(17)	(9)	(227)	(228)	2	(1)

Total	(278)	(48)	(347)	(2)	119	(611)	(62)	(400)	(30)	(119)	(1,421)	(161)	(1,231)	(29)

Increase (decrease) in net interest and dividend income	$316	$535	$(904)	$(14)	$699	$(804)	$168	$(294)	$21	$(699)	$557	$159	$357	$41

Average Balance Sheet

The following table sets forth certain information relating to Mayflower Co-Operative Bank’s average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid at the dates indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived using average daily balances.

	Year Ended March 31,			Eleven Months Ended March 31,			Year Ended April 30,
	2013			2012			2011			2010
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$138,048	$6,978	5.05%	$126,006	$6,375	5.52%	$125,333	$7,193	5.74%	$123,447	$7,404	6.00%
Investments	97,529	2,060	2.11	105,782	2,625	2.48	100,176	3,222	3.22	101,731	3,875	3.81

Total interest-earning assets	$235,577	9,038	3.84	$231,788	9,000	4.24	$225,509	10,415	4.62	$225,178	11,279	5.01

Interest-bearing liabilities:
Deposits	$228,651	$983	0.43	$226,181	$1,207	0.58	$219,644	1,711	0.78	$214,700	2,905	1.35
Borrowings	1,000	46	4.60	2,309	100	4.72	5,051	207	4.10	10,634	434	4.08

Total interest-bearing liabilities	$229,651	1,029	0.45	$228,490	1,307	0.62	$224,695	1,918	0.85	$225,334	3,339	1.48

Net interest income		$8,009			$7,693			$8,497			$7,940

Interest rate spread			3.39%			3.62%			3.77%			3.53%

Ratio of average interest-earning assets to average interest-bearing liabilities			102.58%			101.44%			100.36%			99.93%

Regulation and Supervision of Mayflower

General. Mayflower is a bank holding company subject to regulation by the Federal Reserve Board under Mayflower Co-Operative Bank Holding Company Act of 1956, as amended (the “BHCA”). As a result, the activities of Mayflower are subject to certain limitations, which are described below. In addition, as a bank holding company, Mayflower is required to file annual and quarterly reports with the Federal Reserve Board and to furnish such additional information as the Federal Reserve Board may require pursuant to the BHCA. Mayflower is also subject to regular examination by and the enforcement authority of the Federal Reserve Board.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) significantly changed the current bank regulatory structure and affected the lending, investment, trading and operating activities of financial institutions and their holding companies. Additionally, the Dodd-Frank Act created a new Consumer Financial Protection Bureau as an independent bureau of the Federal Reserve Board. The Consumer Financial Protection Bureau assumed responsibility for the implementation of the federal financial consumer protection and fair lending laws and regulations and has authority to impose new requirements. However, institutions of less than $10 billion in assets, such as Mayflower Co-Operative Bank, will continue to be examined for compliance with consumer protection and fair lending laws and regulations by, and be subject to the enforcement authority of, their prudential regulators. Many of the provisions of the Dodd-Frank Act require the issuance of regulations before their impact on operations can be fully assessed by management. However, there is a significant possibility that the Dodd-Frank Act will, at a minimum, result in increased regulatory burden and compliance costs for Mayflower and Mayflower Co-Operative Bank.

Certain of the regulatory requirements that are applicable to Mayflower and Mayflower Co-Operative Bank are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on us.

Activities. With certain exceptions, the BHCA prohibits a bank holding company from acquiring direct or indirect ownership or control of more than 5% of the voting shares of a company that engages directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by Federal Reserve Board regulation or order, have been identified as activities closely related to the business of banking. The activities of Mayflower are subject to these legal and regulatory limitations under the BHCA and the related Federal Reserve Board regulations. Notwithstanding the Federal Reserve Board’s prior approval of specific nonbanking activities, the Federal Reserve Board has the power to order a holding company or its subsidiaries to terminate any activity, or to terminate its ownership or control of any subsidiary, when it has reasonable cause to believe that the continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness or stability of any bank subsidiary of that holding company.

Effective with the enactment of the Gramm-Leach-Bliley Act (the “G-L-B Act”) on November 12, 1999, bank holding companies that are well capitalized and well managed and whose financial institution subsidiaries are well capitalized and well managed and have satisfactory or better Community Reinvestment Act (“CRA”) records can elect to become “financial holding companies” which are permitted to engage in a broader range of financial activities than are permitted to bank holding companies, including investment banking and insurance companies. Financial holding companies are authorized to engage in, directly or indirectly, financial activities. A financial activity is an activity that is: (i) financial in nature; (ii) incidental to an activity that is financial in nature; or (iii) complementary to a financial activity and that does not pose a safety and soundness risk. Such activities can include insurance underwriting and investment banking. The G-L-B Act includes a list of activities that are deemed to be financial in nature. Other activities also may be decided by the Federal Reserve Board to be financial in nature or incidental thereto if they meet specified criteria. A financial holding company that intends to engage in a new activity or to acquire a company to engage in such an activity is required to give prior notice to the Federal Reserve Board. If the activity is not either specified in the G-L-B Act as being a financial activity or one that the Federal Reserve Board has determined by rule or regulation to be financial in nature, the prior approval of the Federal Reserve Board is required. Mayflower has not, up to this time, opted to become a financial holding company.

Acquisitions. Under the BHCA, a bank holding company must obtain the prior approval of the Federal Reserve Board before (1) acquiring direct or indirect ownership or control of any voting shares of any bank or bank holding company if, after such acquisition, the bank holding company would directly or indirectly own or control more than 5% of such shares; (2) acquiring all or substantially all of the assets of another bank or bank holding company; or (3) merging or consolidating with another bank holding company. Satisfactory financial condition, particularly with regard to capital adequacy, and satisfactory CRA ratings are generally prerequisites to obtaining federal regulatory approval to make acquisitions.

Under the BHCA, any company must obtain approval of the Federal Reserve Board prior to acquiring control of Mayflower or Mayflower Co-Operative Bank. For purposes of the BHCA, “control” is defined as ownership of more than 25% of any class of voting securities of Mayflower or Mayflower Co-Operative Bank, the ability to control the election of a majority of the directors, or the exercise of a controlling influence over management or policies of Mayflower or Mayflower Co-Operative Bank. In addition, the Change in Bank Control Act and the related regulations of the Federal Reserve Board require any person or persons acting in concert (except for companies required to make application under the BHCA), to file a written notice with the Federal Reserve Board before such person or persons may acquire control of Mayflower or Mayflower Co-Operative Bank. The Change in Bank Control Act defines “control” as the power, directly or indirectly, to vote 25% or more of any voting securities or to direct the management or policies of a bank holding company or an insured bank. There is a presumption of “control” where the acquiring person will own, control or hold with power to vote 10% or more of any class of voting security of a bank holding company or insured bank if, like Mayflower, the company involved has registered securities under Section 12 of the Securities Exchange Act of 1934.

Under Massachusetts banking law, prior approval of the Massachusetts Division of Banks is also required before any person may acquire control of a Massachusetts bank or bank holding company. Massachusetts law generally prohibits a bank holding company from acquiring control of an additional bank if the bank to be acquired has been in existence for less than three years or, if after such acquisition, the bank holding company would control more than 30% of the FDIC-insured deposits in the Commonwealth of Massachusetts.

Capital Requirements. The Federal Reserve Board has adopted guidelines regarding the capital adequacy of bank holding companies, which require bank holding companies to maintain specified minimum ratios of capital to total assets and capital to risk-weighted assets. The Dodd-Frank Act requires the Federal Reserve Board to adopt consolidated capital requirements for holding companies that are equally as stringent as those applicable to the depository institution subsidiaries. That means that certain instruments that had previously been includable in Tier 1 capital for bank holding companies, such as trust preferred securities, will no longer be included. The revised capital requirements are subject to certain grandfathering and transition rules. See “Regulation and Supervision of Mayflower Co-Operative Bank—Capital Requirements.”

Dividends. The Federal Reserve Board has the power to prohibit dividends by bank holding companies if their actions constitute unsafe or unsound practices. The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board’s view that a bank holding company should pay cash dividends only to the extent that the company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the company’s capital needs, asset quality and overall financial condition. The Federal Reserve Board also indicated that it would be inappropriate for a bank holding company experiencing serious financial problems to borrow funds to pay dividends. Under the prompt corrective action regulations adopted by the Federal Reserve Board pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), the Federal Reserve Board may prohibit a bank holding company from paying any dividends if the holding company’s bank subsidiary is classified as “undercapitalized” or worse.” See “Regulation and Supervision of Mayflower Co-Operative Bank—Prompt Corrective Regulatory Action.” The Federal Reserve Board has a policy under which bank holding companies are required to serve as a source of strength for their depository subsidiaries by providing capital, liquidity and other resources in times of financial distress. The Dodd-Frank Act codified the source of strength doctrine and requires the issuance of implementing regulations.

Stock Repurchases. Bank holding companies are required to give the Federal Reserve Board prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of Mayflower’s consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would violate any law, regulation, Federal Reserve Board order, directive or any condition imposed by, or written agreement with, the Federal Reserve Board. This requirement does not apply to bank holding companies that are “well-capitalized,” received one of the two highest examination ratings at their last examination and are not the subject of any unresolved supervisory issues.

The Sarbanes Oxley Act of 2002 implemented legislative reforms intended to address corporate and accounting fraud. The Sarbanes-Oxley Act restricted the scope of services that may be provided by accounting firms to their public company audit clients and any non-audit services being provided to a public company audit client will require pre-approval by the company’s audit committee. In addition, the Sarbanes-Oxley Act required chief executive officers and chief financial officers, or their equivalents, to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission, subject to civil and criminal penalties if they knowingly or willingly violate this certification requirement.

Under the Sarbanes-Oxley Act, bonuses issued to top executives before restatement of a company’s financial statements are subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan “blackout” periods and loans to company executives (other than loans by financial institutions permitted by federal rules and regulations) are restricted. The legislation accelerated the time frame for disclosures by public companies of changes in ownership in a company’s securities by directors and executive officers.

The Sarbanes-Oxley Act also increased the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with the company’s “registered public accounting firm.” Among other requirements, companies must disclose whether at least one member of the audit committee is a “financial expert” (as such term is defined by the Securities and Exchange Commission) and if not, why not.

Pursuant to Section 404 of the Sarbanes-Oxley Act, we are required to report on our assessment of the effectiveness of our internal controls over financial reporting in this proxy statement/prospectus. Mayflower is currently considered a smaller reporting company with the SEC and is not required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 requirements regarding external auditor attestation of internal controls over financial reporting.

Regulation and Supervision of Mayflower Co-Operative Bank

General. Mayflower Co-Operative Bank is subject to extensive regulation by the Massachusetts Commissioner of Banks (“Commissioner”) and the FDIC. The lending activities and other investments of Mayflower Co-Operative Bank must comply with various federal regulatory requirements. The Commissioner and FDIC periodically examine Mayflower Co-Operative Bank for compliance with these regulatory requirements and Mayflower Co-Operative Bank must regularly file reports with the Commissioner and the FDIC describing its activities and financial condition. Mayflower Co-Operative Bank is also subject to certain reserve requirements promulgated by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). This supervision and regulation is intended primarily for the protection of depositors.

Massachusetts State Law. As a Massachusetts-chartered co-operative bank, Mayflower Co-Operative Bank is subject to the applicable provisions of Massachusetts law and the regulations of the Commissioner adopted thereunder. Mayflower Co-Operative Bank derives its lending and investment powers from these laws, and is subject to periodic examination and reporting requirements by and of the Commissioner. Certain powers granted under Massachusetts law may be constrained by federal regulation. In addition, Mayflower Co-Operative Bank is required to make periodic reports to The Co-Operative Central Bank, Mayflower Co-Operative Bank’s

excess deposit insurer. The approval of the Commissioner is required prior to any merger or consolidation, or the establishment or relocation of any branch office. Massachusetts cooperative banks are subject to the enforcement authority of the Commissioner who may suspend or remove directors or officers, issue cease and desist orders and appoint conservators or receivers in appropriate circumstances. Co-Operative banks are required to pay fees and assessments to the Commissioner to fund that office’s operations. The cost of state examination fees and assessments for the year ended March 31, 2013 was $30,000.

Capital Requirements. Under FDIC regulations, state-chartered banks that are not members of the Federal Reserve System are required to maintain a minimum leverage capital requirement consisting of a ratio of Tier 1 capital to total assets of 3% if the FDIC determines that the institution is not anticipating or experiencing significant growth and has well-diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and in general a strong banking organization, rated composite 1 under the Uniform Financial Institutions Rating System (the CAMELS rating system) established by the Federal Financial Institutions Examination Council. For all but the most highly rated institutions meeting the conditions set forth above, the minimum leverage capital ratio is not less than 4%. Tier 1 capital is the sum of common stockholders’ equity, noncumulative perpetual preferred stock (including any related surplus) and minority interests in consolidated subsidiaries, minus all intangible assets (other than certain mortgage servicing rights, purchased credit card relationships and qualifying supervisory goodwill) minus identified losses, disallowed deferred tax assets and investments in financial subsidiaries and certain non-financial equity investments.

In addition to the leverage ratio (the ratio of Tier 1 capital to total average assets), state-chartered nonmember banks must maintain a minimum ratio of qualifying total capital to risk-weighted assets of at least 8%, of which at least half must be Tier 1 capital. Qualifying total capital consists of Tier 1 capital plus Tier 2 or supplementary capital items. Tier 2 capital items include allowances for loan losses in an amount of up to 1.25% of risk-weighted assets, cumulative preferred stock and preferred stock with a maturity of over 20 years, certain other capital instruments and up to 45% of pre-tax net unrealized holding gains on equity securities. The includable amount of Tier 2 capital cannot exceed the institution’s Tier 1 capital. Qualifying total capital is further reduced by the amount of the bank’s investments in banking and finance subsidiaries that are not consolidated for regulatory capital purposes, reciprocal cross-holdings of capital securities issued by other banks, most intangible assets and certain other deductions. Under the FDIC risk-weighted system, all of a bank’s balance sheet assets and the credit equivalent amounts of certain off-balance sheet items are assigned to one of four broad risk weight categories from 0% to 100%, based on the risks inherent in the type of assets or item. The aggregate dollar amount of each category is multiplied by risk weight assigned to that category. The sum of these weighted values equals Mayflower Co-Operative Bank’s risk-weighted assets.

At March 31, 2013, Mayflower Co-Operative Bank’s ratio of core Tier 1 capital to total average assets was 8.6%, its ratio of Tier 1 capital to risk-weighted assets was 16.7% and its ratio of total risk-based capital to risk-weighted assets was 17.7%. Capital ratios for Mayflower were 8.6%, 16.7% and 17.7%, respectively.

The current risk-based capital guidelines that apply to Mayflower Co-Operative Bank are based on the 1988 capital accord of the International Basel Committee on Banking Supervision (“Basel Committee”), a committee of central banks and bank supervisors, as implemented by the Federal Reserve Board. In 2004, the Basel Committee published a new capital accord, which is referred to as “Basel II,” to replace Basel I. Basel II provides two approaches for setting capital standards for credit risk: an internal ratings-based approach tailored to individual institutions’ circumstances and a standardized approach that bases risk weightings on external credit assessments to a much greater extent than permitted in existing risk-based capital guidelines, which became effective in 2008 for large international banks (total assets of $250 billion or more or consolidated foreign exposure of $10 billion or more). Other U.S. banking organizations can elect to adopt the requirements of this rule (if they meet applicable qualification requirements), but they are not required to apply them. Basel II emphasizes internal assessment of credit, market and operational risk, as well as supervisory assessment and market discipline in determining minimum capital requirements.

In December 2010 and January 2011, the Basel Committee published the final texts of reforms on capital and liquidity, which is referred to as “Basel III.” Although Basel III is intended to be implemented by participating countries for large, internationally active banks, its provisions are likely to be considered by United States banking regulators in developing new regulations applicable to other banks in the United States. Basel III will require bank holding companies and their bank subsidiaries to maintain substantially more capital, with a greater emphasis on common equity. The implementation of the Basel III final framework was to occur on January 1, 2013. The Federal Reserve and other government agencies responsible for implementing the Basel III framework announced in November 2012 that the originally proposed timeframe for the implementation of the rules was not achievable. No new deadline has been proposed. On January 1, 2013, banking institutions were going to be required to meet the following minimum capital ratios: (i) 3.5% Common Equity Tier 1 (generally consisting of common shares and retained earnings) to risk-weighted assets; (ii) 4.5% Tier 1 capital to risk-weighted assets; and (iii) 8.0% Total capital to risk-weighted assets. When fully phased-in on January 1, 2019, and if implemented by the U.S. banking agencies, Basel III will require banks to maintain:

•	a minimum ratio of Common Equity Tier 1 to risk-weighted assets of at least 4.5%, plus a 2.5% “capital conservation buffer,”

•	a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer,

•	a minimum ratio of Total capital to risk-weighted assets of at least 8.0%, plus the capital conservation buffer, and

•	a minimum leverage ratio of 3%, calculated as the ratio of Tier 1 capital to balance sheet exposures plus certain off-balance sheet exposures.

Basel III also includes the following significant provisions:

•	An additional countercyclical capital buffer to be imposed by applicable national banking regulators periodically at their discretion, with advance notice.

•	Restrictions on capital distributions and discretionary bonuses applicable when capital ratios fall within the buffer zone.

•	Deduction from common equity of deferred tax assets that depend on future profitability to be realized.

•

For capital instruments issued on or after January 13, 2013 (other than common equity), a loss-absorbency requirement that the instrument must be written off or converted to common equity if a triggering event occurs, either pursuant to applicable law or at the direction of the banking regulator. A triggering event is an event that would cause the banking organization to become nonviable without the write off or conversion, or without an injection of capital from the public sector.

Since the Basel III framework is not self-executing, the rules and standards promulgated under Basel III require that the U.S. federal banking regulators adopt them prior to becoming effective in the U.S. Although U.S. federal banking regulators have expressed support for Basel III, the timing and scope of its implementation, as well as any potential modifications or adjustments that may result during the implementation process, are not yet known.

Dividend Limitations. Mayflower Co-Operative Bank may not pay dividends on its capital stock if its regulatory capital would thereby be reduced below the amount then required for the liquidation account established for the benefit of certain depositors of Mayflower Co-Operative Bank at the time of its conversion to stock form.

Earnings of Mayflower Co-Operative Bank appropriated to bad debt reserves and deducted for federal income tax purposes are not available for payment of cash dividends or other distributions to stockholders without payment of taxes at the then current tax rate by Mayflower Co-Operative Bank on the amount of earnings removed from the reserves for such distributions. See “Federal and State Taxation.” Mayflower Co-Operative Bank intends to make full use of this favorable tax treatment and does not contemplate use of any earnings in a manner which would limit Mayflower Co-Operative Bank’s bad debt deduction or create federal tax liabilities.

Under FDIC regulations, Mayflower Co-Operative Bank is prohibited from making any capital distributions if, after making the distribution, Mayflower Co-Operative Bank would have: (i) a total risk-based capital ratio of less than 8%; (ii) a Tier 1 risk-based capital ratio of less than 4%; or (iii) a leverage ratio of less than 4%.

Investment Activities. Under federal law, all state-chartered FDIC-insured banks have generally been limited to activities as principal and equity investments of the type and in the amount authorized for national banks, notwithstanding state law. The Federal Deposit Insurance Corporation Improvement Act and the FDIC permit exceptions to these limitations. For example, state chartered banks, such as Mayflower Co-Operative Bank, may, with FDIC approval, continue to exercise grandfathered state authority to invest in common or preferred stocks listed on a national securities exchange or the NASDAQ Global Market and in the shares of an investment company registered under federal law. In addition, the FDIC is authorized to permit such institutions to engage in state authorized activities or investments that do not meet this standard (other than non-subsidiary equity investments) for institutions that meet all applicable capital requirements if it is determined that such activities or investments do not pose a significant risk to the Deposit Insurance Fund. All nonsubsidiary equity investments, unless otherwise authorized or approved by the FDIC, must have been divested by December 19, 1996, under a FDIC-approved divestiture plan, unless such investments were grandfathered by the FDIC. Mayflower Co-Operative Bank received grandfathering authority from the FDIC to invest in listed stocks and/or registered shares. The maximum permissible investment is 100% of Tier 1 capital, as specified by the FDIC’s regulations, or the maximum amount permitted by Massachusetts Banking Law, whichever is less. Such grandfathering authority may be terminated upon the FDIC’s determination that such investments pose a safety and soundness risk to Mayflower Co-Operative Bank or if Mayflower Co-Operative Bank converts its charter or undergoes a change in control. As of March 31, 2013, Mayflower Co-Operative Bank had no equity securities that were held under such grandfathering authority.

Insurance of Deposit Accounts. Mayflower Co-Operative Bank’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the FDIC. Under the FDIC’s risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors, with less risky institutions paying lower assessments. An institution’s assessment rate depends upon the category to which it is assigned. The initial base assessment rates range from five to 35 basis points. The rate schedules will automatically adjust in the future when the Deposit Insurance Fund reaches certain milestones. No institution may pay a dividend if in default of the federal deposit insurance assessment. In February 2011, the FDIC adopted new rules that amend its current deposit insurance assessment regulations. The new rules implement a provision in the Dodd-Frank Act that changed the assessment base for deposit insurance premiums from one based on domestic deposits to one based on average consolidated total assets minus average tangible equity.

The FDIC imposed on all insured institutions a special emergency assessment of five basis points of total assets minus Tier 1 capital, as of June 30, 2009 (capped at ten basis points of an institution’s deposit assessment base), in order to cover losses to the Deposit Insurance Fund. That special assessment was collected on September 30, 2009. In lieu of further special assessments, the FDIC required insured institutions to prepay estimated quarterly risk-based assessments for the fourth quarter of 2009 through the fourth quarter of 2012. That pre-payment, which included an assumed annual assessment base increase of 5%, were recorded as a prepaid expense asset as of December 30, 2009. As of December 31, 2009, and each quarter thereafter, a charge to earnings was recorded for each regular assessment with an offsetting credit to the prepaid asset.

Due to the recent difficult economic conditions, deposit insurance per account owner has been raised to $250,000 for all types of accounts. That limit was made permanent by the Dodd-Frank Act.

In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize a predecessor deposit insurance fund. That payment is established quarterly and during the year ended March 31, 2013 averaged approximately 0.65 of a basis point of assessable deposits.

The Dodd-Frank Act increased the minimum target Deposit Insurance Fund ratio from 1.15% of estimated insured deposits to 1.35% of estimated insured deposits. The FDIC must seek to achieve the 1.35% ratio by September 30, 2020. Insured institutions with assets of $10 billion or more are supposed to fund the increase. The Dodd-Frank Act eliminated the 1.5% maximum fund ratio, instead leaving it to the discretion of the FDIC.

The FDIC has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Mayflower Co-Operative Bank. Management cannot predict what insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. The management of Mayflower Co-Operative Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

All Massachusetts chartered co-operative banks are required to be members of the Share Insurance Fund. The Share Insurance Fund maintains a deposit insurance fund which insures all deposits in member banks which are not covered by federal insurance. In past years, a premium of 1/24 of 1% of insured deposits has been assessed annually on member banks such as Mayflower Co-Operative Bank for this deposit insurance. However, no premium has been assessed since 1985.

Prompt Corrective Regulatory Action. Federal banking regulators are required to take prompt corrective action if an insured depository institution fails to satisfy certain minimum capital requirements, including a leverage limit, a risk-based capital requirement and any other measure deemed appropriate by the federal banking regulators for measuring the capital adequacy of an insured depository institution. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees if the institution would thereafter fail to satisfy the minimum levels for any of its capital requirements. An institution that fails to meet the minimum level for any relevant capital measure (an “undercapitalized institution”) may be: (i) subject to increased monitoring by the appropriate federal banking regulator; (ii) required to submit an acceptable capital restoration plan within 45 days; (iii) subject to asset growth limits; and (iv) required to obtain prior regulatory approval for acquisitions, branching and new lines of businesses. The capital restoration plan must include a guarantee by the institution’s holding company that the institution will comply with the plan until it has been adequately capitalized on average for four consecutive quarters, under which the holding company would be liable up to the lesser of 5% of the institution’s total assets or the amount necessary to bring the institution into capital compliance as of the date it failed to comply with its capital restoration plan. A “significantly undercapitalized” institution, as well as any undercapitalized institution that did not submit an acceptable capital restoration plan, may be subject to regulatory demands for recapitalization, broader application of restrictions on transactions with affiliates, limitations on interest rates paid on deposits, asset growth and other activities, possible replacement of directors and officers, and restrictions on capital distributions by any bank holding company controlling the institution. Any company controlling the institution could also be required to divest the institution or the institution could be required to divest subsidiaries. The senior executive officers of a significantly undercapitalized institution may not receive bonuses or increases in compensation without prior approval and the institution is prohibited from making payments of principal or interest on its subordinated debt. In their discretion, the federal banking regulators may also impose the foregoing sanctions on an undercapitalized institution if the regulators determine that such actions are necessary to carry out the purposes of the prompt corrective action provisions.

Under regulations jointly adopted by the federal banking regulators, an institution’s capital adequacy on the basis of the institution’s total risk-based capital ratio (the ratio of its total capital to risk-weighted assets), Tier 1 risk-based capital ratio (the ratio of its core capital to risk-weighted assets) and leverage ratio (the ratio of its Tier 1 or core capital to adjusted total average assets). The following table shows the capital ratio requirements for each prompt corrective action category:

	Well Capitalized	Adequately Capitalized		Undercapitalized		Significantly Undercapitalized
Total risk-based capital ratio	10.0% or more	8.0% or more		Less than 8.0%		Less than 6.0%
Tier 1 risk-based capital ratio	6.0% or more	4.0% or more		Less than 4.0%		Less than 3.0%
Leverage ratio	5.0% or more	4.0% or more	*	Less than 4.0%	*	Less than 3.0%

*	3.0% if institution has a composite 1 CAMELS rating.

If an institution’s capital falls below the “critically undercapitalized” level, the institution is subject to conservatorship or receivership within specified timeframes. A “critically undercapitalized” institution is defined as an institution that has a ratio of “tangible equity” to total assets of less than 2.0%. Tangible equity is defined as core capital plus cumulative perpetual preferred stock (and related surplus) less all intangibles other than qualifying supervisory goodwill and certain purchased mortgage servicing rights. The FDIC may reclassify a well capitalized depository institution as adequately capitalized and may require an adequately capitalized or undercapitalized institution to comply with the supervisory actions applicable to associations in the next lower capital category (but may not reclassify a significantly undercapitalized institution as critically undercapitalized) if the FDIC determines, after notice and an opportunity for a hearing, that the institution is in an unsafe or unsound condition or that the institution has received and not corrected a less-than-satisfactory rating for any CAMELS rating category. For information regarding the position of Mayflower Co-Operative Bank with respect to the prompt corrective action rules, see Note P of Notes to Consolidated Financial Statements.

Safety and Soundness Guidelines. Under FDICIA, as amended by the Riegle Community Development and Regulatory Improvement Act of 1994 (the “CDRI Act”), each federal banking agency is required to establish safety and soundness standards for institutions under its authority. In 1995, these agencies, including the FDIC, released interagency guidelines establishing such standards and adopted rules with respect to safety and soundness compliance plans. The guidelines require savings institutions to maintain internal controls and information systems and internal audit systems that are appropriate for the size, nature and scope of the institution’s business. The guidelines also establish certain basic standards for loan documentation, credit underwriting, interest rate risk exposure, and asset growth. The guidelines further provide that savings institutions should maintain safeguards to prevent the payment of compensation, fees and benefits that are excessive or that could lead to material financial loss, and should take into account factors such as comparable compensation practices at comparable institutions. If the agency determines that a savings institution is not in compliance with the safety and soundness guidelines, it may require the institution to submit an acceptable plan to achieve compliance with the guidelines. A savings institution must submit an acceptable compliance plan to the agency within 30 days of receipt of a request for such a plan. Failure to submit or implement a compliance plan may subject the institution to regulatory sanctions. Management believes that Mayflower Co-Operative Bank has met substantially all the standards adopted in the interagency guidelines.

Additionally under FDICIA, as amended by the CDRI Act, the federal banking agencies established standards relating to asset and earnings quality. Under the guidelines a savings institution should maintain systems, commensurate with its size and the nature and scope of its operations, to identify problem assets and prevent deterioration in those assets as well as to evaluate and monitor earnings and ensure that earnings are sufficient to maintain adequate capital and reserves. Management believes that the asset quality and earnings standards do not have a material effect on the operations of Mayflower Co-Operative Bank.

Federal Reserve System. The Federal Reserve Board regulations require depository institutions to maintain noninterest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations generally provide that reserves be maintained against aggregate transaction accounts as follows: for that portion of transaction accounts aggregating to $79.5 million less an exemption of $12.4 million (which may be adjusted annually by the FRB), the reserve requirement is 3%; and for accounts greater than $71.0 million, the reserve requirement is 10% (which may be adjusted annually by the FRB between 8% and 14%) of the portion in excess of $79.5 million. Mayflower Co-Operative Bank is in compliance with these requirements.

Federal Home Loan Bank System. Mayflower Co-Operative Bank is a member of the Federal Home Loan Bank system, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Banks provide a central credit facility primarily for member institutions, and provide funds for certain other purposes including affordable housing programs. Mayflower Co-Operative Bank, as a member of the Federal Home Loan Bank of Boston (“FHLB of Boston”), is required to acquire and hold shares of capital stock in the FHLB of Boston. Mayflower Co-Operative Bank was in compliance with this requirement with an investment in FHLB of Boston stock at March 31, 2013 of $1.3 million.

For the years ended April 30, 2011 and 2010, the eleven months ended March 31, 2012 and the year ended March 31, 2013, cash dividends from the FHLB of Boston to Mayflower Co-Operative Bank amounted to $1,000, $0, $6,000 and $7,000 respectively. Further, there can be no assurance that the impact of economic events or recent or future legislation on the Federal Home Loan Banks will not also cause a decrease in the value of the Federal Home Loan Bank stock held by Mayflower Co-Operative Bank.

Loans to Executive Officers, Directors and Principal Stockholders. Under federal law, loans to directors, executive officers and principal stockholders of a state non-member bank, like Mayflower Co-Operative Bank, must be made on substantially the same terms as those prevailing for comparable transactions with persons who are not executive officers, directors, principal stockholders or employees of Mayflower Co-Operative Bank unless the loan is made pursuant to a compensation or benefit plan that is widely available to employees and does not favor insiders. Loans to any executive officer, director and principal stockholder, together with all other outstanding loans to such person and affiliated interests, generally may not exceed 15% of the bank’s unimpaired capital and surplus, and aggregate loans to such persons may not exceed the institution’s unimpaired capital and unimpaired surplus. Loans to directors, executive officers and principal stockholders, and their respective affiliates, in excess of the greater of $25,000 or 5% of capital and surplus (and any loan or loans aggregating $500,000 or more) must be approved in advance by a majority of the board of directors of the bank with any “interested” director not participating in the voting. State non-member banks are prohibited from paying the overdrafts of any of their executive officers or directors unless payment is made pursuant to a written, pre-authorized interest-bearing extension of credit plan that specifies a method of repayment or transfer of funds from another account at the bank. Loans to executive officers may not be made on terms more favorable than those afforded other borrowers and are restricted as to type, amount and terms of credit. In addition, Section 106 of the BHCA prohibits extensions of credit to executive officers, directors and greater than 10% stockholders of a depository institution by any other institution which has a correspondent banking relationship with the institution, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features. Massachusetts law also contains restrictions on loans to directors and officers, some of which are more strict than federal law. Mayflower Co-Operative Bank does not lend to its directors, officers or employees, except on the basis of loans secured by deposits held by Mayflower Co-Operative Bank.

Transactions with Affiliates. A state non-member bank or its subsidiaries may not engage in “covered transactions” with any one affiliate in an amount greater than 10% of such bank’s capital stock and surplus, and for all such transactions with all affiliates a state non-member bank is limited to an amount equal to 20% of capital stock and surplus. All such transactions must also be on terms substantially the same, or at least as favorable, to the bank or subsidiary as those provided to a non-affiliate. The term “covered transaction” includes the making of loans, purchase of assets, issuance of a guarantee and similar other types of transactions. Specified collateral requirements apply to covered transactions such as loans to and guarantees issued on behalf of an affiliate. An affiliate of a state non-member bank is any company or entity which controls or is under common control with the state non-member bank and, for purposes of the aggregate limit on transactions with affiliates, any subsidiary that would be deemed a financial subsidiary of a national bank. In a holding company context, the parent holding company of a state non-member bank and any companies which are controlled by such parent holding company are affiliates of the state non-member bank. Federal law further prohibits a depository institution from extending credit to or offering any other services, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or certain of its affiliates or not obtain services of a competitor of the institution, subject to certain limited exceptions.

Enforcement. The FDIC has extensive enforcement authority over insured non-member banks, including Mayflower Co-Operative Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and unsafe or unsound practices.

The FDIC has authority under federal law to appoint a conservator or receiver for an insured bank under limited circumstances. The FDIC is required, with certain exceptions, to appoint a receiver or conservator for an insured state non-member bank if that bank was “critically undercapitalized” on average during the calendar quarter beginning 270 days after the date on which the institution became “critically undercapitalized.” See “Prompt Corrective Regulatory Action.” The FDIC may also appoint itself as conservator or receiver for an insured state non-member institution under specific circumstances on the basis of the institution’s financial condition or upon the occurrence of other events, including: (1) insolvency; (2) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (3) existence of an unsafe or unsound condition to transact business; and (4) insufficient capital, or the incurring of losses that will deplete substantially all of the institution’s capital with no reasonable prospect of replenishment without federal assistance.

Community Reinvestment Act. Under the Community Reinvestment Act, as implemented by FDIC regulations, a state non-member bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate-income neighborhoods. The Community Reinvestment Act neither establishes specific lending requirements or programs for financial institutions nor limits an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community. The Community Reinvestment Act requires the FDIC, in connection with its examination of an institution, to assess the institution’s record of meeting the credit needs of its community and to consider such record when it evaluates applications made by such institution. The Community Reinvestment Act requires public disclosure of an institution’s Community Reinvestment Act rating. Mayflower Co-Operative Bank’s latest Community Reinvestment Act rating received in March 2009 from the FDIC was “Outstanding.”

Mayflower Co-Operative Bank is also subject to similar obligations under Massachusetts Law, which has an additional CRA rating category. The Massachusetts Community Reinvestment Act requires the Massachusetts Banking Commissioner to consider a bank’s Massachusetts Community Reinvestment Act rating when reviewing a bank’s application to engage in certain transactions, including mergers, asset purchases and the establishment of branch offices or automated teller machines, and provides that such assessment may serve as a basis for the denial of such application. Mayflower Co-Operative Bank’s latest Massachusetts Community Reinvestment Act rating received in March 2009 from the Massachusetts Division of Banks was “Outstanding.”

Federal and State Taxation

Federal Taxation. In August 1996, Congress enacted the Small Business Protection Act of 1996. This legislation, effective for taxable years beginning after 1995, repealed the special tax treatment accorded thrift institutions, such as Mayflower Co-Operative Bank, which allowed for special provisions in calculating bad debt deductions for income tax purposes.

The most significant effect of this legislation is to suspend Mayflower Co-Operative Bank’s tax bad debt reserve as of its base year (April 30, 1988). The legislation required Mayflower Co-Operative Bank to recognize any tax bad debt reserves in excess of this base year amount into taxable income over a six-year recapture period. The suspended base year amount would continue to be subject to recapture only upon the occurrence of specific events, such as complete or partial redemption of Mayflower Co-Operative Bank’s stock or if Mayflower Co-Operative Bank failed to qualify as a bank for income tax purposes.

Prior to 1997, thrift institutions such as Mayflower Co-Operative Bank, were generally taxed as corporations. However, banks which met certain definitional tests and other conditions prescribed by the Internal Revenue Code of 1986, as amended (the “Code”) were allowed to establish a bad debt reserve and make annual additions thereto which may be taken as a deduction in computing net taxable income for federal income tax purposes. Mayflower Co-Operative Bank had generally elected to base its respective deductions on the percentage of taxable income method as it had resulted in Mayflower Co-Operative Bank taking the maximum allowable deduction.

Under the percentage of taxable income method, the bad debt reserve deduction for qualifying loans was computed as a percentage (which Congress had gradually reduced to a current level of 8%) of Mayflower Co-Operative Bank’s taxable income, with certain adjustments such as the exclusion of capital gains before computing such deduction. The bad debt deduction under the percentage of taxable income method was limited to the extent that (i) the amount accumulated in reserves for qualifying real estate loans does not exceed 6% of such loans outstanding at the end of the taxable year and (ii) the amount, when added to the bad debt reserve for losses on nonqualifying loans, equals the amount by which 12% of total deposits or withdrawable accounts of depositors at year-end exceeds the sum of surplus, undivided profits and reserves at the beginning of the year. The percentage for bad debt deduction was reduced by the deduction for losses on nonqualifying loans.

In order to qualify for this special tax treatment, Mayflower Co-Operative Bank was required to meet certain definitional tests primarily relating to its assets and the nature of its business. The allowable deduction under the percentage of taxable income method, was scaled according to the ratio of “qualifying assets” of Mayflower Co-Operative Bank to total assets. Specifically, to establish the maximum bad debt deduction as a savings bank, at least 60% of Mayflower Co-Operative Bank’s assets must constitute “qualifying assets”, which generally include cash, obligations of the United States or an agency or instrumentality thereof, or of a state or political subdivision thereof, real estate-related loans, loans secured by savings accounts and property used by Mayflower Co-Operative Bank in the conduct of its business. In the event that Mayflower Co-Operative Bank’s qualifying assets total less than 60% of total assets, Mayflower Co-Operative Bank would not be permitted to utilize the percentage of taxable income method in computing its bad debt reserve deduction.

Income and profits (apart from amounts appropriated to the bad debt reserve) to the extent otherwise available generally may be distributed in cash to stockholders without any federal income tax being imposed on Mayflower Co-Operative Bank due to such distribution. However, if income appropriated to the bad debt reserve and deducted for federal income tax purposes is used to pay cash dividends or other distributions to stockholders, including distributions on redemptions, dissolution or liquidation, then Mayflower Co-Operative Bank would generally be taxed at then current corporate tax rates on approximately 34% of the amount which would be deemed removed from such reserves by Mayflower Co-Operative Bank due to any such distribution.

Mayflower Co-Operative Bank is subject to an alternative minimum tax which is imposed to the extent it exceeds Mayflower Co-Operative Bank’s regular income tax for the year. The alternative minimum tax is imposed at the rate of 20% of a specially computed tax base. Included in this base is a number of preference items, including the following: (i) 100% of the excess of an institution’s bad debt deduction over the amount that would have been allowable on the basis of actual experience; (ii) interest on certain tax-exempt bonds issued after August 7, 1986; and (iii) for years beginning in 1987, 1988 and 1989, an amount equal to one-half of the amount by which a bank’s “book income” (as specially defined) exceeds its taxable income with certain adjustments, including the addition of preferred items. For taxable years commencing after 1989, this preference item is replaced with a new preference item related to “adjusted current earnings” as specifically computed. In addition, for purposes of the alternative minimum tax, the amount of alternative minimum taxable income that may be offset by net operating losses is limited to 90% of alternative minimum taxable income.

Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

State Taxation. Currently, the Massachusetts excise tax rate for co-operative banks is 9.0% of federal taxable income, adjusted for certain items. Taxable income includes income from all sources, without exclusion, less deductions, but not the credits, allowable under the provisions of the Code, as amended. No deductions however, are allowed for dividends received. In addition, carryforwards and carrybacks of net operating losses are not allowed.

Audits. See Note I of the Notes to Consolidated Financial Statements for information regarding income taxes payable by Mayflower Co-Operative Bank.

Competition

Mayflower Co-Operative Bank’s competition for savings deposits has historically come from other co-operative banks and savings banks, savings and loan associations and commercial banks located in Massachusetts generally, and in Southeastern Massachusetts specifically, some of which have greater financial resources than Mayflower Co-Operative Bank. Mayflower Co-Operative Bank also experiences significant competition from tax exempt, state and federally chartered credit unions and from Internet-based entities. In the past, during times of high interest rates, however, Mayflower Co-Operative Bank has experienced additional significant competition for deposits from short-term money market funds and other corporate and government securities and Mayflower Co-Operative Bank anticipates that it will face continuing competition from other financial intermediaries for deposits.

Mayflower Co-Operative Bank competes for deposits principally by offering depositors a wide variety of savings programs, convenient branch locations, access to 24-hour automated teller machines, preauthorized payment and withdrawal systems, tax-deferred retirement programs, debit cards, on-line banking, telephone banking and other ancillary services. Mayflower Co-Operative Bank does not rely upon any individual, group or entity for a material portion of its deposits. Mayflower Co-Operative Bank’s competition for real estate loans comes principally from mortgage banking companies, co-operative banks and savings banks, credit unions, commercial banks, insurance companies and other institutional lenders. Mayflower Co-Operative Bank competes for loan originations primarily through the interest rates and loan fees it charges and the efficiency and quality of services it provides borrowers, real estate brokers and builders.

In addition to competing with other banks and financial services organizations based in Massachusetts, Mayflower Co-Operative Bank has and is expected to face increased competition from major commercial banks and other entities headquartered outside of Massachusetts as a result of interstate banking laws which currently permit banks nationwide to enter Mayflower Co-Operative Bank’s market area and to compete with it for deposits and loan originations.

Changes in bank regulation, such as changes in the products and services banks can offer and involvement in non-banking activities by bank holding companies, as well as bank mergers and acquisitions, can affect Mayflower Co-Operative Bank’s ability to compete successfully. Legislation and regulations have also expanded the activities in which depository institutions may engage. The ability of Mayflower Co-Operative Bank to compete successfully will depend upon how successfully it can respond to the evolving competitive, regulatory, technological and demographic developments affecting its operations.

Mayflower Co-Operative Bank is headquartered in Middleboro, Massachusetts, and operates seven additional full-service branch offices located in Plymouth, Wareham, Rochester, Bridgewater, and Lakeville, Massachusetts. Mayflower Co-Operative Bank’s primary market area, wherein are located the majority of the properties securing loans originated by Mayflower Co-Operative Bank, encompasses the southern portion of Plymouth County and the eastern portion of Bristol County and the western portion of Barnstable County.

Employees

At March 31, 2013, Mayflower Co-Operative Bank employed 57 full-time and 14 part-time employees. Mayflower Co-Operative Bank’s employees are not represented by any collective bargaining agreement. Management of Mayflower Co-Operative Bank considers its relations with its employees to be good.

Properties

Mayflower Co-Operative Bank owns six of its offices and leases its Bridgewater and Rochester, Massachusetts locations. The following table sets forth the location of Mayflower Co-Operative Bank’s offices, as well as certain information relating to these offices as of March 31, 2013:

Office Location	Year Opened	Net Book Value at March 31, 2013
		(Dollars in thousands)
30 South Main Street Middleboro, MA	1889	$3,106
94 Court Street Plymouth, MA	1974	110
Great Neck Road and Onset Avenue Wareham, MA	1981	398
565 Rounseville Road (1) Rochester, MA	1995	—
5 Scotland Boulevard (2) Bridgewater, MA	1998	297
166 County Street Lakeville, MA	2005	847
2420 Cranberry Highway Wareham, MA	2007	2,349
57-59 Obery Street Plymouth, MA	2009	2,786

(1)	The lease for the Rochester location expires August 2016.
(2)	The lease for the Bridgewater location is a land only lease for a term of thirty years through November 2027.

At March 31, 2013, the total net book value of Mayflower Co-Operative Bank’s premises and equipment was $10.5 million. For further information, see Note F of Notes to Mayflower’s Consolidated Financial Statements.

Legal Proceedings

Mayflower from time to time is involved as a plaintiff or defendant in various legal actions incidental to its business, none of which are believed to be material, either individually or collectively, to the results of operations and financial condition of Mayflower.

Mayflower Results of Operations

The following tables summarize Mayflower’s balance sheet and operating results as of and for the year ended March 31, 2013, the eleven month period ended March 31, 2012 and the years ended April 30, 2011, 2010 and 2009.

	March 31 2013	March 31, 2012	April 30, 2011	April 30, 2010	April 30, 2009
(Dollars In Thousands, Except Per Share Data)
Balance Sheet and Other Data:
Total assets	$261,344	$251,555	$246,883	$255,530	$249,545
Interest-bearing deposits in banks	8,931	8,602	6,256	15,914	6,184
Investment securities, including mortgage-backed securities	94,200	88,264	91,904	94,369	90,261
Loans, net	139,321	134,331	124,497	120,545	131,111
Stock in the FHLB of Boston	1,252	1,449	1,650	1,650	1,650
Deposits	235,683	226,562	221,023	225,317	213,957
Advances and borrowings	1,000	1,000	3,500	7,500	13,888
Stockholders’ equity	22,626	21,884	21,777	20,480	19,338
Book value per share	10.99	10.61	10.21	9.85	9.27

	Year Ended March 31 2013	11 Months Ended March 31, 2012	Year Ended April 30, 2011	Year Ended April 30, 2010	Year Ended April 30, 2009
(Dollars In Thousands, Except Per Share Data)
Operating Data:
Interest income	$9,038	$9,000	$10,415	$11,279	$12,406
Interest expense	1,029	1,307	1,918	3,339	5,068

Net interest income	8,009	7,693	8,497	7,940	7,338
Provision for loan losses	40	228	201	215	—

Net interest income after provision for loan losses	7,969	7,465	8,296	7,725	7,338
Noninterest income:
Loan origination and other loan fees	102	84	145	123	136
Customer service fees	548	583	666	719	695
Gain (loss) on sales and writedowns of investment securities and loans, net	1,114	670	766	691	(1,399)
Other	365	350	344	264	245

Total noninterest income	2,129	1,687	1,921	1,797	(323)

Noninterest expense	7,840	7,317	8,142	7,802	7,185

Income (loss) before income taxes	2,258	1,835	2,075	1,720	(170)
Provision (benefit) for income taxes	790	618	737	557	(205)

Net income	$1,468	$1,217	$1,338	$1,163	$35

	Year Ended March 31 2013	11 Months Ended March 31, 2012	Year Ended April 30, 2011	Year Ended April 30, 2010	Year Ended April 30, 2009
Price Share Data:
Basic earnings per share	$0.71	$0.59	$0.64	$0.56	$0.02
Diluted earnings per share	$0.71	$0.59	$0.64	$0.56	$0.02
Weighted average basic shares outstanding	2,059	2,069	2,082	2,083	2,090
Dividends paid per share	2,064	2,072	2,082	2,088	2,176
	$0.24	$0.24	$0.24	$0.28	0.40

Selected Ratios:
Annualized return on average assets	0.58%	0.53%	0.54%	0.47%	0.02%
Annualized return on average stockholders’ equity	6.56%	6.15%	6.41%	5.83%	0.19%
Stockholders’ equity to assets (1)	8.66%	8.70%	8.58%	8.01%	7.75%
Tier 1 capital to average assets	8.60%	8.43%	8.35%	7.90%	7.56%
Interest rate spread	3.39%	3.62%	3.77%	3.53%	3.22%
Dividend payout ratio	33.72%	40.87%	37.37%	50.21%	2,385.71%

(1)	This ratio is based on year-end balances

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Change in Year-End:

Effective February 2012, Mayflower changed its fiscal year-end from April 30 to March 31. The financial statements presented are for the year ended March 31, 2013 as compared to the eleven month period ended March 31, 2012.

Recent Accounting Pronouncements:

For a discussion of recent accounting pronouncements, see Note A of Mayflower’s Consolidated Financial Statements included in this proxy statement/prospectus.

Critical Accounting Policies:

Mayflower’s consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. As such Mayflower is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet dates and the reported amounts of income and expense during the reporting periods. Actual amounts could differ from such estimates. Mayflower believes that the following accounting policies are among the most critical because they involve significant judgments and uncertainties and could potentially result in materially different results under different assumptions and conditions.

Allowance for loan losses:

The provision for loan losses represents a charge or credit against current earnings and an addition or deduction from the allowance for loan losses. In determining the amount to provide for loan losses, the key factor is the adequacy of the allowance for loan losses. Management uses a methodology to systematically measure the amount of estimated loan loss exposure inherent in the loan portfolio for purposes of establishing an adequate allowance for loan losses. The methodology includes three elements: (1) an analysis of individual loans currently delinquent or deemed to be impaired, (2) general loss allocations for various types of loans based on historic loss experience factors, and (3) an unallocated allowance. The general and unallocated allowances are maintained based on management’s assessment of many factors including the risk characteristics of the loan portfolio, concentrations of credit, current and anticipated economic conditions that may affect borrowers’ ability to pay, and trends in loan delinquencies and charge-offs.

Management believes that Mayflower’s current allowance for loan losses is adequate. While the allowance for loan losses is evaluated by management based upon available information, future additions to the allowance may be necessary based on changes in local economic conditions. Any significant changes in these assumptions and/or conditions could result in higher than estimated losses that could adversely affect Mayflower’s earnings. Additionally, regulatory agencies review Mayflower’s allowance for loan losses as part of their examination process. Such agencies may require Mayflower to recognize additions to the allowance based on judgments which may be different from those of management. Refer to the discussion of Allowance for Loan Losses in Mayflower’s Business Section of this proxy statement/prospectus for the year March 31, 2013 and Note A to Consolidated Financial Statements for a further description of the allowance for loan losses.

Other-than-temporarily impaired investment securities:

Management judgment is involved in the evaluation of declines in value of individual investment securities held by Mayflower. Declines in value that are deemed other-than-temporary are recognized in the income statement through a write-down in the recorded value of the affected security. Management considers many factors in its analysis of other-than-temporarily impaired securities including industry analyst reports, performance according to terms, sector credit ratings, volatility in market price and other relevant information such as financial condition, earnings capacity and near term prospects of the company and the length of time and extent to which the fair value has been less than cost.

Whenever a debt or equity security is deemed to be other-than-temporarily impaired, as determined by management’s analysis, it is written-down to its current fair value. Any unfavorable change in general market conditions or the condition of a specific issuer could cause an increase in Mayflower’s impairment write-downs on investment securities, which would have an adverse effect on Mayflower’s earnings.

Financial Condition:

At March 31, 2013, Mayflower’s total assets were $261.3 million as compared to $251.6 million at March 31, 2012, an increase of $9.7 million or 3.9%. During the year ended March 31, 2013, net loans receivable increased by $5.0 million and total investment securities increased by $5.9 million. Also, during the year ended March 31, 2013, total deposits increased by $9.1 million.

Net loans receivable were $139.3 million at March 31, 2013, compared to $134.3 million at March 31, 2012, representing an increase of $5.0 million, or 3.7%. This increase was primarily due to an increase of $8.6 million in residential mortgages outstanding, partially a result of Mayflower Co-Operative Bank electing to retain a larger percentage of fixed-rate mortgage originations. During the year ended March 31, 2013, historically low interest rates spurred continued strong residential mortgage financing activity, as Mayflower originated $43.4 million in residential mortgages as compared to $29.4 million originated for the eleven months ended March 31, 2012. Also during the year, Mayflower purchased $11.6 million of newly-originated 30-year fixed-rate mortgages, yielding approximately 3.27%, from financial institutions in eastern Massachusetts, as compared to $11.0 million in such purchases during the prior year period. Additionally, during the year, Mayflower sold $29.1 million of fixed-rate residential loans in the secondary mortgage market, producing gains of $772,000, compared to sales of $19.4 million for the prior eleven month period, which resulted in gains of $376,000. This activity, combined with other mortgage payoffs and regularly scheduled amortization, resulted in a $8.6 million increase in residential loan balances as compared to March 31, 2012.

Offsetting this increase in residential mortgages was a decrease of $1.6 million in commercial loans and mortgages, a decrease of $1.8 million in home equity loans and lines of credit, and a decrease of $284,000 in consumer loans. Finally, net construction loans outstanding increased by $75,000.

During the year ended March 31, 2013, total investment securities increased by $5.9 million, primarily a result of increases in U.S. Government agency obligations and mortgage-backed and related securities, which increased by $4.6 million and $1.7 million, respectively.

Non-performing assets are comprised of non-accrual loans and real estate acquired by foreclosure. Non-performing loans typically consist of loans that are more than 90 days past due and loans less than 90 days past due on which Mayflower has ceased accruing interest. As of March 31, 2013, non-performing assets totaled $584,000, compared to $506,000 at March 31, 2012. The increase in non-performing assets is comprised of an increase of $133,000 in non-performing loans, offset by a decrease of $55,000 in real estate acquired by foreclosure. During the period, Mayflower was able to resolve certain previously classified non-performing loans, although additional loans were classified as non-performing, including one commercial mortgage with a current outstanding balance of $298,000 and one home equity line of credit with a current outstanding balance of $118,000. As of March 31, 2013, non-performing assets represented 0.22% of total assets compared to 0.20% of total assets at March 31, 2012.

At March 31, 2013, Mayflower’s allowance for loan losses was $1,208,000, which represented 0.87% of net loans receivable and 271.5% of non-performing loans at that date. This compares to a loan loss reserve balance of $1,217,000 at March 31, 2012, which represented 0.91% of net loans receivable and 390.1% of non-performing loans. During the period, Mayflower provided $40,000 to replenish the reserve and recorded net charge offs of $56,000 in home equity loans and lines of credit, offset by net recoveries of $6,000 in commercial loans and $1,000 in residential mortgages. Management continues to closely monitor the loan portfolio and will continue to provide for potential losses as they become likely. Mayflower’s loan portfolio continues to rely heavily on the strength of the local economy and the real estate market and a significant deterioration in that market or other negative economic conditions could have a negative impact on Mayflower’s results. In addition, commercial business, construction, and commercial real estate financing are generally considered to involve a higher degree of credit risk than long-term financing of residential properties due to their higher potential for default and the possible difficulty of disposing of the underlying collateral. As management continues to monitor Mayflower’s loan portfolio, higher provisions for loan losses and foreclosed property expense may be required should economic conditions worsen or the levels of non-performing assets increase.

Mayflower also maintains an allowance for loan losses on off-balance sheet credit exposures (included in other liabilities on the balance sheet). This allowance totaled $110,000 at March 31, 2013 and 2012. This allowance is intended to protect Mayflower against losses on undrawn or unfunded loan commitments made to customers.

At March 31, 2013, total deposits, after interest credited, increased by $9.1 million when compared to March 31, 2012. This increase was comprised of growth of $17.6 million in checking and savings accounts, partially offset by a reduction of $8.5 million in certificates of deposit. These fluctuations are the result of a management decision to reduce interest rates paid on certificates of deposit, which Mayflower considers non-core. Additionally, during the year, advances and borrowings remained constant at $1.0 million.

Total stockholders’ equity increased by $742,000 when compared to March 31, 2012. The increase in total equity is due to net income for the year of $1,468,000 and stock-based compensation credits totaling $74,000. Those increases in total equity were partially offset during the year by dividends paid of $0.24 per share totaling $495,000 and Company stock repurchases totaling $65,000. Additionally, total equity decreased by $240,000 due to a decrease in the net unrealized gain on securities classified as available-for-sale.

RESULTS OF OPERATIONS

Comparison of the year ended March 31, 2013 with the eleven months ended March 31, 2012

General:

Net income for the year ended March 31, 2013 was $1,468,000 compared with $1,217,000 for the eleven months ended March 31, 2012, an increase of $251,000. Net interest income was $8.0 million, the provision for loan losses was $40,000, total non-interest income was $2.1 million, and total non-interest expense was $7.8 million.

In February 2012, Mayflower changed its fiscal year-end from April 30 to March 31. Certain fluctuations between the year ended March 31, 2013 and the eleven months ended March 31, 2012 are a result of the shortened prior-year period.

Mayflower’s results largely depend upon its net interest margin, which is the difference between the income earned on loans and investments, and the interest paid on deposits and borrowings as a percentage of average interest-earning assets. During the year ended March 31, 2013, Mayflower’s net interest margin decreased from 3.62% to 3.40%. This reduction is primarily a result of a decrease in yields on average interest-earning assets, which declined from 4.24% during the fiscal period ended March 31, 2012 to 3.84% during the fiscal year ended March 31, 2013.

The effect on net interest income as a result of changes in interest rates and in the amount of interest-earning assets and interest-bearing liabilities is shown in the following table. Information is provided on changes for the period indicated attributable to (1) changes in volume (change in average balance multiplied by prior period yield), (2) changes in interest rates (changes in yield multiplied by prior period average balance) and (3) the combined effect of changes in interest rates and volume (change in yield multiplied by change in average balance).

	March 31, 2013 (12 Months) vs. March 31, 2012 (11 Months)
	Changes Due to Increase (Decrease)
(In Thousands)	Total	Volume	Rate	Rate/ Volume	Short Period
Interest income:
Loans receivable	$603	$664	$(585)	$(56)	$580
Investment securities	(561)	(171)	(666)	40	236
Interest-bearing deposits in banks	(4)	(6)	—	—	2

Total	38	487	(1,251)	(16)	818

Interest expense:
Deposits	(224)	14	(344)	(4)	110
Advances and borrowings	(54)	(62)	(3)	2	9

Total	(278)	(48)	(347)	(2)	119

Increase (decrease) in net interest income	$316	$535	$(904)	$(14)	$699

Interest and dividend income:

Total interest and dividend income increased by $38,000 or 0.4% to $9.0 million for the year ended March 31, 2013. A portion of this increase can be attributed to the shortened prior year eleven month reporting period as compared to the current year. Interest income from loans receivable increased by $603,000, of which $580,000 can be attributed to the shortened prior year period. The remainder of the fluctuation was due to a reduction in the average rate earned on loans from 5.52% in 2012 to 5.05% in 2013, offset by an increase of $12.0 million in the average balance of loans outstanding. Interest and dividend income on investment securities decreased by $561,000 ($236,000 attributable to short prior year period) as a result of decrease in the average yield earned, from 3.04% in 2012 to 2.32% in 2013, coupled with a decrease of $5.6 million in the average balance of investments. Income received from interest-bearing deposits in banks decreased by $4,000, primarily as a result of a decrease of $2.6 million in the average balance of these deposits.

Interest expense:

Total interest expense decreased by $278,000 or 21.3% to $1.0 million for the year ended March 31, 2013. Approximately $119,000 of this decrease can be attributed to the shortened prior year reporting period ended March 31, 2012. Interest expense on deposits decreased by $224,000, of which $110,000 is attributable to the shortened prior year period. The remainder of the decrease was due to a reduction in the average rate paid, from 0.58% in 2012 to 0.43% in 2013, offset by an increase of $2.5 million in the average balance of deposits. Interest expense on advances and borrowings decreased by $54,000 ($9,000 attributable to short prior year period) as a result of a decrease of $1.3 million in the average balance of advances and borrowings, coupled with a decrease in the average rate paid on advances, from 4.72% in 2012 to 4.60% in 2013.

Provision for loan losses:

The provision for loan losses was $40,000 for the year ended March 31, 2013, compared to $228,000 for the eleven months ended March 31, 2012. The allowance for loan losses is maintained at a level that management and the Board considers adequate to provide for probable losses based upon evaluation of known and inherent risks in the loan portfolio. In determining the appropriate level for the allowance for loan loss, Mayflower considers past loss experience, evaluations of underlying collateral, prevailing economic conditions, the nature of the loan portfolio and levels of non-performing and other classified loans. While management uses available information to recognize loan losses, future additions to the allowance may be necessary based on additional increases in non-performing loans, changes in economic conditions, or for other reasons.

Noninterest income:

Non-interest income was $2.1 million for the year ended March 31, 2013, compared to $1.7 million for the eleven months ended March 31, 2012, an increase of $442,000. Some of this increase can be attributed to the shortened eleven month prior year reporting period ended March 31, 2012. During the year ended March 31, 2013, Mayflower recorded $772,000 in gain on sales of mortgage loans, as compared to $376,000 recorded for the eleven months ended March 31, 2012. This increase is largely due to increased sales of residential fixed rate mortgages into the secondary market. During the fiscal year ended March 31, 2013, those sales totaled $29.1 million, whereas during the eleven months ended March 31, 2012, those sales were $19.4 million. Also, the gain on sales of investment securities was $342,000 for the current year, as compared to $294,000 for the shortened eleven month period ended March 31, 2012. For the year ended March 31, 2013, loan origination and other loan fees were $102,000, compared to $84,000 for the eleven months ended March 31, 2012, an increase of $18,000, some of which is due to the shortened prior year period. Finally, interchange income was $249,000 for the year ended March 31, 2013, compared to $210,000 for the eleven months ended March 31, 2012. For the year ended March 31, 2013, customer service fees totaled $548,000, compared to $583,000 for the eleven months ended March 31, 2012, a decrease of $35,000. This decrease is primarily a result of reduced return check fees collected. Finally, other income was $116,000, as compared to $140,000 for the prior year eleven month period, primarily a result of the elimination of the special dividend received from The Co-Operative Central Bank (Mayflower’s excess deposit insurer) received during the prior period.

Noninterest expense:

Non-interest expense was $7.8 million for the year ended March 31, 2013, compared to $7.3 million for the eleven months ended March 31, 2012. Compensation and fringe benefit expense totaled $4,355,000 for the year ended March 31, 2013, compared to $3,965,000 for the eleven months ended March 31, 2012, an increase of $390,000. Most of the increase relates to the shortened prior year reporting period. The remaining increase is attributable to salary adjustments and increased benefit costs, offset by unpaid personnel absences. For the year ended March 31, 2013, occupancy and equipment expense was $1,052,000, compared to $969,000 for the eleven months ended March 31, 2012. This increase is due to the shortened eleven-month reporting period in the prior year and increased snow removal and heating costs during the winter of 2013. Losses and expenses of other real estate owned were $20,000 for the year ended March 31, 2013, compared to $172,000 for the eleven months ended March 31, 2012. Also, for the year ended March 31, 2013, FDIC assessment expense was $138,000, compared to $148,000 for the eleven months ended March 31, 2012. Finally, other expenses were $2,275,000 for the year ended March 31, 2013, compared to $2,063,000 for the eleven months ended March 31, 2012, an increase of $212,000, most of which relates to the prior year shortened period with the remainder due to increased legal and consulting expense.

Provision for income taxes:

The provision for income taxes was $790,000 for the year ended March 31, 2013 compared to $618,000 for the eleven months ended March 31, 2012. Effective income tax rates were 35.0% and 33.7%, respectively, for the 2013 and 2012 periods. The lower effective tax rate in comparison to statutory rates is reflective of income earned by a non-Bank investment subsidiary, which is taxed, for state purposes, at a lower rate and tax-exempt income earned on municipal securities.

Interest rate risk exposure and interest rate spread:

Mayflower’s net earnings depend primarily upon the difference between the income (interest and dividends) earned on its loans and investment securities (earning assets) and the interest paid on its deposits and borrowed funds (interest-bearing liabilities), together with other income and other operating expenses. Mayflower’s investment income and interest paid (cost of funds) are significantly affected by general economic conditions and by policies of regulatory authorities.

Mayflower does have market risk exposure, which is the risk of loss resulting from adverse changes in market prices and rates, and which arises primarily from interest rate risk inherent in its lending, security investments, and deposit taking activities. To that end, management actively monitors and manages its interest rate risk exposure.

Mayflower’s primary objective in managing interest rate risk is to minimize the potential adverse impact of changes on its net interest income and capital, while adjusting its rate-sensitive asset and liability structure to obtain the maximum net yield on that relationship. However, a sudden or substantial shift in interest rates may adversely impact Mayflower’s earnings to the extent that the interest rate earned on interest-earning assets and interest paid on interest-bearing liabilities do not change at the same frequency, to the same extent or on the same basis.

The following table presents Mayflower’s income, yield and cost of funds by their primary components for the year ended March 31, 2013 and the eleven months ended March 31, 2012. Non-accrual loan and investment balances included in the calculation of the average interest-earning assets reduce the calculated yield.

	Year Ended March 31, 2013			Eleven Months Ended March 31, 2012
	Average Balance	Interest	Rate (Annualized)	Average Balance	Interest	Rate (Annualized)
	(In Thousands)
Interest-earning assets:
Loans receivable	$138,048	$6,978	5.05%	$126,006	$6,375	5.52%
Investment securities	87,662	2,037	2.32%	93,296	2,598	3.04%
Interest—bearing deposits in banks	9,867	23	0.23%	12,486	27	0.24%

All interest-earning assets	$235,577	9,038	3.84%	$231,788	9,000	4.24%

Interest-bearing liabilities:
Deposits	$228,651	983	0.43%	$226,181	1,207	0.58%
Advances and borrowing	1,000	46	4.60%	2,309	100	4.72%

All interest-bearing liabilities	$229,651	1,029	0.45%	$228,490	1,307	0.62%

Net interest income		$8,009			$7,693

Interest rate spread			3.39%			3.62%

Net interest margin			3.40%			3.62%

Liquidity and Capital Resources:

Mayflower’s primary sources of liquidity are deposits, loan payments and payoffs, investment income, maturities and principal repayments of investments, and advances from the Federal Home Loan Bank of Boston. Mayflower Co-Operative Bank has also established a line of credit with The Federal Reserve Bank, collateralized by certain Government Sponsored Agency securities. Additionally, as a member of The Co-Operative Central Bank’s Reserve Fund, Mayflower has a right to borrow from the Reserve Fund for short-term cash needs, although it has not recently exercised this right. Mayflower’s liquidity management program is designed to insure that sufficient funds are available to meet its daily cash requirements.

Mayflower believes its capital resources, including deposits, scheduled loan repayments, revenue generated from the sales of loans and investment securities, unused borrowing capacity at the Federal Home Loan Bank of Boston, and revenue from other sources will be adequate to meet its funding commitments. At March 31, 2013 and 2012, Mayflower’s capital ratios were in excess of regulatory requirements.

Impact of Inflation:

The Consolidated Financial Statements and related consolidated financial data presented herein have been prepared in accordance with U.S. generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power over time due to inflation. The primary impact of inflation on the operations of Mayflower is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on financial institutions’ performance than the effects of general levels of inflation.

Interest rates do not necessarily move in the same direction or shift to the same extent as the prices of goods and services. In the current interest rate environment, liquidity and the maturity structure of Mayflower’s assets and liabilities are important to the maintenance of acceptable performance levels.

Off-Balance Sheet Arrangements:

Mayflower does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on Mayflower’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On February 11, 2013, Parent, McLaughlin & Nangle, CPA’s, Inc. (“PMN”), Mayflower’s independent registered public accounting firm, informed Mayflower that PMN had merged into Marcum LLP (“Marcum”) and its partners and staff had joined with Marcum LLP. PMN has further informed Mayflower that as a result of this transaction, PMN would no longer have a continuing practice after February 28, 2013 and as a result, resigned as Mayflower’s independent registered public accounting firm effective February 11, 2013.

PMN audited Mayflower’s financial statements for the eleven month period ended March 31, 2012 and the year ended April 30, 2011. The audit reports of PMN on Mayflower’s financial statements for those periods did not contain an adverse opinion, or a disclaimer of opinion, or qualification or modification as to any uncertainty, audit scope or accounting principles.

During that period, and subsequently through February 11, 2013 there were no disagreements with PMN on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to PMN’s satisfaction, would have caused PMN to make reference to the subject matter of the disagreement in connection with its audit reports. There were no “reportable events” (as that term is described in Item 304(a)(1)(v) of Regulation S-K) since the appointment of PMN through February 11, 2013.

Effective as of February 11, 2013, Mayflower’s Audit Committee engaged Marcum as its new independent registered public accounting firm to audit Mayflower’s financial statements for Mayflower’s fiscal year ending March 31, 2013. The Audit Committee engaged Marcum as a result of the acquisition of PMN’s practice by Marcum. During the year ended April 30, 2011, the 11 months ended March 31, 2012 and subsequently through February 11, 2013, Mayflower did not consult with Marcum with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Mayflower’s consolidated financial statements, or any other matter that was either the subject of a disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K), or a reportable event listed in Item 304(a)(1)(v) of Regulation S-K.

Additional Information

You can find additional information about Mayflower in Mayflower’s filings with the Securities and Exchange Commission referenced in the sections in this document titled “Where You Can Find More Information” beginning on page 143.

DESCRIPTION OF INDEPENDENT’S CAPITAL STOCK

Independent is authorized to issue up to 75,000,000 shares of common stock, par value $0.01 per share, with 22,892,602 issued as of May 31, 2013. Independent is also authorized to issue up to 1,000,000 shares of preferred stock, par value $0.01 per share, none of which was issued as of May 31, 2013. Independent has designated 15,000 shares of preferred stock as nonredeemable Series B Junior Participating Cumulative Preferred Stock (the “Independent Series B Preferred Stock”), none of which was outstanding as of May 31, 2013. The capital stock of Independent does not represent or constitute a deposit account and is not insured by the FDIC or by the Depositors Insurance Fund.

The following description of the Independent capital stock does not purport to be complete and is qualified in all respects by reference to Independent’s articles of organization and bylaws, and the Massachusetts Business Corporation Act.

Common Stock

General

Each share of Independent’s common stock has the same relative rights and is identical in all respects with each other share of common stock.

Voting Rights

Each holder of common stock is entitled to one vote in person or by proxy for each share held on all matters voted upon by shareholders. Shareholders are not permitted to cumulate votes in elections of directors.

Preemptive Rights

Holders of common stock do not have any preemptive rights with respect to any shares that may be issued by Independent in the future. Thus, Independent may sell shares of its common stock without first offering them to the then holders of common stock.

Liquidation

In the event of any liquidation or dissolution of Independent, whether voluntary or involuntary, the holders of Independent’s common stock would be entitled to receive pro rata, after payment of all debts and liabilities of Independent (including all deposits of subsidiary banks and interest on those deposits), all assets of Independent available for distribution, subject to the rights of the holders of any preferred stock which may be issued with a priority in liquidation or dissolution over the holders of common stock.

Preferred Stock

The Independent board of directors is authorized, subject to limitations by its articles of organization and by applicable law, to issue preferred stock in one or more series. The Independent board of directors may fix the dividend, redemption, liquidation and conversion rights of each series of preferred stock, and may provide for a sinking fund or redemption or purchase account to be provided for the preferred stock. The board of directors may also grant voting rights to the holders of any series of preferred stock, subject to certain limitations in Independent’s articles of incorporation. Specifically, the holders of any series of preferred stock may not be given the right to more than one vote per share on any matters requiring the approval or vote of the holders of Independent’s common stock, except as otherwise required by applicable law, the right to elect more than two Independent directors or, together with the holders of all other series of preferred stock, the right to elect in the aggregate more than six Independent directors. Independent has designated 15,000 shares of preferred stock as Independent Series B Preferred Stock, none of which was outstanding as of May 31, 2013 and none of which will be issued in connection with the merger.

Other Provisions

The articles of organization and bylaws of Independent contain a number of provisions that may have the effect of discouraging or delaying attempts to gain control of Independent, including provisions:

•	classifying the Independent board of directors into three classes to serve for three years, with one class being elected annually;

•	authorizing the Independent board of directors to fix the size of the Independent board of directors;

•	limiting for removal of directors by a majority of shareholders to removal for cause; and

•	increasing the amount of stock required to be held by shareholders seeking to call a special meeting of shareholders above the minimum established by statute.

Massachusetts has adopted a “business combination” statute (Chapter 110F of the Massachusetts Business Corporation Law) that may also have additional anti-takeover effects to provisions in Independent Bank’s articles of organization and bylaws. Massachusetts has also adopted a “control share” statute (Chapter 110D of the Massachusetts Business Corporation Law), the provisions of which Independent has provided in its bylaws shall not apply to “control share acquisitions” of Independent within the meaning of said Chapter 110D.

Transfer Agent

The transfer agent and registrar for Independent common stock is Computershare Limited.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF MAYFLOWER AND INDEPENDENT

This section describes the differences between the rights of holders of Mayflower common stock and the rights of holders of Independent common stock. While we believe that the description covers the material differences between the rights of the holders, this summary may not contain all of the information that is important to you. You should carefully read this entire document and refer to the other documents discussed below for a more complete understanding of the differences between your rights as a holder of Mayflower common stock and your rights as a holder of Independent common stock.

As a shareholder of Mayflower, a Massachusetts corporation, your rights are governed by Massachusetts law, Mayflower’s articles of organization, as currently in effect, and Mayflower’s bylaws, as currently in effect. When the merger becomes effective, you will become a shareholder of Independent, also a Massachusetts corporation, when you receive Independent common stock in exchange for your Mayflower shares. Independent’s common stock is listed on the NASDAQ Global Select Market under the symbol “INDB.” As an Independent shareholder, your rights will be governed by Massachusetts law, Independent’s articles of organization, as in effect from time to time, and Independent’s bylaws, as in effect from time to time.

The following discussion of the similarities and material differences between the rights of Mayflower shareholders under the articles of organization and bylaws of Mayflower and the rights of Independent shareholders under the articles of organization and bylaws of Independent is only a summary of some provisions and is not a complete description of these similarities and differences. This discussion is qualified in its entirety by reference to Massachusetts law and the full texts of the articles of organization and bylaws of Mayflower and the articles of organization and bylaws of Independent.

Capitalization

Mayflower

The total authorized capital stock of Mayflower consists of 15,000,000 shares of common stock, $1.00 par value per share, and 5,000,000 shares of preferred stock, $1.00 par value per share. As of May 31, 2013, there were 2,058,805 shares of common stock outstanding, 5,301 shares of unvested restricted common stock, 45,740 shares of common stock reserved for future issuance pursuant to outstanding options granted under Mayflower’s equity plans and no shares of preferred stock outstanding.

Independent

The total authorized capital stock of Independent consists of 75,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share. As of May 31, 2013, there were 22,892,602 shares of common stock and no shares of preferred stock outstanding.

15,000 shares of the preferred stock are designated as Independent Series B Preferred Stock, although none of such shares are outstanding nor will any be issued in connection with the merger. The board of directors of Independent may issue authorized shares of preferred stock without shareholder approval.

Preemptive Rights

A preemptive right allows a shareholder to maintain its proportionate share of ownership of a corporation by permitting the shareholder to purchase a proportionate share of any new stock issuances. Preemptive rights protect the shareholders from dilution of value and control upon new stock issuances. Under Massachusetts law, unless the articles of organization say otherwise, shareholders have no preemptive rights. Neither Mayflower nor Independent has a provision authorizing preemptive rights; in fact, both Independent’s and Mayflower’s articles of organization contain provisions specifically denying them. Accordingly, neither Mayflower nor Independent shareholders have preemptive rights.

Dividends and Other Stock Rights

Mayflower

Holders of Mayflower common stock are entitled to receive and share equally in such dividends as the board of directors may declare out of funds legally available for such payment. If Mayflower issued preferred stock, holders of Mayflower preferred stock, however, would have priority over holders of common stock with respect to payments of such dividends. Similar to Independent, the board of directors is authorized to (i) designate preferred stock, (ii) set dividend rates or the amount of dividends to be paid on the preferred stock, (iii) determine voting powers of the preferred stock, (iv) determine whether such preferred stock is redeemable by Mayflower, (v) determine the amount or amounts payable upon the preferred stock in the event of a voluntary or involuntary liquidation, dissolution or winding up of Mayflower, (vi) determine whether the preferred stock is entitled to the benefits of a sinking or retirement fund to be applied to the preferred stock, (vii) determine whether the preferred stock is convertible or exchangeable for shares of another class of Mayflower stock, (viii) determine the purchase price of the preferred stock and (ix) other such determinations with respect to preferred stock.

Independent

Independent can also pay dividends on its common stock in accordance with Massachusetts law.

When and if a quarterly cash dividend is declared by the board of directors, if any Independent Series B Preferred Stock were outstanding, the holders of shares of Series B Preferred Stock would be entitled to receive dividends in an amount per share described in Independent’s articles of organization, subject to the rights of the holders of any shares of any series of preferred stock ranking prior and superior to the Independent Series B Preferred Stock with respect to dividends. Shares of Independent Series B Preferred Stock, if issued, would not be redeemable.

Right to Call Special Meetings of Shareholders

Mayflower

Special meetings may be called:

•	by the president;

•	by the board of directors; or

•	by a committee of the board of directors which has been designated by the board of directors and whose powers and authorities include the power and authority to call such meetings.

Independent

Special meetings may be called:

•	by the chairman of the board, if any;

•	by the president;

•	by a majority of the directors; and

•	by the clerk or other officer at the written direction of the holders of at least two-thirds of the capital stock of the Independent entitled to vote at the meeting

For shareholders to call a special meeting, Independent requires the written application of the holders of at least two-thirds of the capital stock, as opposed to the 40% of voting capital stock that would be required for Mayflower shareholders to call a special meeting. Therefore, it may be more difficult for Independent shareholders to call a special meeting.

Notice of Shareholder Meetings

Mayflower

Mayflower requires that notice of shareholder meetings be given not less than 7 days nor more than 60 days before the meeting.

Independent

Independent requires that notice of shareholder meetings be given not less than 7 days before the meeting.

Additional Business Brought by Shareholders at Meetings

Mayflower

Additional business may be brought at an annual or special meeting of shareholders by any shareholder of record entitled to vote generally in the election of directors and who provides written notice to the corporate secretary of Mayflower not less than 30 days nor more than 60 days prior to any such meeting.

Independent

Additional business may be brought by any shareholder of record who shall have been a shareholder of record at the time of giving the record notice and who shall continue to be entitled at the time of the meeting to vote there at. Such shareholder must give timely notice.

To be considered timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive office of the corporation (a) not less than 75 nor more than 125 days before the anniversary date of the immediately preceding annual meeting of the corporation or (b) in the case of a special meeting or in the event that an annual meeting is called for a date more than 75 days prior to such anniversary date, notice must be given so as to be received not later than the close of business on the 20th day following the earlier of: the date on which notice of the date of such meeting was mailed, or public disclosure of the date of such meeting was made. The notice must set forth as to each matter (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and record address of the shareholder proposing such business, (c) the class and number of shares of capital stock of the corporation held of record, owned beneficially and represented by proxy by such shareholder as of the record date for the meeting (if such date shall then have been made publicly available) and as of the date of such notice by the shareholder and (d) all other information which would be required to be included in a proxy statement or other filings required to be filed with the Securities and Exchange Commission if, with respect to any such item of business, such shareholder were a participant in a solicitation subject to Regulation 14A under the Exchange Act (the “proxy rules”). In the event the proposed business to be brought before the meeting by or on behalf of a shareholder relates or refers to a proposal or transaction involving the shareholder or a third party which, if it were to have been consummated at the time of the meeting, would have required of such shareholder or third party or any of the affiliates of either of them any prior notification to, filing with, or any orders or other action by, any governmental authority, then any such notice to the Clerk shall be accompanied by appropriate evidence of the making of all such notifications or filings and the issuance of all such orders and the taking of all such actions by all such governmental authorities.

Board of Directors—Number and Term of Office

Mayflower

Mayflower’s bylaws and articles of organization provide that the number of directors shall be between seven and 18 as fixed from time to time in the bylaws. The current number of directors set by the bylaws is 10. The bylaws also require Mayflower to have three classes of directors, with one class elected at each annual meeting of shareholders to serve for a three year term. Mayflower’s bylaws provide that the number of directors and their respective classifications will be fixed from time to time by the board of directors. A vote of at least two-thirds of the directors then in office is required to increase or decrease the number of directors (provided there cannot be more than 18 directors nor less than 7 directors). The vote of a plurality of the votes cast at an annual meeting is required to elect directors of Mayflower. All of Mayflower’s directors must be citizens of the United States of America and residents of The Commonwealth of Massachusetts. Furthermore, each director must own at least 75 shares of common stock of Mayflower or common stock of Mayflower having a par value, or a fair market value on the date the person became a director, of not less than $1,000.

Mayflower’s articles of organization also provide that any vacancy occurring in the board of directors, including vacancies resulting from an increase in the number of directors, may be filled only by a vote of a majority of the directors then in office (even if such directors do not constitute a quorum). A director elected to fill a vacancy will be elected to serve for the remainder of the full term of the class of directors in which the vacancy occurred and until the director’s successor is elected and qualified.

Independent

Independent’s bylaws and articles of organization provide that the number of directors shall be between three and 25 as fixed from time to time by vote of the board of directors at any regular or special meeting thereof. The board may increase or decrease the number of directors in one or more classes to ensure that the three classes shall be as nearly equal as possible. “Preference Stock Directors” are those who may be elected by the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation. Directors other than Preference Stock Directors shall be divided into three classes as nearly equally as possible, creating a staggered board. At each annual meeting of shareholders, the successors of the class of directors whose term is expiring shall be elected by a plurality of the shareholders for a term of three years. No director shall continue to serve once he or she attains the age of 72. Except for Preference Stock Directors, newly created directorships and vacancies on the board shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum. Any director so elected shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred.

The bylaws and articles of organization of both Mayflower and Independent provide for boards divided into three classes. Independent provides for an additional class of directors, the Preference Stock Directors, elected by preferred stock holders.

Board of Director Nominations

Mayflower

Nominations for the election of directors may be brought at an annual or special meeting of shareholders by the board of Mayflower or by any shareholder of record entitled to vote generally in the election of directors and who provides written notice to the corporate secretary of Mayflower not less than 30 days nor more than 60 days prior to any such meeting. Such notice must set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee and (iii) the number of shares of Mayflower stock which are beneficially owned by each such nominee.

Independent

Nominations for election to the board at the annual meeting of shareholders may be made by or at the direction of the board of directors, the nominating committee, or by any shareholder entitled to vote for the election of directors at the time of the nomination and at the time of the meeting who provides appropriate written notice to the clerk. Notice shall be delivered to or mailed and received at the principal executive offices of the corporation not less than 75 nor more than 125 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the meeting is called for a date more than 75 days prior to such anniversary date, notice must be so received not later than the close of business on the 20th day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs.

The notice shall set forth (a) as to each person whom such shareholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of Independent, if any, which are beneficially owned by the person, (iv) any other information regarding the nominee as would be required to be included in a proxy statement or other filings required to be filed pursuant to the proxy rules, and (v) the consent of each nominee to serve if elected; and (b) as to the shareholder giving notice, (i) the name and record address of the shareholder, (ii) the class and number of shares of capital stock of Independent beneficially owned by the shareholder as of the record date for the meeting (if such date has been made publicly available) and as of the date of such notice, (iii) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iv) a representation that the shareholder (and any party on whose behalf or in concert with whom such shareholder is acting) is qualified at the time of giving such notice to have such individual serve as the nominee of such shareholder (and any party on whose behalf or in concert with whom such shareholder is acting) if such individual is elected, accompanied by copies of any notification or filings with, or orders or other actions by, any governmental authority which are required in order for such shareholder (and any party on whose behalf such shareholder is acting) to be so qualified, (v) a description of all arrangements or understandings between such shareholder and each such nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder and (vi) such other information regarding such shareholder as would be required to be included in a proxy statement or other filings required to be filed pursuant to the proxy rules contained in the securities laws.

Removal and Resignation of Directors

Mayflower

Mayflower’s bylaws provide that a director may resign at any time by giving written notice of his or her resignation to the President, the Chairman of the Board or the board of directors.

Mayflower’s articles of organization provide that directors may be removed (i) for cause by the vote of a majority of the shareholders or (ii) without cause by the vote of at least two-thirds of the shareholders. The articles of organization also require the shareholder vote be cast at a meeting called for the purpose of removing a director. However, whenever the holders of any series of preferred stock have the right, voting separately as a class, to elect one or more directors, the removal provisions do not apply with respect to the director or directors elected by such holders of preferred stock.

Independent

Independent does not make specific provision for a method of resignation, but the bylaws do provide that vacancies can arise from resignation. A director may be removed for cause by the affirmative vote of the holders of a majority of all shares of the corporation outstanding and then entitled to vote generally in the election of directors.

Amendment of Bylaws

Mayflower

Mayflower’s bylaws may be amended or repealed by the affirmative vote of two-thirds of the directors. The bylaws may also be amended or repealed by an affirmative vote of the holders of two-thirds of the outstanding shares of capital stock of Mayflower entitled to vote generally in the election of directors cast at a meeting expressly called for the purpose of amending the bylaws.

Independent

The bylaws may be amended by the shareholders if appropriate notice has been given setting forth the substance of the proposed change. The bylaws, except those provisions that specify otherwise, may be amended or repealed by the board of directors.

Mayflower’s bylaws provide that shareholders may amend or repeal the bylaws. The directors generally may also amend or repeal the bylaws, but must do so by a two-thirds majority rather than the simple majority required for transaction of other business. Independent’s bylaws provide that the shareholders may amend the bylaws, but make no provision for repeal by the shareholders. Independent’s bylaws may be amended or repealed by the directors.

Amendment of Articles of Organization

Mayflower

Mayflower’s articles of organization provide that they may be amended by Mayflower without shareholder action to the full extent permitted by law, provided, however, that certain provisions of the articles of organization may be amended only by the vote of two-thirds of the outstanding shares of capital stock of Mayflower entitled to vote generally in the election of directors and cast at a shareholder meeting called for the purpose of amending the articles of organization. Such provisions are titled “Restrictions on Transfer,” “Meeting of Stockholders; Cumulative Voting,” “Notice for Nominations and Proposals,” “Directors,” “Removal of Directors,” “Indemnification,” “Amendment of Bylaws,” “Approval of Certain Business Combinations” and “Amendment of Articles of Organization.”

Independent

Generally, the articles of incorporation of Independent may be amended or repealed only by a majority vote of the shareholders. Sections 4 and 5 of Article VI, dealing with preemptive rights and the amendment of the articles of incorporation, may be amended or repealed only by a two-thirds majority vote of the shareholders.

Indemnification

Mayflower

Mayflower’s articles of organization provide that directors and officers of Mayflower shall be indemnified by Mayflower to the maximum extent permitted by law. Massachusetts law applicable to Mayflower generally provides that a corporation may indemnify a director or officer who is a party to a threatened, pending or completed proceeding if he or she conducted himself or herself in good faith and reasonably believed that his or her conduct was in the best interests of the corporation or that his or her conduct was at least not opposed to the best interests of the corporation, or, in the case of a criminal proceeding, he or she had no reasonable cause to believe his conduct was unlawful. Mayflower’s articles of organization also provide for payment of expenses actually and reasonably incurred by a director or officer of Mayflower in connection with any threatened, pending or completed proceeding.

Independent

Independent’s bylaws and articles of organization provide for the limitation on liability of directors and officers. Under the bylaws a director or officer shall not be personally liable to Independent or its shareholders for monetary damages for breach of fiduciary duty as a director or officer. However, the bylaws do not eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the Independent or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper distributions under Section 6.40 of Chapter 156D of the General Laws of Massachusetts, or (iv) for any transaction from which the director or officer derived an improper personal benefit. The stated intention of the bylaw provision is to limit the liability of a director or officer to the maximum extent allowed by law. To that end, the bylaws further provide that if the Massachusetts Business Corporation Act is amended to authorize the further elimination of, or limitation on, the liability of directors or officers, then the liability of a director or officer of Independent, in addition to the limitation of personal liability provided herein, shall be limited to the full extent permitted by such amendment or amendments.

The bylaws further provide that a director’s or officer’s conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement that his or her conduct was at least not opposed to the best interests of Independent.

Except in the circumstances described above, Independent may only indemnify a director or officer if so ordered by a court.

The determination of whether an officer or director has met the requirements for indemnification shall be made (i) if there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors, a majority of whom shall for such purpose constitute a quorum, or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (ii) by special legal counsel; (iii) by the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination. Independent may, in some circumstances, advance expenses to a director or officer who is a party to a proceeding.

Approval of Business Combinations

Mayflower

Mayflower’s articles of organization require that approval of a share reclassification or recapitalization and certain mergers, acquisitions, stock issuances, dispositions of assets, liquidations or recapitalizations involving a “related person” requires the affirmative vote of two-thirds of the outstanding shares entitled to vote thereon. However, the two-thirds vote requirement does not apply if the transaction has been recommended to the shareholders for approval by a majority of the directors who are unaffiliated with “related persons” (provided, however, that such approval shall only be effective if obtained at a meeting at which two-thirds of the unaffiliated directors capable of exercising such powers are present).

Business combinations requiring a vote of Mayflower’s shareholders that do not involve a “related person” are subject to the default rule under the Massachusetts Business Corporation Act requiring the affirmative vote of two-thirds of the outstanding shares entitled to vote thereon.

Independent

The bylaws and articles of organization of Independent do not contain any special provisions relating to the approval of business combinations, and therefore business combinations requiring a vote of Independent’s shareholders are subject to the default rule under the Massachusetts Business Corporation Act requiring the affirmative vote of two-thirds of the outstanding shares entitled to vote thereon.

CORPORATE GOVERNANCE OF MAYFLOWER

Director Independence

Mayflower’s Board of Directors is currently comprised of ten members. The Board of Directors has determined that all of its directors and the individual nominated for election as a director who is not currently a director meet the definition of an “independent director” set forth in NASDAQ Rule 5605(a)(2), except for Edward M. Pratt who is the President and Chief Executive Officer of Mayflower and Mayflower Co-Operative Bank. In assessing the independence of directors, the Board of Directors considered the business relationships between Mayflower and its directors or their affiliated businesses, other than ordinary banking relationships. Where business relationships other than ordinary banking relationships existed, the Board determined that none of the relationships between Mayflower and their affiliated businesses impair the directors’ independence because the amounts involved are immaterial to the directors or to those businesses when compared to their annual income or gross revenues.

Board Leadership Structure and Board’s Role in Risk Oversight

The Board of Directors endorses the view that one of its primary functions is to protect stockholders’ interests by providing independent oversight of management, including the Chief Executive Officer. However, the Board of Directors does not believe that mandating a particular structure, such as creating a position for a Chairman of the Board or lead director separate from the Chief Executive Officer, is necessary to achieve effective oversight. Accordingly, the Board of Directors does not have a Chairman of the Board or a lead director. The Chief Executive Officer sets the agenda for the Board meetings and leads the meetings. The Board of Directors of Mayflower is currently comprised of ten directors, nine of whom are independent directors under the listing standards of The Nasdaq Stock Market. The Chief Executive Officer has no greater nor lesser vote on matters considered by the Board of Directors than any other director, and the Chief Executive Officer does not vote on any related party transaction. All directors of Mayflower, including the Chief Executive Officer, are bound by fiduciary obligations, imposed by law, to serve the best interests of the stockholders. Creating a separate position for a Chairman of the Board or lead director would not serve to enhance or diminish the fiduciary duties of any director of Mayflower.

To further strengthen the regular oversight of the full Board of Directors, the Audit, Nominating and Compensation Committees of the Board of Directors are entirely comprised of independent directors. The Compensation Committee reviews and evaluates the performance of all executive officers of Mayflower—including the Chief Executive Officer—and reports to the full Board of Directors. The Audit Committee oversees Mayflower’s financial practices, regulatory compliance, accounting procedures and financial reporting functions. In addition, the Audit Committee is specially entrusted by law to fully review and make recommendations to the full Board of Directors on related party transactions and possible conflicts of interest, if any. Furthermore, as a regulated entity, all related party transactions are closely scrutinized by federal and state government agencies that regularly examine Mayflower and Mayflower Co-Operative Bank, which is Mayflower’s principal operating subsidiary. In the opinion of the Board of Directors, creating a position for a Chairman of the Board or a lead director would not add any value to this already effective process.

The Board of Directors believes that the interests of Mayflower and its stockholders are best served at this time by its current egalitarian structure. The Board of Directors believes that success is promoted by active and independent directors and loyal and hard-working executives who act consistently with a strong set of corporate governance ethics, rather than a particular Board structure. The Board of Directors believes that it needs to retain the ability to balance board structure with the flexibility to determine board leadership.

Risk is inherent in every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of risks Mayflower faces, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. To do this, the Board of Directors meets regularly with management to discuss strategy and the risks facing Mayflower. Senior management participates in Board of Director meetings and is available to address any questions or concerns raised by the Board of Directors on risk management and any other matters. The independent members of the Board of Directors work together to provide strong, independent oversight of Mayflower’s management and affairs through its standing committees and, when necessary, special meetings of independent directors.

Board and Committee Meetings

The Board of Directors conducts its business through meetings of the Board of Directors and through its committees. During the year ended March 31, 2013, the Board of Directors of Mayflower met nine times. No directors attended fewer than 75% of the total number of meetings of Mayflower’s Board of Directors and committee meetings for committees on which the director served during this period.

Committees of the Board of Directors

The following table identifies our standing committees and their members as of March 31, 2013. All members of each committee are independent in accordance with the listing standards of the Nasdaq Stock Market. Each of the committees acts under a written charter adopted by the Board of Directors.

Director	Audit Committee	Compensation Committee	Nominating Committee
Richard Amicucci
E. Bradford Buttner		X
Charles N. Decas		X*	X
Anthi Frangiadis
William H. Fuller			X
Diane A. Maddigan	X
Edward J. Medeiros	X*
Edward M. Pratt
David R. Smith, Jr.		X
Geoffrey T. Stewart	X	X	X*
Number of Meetings in year period ended March 31, 2013	12	2	2

*	Denotes Chairman

Audit Committee. Mayflower has a separately designated Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee assists the Board of Directors in its oversight of Mayflower’s accounting, auditing, internal control structure and financial reporting matters, the quality and integrity of Mayflower’s financial reports and Mayflower’s compliance with applicable laws and regulations. The Committee is also responsible for engaging Mayflower’s independent registered public accounting firm and monitoring its conduct and independence. The Board of Directors has determined that each of Directors Diane Maddigan and Geoffrey Stewart qualifies as an “audit committee financial expert” as defined in Item 401(e) of Regulation S-K under the Exchange Act. Each of Directors Maddigan and Stewart is independent, as independence for audit committee members is defined under applicable Nasdaq listing standings. The Audit Committee has adopted a written charter. The Audit Committee Charter is available on Mayflower’s website at http://www.[                    ].

Compensation Committee. The Compensation Committee approves the compensation objectives for Mayflower and Mayflower Co-Operative Bank and establishes the compensation for Mayflower’s senior management and conducts the performance review of the Chief Executive Officer. The Compensation

Committee reviews all components of compensation, including salaries, cash incentive plans, long-term incentive plans and various employee benefit matters. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors. The Chief Executive Officer makes recommendations to the Compensation Committee regarding compensation of directors and executive officers other than himself, but final compensation decisions are made by the Board of Directors based on the recommendation of the Compensation Committee. The Board of Directors has adopted a written charter for its Compensation Committee. The Compensation Committee Charter is available on Mayflower’s website at http://www.[                    ].

Nominating Committee. Mayflower’s Nominating Committee assists the Board of Directors in (1) identifying individuals qualified to become Board members, consistent with criteria approved by the Board; (2) recommending to the Board the director nominees for the next annual meeting; (3) implementing policies and practices relating to corporate governance, including implementation of and monitoring adherence to corporate governance guidelines; (4) leading the Board in its annual review of the Board’s performance; and (5) recommending director nominees for each committee. The procedures of the Nominating Committee required to be disclosed by the rules of the Securities and Exchange Commission are included in this proxy statement. See “Nominating Committee Procedures” below. The Board of Directors has adopted a written charter for its Nominating Committee. The Nominating Committee Charter is available on Mayflower’s website at http://www.[                     ].

Nominating Committee Procedures

In its deliberations, the Nominating Committee considers a candidate’s knowledge of the banking business and involvement in community, business and civic affairs, and also considers whether the candidate would provide for adequate representation of Mayflower’s market area. Any nominee for director made by the Nominating Committee must be highly qualified with regard to some or all the attributes listed in the preceding sentence. Further, when identifying nominees to serve as director, the Nominating Committee seeks to create a Board of Directors that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance. The Board of Directors will also consider the extent to which the candidate helps the Board of Directors reflect the diversity of Mayflower’s shareholders, employees, customers and communities. The Nominating Committee also may consider the current composition and size of the Board of Directors, the balance of management and independent directors and the need for audit committee expertise.

In searching for qualified director candidates to fill vacancies on the Board, the Nominating Committee solicits its then current directors for the names of potential qualified candidates. The Nominating Committee may also ask its directors to pursue their own business contacts for the names of potentially qualified candidates. The Nominating Committee would then consider the potential pool of director candidates, select the top candidate based on the candidates’ qualifications and the Board’s needs, and conduct a thorough investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as a director of Mayflower Co-Operative Bank.

The Nominating Committee will consider recommendations for directorships submitted by stockholders. Stockholders who wish the Nominating Committee to consider their recommendations for nominees for the position of director should submit their recommendations in writing to the Corporate Secretary of Mayflower at Mayflower Bancorp, Inc., 30 South Main Street, P.O. Box 311, Middleboro, Massachusetts 02346. Each such written recommendation must set forth (i) the name of the recommended candidate, (ii) the number of shares of stock of Mayflower that are beneficially owned by the stockholder making the recommendation and the recommended candidate, and (iii) a detailed statement explaining why the stockholder believes the recommended candidate should be nominated for election as a director. In addition, the stockholder making such recommendation must promptly provide any other information reasonably requested by the Nominating

Committee. In order to be considered by the Nominating Committee for nomination for election at an annual meeting of stockholders, the recommendation must be received by the April 1st preceding the annual meeting. Recommendations by stockholders that are made in accordance with these procedures will receive the same consideration given to other candidates recommended by directors or executive management.

Board Policies Regarding Communication with the Board of Directors and Attendance at Annual Meetings

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors should send any communication to the Corporate Secretary of Mayflower at Mayflower Bancorp, Inc., 30 South Main Street, P.O. Box 311, Middleboro, Massachusetts 02346. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is addressed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

All of the directors attended Mayflower Co-Operative Bank’s 2012 annual meeting of stockholders. Mayflower encourages all of its Directors to attend the annual meeting of stockholders, although Mayflower does not have a formal policy regarding Board member attendance at such meetings.

MAYFLOWER DIRECTOR COMPENSATION

The following table provides the compensation received by individuals who served as non-employee directors of Mayflower during the year ended March 31, 2013.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Non-Qualified Deferred Compensation Earnings ($)	Total ($)
Richard Amicucci	$20,175	$4,395	$56	$24,626
E. Bradford Buttner	21,900	4,395	1,222	27,517
Charles N. Decas	25,850	4,395	1,222	31,467
Anthi Frangiadis (3)	14,825	4,395	9	19,229
William H. Fuller	28,500	4,395	355	33,250
Diane A. Maddigan	23,925	4,395	979	29,299
Edward J. Medeiros	22,950	4,395	115	27,460
Joseph P. Monteiro (3)	8,650	—	203	8,853
David R. Smith	31,200	4,395	580	36,175
Geoffrey T. Stewart	23,550	4,395	1,222	29,167

(1)	Includes $4,000 for each director under Mayflower Co-Operative Bank’s deferred compensation plan, except for the amounts for Ms. Frangiadis and Mr. Monteiro, which include $2,750 and $1,250, respectively. Directors Monteiro and Smith elected to receive such sum in cash, while the remaining directors elected to defer the receipt of such amounts.
(2)	As of March 31, 2013, Mayflower’s directors had options to purchase shares of common stock as follows: Mr. Amicucci—1,500 options; Mr. Buttner—2,500 options; Mr. Decas—2,500 options; Ms. Frangiadis—1,500 options; Mr. Fuller—1,500 options; Ms. Maddigan—2,500 options; Mr. Medeiros—1,500 options; Mr. Smith—2,500 options; and Mr. Stewart—2,500 options.
(3)	Ms. Frangiadis joined the Board on July 24, 2012 and Mr. Monteiro retired from the Board on July 24, 2012.

During the year ended March 31, 2013, directors of Mayflower, with the exception of the Chief Executive Officer, were each paid a fee of $600 per Board meeting attended. Directors also, with the exception of the Chief Executive Officer, were paid an annual retainer of $8,000. Members of the Audit Committee are each paid a fee of $300 per Audit Committee meeting attended. Members of the Security Committee, with the exception of the Chief Executive Officer, are each paid a fee of $350 per Security Committee meeting attended. Members of the Executive Committee, with the exception of the Chief Executive Officer, and members of the Nominating Committee are each paid a fee of $225 per committee meeting attended.

Directors also receive $4,000 per annum pursuant to Mayflower Co-Operative Bank’s Deferred Compensation Plan, the payment of which may be deferred at the participant’s direction until the director is no longer affiliated with Mayflower or Mayflower Co-Operative Bank. Amounts deferred earn interest quarterly at a rate equal to 25% of 75% of Mayflower’s return on equity for the most recently completed fiscal year. Upon a change in control, Mayflower Co-Operative Bank will pay each director a benefit equal to 140% of the amount credited to the directors’ account under the deferred compensation plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to the rules and regulations of the SEC, Mayflower’s officers and directors, and persons who own more than 10% of Mayflower’s Common Stock are required to file reports detailing their ownership and changes of ownership in the Common Stock with the SEC and Mayflower. Based solely on Mayflower’s review of ownership reports received during the year ended March 31, 2013, or written representations from such reporting persons that no annual report of change in beneficial ownership is required, Mayflower believes that all Company officers and directors and stockholders owning in excess of 10% of the Common Stock have complied with the required reporting requirements.

Transactions with Related Persons

Mayflower Co-Operative Bank does not make loans to its directors, officers or employees other than those which are secured in full by deposit accounts of Mayflower Co-Operative Bank. In each such instance, these collateral loans are: (A) made in the ordinary course of business; (B) made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons; and (C) did not involve more than the normal risk of collectibility or present other unfavorable features. Mayflower Co-Operative Bank has loans outstanding to current directors, director nominees, officers and/or employees which were extended prior to their being hired by Mayflower Co-Operative Bank and which were: (A) made in the ordinary course of business; (B) made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with person unrelated to Mayflower Co-Operative Bank; and (C) did not involve more than the normal risk of collectibility or present other unfavorable features.

EXECUTIVE COMPENSATION OF MAYFLOWER

Summary Compensation Table

The following information is furnished for the individual who served as the principal executive officer of Mayflower for the year ended March 31, 2013 and for the two other most highly compensated executive officers of Mayflower who were serving as executive officers on March 31, 2013, and whose total compensation for the 2013 fiscal year exceeded $100,000 (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Option Awards ($)		Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Edward M. Pratt	2013	$271,800	$33,734	(6)	$10,652	(2)	—	$34,560	$350,746
President and Chief	2012(4)	249,400	19,303		3,573		—	34,234	306,510
Executive Officer	2011(5)	262,077	—		—		—	36,094	298,171

John J. Biggio	2013	163,103	8,000		—		559	20,433	192,095
Vice President and	2012(4)	145,738	10,680		1,980		—	17,961	176,359
Senior Lending Officer	2011(5)	152,163	12,285		2,302		—	19,906	186,656

Maria Vafiades	2013	145,258	9,000		—		611	18,509	173,378
Chief Financial and	2012(4)	129,816	9,527		1,765		—	16,050	157,158
Accounting Officer	2011(5)	135,300	10,985		2,034		—	17,759	166,078

(1)	Includes $4,000 for Mr. Pratt and $2,000 each for Mr. Biggio and Ms. Vafiades under Mayflower Co-Operative Bank’s deferred compensation plan. Mr. Pratt elected to receive such sum in cash, and Mr. Biggio and Ms. Vafiades elected to defer the receipt of such amounts.
(2)	The amount reflected with respect to the stock options is the aggregate grant date fair value calculated based on the stock price as of the date of grant. The grant date weighted average fair value for Mr. Pratt was $2.92, using the Black-Scholes option pricing model and a dividend yield of 3.07%, expected volatility of 42%, risk-free interest rate of 1.58%, and expected life of 5 years. All option awards were fully vested on the date of grant and expire ten years from the date of grant.
(3)	Details of the amounts reported in the “All Other Compensation” column for 2013 are provided in the table below.

	Mr. Pratt	Mr. Biggio	Ms. Vafiades
Car allowance	$5,273	$—	$—
Employer contribution to 401(k) Plan	12,250	8,055	7,163
Paid life and disability insurance	2,141	2,096	1,967
Employer contribution to Bank’s pension retirement plan	14,896	10,282	9,379

(4)	Represents the 11-month period ended March 31, 2012.
(5)	Represents the fiscal year ended April 30, 2011.
(6)	Includes a $15,000 cash award and 1,900 shares of restricted stock, granted as a bonus, with an aggregate grant date fair value of $9.86. The shares of restricted stock vest in equal installments over a five-year period on each anniversary date of the award, with the first 20% vesting on the date of the award.

Employment Agreements. Mayflower Co-Operative Bank maintains employment agreements with Edward M. Pratt, President and Chief Executive Officer, John J. Biggio, Vice President and Senior Loan Officer and Maria Vafiades, Chief Financial and Accounting Officer (collectively, the “Executives”). Mayflower acts as guarantor of Mayflower Co-Operative Bank’s obligations to the Executives under the agreements. Each agreement provides for annual renewal for an additional one-year period beyond the then-effective expiration date, upon an affirmative determination by the Board of Directors that the Executive has met the standards and requirements established by the Board of Directors. Each agreement also provides for annual salary review by the

Board of Directors, as well as inclusion in any discretionary bonus plans, customary fringe benefits, vacation and sick leave and disability payments of Mayflower Co-Operative Bank. Mr. Pratt’s agreement provides for a current base compensation of $267,800 and a term of three years to expire in July 2014. The agreements with Mr. Biggio and Ms. Vafiades each have terms of two years to expire in September 2013, and provide for current base compensation of $158,123 and $140,608 for Mr. Biggio and Ms. Vafiades, respectively.

The Executives each may terminate their respective agreements upon 60 days’ notice to Mayflower Co-Operative Bank, in which case they will receive compensation through their termination date. Each agreement also terminates upon death, with compensation paid to the employee’s estate through the last day of the calendar month in which the employee dies. Mayflower Co-Operative Bank may also terminate each employee for “just cause,” as defined in the agreement, in which case the employee shall not receive any additional compensation. If Mayflower Co-Operative Bank terminates the Executive’s employment without just cause, Mayflower Co-Operative Bank will provide the Executive with a continuation of his or her salary for the remaining term of his or her agreement and for an additional 12-month period, provided the continued payments do not exceed three year’s salary for Mr. Pratt and two year’s salary for Mr. Biggio and Ms. Vafiades. Mayflower Co-Operative Bank will also pay to the Executive the cost of obtaining all health, life, disability and other benefits to which the Executive would have been entitled through the remaining term of the agreement.

Each of the employment agreements provides that in the event of the Executive’s involuntary termination of employment in connection with, or within one year after, any “change in control” of Mayflower Co-Operative Bank, other than for just cause, the Executive will be paid an amount specified in the applicable employment agreement within 10 days of his or her termination. In Mr. Pratt’s case, Mayflower Co-Operative Bank will pay the difference between (i) 2.99 times his “base amount,” as defined in Section 280G(b)(3) of the Internal Revenue Code, and (ii) the sum of any other parachute payments, as defined under Section 280G(b)(2) of the Internal Revenue Code, that he receives on account of the change in control. For Mr. Biggio and Ms. Vafiades, Mayflower Co-Operative Bank will pay two times the Executive’s base salary as in effect at that time; provided, however, that in no event shall any such payment be made if it would result in such payment being classified as an “excess parachute payment” under Section 280G of the Internal Revenue Code. The term “change in control” means the first to occur of any of the following: (i) Mayflower or Mayflower Co-Operative Bank merges into or consolidates with another corporation, or merges another corporation into Mayflower or Mayflower Co-Operative Bank, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of Mayflower immediately before the merger or consolidation; (ii) there is filed or required to be filed a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule disclosed that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of Mayflower’s voting securities; (iii) Mayflower or Mayflower Co-Operative Bank sells to a third party all or substantially all of its assets; or (iv) during any consecutive two-year period, individuals who constitute Mayflower’s or Mayflower Co-Operative Bank’s Board of Directors at the beginning of such period cease to constitute a majority of Mayflower’s or Mayflower Co-Operative Bank’s Board of Directors, provided that each director who is first elected by the Board of Directors by a vote of at least two-thirds vote of the directors who were directors at the beginning of the two-year period is deemed to have been a director at the beginning of such period.

Each of the employment agreements also provides for the same change in control payment to be made to the respective Executive in the event of his or her voluntary termination of employment within either 30 days after a change of control for any reason or within one year after a change in control following the occurrence of certain specified events, including an assignment of duties and responsibilities other than those normally associated with the Executive’s executive position, a diminishment of his or her authority or responsibilities, failure to maintain benefit plans providing at least a comparable level of benefits to those presently afforded, failure to reelect him or her to Mayflower Co-Operative Bank’s Board of Directors (if serving on the Board on the date of the change in control), and requiring the Executive to move his or her personal residence or perform his or her principal executive functions outside a 35-mile radius of Middleboro, Massachusetts.

Settlement Agreements. In connection, with the Merger Agreement Mayflower, Mayflower Co-Operative Bank, Independent and Rockland Trust Company entered into settlement agreements with each of Edward W. Pratt, John J. Biggio and Maria Vafiades. The settlement agreements effectively terminate each executive’s current employment agreement with Mayflower Co-Operative Bank upon the closing of the Merger. Under the terms of the settlement agreement, following the closing of the Merger, Mr. Pratt would be entitled to receive a lump sum cash payment equal to the difference between (i) 2.99 times Mr. Pratt’s “base amount,” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the sum of any other “parachute payments,” that Mr. Pratt is entitled to on account of the Merger. If the Merger closes in 2013, Mr. Pratt’s base salary will be $243,267 and, therefore, the amount payable to him will be $727,368. Following the closing of the Merger, Mr. Biggio and Ms. Vafiades would be entitled to receive lump sum cash payments of $327,315 and $291,059, respectively. Such amounts would be increased by the respective percentage increase in Mr. Biggio’s and Ms. Vafiades’ base salary, if any, not to exceed 4%, if the closing of the Merger occurs after the annual renewal date of the applicable employment agreements.

Deferred Compensation Plan. Mayflower Co-Operative Bank maintains a deferred compensation plan for the benefit of directors and select executive officers. Under the deferred compensation plan, participants may elect to receive in cash, or defer the receipt of, certain amounts credited to participants under the plan. Under the plan, Mayflower Co-Operative Bank credits each director, including Mayflower’s Chief Executive Officer, $4,000 annually, and each participating executive officer $2,000 annually. If participants have not made a valid deferral election under the plan, Mayflower Co-Operative Bank pays these amounts directly to participants rather than crediting them to accounts under the plan. Participant’s accounts under the plan earn interest quarterly at a rate equal to 25% of 75% of Mayflower Co-Operative Bank’s return on average equity, determined in accordance with generally accepted accounting principles, for the most recently completed fiscal year. The percentage earned for year ended March 31, 2013 was 4.61%. Each participant is 100% vested in his or her account. Mayflower Co-Operative Bank will pay benefits to participants in cash either in a lump sum or in installments, depending on the participant’s prior election, following termination of service for any reason other than just cause. In the event a deferred compensation plan participant’s employment is terminated for just cause, the portion of the participant’s account attributable to the credited amounts described above is forfeited. In the event of and immediately upon a change in control, Mayflower Co-Operative Bank shall make a payment in cash to each participant in an amount equal to 140% of the amount credited to each participant’s account on the date of payment. Benefits accumulated under the plan constitute an unfunded, unsecured promise by Mayflower Co-Operative Bank to provide such payments in the future, as and to the extent such benefits become payable, and are paid from the general assets of Mayflower Co-Operative Bank. In the event of a dispute between a participant and Mayflower Co-Operative Bank as to the terms or interpretation of the deferred compensation plan, the participant shall be reimbursed for all costs and expenses, including reasonable attorneys’ fees, arising from such dispute, provided that the participant obtains a final judgment or settlement of the dispute substantially in his or her favor.

Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning unexercised options and stock awards for each of the Named Executive Officers of Mayflower outstanding as of March 31, 2013.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not vested (#)		Market Value of Shares or Units that have not Vested ($) (1)
Edward M. Pratt	2,150	—	$9.86	7/12/2022	2,297	(2)	$23,981
	1,500	—	10.41	8/9/2022
	1,540	—	8.28	8/11/2021
	2,900	—	14.00	12/08/2015

John J. Biggio	690	—	$9.90	5/10/2022	948	(3)	$9,897
	775	—	8.75	6/9/2021
	2,850	—	14.00	12/08/2015

Maria Vafiades	615	—	$9.90	5/10/2022	848	(4)	$8,853
	685	—	8.75	6/9/2021
	2,850	—	14.00	12/08/2015

(1)	Based upon the closing stock price for Mayflower’s common stock of $10.44 on March 31, 2013.
(2)	777 shares of restricted stock vest in three equal annual installments beginning on August 11, 2013 and 1,520 shares of restricted stock vest in four equal annual installments beginning on July 12, 2013.
(3)	468 shares of restricted stock vest in three equal annual installments beginning on June 9, 2013 and 480 shares of restricted stock vest in three equal annual installments beginning on May 10, 2013.
(4)	420 shares of restricted stock vest in three equal annual installments beginning on June 9, 2013 and 428 shares of restricted stock vest in three equal annual installments beginning on May 10, 2013.

Equity Compensation Plans

The following table sets forth certain information as of March 31, 2013, with respect to Mayflower’s equity compensation plans.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	45,740	$11.92	124,650
Equity compensation plans not approved by security holders	—	—	—

Total	45,740	$11.92	124,650

STOCK OWNERSHIP OF MAYFLOWER

The following table provides information as of March 31, 2013, about the persons known to Mayflower to be the beneficial owners of more than 5% of Mayflower’s outstanding shares of common stock, by each of Mayflower’s directors, by the nominee for director, by the non-director executive officers of Mayflower named in the Summary Compensation Table set forth under the caption “Executive Compensation,” and by all directors and executive officers as a group. All directors and executive officers of Mayflower have Mayflower’s address.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Shares of Common Stock Outstanding
Persons Owning Greater Than 5%:
The Banc Funds Company, L.L.C. 200 North Wacker Drive Suite 3300 Chicago, Illinois 60606	134,735	(2)	6.53%

Steven R. Gerbel Brown Trout Management, LLC 311 South Wacker Drive Suite 4375 Chicago, Illinois 60606	104,593	(3)	5.07

Directors:
Richard Amicucci	3,544	(4)	0.17
E. Bradford Buttner	29,920	(5)	1.45
Charles N. Decas	24,060	(6)	1.16
Anthi Frangiadis	2,000	(4)	0.10
William H. Fuller	14,150	(4)	0.69
Diane A. Maddigan	9,448	(6)	0.46
Edward J. Medeiros	10,158	(4)	0.49
Edward M. Pratt	47,781	(7)	2.31
David R. Smith	22,500	(6)	1.09
Geoffrey T. Stewart	20,008	(6)	0.97

Named Executive Officers:
John J. Biggio	11,695	(8)	0.57
Maria Vafiades	15,847	(9)	0.77

All Executive Officers, Directors and Director Nominee as a Group (13 persons)	215,898	(10)	10.27

(1)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Mayflower common stock if he or she has or shares voting or investment power with respect to such common stock or has a right to acquire beneficial ownership at any time within 60 days from the Record Date. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares and includes all shares of common stock held directly as well as held indirectly through a trust or corporation, by spouses, or as custodian or trustee for minor children and shares held by a group acting in concert, over which shares the named individuals effectively exercise sole voting and investment power, or for a group acting in concert, shared voting and investment power.
(2)

Based on an amended Schedule 13G filed with the Securities and Exchange Commission on February 11, 2013. The amount shown consists of 53,000 shares as to which Banc Funds VI L.P. has sole voting and dispositive power, 73,835 shares as to which Banc Funds VII L.P. has sole voting and dispositive power and 7,900 shares as to which Banc Funds VIII L.P. has sole voting and dispositive power. The Banc

Funds Company, L.L.C. is the general partner of MidBanc VI L.P., MidBanc VII L.P., and MidBanc VIII L.P., which are the general partners of Banc Fund VI L.P., Banc Fund VII L.P. and Banc Fund VIII L.P., respectively. The principal shareholder of The Banc Funds Company, L.L.P. is Charles J. Moore. Mr. Moore is the manager of Banc Fund VI L.P., Banc Fund VII L.P. and Banc Fund VIII L.P. and has voting and dispositive power over the shares of common stock owned by Banc Fund VI L.P., Banc Fund VII L.P. and Banc Fund VIII L.P.
(3)	Based on a Schedule 13G filed with the Securities and Exchange Commission on June 28, 2013. Mr. Gerbel and Brown Trout Management, LLC share voting and dispositive power with respect to the shares listed.
(4)	Includes 1,500 shares of common stock which may be purchased pursuant to the exercise of stock options which are exercisable within 60 days of March 31, 2013.
(5)	Includes 1,856 shares owned by Mr. Buttner’s spouse and 2,500 shares of common stock which may be purchased pursuant to the exercise of stock options which are fully vested and exercisable.
(6)	Includes 2,500 shares of common stock which may be purchased pursuant to the exercise of stock options which are fully vested and exercisable.
(7)	Includes 2,297 shares of unvested restricted stock as to which the individual has voting power and 8,090 shares of common stock which may be purchased pursuant to stock options which are fully vested and exercisable.
(8)	Includes 948 shares of unvested restricted stock as to which the individual has voting power and 4,315 shares of common stock which may be purchased pursuant to stock options which are fully vested and exercisable.
(9)	Includes 848 shares of unvested restricted stock as to which the individual has voting power and 4,150 shares of common stock which may be purchased pursuant to stock options which are fully vested and exercisable.
(10)	Includes 4,655 shares of unvested restricted stock as to which the individuals have voting power and 38,770 shares of common stock which may be purchased pursuant to stock options which are fully vested and exercisable.

LEGAL MATTERS

Choate, Hall & Stewart LLP will issue a legal opinion concerning the validity of the shares of Independent common stock to be issued in connection with the merger. Choate, Hall & Stewart LLP, on behalf of Independent, and Kilpatrick Townsend & Stockton LLP, on behalf of Mayflower, will each issue an opinion upon certain legal matters to the effect that the merger will constitute a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

EXPERTS

The consolidated financial statements of Independent, included in Independent’s Annual Report (Form 10-K) for the year ended December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Mayflower as of March 31, 2013 and for the year then ended which are included in this document beginning on page F-1, have been so included in reliance on the report of Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Mayflower as of March 31, 2012 and for the transition period then ended which are included in this document beginning on page F-1, have been so included in reliance on the report of Parent, McLaughlin & Nangle, Certified Public Accountants, Inc., an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

SUBMISSION OF BUSINESS PROPOSALS AND STOCKHOLDER NOMINATIONS

Mayflower will hold an annual meeting for the year ending March 31, 2014 only if the merger is not completed. In order to be eligible for inclusion in the proxy materials of Mayflower for next year’s annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at Mayflower’s main office at 30 South Main Street, P.O. Box 311, Middleboro, Massachusetts no later than                     , 2014. If next year’s annual meeting is held on a date more than 30 calendar days from                     , 2013, a stockholder proposal must be received by a reasonable time before Mayflower begins to print and mail its proxy solicitation materials. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

Stockholder proposals to be considered at such annual meeting, other than those submitted pursuant to the Exchange Act, must be stated in writing, delivered or mailed to the Corporate Secretary of Mayflower at the above address, not less than thirty days nor more than sixty days prior to the date of the annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

Independent and Mayflower file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Independent and Mayflower file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission filings of Independent and

Mayflower are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Reports, proxy statements and other information concerning Independent and Mayflower also may be inspected at the offices of Nasdaq located at 1735 K Street, N.W., Washington, D.C. 20006. Independent’s Securities and Exchange Commission file number is 001-09047, and Mayflower’s file number is 000-51194.

Independent has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the Independent common stock to be issued to Mayflower shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus of Independent in addition to being a proxy statement for Mayflower. As allowed by Securities and Exchange Commission rules, this document does not contain all the information you can find in Independent’s registration statement or the exhibits to the registration statement. Statements made in this document as to the content of any contract, agreement or other document referenced are not necessarily complete. With respect to each of those contracts, agreements or other documents to be filed or incorporated by reference as an exhibit to the registration statement, you should refer to the corresponding exhibit, when it is filed, for a more complete description of the matter involved and read all statements in this document in light of that exhibit.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows Independent to incorporate by reference the information that it files with the Securities and Exchange Commission. Incorporation by reference means that Independent can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission that are legally considered to be part of this document, and later information that is filed by Independent with the Securities and Exchange Commission will automatically update and supersede the information in this document and the documents listed below.

For purposes of this proxy statement/prospectus, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

Independent incorporates by reference the specific documents listed below and any future filings that Independent makes with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this document and prior to the later of the date of Mayflower’s shareholder meeting or the date on which the offering of shares of Independent common stock under this document is terminated:

•

Annual Report on Form 10-K and the amendment thereto on Form 10-K/A for the year ended December 31, 2012, filed with the Securities and Exchange Commission on March 12, 2013 and March 18, 2013, respectively;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the Securities and Exchange Commission on May 7, 2013; and

•

Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 24, 2013, January 28, 2013, February 21, 2013, February 28, 2013, March 21, 2013, April 25, 2013, April 29, 2013, May 14, 2013, May 20, 2013, June 5, 2013 and June 20, 2013 (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed).

You can obtain any of the Independent documents incorporated by reference into this document, and any exhibits specifically incorporated by reference as an exhibit in this document, at no cost, by contacting Independent at:

Independent Bank Corp.

288 Union Street

Rockland, Massachusetts 02370

Attention: Edward H. Seksay, General Counsel

(781) 982-6158

You should rely only on the information contained or incorporated by reference into this document. Independent has supplied all information contained or incorporated by reference into this document relating to Independent. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated [                    ], 2013. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to Mayflower’s shareholders nor the issuance of Independent common stock in the merger creates any implication to the contrary.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

Middleboro, Massachusetts

We have audited the accompanying consolidated statement of financial condition of Mayflower Bancorp, Inc. (the “Company”) and Subsidiary as of March 31, 2013, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the year ended March 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mayflower Bancorp, Inc. and Subsidiary as of March 31, 2013, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Marcum LLP

Boston, Massachusetts

June 28, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

Middleboro, Massachusetts

We have audited the accompanying consolidated statement of financial condition of Mayflower Bancorp, Inc. (the “Company”) and Subsidiary as of March 31, 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the eleven month period ended March 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mayflower Bancorp, Inc. and Subsidiary as of March 31, 2012, and the results of their operations and their cash flows for the period then ended, in conformity with accounting principles generally accepted in the United States of America.

Parent, McLaughlin & Nangle
Certified Public Accountants, Inc.

Boston, Massachusetts

June 11, 2012

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	March 31,
(In Thousands)	2013	2012
ASSETS
Cash and cash equivalents:
Cash and due from banks	$3,492	$3,764
Interest-bearing deposits in banks	8,931	8,602

Total cash and cash equivalents	12,423	12,366
Investment securities (Note B):
Securities available-for-sale	48,248	44,295
Securities held-to-maturity	45,952	43,969

Total investment securities	94,200	88,264
Loans receivable, net (Note C)	139,321	134,331
Accrued interest receivable (Note E)	781	867
Real estate held for investment	606	628
Real estate acquired by foreclosure	139	194
Premises and equipment, net (Note F)	10,489	10,717
Deposits with The Co-operative Central Bank	449	449
Stock in Federal Home Loan Bank of Boston, at cost	1,252	1,449
Refundable income taxes (Note I)	447	596
Deferred income taxes (Note I)	—	377
Other assets	1,237	1,317

Total Assets	$261,344	$251,555

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits (Note G)	$235,683	$226,562
Advances and borrowings (Note H)	1,000	1,000
Advances from borrowers for taxes and insurance	772	655
Deferred income taxes (Note I)	92	—
Accrued expenses and other liabilities	1,171	1,454

Total Liabilities	238,718	229,671

Commitments and contingencies (Notes K and M)	—	—
STOCKHOLDERS’ EQUITY (Note M)
Preferred stock $1.00 par value; authorized 5,000,000 shares; issued - none	—	—
Common stock $1.00 par value; authorized 15,000,000 shares; issued 2,058,422 shares at March 31, 2013 and 2,063,067 shares at March 31, 2012	2,058	2,063
Additional paid-in capital	4,383	4,321
Retained earnings	15,635	14,710
Accumulated other comprehensive income	550	790

Total Stockholders’ Equity	22,626	21,884

Total Liabilities and Stockholders’ Equity	$261,344	$251,555

See accompanying notes to consolidated financial statements.

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

	Year ended	Eleven months ended
	March 31,
	2013	2012
	(In Thousands, Except Per Share Data)
INTEREST INCOME:
Loans receivable	$6,978	$6,375
Securities held-to-maturity	1,050	1,261
Securities available-for-sale	987	1,337
Interest-bearing deposits in banks	23	27

Total interest income	9,038	9,000

INTEREST EXPENSE:
Deposits	983	1,207
Borrowed funds	46	100

Total interest expense	1,029	1,307

NET INTEREST INCOME	8,009	7,693
PROVISION FOR LOAN LOSSES	40	228

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,969	7,465

NONINTEREST INCOME:
Loan origination and other loan fees	102	84
Customer service fees	548	583
Interchange income	249	210
Gain on sales of investment securities, net	342	294
Gain on sales of mortgage loans	772	376
Other	116	140

Total noninterest income	2,129	1,687

NONINTEREST EXPENSE:
Compensation and fringe benefits	4,355	3,965
Occupancy and equipment	1,052	969
FDIC assessment	138	148
Losses and expenses of foreclosed real estate	20	172
Other (Note J)	2,275	2,063

Total noninterest expense	7,840	7,317

INCOME BEFORE INCOME TAXES	2,258	1,835
PROVISION FOR INCOME TAXES (Note I)	790	618

NET INCOME	$1,468	$1,217

Basic earnings per share	$0.71	$0.59

Diluted earnings per share	$0.71	$0.59

Weighted average basic shares outstanding	2,059	2,069
Dilutive effect of outstanding stock options	5	3

Weighted average diluted shares outstanding	2,064	2,072

See accompanying notes to consolidated financial statements.

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year ended	Eleven months ended
	March 31,
	2013	2012
	(In thousands)
Net Income	$1,468	$1,217

Other comprehensive income:
Unrealized holding (losses) gains on available-for-sale securities	(59)	409
Reclassification adjustment for gains realized in income	(342)	(294)

Net unrealized (losses) gains	(401)	115
Tax effect	161	(39)

Total other comprehensive (loss) income	(240)	76

Comprehensive income	$1,228	$1,293

See accompanying notes to consolidated financial statements.

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Shares	Common Stock Amount	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	(In Thousands, Except Share Amounts)
BALANCE, April 30, 2011	2,075,035	$2,075	$4,326	$14,062	$714	$21,177
Net income	—	—	—	1,217	—	1,217
Other comprehensive income	—	—	—	—	76	76
Grants of restricted common stock	744	1	5	—	—	6
Stock-based compensation	—	—	11	—	—	11
Purchase of Company stock	(12,712)	(13)	(21)	(72)	—	(106)
Cash dividends paid ($0.24 per share)	—	—	—	(497)	—	(497)

BALANCE, March 31, 2012	2,063,067	$2,063	$4,321	$14,710	$790	$21,884
Net income	—	—	—	1,468	—	1,468
Other comprehensive loss	—	—	—	—	(240)	(240)
Grants of restricted common stock	1,607	1	15	—	—	16
Stock-based compensation	—	—	58	—	—	58
Purchase of Company stock	(6,252)	(6)	(11)	(48)	—	(65)
Cash dividends paid ($0.24 per share)	—	—	—	(495)	—	(495)

BALANCE, March 31, 2013	2,058,422	$2,058	$4,383	$15,635	$550	$22,626

See accompanying notes to consolidated financial statements.

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended	Eleven months ended
	March 31,
	2013	2012
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Interest and dividends received	$9,775	$9,534
Fees and other income received	1,763	1,435
Interest paid	(1,029)	(1,317)
Cash paid to suppliers and employees	(7,251)	(6,480)
Income taxes paid	(11)	(641)

Net cash provided by operating activities	3,247	2,531

CASH FLOWS FROM INVESTING ACTIVITIES:
Net increase in loans	(5,011)	(9,284)
Purchases of available-for-sale securities	(31,816)	(27,220)
Proceeds from sales, calls, and maturities of available-for-sale securities	27,411	29,399
Purchases of held-to-maturity securities	(30,631)	(28,198)
Proceeds from maturities and calls of held-to-maturity securities	28,389	29,558
Proceeds from redemption of FHLB stock	197	201
Proceeds from sale of other real estate owned	—	300
Proceeds from sales of real estate acquired by foreclosure	246	125
Capital additions to real estate acquired by foreclosure	(186)	—
Purchases of premises and equipment	(239)	(79)
Other - net	(228)	306

Net cash used in investing activities	(11,868)	(4,892)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits	9,121	5,539
Payments on advances and borrowings	—	(2,500)
Increase in advances from borrowers for taxes and insurance	117	501
Repurchase of Company stock	(65)	(106)
Dividends paid	(495)	(497)

Net cash provided by financing activities	8,678	2,937

Net increase in cash and cash equivalents	57	576
Cash and cash equivalents, beginning of period	12,366	11,790

Cash and cash equivalents, end of period	$12,423	$12,366

See accompanying notes to consolidated financial statements.

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Continued)

	Year ended	Eleven months ended
	March 31,
	2013	2012
	(In Thousands)
Reconciliations of net income to net cash provided by operating activities:
Net income	$1,468	$1,217

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	489	450
Provision for loan losses	40	228
Loss on other real estate owned	—	65
Writedown of real estate acquired by foreclosure	—	71
Premium amortization	651	511
Deferred income taxes	630	439
Gain on sales of investment securities, net	(342)	(294)
Grants of restricted stock	16	6
Stock based compensation	58	11
Decrease (increase) in refundable income taxes	149	(462)
Decrease (increase) in accrued interest receivable	86	24
Decrease (increase) in prepaid expenses	150	103
Decrease (increase) in mortgage servicing rights	(59)	(3)
Decrease (increase) in deferred loan origination costs	(23)	42
Increase (decrease) in accrued interest payable	—	(11)
Increase (decrease) in accrued expenses	(66)	134

Total adjustments	1,779	1,314

Net cash provided by operating activities	$3,247	$2,531

SUPPLEMENTAL DISCLOSURES:
Total increase (decrease) in unrealized gain on securities available-for-sale	$(401)	$115

Proceeds from sales of foreclosed real estate financed through loans	$—	$831

See accompanying notes to consolidated financial statements.

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED MARCH 31, 2013 AND ELEVEN MONTHS ENDED MARCH 31, 2012

A.	Summary of Significant Accounting Policies:

Nature of operations:

Mayflower Bancorp, Inc. (the “Company”) is a Massachusetts chartered holding company whose principal subsidiary is Mayflower Co-operative Bank (the “Bank”). The Bank operates eight full-service banking offices in Middleboro, Plymouth, Wareham, Rochester, Bridgewater, and Lakeville, Massachusetts providing a variety of deposit and lending services. As a Massachusetts chartered co-operative bank whose deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) and the Share Insurance Fund (“SIF”), the activities of the Bank are subject to regulation, supervision and examination by federal and state regulatory authorities, including, but not limited to the FDIC and the Massachusetts Division of Banks. In addition, as a bank holding company, the Company is subject to supervision, examination and regulation by the Board of Governors of the Federal Reserve System.

The Company provides a variety of financial services to individuals and small businesses through its eight offices in Southeastern Massachusetts. Its primary deposit products are savings, checking, and term certificate accounts, and its primary lending products are residential and commercial mortgage loans.

Management evaluates the Company’s performance and allocates resources based on a single segment concept. Accordingly, there are no separately identified operating segments for which discrete financial information is available. The Company does not derive revenues from, or have assets located in foreign countries, nor does it derive revenues from any single customer which represent 10% or more of the Company’s total revenues.

Basis of presentation:

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles and to general practices within the Banking industry. The consolidated financial statements include the accounts of Mayflower Bancorp, Inc. and its wholly-owned subsidiary, Mayflower Co-operative Bank and its subsidiaries, MFLR Securities Corporation and Mayflower Plaza, LLC, which engages in the ownership of real estate. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of estimates:

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and income and expenses for the period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change in the near term relate to the determination of the allowance for loan losses, the allowance for loan losses on off-balance sheet credit exposures and other-than-temporary declines in the value of investment securities requiring impairment writedowns due to general market conditions or other factors.

Reclassification:

Certain amounts in the prior year’s consolidated financial statements were reclassified to facilitate comparison with the current fiscal year.

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED MARCH 31, 2013 AND ELEVEN MONTHS ENDED MARCH 31, 2012

Cash and cash equivalents:

For purposes of the statements of cash flows, the Company considers cash and cash equivalents to include cash on hand and due from banks and interest-bearing deposits in banks.

Investment securities:

Trading securities:

Securities that are held for short-term resale are classified as trading account securities and recorded at their fair values. Realized and unrealized gains and losses on trading account securities are included in other income.

Securities held-to-maturity:

Government, federal agency, corporate debt securities, and municipal obligations that management has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts that are recognized in interest income using methods approximating the interest method over the period to maturity. Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Premiums and discounts are amortized using methods approximating the interest method over the remaining period to contractual maturity, or estimated average life, adjusted for anticipated prepayments.

Securities available-for-sale:

Available-for-sale securities consist of investment securities not classified as trading securities or as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are excluded from earnings and are included in other comprehensive income. Realized gains on available-for-sale securities are included in other noninterest income and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. The amortization of premiums and the accretion of discounts are recognized in interest income using methods approximating the interest method over the remaining period to contractual maturity or estimated average life.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other-than-temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans receivable:

Lending activities are conducted principally in the Southeastern Massachusetts area. The Company grants single-family and multi-family residential mortgages, commercial real estate mortgages, commercial loans and a variety of consumer loans. In addition, the Company grants loans for the construction of residential homes, multi-family properties, commercial real estate properties and for land development. Most loans granted by the Company are collateralized by real estate.

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED MARCH 31, 2013 AND ELEVEN MONTHS ENDED MARCH 31, 2012

The ability and willingness of borrowers to honor their repayment commitments is generally dependent on the health of the general economy and the real estate sector in the borrower’s geographic areas. Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances, reduced by any charge-offs or specific valuation accounts and net of unearned discount, deferred loan fees and the allowance for loan losses. Loan origination and commitment fees and certain direct loan origination costs are capitalized and the net amount is amortized as an adjustment of the loan yield over the contractual life of the related loans.

Loan income:

Interest on loans is credited to income by applying the interest rate to the principal amount outstanding. Loans on which accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans and amortization of net deferred loan fees or costs are discontinued when a loan becomes contractually past due 90 days with respect to interest or principal, unless the credit is well-secured and in the process of collection. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income. Interest accruals are resumed on such specific impaired loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

Allowance for loan losses:

The adequacy of the allowance for loan losses is evaluated on a regular basis by management and the Company’s Board of Directors. Factors considered in evaluating the adequacy of the allowance include previous loss experience, current economic conditions and their effect on borrowers, the estimated value of any underlying collateral and the performance of individual loans in relation to contract terms. The provision for loan losses charged to operations is based upon management’s judgment of the amount necessary to maintain the allowance at a level adequate to absorb possible losses. Loans are charged off when management believes the collectability of the principal is unlikely.

The allowance consists of general, allocated and unallocated components, as further discussed below.

General and unallocated components:

The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component may be maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

The qualitative factors are determined based on the various risk characteristics of each loan segment. Risk characteristics relevant to each portfolio segment are as follows:

Residential mortgages and home equity loans and lines of credit—The Company generally does not generate loans with a loan-to-value ratio greater than 80 percent and does not grant subprime loans. All loans in these segments are collateralized by residential real estate and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, could have an effect on the credit quality in this segment.

Commercial mortgages - Loans in this segment are primarily income-producing properties such as apartment buildings and properties used for business operations such as office buildings and industrial

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED MARCH 31, 2013 AND ELEVEN MONTHS ENDED MARCH 31, 2012

facilities. The underlying cash flows generated by the properties may be adversely impacted by a downturn in the economy as evidenced by increased vacancy rates, which in turn, could have an effect on the credit quality in this segment.

Construction mortgages - Loans in this segment primarily include real estate development loans for which payment is derived from sale of the property, as well as construction projects in which the property will ultimately be used by the borrower. Credit risk can be affected by cost overruns, time required to sell at an adequate price, and market conditions.

Commercial loans - Loans in this segment are made to businesses and are generally secured by the assets of the business. Repayment is expected from the cash flows generated by the business. A weakened economy, and resultant decreased consumer spending, could have an effect on the credit quality in this segment.

Allocated component

The allocated component relates to loans that are classified as impaired. Impairment is measured on a loan by loan basis for residential mortgages, commercial mortgages, construction mortgages, home equity loans and lines of credit, and commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. An allowance is established when the discounted cash flows (or collateral value) of the impaired loan is lower than the carrying value of that loan.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

The Company periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession that the Company would not otherwise consider is made because the borrower is experiencing financial difficulty, the modification is considered a troubled debt restructuring (TDR). All TDRs are initially classified as impaired.

Allowance for loan losses on off-balance sheet credit exposures:

The Company also maintains an allowance for possible losses on its outstanding loan commitments. The allowance for loan losses on off-balance sheet credit exposures is maintained based on expected drawdowns of committed loans and their loss experience factors and management’s assessment of various other factors including current and anticipated economic conditions that may affect the borrowers’ ability to pay, and trends in loan delinquencies and charge-offs.

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED MARCH 31, 2013 AND ELEVEN MONTHS ENDED MARCH 31, 2012

Impairment of long-lived assets:

The Company reviews its long-lived assets and certain identifiable intangibles to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

All long-lived assets and certain identifiable intangibles to be disposed of are to be reported at the lower of the carrying amount or fair value, less costs to sell.

Foreclosed real estate:

Real estate properties acquired through, or in lieu of loan foreclosure, are to be sold, and are recorded at the time of foreclosure at the fair value, less costs to sell, of the related collateral, which becomes the new basis. The excess of the balance of the loan over the estimated fair value, if any, is charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less costs to sell. Impairment losses on property to be held and used are measured as the amount by which the carrying amount of a property exceeds its fair value. Costs incurred in maintaining foreclosed real estate and subsequent adjustments to the carrying amount of the property are included in losses and expenses of foreclosed real estate, while certain costs to improve such properties are capitalized.

Premises and equipment:

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is computed on the straight-line method over the estimated useful lives of the respective assets as follows:

Office buildings and improvements	20 to 40 years
Furniture, fixtures and equipment	3 to 20 years

Transfers of financial assets:

Transfers of an entire financial asset, a group of entire financial assets, or a participating interest in an entire financial asset are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets.

During the normal course of business, the Company may transfer a portion of a financial asset, for example, a participation loan or the government-guaranteed portion of a loan. To be eligible for sales treatment, the transfer of the portion of the loan must meet the criteria of a participating interest. If it does not meet the criteria of a participating interest, the transfer must be accounted for as a secured borrowing. In order to meet the criteria for a participating interest, all cash flows from the loan must be divided proportionately, the rights of each loan holder must have the same priority, the loan holders must have no recourse to the transferor other than standard representations and warranties and no loan holder can have the right to pledge or exchange the entire loan.

Mortgage servicing rights:

The Company recognizes the rights to service mortgage loans for others as separate assets, regardless of the manner in which the servicing rights are acquired. In addition, capitalized mortgage servicing rights are

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED MARCH 31, 2013 AND ELEVEN MONTHS ENDED MARCH 31, 2012

assessed for impairment based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

Federal Home Loan Bank stock:

The Company, as a member of the Federal Home Loan Bank of Boston (“FHLB”), is required to maintain an investment in capital stock of the FHLB. Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost. At its discretion, the FHLB may declare dividends on the stock.

Income taxes:

Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in related deferred tax assets and liabilities.

The Company recognizes and measures its unrecognized tax positions in accordance with FASB ASC 740, Income Taxes. Under that guidance, the Company assesses the likelihood, based on their technical merit, that tax positions will be sustained upon examination based on the facts, circumstances and information available at the end of each period. The measurement of unrecognized tax positions is adjusted when new information is available, or when an event occurs that requires a change. The Company’s policy is to analyze its tax positions for all open tax years. The Company has not identified any uncertain tax positions requiring accrual or disclosure at March 31, 2013 or 2012. Interest and penalties, if any, associated with uncertain tax positions are classified as additional income tax expense on the statements of income. The Company’s income tax returns are subject to review and examination by federal and state taxing authorities; however, there are currently no examinations for any tax periods in progress. Management of the Company believes it is no longer subject to examination for years prior to 2009.

Pension plan:

The Company provides pension benefits for its employees through participation in the Massachusetts Co-operative Banks’ Employees Retirement Association. It is the Company’s policy to fund pension plan costs in the year of accrual.

Stock-based compensation:

At March 31, 2013, the Company had one stock-based compensation plan, described more fully in Note M. The Company measures and recognizes compensation cost relating to share-based payment transactions based on the grant-date fair value of the equity instruments issued. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the consolidated statements of income. Share-based compensation is recognized over the period the employee is required to provide services for the award. The Company uses the Black-Scholes option-pricing model to determine the fair value of stock options granted.

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED MARCH 31, 2013 AND ELEVEN MONTHS ENDED MARCH 31, 2012

Earnings per share:

Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share reflects the effect on the weighted average shares outstanding of the number of additional shares outstanding if dilutive stock options were converted into common stock using the treasury method.

Subsequent events:

The Company has evaluated subsequent events through June 28, 2013, which is the date the financial statements were available to be issued.

Fair values of financial instruments:

The Company uses fair value measurements to determine fair value disclosures. The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets, and, in many cases, could not be realized in immediate settlement of the instruments.

The fair value disclosures exclude certain financial instruments and all non-financial instruments. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash, due from banks, and interest-bearing deposits in banks:

The carrying amounts reported in the statements of financial condition for cash, due from banks, and interest-bearing deposits in banks, approximate those assets’ fair values.

Investment securities:

Fair values of investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans:

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as commercial real estate, residential mortgage, and other consumer. Each loan category is further segmented into fixed and adjustable rate interest terms, and by performing and non-performing categories.

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED MARCH 31, 2013 AND ELEVEN MONTHS ENDED MARCH 31, 2012

The fair value of performing loans, except residential mortgage loans, is calculated by discounting contractual cash flows using estimated market discount rates which reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources adjusted to reflect differences in servicing and credit costs.

Fair value for significant non-performing loans is based on recent internal or external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

The carrying amount of accrued interest receivable approximates its fair value.

Deposits with The Co-operative Central Bank and stock in Federal Home Loan Bank:

The carrying amount of the deposits with The Co-operative Central Bank approximates its fair value. The carrying amount of the stock in Federal Home Loan Bank is at cost, since it is not practicable to estimate the fair value because the stock is not marketable.

Deposit liabilities:

The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings and NOW accounts, and money market and checking accounts, is equal to the amount payable on demand (that is, their carrying amounts). The fair value of certificates of deposit is based on the discounted value of contractual cash flows.

Advances and borrowings:

Fair values of advances and borrowings are estimated by discounting the future cash payment using rates currently available to the Company for borrowings with similar terms and maturities.

Commitments to extend credit:

Commitments to extend credit were evaluated and fair value was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

Limitations:

The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and such other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED MARCH 31, 2013 AND ELEVEN MONTHS ENDED MARCH 31, 2012

In addition, the fair value estimates are based on existing on-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

Fair value measurements:

The Company groups its assets and liabilities measured at fair value into the following three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs as of the measurement date other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be derived from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Significant unobservable inputs that reflect the reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability as of the measurement date. These financial instruments do not have two way markets and are measured using management’s best estimate of fair value.

The following is a description of the Company’s valuation methodologies used to measure and disclose the fair values of its financial assets and liabilities on a recurring or nonrecurring basis:

Securities available-for-sale: Securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based on quoted prices, when available. If quoted prices are not available, fair values are measured using pricing models.

The Company utilizes a third party pricing service to obtain fair values for investment securities. The pricing service utilizes the following methods to value the security portfolio:

The securities measured at fair value utilizing Level 1 inputs are marketable equity securities and utilizing Level 2 inputs are corporate debt securities, municipal obligations, U.S. Government Agency obligations, including mortgage-backed and related securities, trust preferred securities and certain equity securities. The fair values represent either quoted market prices for the identical securities (Level 1 inputs) or fair values determined by pricing models that consider standard input factors such as observable market data, benchmark yields, reported trades, broker/dealer quotes, credit spreads, benchmark securities, as well as new issue data, monthly payment information, and collateral performance, among others. The Company does not currently have any Level 3 securities in its portfolio.

Loans: The Company does not record loans at fair value on a recurring basis. However, from time to time, non-recurring fair value adjustments to collateral dependent loans are recorded to reflect partial write-downs based on the observable market price or current appraised value of the collateral.

Real estate acquired by foreclosure: Foreclosed real estate assets have been valued using a market approach. The values were determined using market prices of similar real estate assets.

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED MARCH 31, 2013 AND ELEVEN MONTHS ENDED MARCH 31, 2012

The Company may be required, from time to time, to measure certain other assets and liabilities on a non-recurring basis in accordance with generally accepted accounting principles. These adjustments to fair value usually result from application of lower-of-cost-or-market accounting or write-downs of individual assets.

Comprehensive income:

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the stockholders’ equity section of the consolidated balance sheet, such items, along with net income, are components of comprehensive income.

At March 31, 2013 and 2012, accumulated other comprehensive income relates to unrealized gains on available-for-sale securities of $894,000 and $1,295,000, respectively, net of tax effects of $344,000 and $505,000, respectively.

Recent accounting pronouncements:

In June 2011, the FASB issued Accounting Standards Update 2011-05, Comprehensive Income (Topic 220). This Update states that an entity has the option to present total comprehensive income, the components of net income, and the components of other comprehensive income in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. In December 2011, the FASB issued Accounting Standards Update 2011-12 (ASU 2011-12), Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in ASU 2011-05. ASU 2011-12 defers the requirement that entities present reclassification adjustments for each component of accumulated other comprehensive income in both net income and other comprehensive income on the face of the financial statements. All other requirements in ASU No. 2011-05 are not affected by ASU No. 2011-12, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. The amendments in these Updates should be applied retrospectively and are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of these Updates did not have a material impact on the Company’s consolidated financial position.

In February 2013, the FASB issued Accounting Standards Update 2013-02 (ASU 2013-02), Comprehensive Income (Topic 220). This Update states that the amendments do not change the current requirements for reporting net income or other comprehensive income in financial statements. However, the amendments require an entity to provide information about amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes to the financial statements, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amounts reclassified is required under U.S. GAAP to be reclassified in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts. The amendments are effective prospectively for reporting periods beginning after December 15, 2012. Early adoption is permitted. The adoption of this Update will not have an impact on the Company’s consolidated financial position.

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED MARCH 31, 2013 AND ELEVEN MONTHS ENDED MARCH 31, 2012

B.	Investment Securities:

Investment securities have been classified according to management’s intent. The amortized cost of securities and their approximate fair values at March 31 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	March 31, 2013
	(In Thousands)
AVAILABLE-FOR-SALE SECURITIES:
U.S. Government agency obligations	$14,996	$19	$(2)	$15,013
Municipal obligations	2,564	148	—	2,712
Mortgage-backed and related securities	29,044	751	(34)	29,761
Trust preferred securities	750	12	—	762

	$47,354	$930	$(36)	$48,248

HELD-TO-MATURITY SECURITIES:
U.S. Government agency obligations	$11,997	$16	$(4)	$12,009
Municipal obligations	2,970	204	—	3,174
Mortgage-backed and related securities	30,985	957	(73)	31,869

	$45,952	$1,177	$(77)	$47,052

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	March 31, 2012
	(In Thousands)
AVAILABLE-FOR-SALE SECURITIES:
U.S. Government agency obligations	$9,004	$16	$(6)	$9,014
Municipal obligations	2,832	171	—	3,003
Mortgage-backed and related securities	30,414	1,079	(6)	31,487
Trust preferred securities	750	—	(33)	717
Equity securities	—	74	—	74

	$43,000	$1,340	$(45)	$44,295

HELD-TO-MATURITY SECURITIES:
U.S. Government agency obligations	$13,394	$38	$(12)	$13,420
Municipal obligations	3,037	240	—	3,277
Mortgage-backed and related securities	27,538	1,173	(29)	28,682

	$43,969	$1,451	$(41)	$45,379

At March 31, 2013, debt securities with a fair value of $2,004,000 were pledged to secure advances from the Federal Reserve Bank.

Mortgage-backed and related securities consist of primarily FHLMC and FNMA certificates and other asset-backed investments.

Proceeds from sales of investment securities amounted to $5,487,000 and $5,078,000 during the year ended March 31, 2013 and the eleven months ended March 31, 2012, respectively. Gross gains of $322,000 and

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED MARCH 31, 2013 AND ELEVEN MONTHS ENDED MARCH 31, 2012

$265,000 for the year ended March 31, 2013 and the eleven months ended March 31, 2012, respectively, and no gross losses for the year ended March 31, 2013 and the eleven months ended March 31, 2012 were realized on those sales. Additionally, gross gains of $20,000 and $29,000, for the year ended March 31, 2013 and the eleven months ended March 31, 2012, respectively, were recorded on calls of investment securities.

The scheduled maturities of securities held-to-maturity and securities (other than equity and trust preferred securities) available-for-sale at March 31, 2013 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Held-to-Maturity		Available-for-Sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)
Due in 1 year or less	$—	$—	$—	$—
Due after 1 year through 5 years	7,998	8,007	13,498	13,512
Due after 5 years through 10 years	6,255	6,415	3,029	3,122
Due after 10 years	714	761	1,033	1,091

	14,967	15,183	17,560	17,725
Mortgage-backed and related securities	30,985	31,869	29,044	29,761

	$45,952	$47,052	$46,604	$47,486

Information pertaining to securities with gross unrealized losses at March 31, 2013, aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:

	Less Than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(In Thousands)
Securities Available-for-Sale:
U.S. Government agency obligations	$1,995	$2	$—	$—	$1,995	$2
Mortgage-backed and related securities	6,075	34	—	—	6,075	34

Total securities available-for-sale	$8,070	$36	$—	$—	$8,070	$36

Securities Held-to-Maturity:
U.S. Government agency obligations	$1,994	$4	$—	$—	$1,994	$4
Mortgage-backed and related securities	9,104	73	—	—	9,104	73

Total securities held-to-maturity	$11,098	$77	$—	$—	$11,098	$77

Management and the Board of Directors review the investment portfolio on a quarterly basis and evaluate securities for other-than-temporary impairment status. As part of this review, management discusses those securities that have depreciated in value to determine if the security is other-than-temporarily impaired. If the conclusion is that the security has been impaired, management will either write down or sell the security. In estimating other-than-temporary impairment losses, management considers whether the Company intends to sell the security or will, more likely than not, have to sell the security before its fair value is recovered. If either of these conditions is met, an other-than-temporary impairment is recognized.

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED MARCH 31, 2013 AND ELEVEN MONTHS ENDED MARCH 31, 2012

At March 31, 2013, the Company had 22 securities with an aggregate depreciation of approximately 0.6% from the Company’s amortized cost basis. These unrealized losses relate to debt securities secured by Government-sponsored agencies and result from changes in the bond markets since their purchase. Because the decline in market value is attributable to changes in interest rates and not the credit quality, and because the Bank does not intend to sell the securities, and it is more likely than not that the Company will not be required to sell the securities before recovery of their amortized cost bases, which may be maturity, the Company does not consider these securities to be other-than-temporarily impaired at March 31, 2013.

C.	Loans Receivable:

Loans receivable is summarized as follows:

	March 31,
	2013	2012
	(In Thousands)
Mortgage loans on real estate:
Residential	$69,295	$60,691
Commercial	42,666	44,273
Construction	6,946	6,605
Home equity loans	2,587	2,821
Home equity lines of credit	15,713	17,271

	137,207	131,661

Less:
Due borrowers on unadvanced loans	(2,553)	(2,487)
Net deferred loan origination costs	74	51

	134,728	129,225

Consumer loans	1,461	1,745
Commercial loans	4,340	4,578

	140,529	135,548
Less allowance for loan losses	(1,208)	(1,217)

	$139,321	$134,331

Included in the above table are fixed-rate residential mortgages purchased by the Company with total balances of $18,832,000 and $10,926,000, at March 31, 2013 and 2012, respectively. The unamortized premium included in these balances was $313,000 at March 31, 2013 and $236,000 at March 31, 2012.

Home equity lines of credit, consumer lines of credit and commercial lines of credit are shown net of unadvanced funds amounting to $16,978,000, $375,000 and $2,779,000, respectively, at March 31, 2013.

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED MARCH 31, 2013 AND ELEVEN MONTHS ENDED MARCH 31, 2012

The following tables present the activity in the allowance for loan losses and the recorded investment in loans by portfolio segment and based upon impairment method as of March 31:

	Residential Mortgages	Commercial Mortgages	Construction Mortgages	Home Equity Loans and Lines of Credit	Commercial Loans	Consumer Loans	Unallocated	Total
(In Thousands)	March 31, 2013
Allowance for loan losses:
Balance at March 31, 2012	$182	$585	$65	$246	$114	$25	$—	$1,217
Charge-offs	—	—	—	(57)	—	—	—	(57)
Recoveries	1	—	—	1	6	—	—	8
Provision	(10)	55	(10)	48	(31)	(12)	—	40

Balance at March 31, 2013	$173	$640	$55	$238	$89	$13	$—	$1,208

Ending balance: individually evaluated for impairment	$—	$211	$—	$30	$—	$—	$—	$241

Ending balance: collectively evaluated for impairment	$173	$429	$55	$208	$89	$13	$—	$967

Loans receivable:
Balance at March 31, 2013	$69,295	$42,666	$4,393	$18,300	$4,340	$1,461	$—	$140,455

Ending balance: loans deemed to be impaired	$—	$1,808	$—	$148	$—	$—	$—	$1,956

Ending balance: loans not deemed to be impaired	$69,295	$40,858	$4,393	$18,152	$4,340	$1,461	$—	$138,499

	Residential Mortgages	Commercial Mortgages	Construction Mortgages	Home Equity Loans and Lines of Credit	Commercial Loans	Consumer Loans	Unallocated	Total
(In Thousands)	March 31, 2012
Allowance for loan losses:
Balance at April 30, 2011	$173	$635	$95	$182	$112	$17	$—	$1,214
Charge-offs	(110)	(14)	—	(104)	—	(3)	—	(231)
Recoveries	—	—	—	—	6	—	—	6
Provision	119	(36)	(30)	168	(4)	11	—	228

Balance at March 31, 2012	$182	$585	$65	$246	$114	$25	$—	$1,217

Ending balance: individually evaluated for impairment	$—	$—	$—	$60	$—	$2	$—	$62

Ending balance: collectively evaluated for impairment	$182	$585	$65	$186	$114	$23	$—	$1,155

Loans receivable:
Balance at March 31, 2012	$60,691	$44,073	$4,318	$20,092	$4,578	$1,745	$—	$135,497

Ending balance: loans deemed to be impaired	$—	$—	$—	$60	$—	$2	$—	$62

Ending balance: loans not deemed to be impaired	$60,691	$44,073	$4,318	$20,032	$4,578	$1,743	$—	$135,435

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED MARCH 31, 2013 AND ELEVEN MONTHS ENDED MARCH 31, 2012

The following is a summary of information pertaining to impaired loans:

	March 31, 2013			Year Ended March 31, 2013
(In Thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Home equity loans and lines of credit	$118	$118	$—	$119	$3
With an allowance recorded:
Home equity loans and lines of credit	30	30	30	30	1
Commercial mortgages	1,808	1,808	211	1,832	108
Consumer loans	—	—	—	—	—
Totals:
Home equity loans and lines of credit	$148	$148	$30	$149	$4
Commercial mortgages	1,808	1,808	211	1,832	108
Consumer loans	—	—	—	—	—

Total impaired loans	$1,956	$1,956	$241	$1,981	$112

	March 31, 2012			11 Months Ended March 31, 2012
(In Thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Home equity loans and lines of credit	$—	$—	$—	$—	$—
With an allowance recorded:
Home equity loans and lines of credit	60	60	60	60	2
Commercial mortgages	—	—	—	—	—
Consumer loans	2	2	2	3	—
Totals:
Home equity loans and lines of credit	$60	$60	$60	$60	$2
Commercial mortgages	—	—	—	—	—
Consumer loans	2	2	2	3	—

Total impaired loans	$62	$62	$62	$63	$2

During the fiscal year ended, March 31, 2013, the Company modified two commercial mortgages as troubled debt restructures. The pre-modification and post-modification recorded investment of these loans was $654,000.

For one restructure, a rate reduction of 2.0% and a maturity extension of 4 years were granted. Because repayment of the mortgage was expected to be provided solely by the operation of the underlying collateral, the Company used the fair value of the collateral to measure impairment. As of March 31, 2013, the current balance of this loan was $298,000, and the loan was not in compliance with its modified terms.

For the second restructure, a rate reduction of 2.0% was granted and principal payments were suspended while the borrower attempts to market the property for sale. A discounted cash flow calculation was used to determine the amount of impairment reserve required. As of March 31, 2013, the current balance of this loan was $351,000, and the loan was in compliance with its modified terms.

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED MARCH 31, 2013 AND ELEVEN MONTHS ENDED MARCH 31, 2012

There were no loans modified as troubled debt restructures during the eleven months ended March 31, 2012.

Losses on loans modified as troubled debt restructures, if any, are charged against the allowance for loan losses when management believes the uncollectibility of the loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance for loan losses.

Nonaccrual loans include loans which are contractually past due 90 days or more and loans less than 90 days past due on which the Bank has ceased accruing interest. Total interest due but not accrued on nonaccrual loans totaled approximately $8,000 and $3,000 at March 31, 2013 and March 31, 2012, respectively. The following table presents the recorded investment in nonaccrual loans and loans past due over 90 days and still accruing by class of loans as of March 31, 2013 and March 31, 2012:

	Non accrual	Loans Past Due Over 90 Days and Still Accruing	Non accrual	Loans Past Due Over 90 Days and Still Accruing
(In Thousands)	March 31, 2013		March 31, 2012
Residential mortgages	$—	$—	$282	$—
Commercial mortgages	298	—	—	250
Home equity loans and lines of credit	147	—	30	—

Total	$445	$—	$312	$250

The following table presents the aging of the recorded investment in past due loans as of March 31, 2013 and March 31, 2012:

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current	Total Loans Receivable
(In Thousands)	March 31, 2013
Residential mortgages	$239	$—	$—	$239	$69,056	$69,295
Commercial mortgages	181	298	—	479	42,187	42,666
Construction mortgages	—	—	—	—	4,393	4,393
Home equity loans and lines of credit	28	—	147	175	18,125	18,300
Commercial loans	3	—	—	3	4,337	4,340
Consumer loans	—	—	—	—	1,461	1,461

	$451	$298	$147	$896	$139,559	$140,455

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current	Total Loans Receivable
(In Thousands)	March 31, 2012
Residential mortgages	$176	$16	$—	$192	$60,499	$60,691
Commercial mortgages	—	125	250	375	43,698	44,073
Construction mortgages	—	250	—	250	4,068	4,318
Home equity loans and lines of credit	—	67	30	97	19,995	20,092
Commercial loans	—	—	—	—	4,578	4,578
Consumer loans	—	2	—	2	1,743	1,745

	$176	$460	$280	$916	$134,581	$135,497

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED MARCH 31, 2013 AND ELEVEN MONTHS ENDED MARCH 31, 2012

Credit quality information:

The Company utilizes the following indicators to assess credit quality:

Loans rated Pass: Loans in this category have low to average risk.

Loans rated Special Mention: Loans in this category are currently protected, but exhibit conditions that have the potential for weakness. The borrower may be affected by unfavorable economic, market or other external conditions that may affect their ability to repay the debt. These may also include credits where there is deterioration of the collateral or have deficiencies which may affect the Company’s ability to collect on the collateral.

Loans rated Substandard: Generally, a loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligors and/or the collateral pledged. There is a distinct possibility that the Company will sustain some loss if the weakness is not corrected.

Loans rated Doubtful: Loans classified as doubtful have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, highly questionable.

On a quarterly basis, or more often if needed, the Company reviews the ratings on commercial mortgages, construction mortgages, and commercial loans. Annually, the Company performs an internal review on a significant portion of loans within these segments. Management uses the results of these reviews as part of its annual review process.

The following table displays the loan portfolio by credit quality indicators as of March 31, 2013 and March 31, 2012:

	Residential Mortgages	Commercial Mortgages	Construction Mortgages	Home Equity Loans and Lines of Credit	Commercial Loans	Consumer Loans	Total
(In Thousands)	March 31, 2013
Pass	$69,295	$39,160	$4,393	$18,152	$4,282	$1,461	$136,743
Special mention	—	2,049	—	—	—	—	2,049
Substandard	—	1,457	—	118	58	—	1,633
Doubtful	—	—	—	30	—	—	30

	$69,295	$42,666	$4,393	$18,300	$4,340	$1,461	$140,455

	Residential Mortgages	Commercial Mortgages	Construction Mortgages	Home Equity Loans and Lines of Credit	Commercial Loans	Consumer Loans	Total
(In Thousands)	March 31, 2012
Pass	$60,058	$42,184	$4,068	$20,032	$4,578	$1,743	$132,663
Special mention	351	695	250	—	—	—	1,296
Substandard	282	1,194	—	—	—	—	1,476
Doubtful	—	—	—	60	—	2	62

	$60,691	$44,073	$4,318	$20,092	$4,578	$1,745	$135,497

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED MARCH 31, 2013 AND ELEVEN MONTHS ENDED MARCH 31, 2012

D.	Loan Servicing:

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balance of mortgage loans serviced for others was $91,253,000 and $88,224,000 at March 31, 2013 and March 31, 2012, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $1,401,000 and $1,897,000 at March 31, 2013 and March 31, 2012, respectively.

Mortgage servicing rights of approximately $289,000 and $194,000 were capitalized for the year ended March 31, 2013 and the eleven months ended March 31, 2012, respectively. Amortization of mortgage servicing rights was approximately $230,000 and $191,000 for the year ended March 31, 2013 and the eleven months ended March 31, 2012, respectively.

E.	Accrued Interest Receivable:

Accrued interest receivable is summarized as follows:

	March 31,
	2013	2012
	(In Thousands)
Investment securities	$305	$365
Loans receivable	475	502
Other	1	—

	$781	$867

F.	Premises and Equipment:

A summary of the cost and accumulated depreciation of premises and equipment is as follows:

	March 31,
	2013	2012
	(In Thousands)
Land	$2,928	$2,928
Buildings and land improvements	10,480	10,477
Equipment	2,154	2,211

	15,562	15,616
Accumulated depreciation	(5,073)	(4,899)

	$10,489	$10,717

Depreciation expense for the year ended March 31, 2013 and the eleven months ended March 31, 2012 amounted to $489,000 and $450,000, respectively.

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED MARCH 31, 2013 AND ELEVEN MONTHS ENDED MARCH 31, 2012

G.	Deposits:

Deposits are summarized as follows:

	March 31,
	2013	2012
	(In Thousands)
NOW accounts	$43,972	$37,955
Demand deposit accounts	22,634	19,954
Regular savings accounts	51,676	42,770
Money market deposit accounts	39,324	39,341

Total non-certificate accounts	157,606	140,020

Certificates:
Term and money market	62,654	69,870
IRA	15,423	16,672

Total certificate accounts	78,077	86,542

Total deposits	$235,683	$226,562

Term deposit certificates of $100,000 or more totaled approximately $31,098,000 and $33,584,000 at March 31, 2013 and March 31, 2012, respectively.

A summary of term certificate accounts by maturity, as of March 31, 2013, is as follows:

	Weighted Average Rate	Amount in Thousands
Within one year	0.60%	$52,269
Over one year to two years	1.05%	16,324
Over two years to three years	1.74%	6,401
Over three years to five years	1.63%	3,083

		$78,077

H.	Advances, Borrowings and Lines-of-Credit:

At March 31, 2013, the Company has one outstanding advance from the Federal Home Loan Bank of Boston amounting to $1,000,000, which matures in June 2017 and bears an interest rate of 4.49%. The advance may be prepaid at any time subject to a prepayment fee.

All borrowings from the Federal Home Loan Bank of Boston are secured by certain unencumbered mortgage loans. The Company also has a variable rate overnight line-of-credit of $2,714,000 with the Federal Home Loan Bank of Boston, which was unused at March 31, 2013. The Bank has also established a line-of-credit with the Federal Reserve Bank, collateralized by $2.0 million of securities issued by Government Sponsored Entities, and has an unsecured line-of-credit totaling $5.0 million with The Co-operative Central Bank. All of these lines were unused at March 31, 2013.

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED MARCH 31, 2013 AND ELEVEN MONTHS ENDED MARCH 31, 2012

I.	Income Taxes:

Consolidated income taxes for the year ended March 31, 2013 and the eleven months ended March 31, 2012 are summarized as follows:

	2013	2012
	(In Thousands)
Current:
Federal	$6	$172
State	154	7

Total current	160	179

Deferred (Benefit):
Federal	634	335
State	(4)	104

Total deferred (benefit)	630	439

Total income tax expense	$790	$618

The components of the net deferred tax assets (liabilities) at March 31 are summarized as follows:

	March 31,
	2013	2012
	(In Thousands)
Deferred tax assets for deductible temporary differences	$900	$1,597
Deferred tax liabilities for taxable temporary differences	(992)	(1,220)

Net deferred tax (liability) asset	$(92)	$377

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED MARCH 31, 2013 AND ELEVEN MONTHS ENDED MARCH 31, 2012

The tax effects of significant temporary differences at March 31 are summarized as follows:

	March 31,
	2013	2012
	(In Thousands)
Deferred tax assets:
Allowance for loan losses in excess of tax reserves	$482	$490
Deferred compensation	223	221
Tax versus book basis of organization costs	41	46
Tax versus book basis of loans originated for sale	9	45
Tax versus book basis of real estate acquired by foreclosure	73	71
Fannie Mae and Freddie Mac ordinary loss	—	656
Reserve for credit losses	44	44
Other	28	24

	$900	$1,597

Deferred tax liabilities:
Tax versus book basis of premises and equipment	$216	$302
Tax versus book basis of mortgage servicing rights	237	216
Loan origination fees deferred for tax purposes	145	150
Unrealized gain on available-for-sale securities	344	505
Other	50	47

	$992	$1,220

Total income tax expense for the year ended March 31, 2013 and the eleven months ended March 31, 2012 differed from amounts computed by applying the U.S. federal income tax rate of 34% to income before income taxes as a result of the following:

	2013	2012
	(In Thousands)
Expected income tax expense at federal tax rate	$768	$624
State income tax, net of federal income tax	99	73
Tax exempt municipal obligations and other	(77)	(79)

Total income tax expense	$790	$618

No interest or penalties were recognized in income tax expense for the year ended March 31, 2013 or the eleven months ended March 31, 2012.

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED MARCH 31, 2013 AND ELEVEN MONTHS ENDED MARCH 31, 2012

J.	Other Noninterest Expense:

Other noninterest expense amounts are summarized as follows for the year ended March 31, 2013 and the eleven months ended March 31, 2012:

	2013	2012
	(In Thousands)
Data processing	$396	$345
Directors’ fees	291	249
Professional fees (legal, audit, consulting)	402	364
Printing, postage, and supplies	197	194
On-line banking fees	110	122
Other	879	789

	$2,275	$2,063

K.	Commitments and Contingencies:

Financial instruments with off-balance sheet risk:

The Company enters into financial agreements in the normal course of business that have off-balance sheet risks. These arrangements are used to meet the financing needs of its customers and to limit its own exposure to fluctuating market conditions. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated statements of financial condition. These financial agreements include commitments to originate loans, to disburse funds to borrowers on unused construction loans and to disburse funds on committed but unused lines of credit and letters of credit.

Financial instruments whose contract amounts represent credit risk at March 31:

	Contractual Amounts
	March 31,
	2013	2012
	(In Thousands)
Commitments to originate loans	$5,139	$3,311
Unadvanced portions of home equity, consumer and commercial lines of credit	20,132	20,286
Unadvanced portions of construction loans	2,553	2,487

	$27,824	$26,084

The Company’s exposure to credit loss in the event of nonperformance by the other party to these financial agreements is represented by the contractual amount of those commitments. These financial instruments are agreements to lend to a customer provided there are no violations of any conditions established in the contract. In addition, the agreements generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some commitments are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. The amount and type of collateral obtained, if deemed necessary by the Company upon extension of credit, varies and is based on management’s credit evaluation of the borrower.

The Company uses the same credit policies in making these commitments as it does for on-balance sheet instruments, and evaluates each customer’s creditworthiness on a case-by-case basis.

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED MARCH 31, 2013 AND ELEVEN MONTHS ENDED MARCH 31, 2012

Lease commitments:

The Company leases its Rochester branch location, the site for its Bridgewater branch location, and a site for a remote ATM location under non-cancelable operating leases which expire at various times through November 2027. Minimum future lease payments under these leases are as follows:

Amounts
Year Ending March 31,	in Thousands
2014	$63
2015	59
2016	60
2017	47
2018	39
Thereafter	411

$679

Rental expense amounted to $63,000 and $59, 000, respectively, for the year ended March 31, 2013 and the eleven months ended March 31, 2012.

L.	Pension Plans:

The Company participates in a multiple employer plan sponsored by the Co-operative Banks’ Employees Retirement Association (“CBERA”). As of March 31, 2013, there were 43 participating employers in the Plan. The required disclosures follow:

Name of Plan:	The Defined Benefit Plan (Plan C) of the CBERA Retirement Program

Plan’s Tax ID #:	04-6035593

Plan Number:	334

Plan Year End:	December 31, 2010	December 31, 2011	December 31, 2012

Actuarial Valuation:	January 1, 2010	January 1, 2011	January 1, 2012

FTAP Percentage:	96.8% (Green)	94.7% (Green)	114.3% (Green)
(Funded Target Attainment Percentage)

Employer Plan Year Contributions:	$182,976	$183,144	$189,730

	Did not exceed 5%	Did not exceed 5%	Did not exceed 5%

Funding Improvement:	This employer was not subject to any specific minimum contributions other than amounts, determined by the Trustees of the Plan, that maintain the funded status of the Plan in accordance with the requirements of the Pension Protection Act (PPA) and ERISA.

In addition, the Company also participates in a 401(k) savings plan through CBERA. Eligible employees may contribute up to 50% of their salary, subject to certain limitations, which can be matched up to 5% by the Company on a dollar-for-dollar basis.

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED MARCH 31, 2013 AND ELEVEN MONTHS ENDED MARCH 31, 2012

Pension expense on the multi-employer plans, including contributory payments to the Company sponsored 401(k) plan, amounted to $344,000 and $304,000 for the year ended March 31, 2013 and the eleven months ended March 31, 2012, respectively.

In 1998, the Company adopted a deferred compensation arrangement with certain officers and directors whereby these individuals can elect to defer a portion of compensation and fees to be then paid in the future with interest defined in the Plan. Total expense under this Plan amounted to $73,000 and $68,000 for the year ended March 31, 2013 and the eleven months ended March 31, 2012, respectively.

M.	Stock Option and Restricted Stock Plans:

The Company accounts for stock-based compensation pursuant to ASC 718 Compensation – Stock Compensation (“ASC 718”). The Company uses the Black-Scholes option-pricing model as its method for determining the fair value of stock option grants. In 1999, the Company adopted a Stock Option and Incentive Plan for the benefit of officer and non-officer employees and directors of the Company. Shares reserved under this plan totaled 99,750 shares of authorized but unissued common stock. This plan expired in 2009. All remaining awards outstanding under this plan were granted in December 2005. However, awards outstanding at the time the plan expires will continue to remain outstanding according to their terms.

On August 24, 2010, the Company’s stockholders approved the Mayflower Bancorp, Inc. 2010 Equity Incentive Plan (the “Incentive Plan”). Under this plan, 156,475 shares have been reserved for issuance as options to purchase stock, restricted stock, or other stock awards, of which a maximum of 104,317 restricted shares may be granted. The exercise price of an option may not be less than the fair market value of the Company’s common stock on the date of the grant of the option and may not be exercisable more than ten years after the date of the grant. As of March 31, 2013, 124,650 shares remained unissued and available for award under the Incentive Plan, of which 96,282 are available as restricted stock.

Forfeitures of awards granted under the incentive plan are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates in order to derive the Company’s best estimate of awards ultimately expected to vest. Estimated forfeiture rates represent only the unvested portion of a surrendered option and are typically estimated based on historical experience. Based on an analysis of the Company’s historical data, the Company applied no forfeiture rate to stock options outstanding in determining stock compensation expense for the year ended March 31, 2013 or the eleven months ended March 31, 2013.

The fair value of the stock options granted was estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Year Ended	Eleven Months Ended
	March 31,
	2013	2012
Weighted average fair value	$2.92	$2.72
Total options granted	19,855	3,935
Expected dividend yield	3.31%	2.75%
Risk-free interest rate	1.69%	2.75%
Expected volatility	41.95%	42.25%
Expected life in years	5.00	5.00

Stock option compensation expense was $58,000 for the year ended March 31, 2013 and $11,000 for the eleven months ended March 31, 2012.

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED MARCH 31, 2013 AND ELEVEN MONTHS ENDED MARCH 31, 2012

Stock option activity was as follows for the year ended March 31, 2013 and the eleven months ended March 31, 2012:

	Number of Shares	Weighted Average Exercise Price
Balance outstanding at April 30, 2011	24,950	$14.00
Options granted	3,935	8.57
Options forfeited	(2,000)	14.00

Balance outstanding at March 31, 2012 (fully vested)	26,885	$13.20
Options granted	19,855	10.28
Options forfeited	(1,000)	14.00

Balance outstanding at March 31, 2013 (fully vested)	45,740	$11.92

The Company also granted 4,315 and 3,720 restricted shares, respectively, during the year ended March 31, 2013 and the eleven months ended March 31, 2012, which vest over a five year period. Total compensation expense related to the grants was $16,000 and $6,000, respectively, for the year ended March 31, 2013 and the eleven months ended March 31, 2012.

As of March 31, 2013, the expected future compensation related to restricted stock is approximately $17,000 for each of the next three years and $9,000 in the fourth year.

A summary of restricted stock activity is as follows:

	Number of Restricted Shares	Weighted Average Grant Date Fair Value
Non-vested at April 30, 2011	—	$—
Granted	3,720	8.59
Vested	(744)	8.59
Forfeited	—	—

Non-vested at March 31, 2012	2,976	$8.59
Granted	4,315	9.88
Vested	(1,607)	9.28
Forfeited	—	—

Non-vested at March 31, 2013	5,684	$9.37

There were no proceeds received from the exercise of stock options during the year ended March 31, 2013 or the eleven months ended March 31, 2012.

N.	Related Party Transactions:

The Bank has a policy providing that loans (excluding passbook loans) will not be granted to directors, officers and other employees of the Bank.

Loans to related parties amounted to approximately $1,127,000 and $1,171,000 at March 31, 2013 and 2012, respectively. These loans were made to a director of the Company prior to commencement of the director’s term and include commercial mortgages issued at varying market interest rates.

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED MARCH 31, 2013 AND ELEVEN MONTHS ENDED MARCH 31, 2012

O.	Concentration of Credit Risk:

The Company maintains cash deposits at various financial institutions. Deposits at each bank are insured by the Federal Deposit Insurance Corporation up to $250,000. At various times throughout the year, the Company’s balances may have exceeded the insured limit.

P.	Regulatory Matters:

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company and the consolidated financial statements. Under regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines involving quantitative measures of the Company’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to total average assets (as defined). Management believes, as of March 31, 2013, that the Company meets all capital adequacy requirements to which it is subject.

As of March 31, 2013, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Company must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage capital ratios as set forth in the accompanying table. There are no conditions or events since that notification that management believes have changed the Company’s category.

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED MARCH 31, 2013 AND ELEVEN MONTHS ENDED MARCH 31, 2012

The following table sets forth the Company’s various regulatory capital categories at March 31, 2013 and 2012 (amounts in thousands):

					To Be Well-
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2013:
Total capital (to risk-weighted assets)
Mayflower Bancorp, Inc.	$23,340	17.7%	$10,569	8.0%	$13,212 >	10.0%
Mayflower Co-operative Bank	23,291	17.7%	10,532	8.0%	13,165 >	10.0%

Tier I capital (to risk-weighted assets)
Mayflower Bancorp, Inc.	22,017	16.7%	5,285	4.0%	7,927 >	6.0%
Mayflower Co-operative Bank	21,968	16.7%	5,266	4.0%	7,899 >	6.0%

Tier I capital (to total average assets)
Mayflower Bancorp, Inc.	22,017	8.6%	10,242	4.0%	12,803 >	5.0%
Mayflower Co-operative Bank	21,968	8.6%	10,240	4.0%	12,800 >	5.0%

As of March 31, 2012:
Total capital (to risk-weighted assets)
Mayflower Bancorp, Inc.	$22,367	16.9%	$10,602	8.0%	$13,252 >	10.0%
Mayflower Co-operative Bank	22,323	17.0%	10,519	8.0%	13,149 >	10.0%

Tier I capital (to risk-weighted assets)
Mayflower Bancorp, Inc.	21,040	15.9%	5,301	4.0%	7,951 >	6.0%
Mayflower Co-operative Bank	20,978	16.0%	5,260	4.0%	7,890 >	6.0%

Tier I capital (to total average assets)
Mayflower Bancorp, Inc.	21,040	8.4%	9,984	4.0%	12,480 >	5.0%
Mayflower Co-operative Bank	20,978	8.4%	9,982	4.0%	12,478 >	5.0%

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED MARCH 31, 2013 AND ELEVEN MONTHS ENDED MARCH 31, 2012

Q.	Fair Values of Financial Instruments:

The estimated fair values of the Company’s financial instruments at March 31, 2013 and 2012 are as follows:

	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
(In Thousands)	March 31, 2013
Financial assets:
Cash and due from banks	$3,492	$3,492	$—	$—
Interest-bearing deposits in banks	8,931	8,931	—	—
Investment securities	94,200	—	95,300	—
Loans, net	139,321	—	—	141,996
Accrued interest receivable	781	—	—	781
Deposits with The Co-operative Central Bank	449	N/A	N/A	N/A
Stock in Federal Home Loan Bank of Boston	1,252	N/A	N/A	N/A
Financial liabilities:
Deposits:
Checking, savings and money market accounts	157,606	157,606	—	—
Certificates of deposit	78,077	—	78,464	—
Advances and borrowings	1,000	—	1,167	—

	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
(In Thousands)	March 31, 2012
Financial assets:
Cash and due from banks	$3,764	$3,764	$—	$—
Interest-bearing deposits in banks	8,602	8,602	—	—
Investment securities	88,264	—	89,674	—
Loans, net	134,331	—	—	137,875
Accrued interest receivable	867	—	—	867
Deposits with The Co-operative Central Bank	449	N/A	N/A	N/A
Stock in Federal Home Loan Bank of Boston	1,449	N/A	N/A	N/A
Financial liabilities:
Deposits:
Checking, savings and money market accounts	140,020	140,020	—	—
Certificates of deposit	86,542	—	87,048	—
Advances and borrowings	1,000	—	1,219	—

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED MARCH 31, 2013 AND ELEVEN MONTHS ENDED MARCH 31, 2012

R.	Fair Value Measurements:

The balances of assets and liabilities measured at fair value as of March 31, 2013 and 2012 are as follows:

	Assets at Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
(In Thousands)	March 31, 2013
Financial instruments measured at fair value on a recurring basis:
Securities available-for-sale
U.S. Government agency obligations	$15,013	$—	$15,013	$—
Municipal obligations	2,712	—	2,712	—
Mortgage-backed and related securities	29,761	—	29,761	—
Trust preferred securities	762	—	762	—

Total securities available-for-sale	$48,248	$—	$48,248	$—

Financial instruments measured at fair value on a nonrecurring basis:
Impaired loans	$1,956	$—	$1,956	$—
Real estate acquired by foreclosure	$139	$—	$139	$—

	Assets at Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
(In Thousands)	March 31, 2012
Financial instruments measured at fair value on a recurring basis:
Securities available-for-sale
U.S. Government agency obligations	$9,014	$—	$9,014	$—
Municipal obligations	3,003	—	3,003	—
Mortgage-backed and related securities	31,487	—	31,487	—
Trust preferred securities	717	—	717	—
Equity securities	74	—	74	—

	$44,295	$—	$44,295	$—

Financial instruments measured at fair value on a nonrecurring basis:
Impaired loans	$62	$—	$62	$—
Real estate acquired by foreclosure	$194	$—	$194	$—

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED MARCH 31, 2013 AND ELEVEN MONTHS ENDED MARCH 31, 2012

S.	Parent Company Financial Statements:

The following are the condensed financial statements for Mayflower Bancorp, Inc. (the “Parent Company”) only:

BALANCE SHEETS

	March 31,
(In Thousands)	2013	2012
ASSETS
Cash	$8	$16
Investment in subsidiary	22,577	21,822
Deferred income tax asset, net	41	46

Total Assets	$22,626	$21,884

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accrued expenses and other liabilities	$—	$—

Total Liabilities	—	—

Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred stock $1.00 par value; authorized 5,000,000 shares; issued - none	—	—
Common stock $1.00 par value; authorized 15,000,000 shares; issued 2,058,422 shares at March 31, 2013 and 2,063,067 shares at March 31, 2012	2,058	2,063
Additional paid-in capital	4,383	4,321
Retained earnings	15,635	14,710
Accumulated other comprehensive income	550	790

Total Stockholders’ Equity	22,626	21,884

Total Liabilities and Stockholders’ Equity	$22,626	$21,884

STATEMENTS OF INCOME

	Year Ended	Eleven Months Ended
	March 31,
	2013	2012
	(In Thousands)
Dividends received from subsidiary	$476	$600
Non-interest expense	2	3

Income before income taxes	474	597
Income tax expense	1	—

Income before equity in undistributed earnings of subsidiary	473	597
Equity in undistributed earnings of subsidiary	995	620

Net income	$1,468	$1,217

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED MARCH 31, 2013 AND ELEVEN MONTHS ENDED MARCH 31, 2012

STATEMENTS OF CASH FLOWS

	Year Ended	Eleven Months Ended
	March 31,
	2013	2012
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,468	$1,217
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiary	(995)	(620)
Grants of restricted stock	16	6
Stock based compensation	58	11
Deferred income taxes	5	4

Net cash provided by operating activities	552	618

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of Company stock	(65)	(106)
Dividends paid	(495)	(497)

Net cash used by financing activities	(560)	(603)

Net increase (decrease) in cash	(8)	15
Cash, beginning of year	16	1

Cash, end of year	$8	$16

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED MARCH 31, 2013 AND ELEVEN MONTHS ENDED MARCH 31, 2012

T.	Quarterly Data (Unaudited):

Consolidated operating results on a quarterly basis for the year ended March 31, 2013 and the eleven months ended March 31, 2012 are summarized as follows (in thousands, except per share data):

	2013				2012
	Fourth	Third	Second	First	Two	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Month	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	March-13	December-12	September-12	June-12	March-12	January-12	October-11	July-11
Interest income	$2,145	$2,249	$2,277	$2,367	$1,595	$2,412	$2,461	$2,532
Interest expense	227	246	269	287	198	334	366	409

Net interest income	1,918	2,003	2,008	2,080	1,397	2,078	2,095	2,123
Provision for loan losses	—	10	20	10	31	90	50	57

Net interest income after provision for loan losses	1,918	1,993	1,988	2,070	1,366	1,988	2,045	2,066
Noninterest income:
Gain on sales of mortgages	176	219	216	161	109	133	57	77
Gain on sales of investments	87	136	70	49	53	107	74	60
Other	224	249	281	261	160	318	266	273

Total noninterest income	487	604	567	471	322	558	397	410
Noninterest expense	(1,948)	(1,951)	(1,975)	(1,966)	(1,347)	(2,023)	(2,001)	(1,946)

Income before income taxes	457	646	580	575	341	523	441	530
Provision for income taxes	160	239	205	186	117	182	148	171

Net income	$297	$407	$375	$389	$224	$341	$293	$359

Basic earnings per share	$0.14	$0.20	$0.18	$0.19	$0.11	$0.17	$0.14	$0.17

Diluted earnings per share	$0.14	$0.20	$0.18	$0.19	$0.11	$0.17	$0.14	$0.17

U.	Transition Period Financial Statements (Unaudited):

Consolidated operating results for the year ended March 31, 2013 and the year ended March 31, 2012 (unaudited) are summarized as follows:

	Year Ended March 31,
(In Thousands)	2013	2012
		(Unaudited)
Interest income	$9,038	$9,835
Interest expense	1,029	1,444

Net interest income	8,009	8,391
Provision for loan losses	40	273

Net interest income after provision for loan losses	7,969	8,118
Noninterest income:
Gain on sales of mortgages	772	383
Gain on sales of investments	342	355
Other	1,015	1,120

Total noninterest income	2,129	1,858
Noninterest expense	(7,840)	(7,977)

Income before income taxes	2,258	1,999
Provision for income taxes	790	678

Net income	$1,468	$1,321

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED MARCH 31, 2013 AND ELEVEN MONTHS ENDED MARCH 31, 2012

V.	Subsequent Events:

On May 14, 2013, the Company and the Bank entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Independent Bank Corp. (“Independent”), the parent company of Rockland Trust Company (“Rockland”), pursuant to which the Company will merge with and into Independent. As part of the transaction, the Bank will also merge with and into Rockland. Under the terms of the Merger Agreement, each share of Company common stock, other than shares held by Independent, will convert into the right to receive either (i) $17.50 in cash or (ii) 0.565 shares of Independent common stock, all as more fully set forth in the Merger Agreement and subject to the terms and conditions set forth therein. The Merger Agreement provides that 30% of the aggregate merger consideration will consist of cash and 70% of the aggregate merger consideration will consist of shares of Independent common stock. Following the consummation of the transactions contemplated by the Merger Agreement, the Board of Directors of Independent and Rockland will each consist of its respective directors immediately prior to the merger. The transaction is subject to customary closing conditions, including the receipt of regulatory approvals and approval of the merger by the holders of at least two-thirds of the outstanding common shares of the Company. If the merger is not consummated under certain circumstances, the Company has agreed to reimburse Independent up to $625,000 for its reasonably documented fees and expenses and to pay Independent a termination fee of $1.5 million; provided however, that any amounts paid in reimbursement will be credited against the termination fee payable. Currently, the merger is expected to be completed in the fourth quarter of calendar year 2013.

ANNEX A –AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

DATED AS OF MAY 14, 2013

BY AND AMONG

INDEPENDENT BANK CORP.,

ROCKLAND TRUST COMPANY,

MAYFLOWER BANCORP, INC.,

AND

MAYFLOWER CO-OPERATIVE BANK

EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Forms of Settlement Agreement

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of May 14, 2013, by and among Independent Bank Corp., a Massachusetts corporation (“Buyer”), Rockland Trust Company, a Massachusetts-chartered trust company and wholly owned subsidiary of Buyer (“Buyer Bank”), Mayflower Bancorp, Inc., a Massachusetts corporation (“Company”), and Mayflower Co-operative Bank, a Massachusetts-chartered co-operative bank and wholly owned subsidiary of Company (“Company Bank”).

W I T N E S S E T H

WHEREAS, the board of directors of Buyer and the board of directors of Company have each (i) determined that this Agreement and the business combination and related transactions it contemplates are in the best interests of their respective entities and shareholders; and (ii) approved this Agreement;

WHEREAS, in accordance with the terms of this Agreement, (i) Company will merge with and into the Buyer, with Buyer as the surviving entity (the “Merger”), and thereafter (ii) Company Bank will merge with and into Buyer Bank, with Buyer Bank as the surviving entity (the “Bank Merger”);

WHEREAS, as a material inducement to Buyer to enter into this Agreement, each of the directors of Company has entered into a voting agreement with Buyer dated as of the date hereof (a “Voting Agreement”), substantially in the form attached hereto as Exhibit A pursuant to which each such director has agreed, among other things, to vote all shares of Company Common Stock (as defined herein) owned by such person in favor of the approval of this Agreement and the transactions it contemplates;

WHEREAS, as a material inducement to Buyer to enter into this Agreement, certain officers of Company and Company Bank have entered into settlement agreements with each of Buyer, Buyer Bank, Company and Company Bank dated as of the date hereof (each a “Settlement Agreement”), substantially in the forms attached hereto as Exhibit B regarding termination of employment as of the Effective Time (as defined herein) and satisfaction of certain payments and other obligations to such officers;

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Company shall merge with and into Buyer in accordance with the Massachusetts Business Corporation Act and the requirements of the Massachusetts Board of Bank Incorporation. Upon consummation of the Merger, the separate corporate existence of Company shall cease and Buyer shall survive and continue to exist as a corporation incorporated under the General Laws of Massachusetts (Buyer, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 1.02 Articles of Organization and Bylaws. The Articles of Organization and Bylaws of the Surviving Entity upon consummation of the Merger shall be the Articles of Organization and Bylaws of Buyer as in effect immediately prior to consummation of the Merger.

Section 1.03 Directors and Officers of Surviving Entity. The directors of the Surviving Entity immediately after the Merger shall be the directors of Buyer in office immediately prior to the Effective Time. The executive officers of the Surviving Entity immediately after the Merger shall be the executive officers of Buyer immediately prior to the Merger. Each of the directors and executive officers of the Surviving Entity immediately after the Merger shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Organization and Bylaws of the Surviving Entity.

Section 1.04 Effective Time; Closing.

(a) Subject to the terms and conditions of this Agreement, Buyer and Company will make all such filings as may be required to consummate the Merger by applicable laws and regulations. The Merger shall become effective as set forth in the articles of merger related to the Merger (the “Articles of Merger”) that shall be filed with the Massachusetts Secretary of the Commonwealth on the Closing Date. The “Effective Time” of the Merger shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.

(b) A closing (the “Closing”) shall take place immediately prior to the Effective Time at the offices of Choate, Hall & Stewart LLP, Two International Place, Boston, MA 02110, or such other place or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Buyer and Company the certificates and other documents required to be delivered under Article VI hereof.

Section 1.05 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” under Section 368(a) of the Code, and that the Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

Section 1.06 Additional Actions. If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties or assets of Company or any Company Subsidiary, or (ii) otherwise carry out the purposes of this Agreement, Company and its officers and directors shall be deemed to have granted to Buyer an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties or assets of Company or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the Buyer are authorized in the name of Company or otherwise to take any and all such action.

ARTICLE II

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, Company or any shareholder of Company:

(a) Each share of Buyer Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b) Each share of Company Common Stock (i) held as treasury stock or (ii) owned directly by Buyer (other than, in the case of clause (ii), shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than treasury stock and shares described in Section 2.01(b)(ii) above) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof subject to the limitations set forth in Section 2.04 either: (i) $17.50 in cash (the “Cash Consideration”); or (ii) 0.565 shares (the “Exchange Ratio) of Buyer Common Stock (the “Stock Consideration”). The Cash Consideration, the Stock Consideration and any cash in lieu of fractional shares paid pursuant to Section 2.03 are sometimes referred to herein collectively as the “Merger Consideration.”

Section 2.02 Rights as Shareholders; Stock Transfers. All shares of Company Common Stock, when converted as provided in Section 2.01(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate previously evidencing such shares shall thereafter represent only the right to receive for each such share of Company Common Stock, the Merger Consideration and any cash in lieu of fractional shares of Buyer Common Stock in accordance with this Article II and the right to receive any unpaid dividend with respect to the Company Common Stock with a record date that is prior to the Effective Time. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of Company, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock as provided under this Article II and the right to receive any unpaid dividend with respect to the Company Common Stock with a record date that is prior to the Effective Time. After the Effective Time, there shall be no transfers on the stock transfer books of Company of shares of Company Common Stock, other than transfers of Company Common Stock that have occurred prior to the Effective Time.

Section 2.03 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the volume-weighted average trading price of a share of Buyer Common Stock on The Nasdaq Global Select Market (“Nasdaq”), as reported by Bloomberg L.P. for the five (5) consecutive trading days ending on the fifth trading day immediately preceding the Closing Date, rounded to the nearest whole cent.

Section 2.04 Election Procedures.

(a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to a bank or trust company designated by Buyer and reasonably satisfactory to Company (the “Exchange Agent”)) in such form as Company and Buyer shall mutually agree (the “Election Form”), shall be mailed no more than forty (40) and no less than twenty (20) Business Days prior to the anticipated Election Deadline (the “Mailing Date”) to each holder of record of Company Common Stock. Each Election Form shall permit the holder of record of Company Common Stock (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to (i) elect to receive the Cash Consideration for all or a portion of such holder’s shares (a “Cash Election”), (ii) elect to receive the Stock Consideration for all or a portion of such holder’s shares (a “Stock Election”), or (iii) make no election with respect to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”); provided that, subject to Section 2.04(d), seventy percent (70%) of the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, excluding any treasury stock and shares described in Section 2.01(b)(ii) (the “Stock Conversion Number”), shall be converted into the Stock Consideration and thirty percent (30%) of such shares of Company Common Stock shall be converted into the Cash Consideration in accordance with the allocation procedures set forth in Section 2.04(c). A record holder acting in different capacities or acting on behalf of other Persons in any way will be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each Person for which it so acts. Shares of Company Common Stock as to which a Cash Election has been made are referred to herein as “Cash Election Shares.” Shares of Company Common Stock as to which a Stock Election has been made are referred to herein as “Stock Election Shares.” Shares of Company Common Stock as to which no election has been made (or as to which an Election Form is not properly completed and returned in a timely fashion) are referred to herein as “Non-Election Shares.” The aggregate number of shares of Company Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”

(b) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on a date no later than the 5th Business Day prior to the Closing Date to be mutually agreed upon by the parties (which date shall be publicly announced by Buyer as soon as practicable prior to such date) (the “Election Deadline”), accompanied by the Certificates as to which such Election Form is being made or by an appropriate guarantee of delivery of such Certificates, as set forth in the Election Form, from a member of any registered national securities exchange or a commercial bank or trust company in the United States (provided that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery; failure to deliver shares of Company Common Stock covered by such guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made election, unless otherwise determined by Buyer, in its sole discretion). For shares of Company Common Stock held in book entry form, Buyer shall establish procedures for delivery of such shares, which procedures shall be reasonably acceptable to Company. If a holder of Company Common Stock either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes the holder’s Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of Company Common Stock held by such holder shall be designated Non-Election Shares. In addition, all Election Forms shall automatically be revoked, and all Certificates returned, if the Exchange Agent is notified in writing by Buyer and Company that this Agreement has been terminated. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Buyer nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(c) The allocation among the holders of shares of Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration will be made as follows:

(i) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 2.03 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration;

(ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and the Cash Election Shares shall be treated in the following manner:

(A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 2.03 hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 2.03 hereof, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which

(1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

(d) It is intended that each of the Merger and the Bank Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code. If the tax opinions referred to in Section 6.01(e) cannot be rendered (as reasonably determined by Choate, Hall & Stewart and Kilpatrick Townsend & Stockton LLP, respectively) as a result of the Merger potentially failing to qualify as a reorganization under Section 368(a) of the Code, then Buyer may, in its sole discretion, increase the number of shares of Company Common Stock entitled to receive the Stock Consideration by the minimum amount necessary to enable such tax opinions to be rendered.

Section 2.05 Exchange Procedures.

(a) On or before the Closing Date, for the benefit of the holders of Certificates, (i) Buyer shall cause to be delivered to the Exchange Agent, for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock issuable pursuant to this Article II (“New Certificates”) and (ii) Buyer shall deliver, or shall cause to be delivered, to the Exchange Agent cash equal to the aggregate amount of the Cash Consideration issuable pursuant to this Article II plus an estimated amount of cash to be paid in lieu of fractional shares of Buyer Common Stock (such cash and New Certificates, being hereinafter referred to as the “Exchange Fund”).

(b) As promptly as practicable, but in any event no later than five (5) Business Days following the Effective Time, and provided that Company has delivered, or caused to be delivered, to the Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates with an Election Form, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration as provided for in this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of shares of Buyer Common Stock (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement, (ii) a check representing that amount of cash (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement and/or (iii) a check representing the amount of cash (if any) payable in lieu of a fractional share of Buyer Common Stock which such former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.05(b), each Certificate (other than Certificates representing treasury stock or shares described in Section 2.01(b)(ii)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as provided for in this Agreement, any unpaid dividends and distributions thereon as provided in paragraph (c) of this Section 2.05 and any unpaid dividend with respect to the Company Common Stock with a record date that is prior to the Effective Time. No interest shall be paid or accrued on any cash constituting Merger Consideration (including any cash in lieu of fractional shares) and any unpaid dividends and distributions payable to holders of Certificates. For shares of Company Common stock held in book entry form, Buyer shall establish procedures for delivery of such shares, which procedures shall be reasonably acceptable to Company.

(c) No dividends or other distributions with a record date after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 2.05. After the surrender of a Certificate in accordance with this Section 2.05, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificate. None of Buyer, Company or the Exchange Agent shall be liable to any Person in respect of any shares of Company Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d) The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or a New Certificate or New Certificates representing shares of Buyer Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.05, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be required in each case by Buyer (but not more than the amount required under Buyer’s contract with its transfer agent). If any New Certificates evidencing shares of Buyer Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a New Certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company for six (6) months after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any shareholders of Company who have not theretofore complied with Section 2.05(b) shall thereafter look only to the Surviving Entity for the Merger Consideration deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by such Certificate and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

(f) Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Buyer is required to deduct and withhold under applicable law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Buyer.

Section 2.06 Anti-Dilution Provisions. In the event Buyer changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock, the Exchange Ratio shall be proportionately and appropriately adjusted so as to provide the holders of the Company Common Stock the same economic benefit as contemplated by this Agreement prior to such event; provided that, for the avoidance of doubt, no such adjustment shall be made with regard to the Buyer Common Stock if (i) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares in a bona fide third party transaction or (ii) Buyer issues employee or director stock grants or similar equity awards in the ordinary course of business consistent with past practice.

Section 2.07 Options and Restricted Stock.

(a) Each option to purchase Company Common Stock (each sometimes referred to as an “Option,” and collectively sometimes referred to as the “Options”) granted under the Mayflower Co-operative Bank 1987 Stock Option Plan (the “1987 Company Equity Plan”), the Amended and Restated Mayflower Co-operative Bank 1999 Stock Option Plan (the “1999 Company Equity Plan”), and the Mayflower Bancorp, Inc. 2010 Equity Incentive Plan (the “2010 Company Equity Plan”) (each sometimes referred to as a “Company Equity Plan,” and, collectively sometimes referred to as the “Company Equity Plans”), whether vested or unvested, which is outstanding immediately prior to the Effective Time and which has not been exercised or canceled prior thereto shall, at the Effective Time, fully vest (to the extent not vested) and be canceled and, on the Closing Date, Company or Company Bank shall pay to the holder thereof cash in an amount equal to the product of (i) the number of shares of Company Common Stock provided for in each such Option, and (ii) the excess, if any, of the Option Merger Consideration over the Option Exercise Price (the “Option Cash Payment”). For purposes of this Section 2.07, “Option Merger Consideration” shall mean the sum of (x) $5.25, and (y) the product of 0.3955 and the volume-weighted average trading price of a share of Buyer Common Stock on Nasdaq, as reported by Bloomberg L.P. for the five (5) consecutive trading days ending on the fifth trading day immediately preceding the Closing Date, rounded to the nearest whole cent. For purposes of this Section 2.07, “Option Exercise Price” shall mean the exercise price per share of Company Common Stock provided for in such Option. The Option Cash Payment shall be paid in cash within five days after the Closing Date, shall be made without interest and shall be net of all applicable withholding taxes. Prior to the Closing Date, Company shall use its reasonable best efforts to obtain the written acknowledgment and consent of each holder of a then-outstanding Option to the termination of the Option and the payment of the Option Cash Payment in accordance with the terms of this Section 2.07. The Company shall prohibit the exercise of any Option beginning on and after the fifth trading day immediately preceding the Closing Date. At the Effective Time, the Company Equity Plans shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company shall be of no further force and effect and shall be deemed to be deleted.

(b) All unvested shares of restricted Company Common Stock awarded under the applicable Company Equity Plan shall automatically vest in full according to the terms governing such award as of the Effective Time, to the extent not previously forfeited. At the Effective Time, the Company Equity Plans shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company shall be of no further force and effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Section 3.01 Making of Representations and Warranties.

(a) On or prior to the date hereof, Company has delivered to Buyer a schedule (the “Company Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or to one or more of its covenants contained in Article V; provided, however, that the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Company Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect with respect to Company.

(b) Except as set forth in the Company Disclosure Schedule, Company and Company Bank hereby represent and warrant, jointly and severally, to Buyer that the statements contained in this Article III are correct as of the date of this Agreement, except as to any representation or warranty which specifically speaks as of an earlier date (including without limitation representations made as of “the date hereof”), which only need be correct as of such earlier date. No representation or warranty of Company contained in this Article III shall be deemed untrue or incorrect, and Company shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any section of this Article III, has had or would reasonably be expected to have a Material Adverse Effect with respect to Company, disregarding for the purposes of this Section 3.01(b) any materiality or Material Adverse Effect qualification contained in any representation or warranty; provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 3.02, 3.03, 3.04, 3.05, 3.06, 3.08, 3.10, 3.15, 3.16(c), 3.16(f), 3.16(g) and 3.16(h) which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

Section 3.02 Organization, Standing and Authority.

(a) Company is a Massachusetts corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Company has full corporate power and authority to carry on its business as now conducted. Company is duly licensed or qualified to do business in The Commonwealth of Massachusetts and each other foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification.

(b) Company Bank is a Massachusetts-chartered non-member co-operative bank duly organized, validly existing and in good standing under the laws of Massachusetts. Company Bank’s deposits are insured by the FDIC in the manner and to the full extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by Company Bank when due. Company Bank is a member in good standing of FHLB.

Section 3.03 Capital Stock. The authorized capital stock of Company consists of 5,000,000 shares of Company Preferred Stock and 15,000,000 shares of Company Common Stock. As of the date of this agreement, there were (i) no shares of Company Preferred Stock outstanding, (ii) 2,064,106 shares of Company Common Stock outstanding, (iii) 5,301 shares of unvested restricted stock, (iv) no shares held in treasury, (v) no shares held by Company Subsidiaries, and (vi) 45,740 shares reserved for future issuance pursuant to outstanding Options granted under the Company Equity Plans. The outstanding shares of Company Common Stock have been duly authorized and are validly issued and are fully paid and non-assessable. Company Disclosure Schedule 3.03 sets forth the name of each holder of an unvested award of restricted stock or outstanding Option granted under the Company Equity Plans, identifying the nature of the award; as to Options, the number of shares of Company Common Stock subject to each Option, the grant, vesting and expiration dates and the exercise price relating the Options held; and for restricted stock awards, the number of shares of Company Common Stock subject to each award, and the grant and vesting dates. There are no options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which Company is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Company or any of Company’s Subsidiaries or obligating Company or any of Company’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Company or any of Company’s Subsidiaries other than those listed in Company Disclosure Schedule 3.03. All shares of Company Common Stock subject to issuance as set forth in this Section 3.03 or Company Disclosure Schedule 3.03 shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Company or any of Company’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any of Company’s Subsidiaries or any other securities of Company or any of Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. All of the outstanding shares of capital stock of each of Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all such shares are owned by Company or another Subsidiary of Company free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Company’s voting rights, charges or other encumbrances of any nature whatsoever, except as set forth in Company Disclosure Schedule 3.03. Neither Company nor any of its Subsidiaries has any trust capital securities or other similar securities outstanding.

Section 3.04 Subsidiaries.

(a)(i) Company Disclosure Schedule 3.04 sets forth a complete and accurate list of all of Company’s Subsidiaries, including the jurisdiction of organization of each such Subsidiary, (ii) except as set forth on Company Disclosure Schedule 3.04, Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of Company’s Subsidiaries are or may become required to be issued (other than to Company) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Company or a wholly-owned Subsidiary of Company), (v) there are no contracts, commitments, understandings or arrangements relating to Company’s rights to vote or to dispose of such securities and (vi) all of the equity securities of each such Subsidiary held by Company, directly or indirectly, are validly issued, fully paid and nonassessable, are not subject to preemptive or similar rights and are owned by Company free and clear of all Liens.

(b) Except as set forth on Company Disclosure Schedule 3.04 or Company Disclosure Schedule 3.20, Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c) Each of Company’s Subsidiaries has been duly organized and qualified and is in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Company Disclosure Schedule 3.04.

Section 3.05 Corporate Power; Minute Books. Company and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Company and Company Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Company’s shareholders of this Agreement. The minute books of Company and each of its Subsidiaries contain true, complete and accurate records of all corporate actions taken by shareholders of Company and each of its Subsidiaries and the Board of the Directors of Company (including committees of Company’s board of directors) and each of its Subsidiaries.

Section 3.06 Corporate Authority. Subject only to the approval of this Agreement by the holders of at least a two-thirds of the outstanding shares of Company Common Stock entitled to vote on the Agreement and the transactions contemplated hereby (“Requisite Company Shareholder Approval”), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Company and Company’s board of directors on or prior to the date hereof. Company’s board of directors has directed that this Agreement be submitted to Company’s shareholders for approval at a meeting of such shareholders and, except for the receipt of the Requisite Company Shareholder Approval in accordance with the Massachusetts Business Corporation Act, Company’s Articles of Organization and Bylaws, no other vote of the shareholders of Company is required by law, the Articles of Organization of Company, the Bylaws of Company or otherwise to approve this Agreement and the transactions it contemplates. Company and Company Bank each has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Buyer and Buyer Bank, this Agreement is a valid and legally binding obligation of Company and Company Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 3.07 Regulatory Approvals; No Defaults.

(a) Except as set forth in Company Disclosure Schedule 3.07(a), no consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Company or any of its Subsidiaries in connection with the execution, delivery or performance by Company of this Agreement or to consummate the transactions contemplated by this Agreement, except for (i) filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC, the Massachusetts Commissioner of Banks, the Massachusetts Board of Bank Incorporation and the Share Insurance Fund of the Co-operative Central Bank of Massachusetts; (ii) the Requisite Company Shareholder Approval, (iii) the approval of the Plan of Bank Merger by two-thirds of the outstanding shares of Company Bank’s common stock; and (iv) the filing of the Articles of Merger with the Secretary of The Commonwealth of Massachusetts. Each consent, approval or waiver by the FRB, the FDIC, the Massachusetts Commissioner of Banks, the Massachusetts Board of Bank Incorporation and the Share Insurance Fund of the Co-operative Central Bank of Massachusetts as referred to in clause (i) hereof is a “Regulatory Approval”. As of the date hereof, Company is not aware of any reason why the approvals set forth above and referred to in Section 6.01(b) will not be received in a timely manner.

(b) Except as set forth in Company Disclosure Schedule 3.07(b), subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the immediately preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Company and Company Bank, as applicable, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the Articles of Organization or Bylaws (or similar governing documents) of Company or Company Bank, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or Company Bank, or any of its properties or assets, or (iii) violate, conflict with, result in a material breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Company or Company Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Company or Company Bank is a party, or by which it or any of its properties or assets may be bound or affected.

Section 3.08 SEC Documents; Other Reports; Internal Controls.

(a) Company has filed all required reports, forms, schedules, registration statements and other documents with the SEC since April 30, 2009 (the “Company Reports”) and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), Company Reports complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company Reports, and none of the Company Reports when filed with the SEC, and if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Company has made available to Buyer true, correct and complete copies of all written correspondence between the SEC and Company and any of its Subsidiaries occurring since May 1, 2009 and prior to the date of this Agreement. There are no outstanding comments from or unresolved issues raised by the

SEC with respect to any of the Company Reports. None of Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) Company and each of its Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since April 30, 2009 with any Governmental Authority (other than the Company Reports) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of Company and its Subsidiaries, no Governmental Authority has notified Company that it has initiated any proceeding or, to the Knowledge of Company, threatened an investigation into the business or operations of Company or any of its Subsidiaries since April 30, 2009. There is no material unresolved violation or exception by any Governmental Authority with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Authority of, Company or any of its Subsidiaries.

(c) Company has disclosed, based on its most recent evaluation prior to the date hereof, to Company’s auditors and the audit committee of Company’s board of directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting.

(d) The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(e) Company has designed, implemented and maintained disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Company and its Subsidiaries is made known to the management of Company by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company Reports.

(f) Since April 30, 2009, (x) neither Company nor any of its Subsidiaries nor, to the Knowledge of Company, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company or any of its officers, directors, employees or agents to the board of directors of Company or any committee thereof or to any director or officer of Company.

Section 3.09 Financial Statements; Undisclosed Liabilities.

(a) The financial statements of Company (including any related notes and schedules thereto) included in the Company Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Company included in its Transition Report on Form 10-K for the fiscal year transition period from May 1, 2011 to March 31, 2012, as filed with the SEC or (ii) liabilities incurred since March 31, 2012 in the ordinary course of business consistent with past practice, neither Company nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), and, except as set forth in Company Disclosure Schedule 3.09, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability that, either alone or when combined with all other liabilities of a type not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect on Company, other than pursuant to or as contemplated by this Agreement.

Section 3.10 Absence of Certain Changes or Events. Except as disclosed in the Company Reports filed prior to the date hereof or in Company Disclosure Schedule 3.10, or as otherwise expressly permitted or expressly contemplated by this Agreement, since March 31, 2012 (the “Company Balance Sheet Date”), there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company, and to the Knowledge of Company, no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to Company in the future, (ii) any change by Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by Company’s independent accountants, (iii) any entry by Company or any of its Subsidiaries into any contract or commitment of (A) more than $100,000 or (B) $50,000 per annum with a term of more than one year, other than loans and loan commitments in the ordinary course of business, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice, (v) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of Company or any of its Subsidiaries, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of Company or any of its Subsidiaries, (vi) any material election made by Company or any of its Subsidiaries for federal or state income tax purposes, (vii) any material change in the credit policies or procedures of Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (viii) other than loans and loan commitments, any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into, or (ix) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

Section 3.11 Legal Proceedings.

(a) Other than as set forth in Company Disclosure Schedule 3.11, there are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries.

(b) Neither Company nor any of its Subsidiaries is a party to any, nor are there any pending or, to Company’s Knowledge, threatened, civil, criminal, administrative or regulatory actions, suits, demand letters, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature against Company or any of its Subsidiaries in which, to Company’s Knowledge, there is a reasonable probability of any material recovery against or other Material Adverse Effect with respect to Company or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c) There is no injunction, order, judgment or decree imposed upon Company or any of its Subsidiaries, or the assets of Company or any of its Subsidiaries, and neither Company nor any of its Subsidiaries has been advised of, or is aware of, the threat of any such action.

Section 3.12 Compliance With Laws.

(a) Company and each of its Subsidiaries is and since April 30, 2009 has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, any applicable Law, including without limitation, all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and any other Law relating to discriminatory lending, financing or leasing practices, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and the Dodd-Frank Act.

(b) Company and each of its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Company’s Knowledge, no suspension or cancellation of any of them is threatened.

(c) Other than as set forth in Company Disclosure Schedule 3.12, neither Company nor any of its Subsidiaries has received, since April 30, 2009, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Company’s Knowledge, do any grounds for any of the foregoing exist).

Section 3.13 Material Contracts; Defaults.

(a) Other than as disclosed in the Company Reports filed prior to the date hereof or as set forth in Company Disclosure Schedule 3.13, neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of Company or any of its Subsidiaries to indemnification from Company or any of its Subsidiaries, (iii) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iv) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of Company and or Subsidiaries; (v) which provides for payments to be made by Company or any of its Subsidiaries upon a change in control thereof; (vi) which provides for the lease of personal property having a value in excess of $25,000 individually or $100,000 in the aggregate; (vii) which relates to capital expenditures and involves future payments in excess of $10,000 individually or $50,000 in the aggregate; (viii) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of

Company’s business; (ix) which is not terminable on sixty (60) days or less notice and involving the payment of more than $25,000 per annum; or (x) which materially restricts the conduct of any business by Company of any of its Subsidiaries (collectively, “Material Contracts”). Company has previously delivered to Buyer true, complete and correct copies of each such document.

(b) Neither Company nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by Company is currently outstanding.

Section 3.14 Agreements with Regulatory Agencies. Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Company Disclosure Schedule 3.14, a “Company Regulatory Agreement”) any Governmental Authority that restricts, or by its terms will in the future restrict, the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management, its business or its operations, nor has Company or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing or requesting (or is considering the appropriateness of issuing or requesting) any Company Regulatory Agreement. To the Knowledge of Company, there are no investigations relating to any material regulatory matters pending before any Governmental Authority with respect to Company or any of its Subsidiaries.

Section 3.15 Brokers. Except as set forth in Company Disclosure Schedule 3.15, neither Company nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Company has engaged, and will pay a fee or commission to, Sterne, Agee & Leach, Inc. in accordance with the terms of a letter agreement between Sterne, Agee & Leach, Inc. and Company, a true, complete and correct copy of which has been previously delivered by Company to Buyer.

Section 3.16 Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees of Company or any of its Subsidiaries (the “Company Employees”), (ii) covering current or former directors of Company or any of its Subsidiaries, or (ii) with respect to which Company or any subsidiary has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Company Benefit Plans”), are identified and described in Company Disclosure Schedule 3.16(a). True and complete copies of all Company Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Benefit Plans and all amendments thereto, Internal Revenue Service Form 5500 (for the three most recently completed plan years) and the most recent IRS determination letters with respect thereto, have been made available to Buyer.

(b) All Company Benefit Plans are in substantial compliance in form and operation with all applicable Laws, including ERISA and the Code. Each Company Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and Company is not aware of any circumstance that could reasonably be expected to result in revocation of any such favorable determination letter or the loss of the qualification of such Company Pension Plan under Section 401(a) of the Code. There is no pending or, to Company’s Knowledge, threatened litigation relating to the Company Benefit

Plans. Neither Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Benefit Plan or Company Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA (including any multiple employer plan as described in 29 C.F.R. Section 4001.2), currently or formerly maintained or contributed to by Company, any of its Subsidiaries or any entity which is considered one employer with Company or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). None of Company or any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA at any time during the six-year period ending on the Closing Date, and neither Company nor any of its Subsidiaries has incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Company Pension Plan or by any ERISA Affiliate within the 36 month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

(d) All contributions required to be made with respect to all Company Benefit Plans have been timely made or have been reflected on the financial statements of Company. No Company Pension Plan or single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA or has otherwise failed to satisfy the minimum funding requirements of Section 412 of the Code or Sections 302 and 303 of ERISA, and none of Company or any ERISA Affiliate has an outstanding funding waiver. No Company Plan is considered to be an “at-risk” plan within the meaning of Section 430 of the Code or Section 303 of ERISA.

(e) Other than as set forth in Company Disclosure Schedule 3.16(e), neither Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. All Company Benefit Plans that are group health plans have been operated in compliance with the group health plan continuation requirements of Section 4980B of the Code and Sections 601-609 of ERISA and with the certification of prior coverage and other requirements of Sections 701-702 and 711-713 of ERISA. Company may amend or terminate any such Company Benefit Plan at any time without incurring any liability thereunder.

(f) Other than as set forth in Company Disclosure Schedule 3.16(f) or as otherwise provided for in this Agreement, the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Company Benefit Plans, (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of Company or Company Bank or, after the consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries, to merge, amend or terminate any of the Company Benefit Plans, or (vi) result in payments under any of the Company Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(g) Each Company Benefit Plan that is a deferred compensation plan is in compliance with Section 409A of the Code, to the extent applicable. All elections made with respect to compensation deferred under an arrangement subject to Section 409A of the Code have been made in accordance with the requirements of

Section 409(a)(4) of the Code, to the extent applicable. Neither Company nor any of its Subsidiaries (i) has taken any action, or has failed to take any action, that has resulted or could reasonably be expected to result in the interest and tax penalties specified in Section 409A(a)(1)(B) of the Code being owed by any participant in a Company Benefit Plan or (ii) has agreed to reimburse or indemnify any participant in a Company Benefit Plan for any of the interest and the penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future.

(h) Company Disclosure Schedule 3.16(h) contains a schedule showing the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as tax indemnification payments in respect of income or excise taxes), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer or employee of Company or any of its Subsidiaries who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any Company Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.

(i) Each Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the applicable plan pursuant to which it was issued, (B) has an exercise price per share equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant (as determined pursuant to one of the applicable Company Equity Plans), (C) has a grant date identical to the date on which Company’s board of directors or compensation committee actually awarded it, and (D) qualifies for the tax and accounting treatment afforded to such award in Company’s tax returns and Company’s financial statements, respectively.

(j) To Company’s Knowledge, Company and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for Company or any of its Subsidiaries for purposes of each Company Benefit Plan, ERISA, the Code, unemployment compensation laws, workers’ compensation laws and all other applicable Laws.

Section 3.17 Labor Matters. Neither Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Company’s Knowledge threatened, asserting that Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Company’s Knowledge, threatened, nor is Company aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 3.18 Environmental Matters.

(a) Other than as set forth in Company Disclosure Schedule 3.18, to Company’s Knowledge, no real property (including buildings or other structures) currently owned or operated by Company or any of its Subsidiaries or any predecessor, or any property in which Company or any of its Subsidiaries holds a security interest, Lien or a fiduciary or management role (“Company Loan Property”), or has had any presence or Release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under Environmental Law.

(b) Other than as set forth in Company Disclosure Schedule 3.18, to Company’s Knowledge, no real property (including buildings or other structures) formerly owned or operated by Company or any of its Subsidiaries had, during such ownership or operation, any presence or Release of any Hazardous Substance in a manner that violated Environmental Law or required reporting, investigation, remediation or monitoring under Environmental Law.

(c) Except as disclosed on Company Disclosure Schedule 3.18, to Company’s Knowledge, Company and each of its Subsidiaries is in compliance with applicable Environmental Law.

(d) To Company’s Knowledge, neither Company nor any of its Subsidiaries could be deemed the owner or operator of, or to have participated in the management of, any Company Loan Property which has had presence or any Release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under Environmental Law.

(e) To Company’s Knowledge, neither Company nor any of its Subsidiaries nor any predecessor has any liability under Environmental Law arising from the presence, Release or disposal of any Hazardous Substance on any real property currently or formerly owned by Company or any of its Subsidiaries or any predecessor, or any Company Loan Property or any other location.

(f) Since May 1, 2008, neither Company nor any of its Subsidiaries has received (i) any written notice, demand letter, or claim alleging any violation of, or liability under, any Environmental Law or (ii) any written request for information reasonably indicating an investigation or other inquiry by any Government Authority concerning a possible violation of, or liability under, any Environmental Law.

(g) No Lien or encumbrance has been imposed on property currently owned by Company or on any Company Loan Property in connection with any liability or potential liability arising from or related to Environmental Law and to Company’s Knowledge there is no action, proceeding, writ, injunction or claim pending or threatened which could result in the imposition or any such Lien or encumbrance.

(h) Since May 1, 2008, neither Company nor any of its Subsidiaries is, or has been, subject to any order, decree or injunction relating to a violation of or allegation of liability under any Environmental Law.

(i) Except as disclosed on Company Disclosure Schedule 3.18, to Company’s Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Company, any of its Subsidiaries, any predecessor, any currently or formerly owned or operated property, or any Company Loan Property, that could reasonably be expected pursuant to applicable Environmental Law to (i) result in any claim, liability or investigation against Company or any of its Subsidiaries, (ii) result in any restriction on the ownership, use, or transfer of any property, or (iii) adversely affect the value of any Company Loan Property.

(j) Company has delivered to Buyer copies of all environmental reports, studies, sampling data, correspondence, filings and other written information in its possession or reasonably available to it relating to environmental conditions at or on any real property (including buildings or other structures) currently or formerly owned or operated by Company or any of its Subsidiaries or any Company Loan Property. Company Disclosure Schedule 3.18 includes a list of environmental reports and other written information provided.

(k) There is no litigation pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries relating to any property now or formerly owned or used by Company or any of its Subsidiaries or any predecessor or any Company Loan Property, before any court, or Governmental Authority (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the presence or Release into the environment of any Hazardous Substance, whether or not occurring at, on or involving a Company Loan Property.

(l) Except as disclosed on Company Disclosure Schedule 3.18, to Company’s Knowledge, there are no underground storage tanks on, in or under any property currently owned or operated by Company or any of its Subsidiaries, or any Company Loan Property and, to the Knowledge of Company, no underground storage tank has been closed or removed from any Company Loan Property except in compliance with Environmental Law.

Section 3.19 Tax Matters.

(a) Company and each of its Subsidiaries has timely filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable law or regulation. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. Except as set forth in Company Disclosure Schedule 3.19, Taxes due and owing by Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Company and which Company is contesting in good faith. Neither Company nor any Subsidiary is the beneficiary of any extension of time within which to file any Tax Return, and, except as set forth in Company Disclosure Schedule 3.19, neither Company nor any of its Subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where Company or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than property Taxes not yet due and payable) upon any of the assets of Company or any of its Subsidiaries.

(b) Company and each Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Company are pending with respect to Company or any Subsidiary. Other than with respect to audits that have already been completed and resolved, neither Company nor any Subsidiary has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Company or any Subsidiary has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Company or any Subsidiary.

(d) Company has made available to Buyer true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to Company and each Subsidiary for taxable periods ended March 31, 2012 and April 30, 2011 and 2010. Company has delivered to Buyer correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by Company or any Subsidiary filed for the years ended March 31, 2012 and April 30, 2011 and 2010. Company and each Subsidiary has timely and properly taken such actions in response to and in compliance with notices Company or any Subsidiary has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

(e) Neither Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) Neither Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Company and each Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Neither Company nor any Subsidiary is a party to or bound by any Tax allocation or sharing agreement (other than an unwritten agreement with Company Bank and its subsidiaries). Neither Company nor any Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), and (ii) has liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Company or any Subsidiary) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) The unpaid Taxes of Company and each Subsidiary (i) did not, as of the end of the most recent period covered by the Company Reports filed on or prior to the date hereof, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in the Company Reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of Company in filing its Tax Returns. Since the end of the most recent period covered by the Company Reports filed prior to the date hereof, neither Company nor any Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h) Neither Company nor any Subsidiary shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) Neither Company nor any Subsidiary has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

Section 3.20 Investment Securities. Company Disclosure Schedule 3.20 sets forth as of March 31, 2013 the investment securities, mortgage backed securities and securities held for sale of Company, as well as, with respect to such securities, descriptions thereof, CUSIP numbers, book values, fair values and coupon rates. Neither Company nor any of its Affiliates owns in excess of 5% of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution.

Section 3.21 Derivative Transactions.

(a) All Derivative Transactions entered into by Company or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Company or any of its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. Company and each of its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b) Except as set forth in Company Disclosure Schedule 3.21, no Derivative Transaction, were it to be a Loan held by Company, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. Each such Derivative Transaction is listed on Company Disclosure Schedule 3.21, and the financial position of Company under or with respect to each has been reflected in the books and records of Company in accordance with GAAP consistently applied and no open exposure of Company with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $25,000.

Section 3.22 Regulatory Capitalization. Company Bank is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Company is “well-capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

Section 3.23 Loans; Nonperforming and Classified Assets.

(a) Except as set forth in Company Disclosure Schedule 3.23, as of the date hereof, neither Company nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of March 31, 2013, over sixty (60) days delinquent in payment of principal or interest. Company Disclosure Schedule 3.23 identifies (x) each Loan that as of March 31, 2013 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Company, Company Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of Company that as of March 31, 2013 was classified as other real estate owned (“OREO”) and the book value thereof as of the date of this Agreement. Set forth in Company Disclosure Schedule 3.23 is a true and correct copy of Company’s Policy Exception Report as of March 31, 2013.

(b) Each Loan held in Company Bank’s loan portfolio (“Company Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of Company, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) All currently outstanding Company Loans were solicited, originated and, currently exist in material compliance with all applicable requirements of Law and, except for the Company Loans purchased by Company Bank, Company Bank’s lending policies at the time of origination of such Company Loans, and the loan documents with respect to each such Company Loan are complete and correct, except that the loan documents with respect to each such Company Loan purchased by Company Bank are complete and correct to Company’s Knowledge. There are no oral modifications or amendments or additional agreements related to the Company Loans that are not reflected in the written records of Company Bank. Other than loans pledged to the FHLB or the Federal Reserve Bank of Boston, all such Company Loans are owned by Company Bank free and clear of any Liens. No claims of defense as to the enforcement of any Company Loan have been asserted in writing against Company Bank for which there is a reasonable possibility of an adverse determination, and each of Company and Company Bank is aware of no acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of an adverse determination to Company Bank. Except as set forth in Company Disclosure Schedule 3.23, none of the Company Loans are presently serviced by third parties, and there is no obligation which could result in any Loan becoming subject to any third party servicing.

(d) Except pursuant to Company’s Bank agreement with Federal National Mortgage Association, neither Company nor Company Bank is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates Company to repurchase from any such Person any Loan or other asset of Company or Company Bank, unless there is material breach of a representation or covenant by Company or its Subsidiaries.

Section 3.24 Allowance for Loan Losses. Company’s allowance for loan losses as reflected in Company’s audited balance sheet at March 31, 2012 was, and the allowance shown on the balance sheets in Company Reports for periods ending after such date, in the opinion of management, was as of the dates thereof, in compliance with Company’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.

Section 3.25 Trust Business; Administration of Fiduciary Accounts. Company and Company Bank do not engage in any trust business, nor does either administer or maintain accounts for which either acts as fiduciary (other than individual retirement accounts, Keogh accounts and health savings accounts), including, but not limited to, accounts for which either serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

Section 3.26 Investment Management and Related Activities. Except as set forth on Company Disclosure Schedule 3.26, none of Company, any of its Subsidiaries or Company’s or its Subsidiaries’ directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

Section 3.27 Repurchase Agreements. With respect to all agreements pursuant to which Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

Section 3.28 Deposit Insurance. The deposits of Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the full extent permitted by law, and has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Company, threatened.

Section 3.29 CRA, Anti-money Laundering and Customer Information Security. Neither Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and Company is not aware of, and none of Company and its Subsidiaries has been advised of, or has any reason to believe (because of Company Bank’s Home Mortgage Disclosure Act data for the fiscal year transition period ended March 31, 2012, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Company Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Company Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of Company Bank has adopted and Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

Section 3.30 Transactions with Affiliates. Except as set forth in Company Disclosure Schedule 3.30, there are no outstanding amounts payable to or receivable from, or advances by Company or any of its Subsidiaries to, and neither Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, Executive Officer, five percent or greater shareholder or other Affiliate of Company or any of its Subsidiaries, or to the Knowledge of Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director with Company or any of its Subsidiaries and other than deposits held by Company Bank in the ordinary course of business. Except as set forth in Company Disclosure Schedule 3.30, neither Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, Executive Officers or other Affiliates other than deposit accounts of such individuals at Company Bank. All agreements between Company and any of its Affiliates comply in all material respects, to the extent applicable, with Regulation W of the FRB.

Section 3.31 Tangible Properties and Assets.

(a) Company Disclosure Schedule 3.31 sets forth a true, correct and complete list of all real property owned by Company and each of its Subsidiaries. Except as set forth in Company Disclosure Schedule 3.31, and except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, Company or its Subsidiary has good, valid and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent and (ii) Liens incurred in the ordinary course of business or imperfections of title, easements and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of any material asset.

(b) Company Disclosure Schedule 3.31 sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which Company uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither Company nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by Company or any of its Subsidiaries of, or material default by Company or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease, and to Company’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Except as set forth on Company Disclosure Schedule 3.31, there is no pending or, to Company’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. Company and each of its Subsidiaries has paid all rents and other charges to the extent due under the Leases.

Section 3.32 Intellectual Property. Company Disclosure Schedule 3.32 sets forth a true, complete and correct list of all Company Intellectual Property that is registered in the name of the Company or any Subsidiary. Company or its Subsidiaries owns or has a valid license to use all Company Intellectual Property material to the operation of its respective businesses, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the- shelf Software at standard commercial rates). The Company Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Company as currently conducted. The Company Intellectual Property owned by Company, and to the Knowledge of Company, all other Company Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither Company nor any of its Subsidiaries has received notice challenging the validity or enforceability of Company Intellectual Property. To the Knowledge of Company, the conduct of the business of Company or any of its Subsidiaries does not violate, misappropriate or infringe upon the intellectual property rights of any third party. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Company or any of its Subsidiaries to own or use any of Company Intellectual Property.

Section 3.33 Insurance.

(a) Company Disclosure Schedule 3.33 identifies all of the material insurance policies, binders, or bonds currently maintained by Company and its Subsidiaries, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder individually involving more than $25,000. Company and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, and neither Company nor any of its Subsidiaries is in material default thereunder and all claims thereunder have been filed in due and timely fashion.

(b) Company Disclosure Schedule 3.33 sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Company or its Subsidiaries, including the value of BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the Company Balance Sheet in accordance with GAAP.

Section 3.34 Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 3.35 Fairness Opinion. The board of directors of Company has received the written opinion of Sterne, Agee & Leach, Inc. to the effect that as of the date hereof the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

Section 3.36 Proxy Statement-Prospectus. As of the date of the Proxy Statement- Prospectus and the date of the Company Meeting to which such Proxy Statement-Prospectus relates, none of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Proxy Statement-Prospectus will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.

Section 3.37 Transaction Costs. Company Disclosure Schedule 3.37 sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees that Company and its Subsidiaries have accrued through March 31, 2013, and to Company’s Knowledge as of the most reasonable practicable date, a good faith estimate of the attorneys’ fees, investment banking fees and accounting fees that Company and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement.

Section 3.38 Disclosure. The representations and warranties contained in this Article III, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.01 Making of Representations and Warranties.

(a) On or prior to the date hereof, Buyer has delivered to Company a schedule (the “Buyer Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of its covenants contained in Article V; provided, however, that the mere inclusion of an item in the Buyer Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Buyer Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect with respect to Buyer.

(b) Except as set forth in the Buyer Disclosure Schedule, Buyer and Buyer Bank hereby represent and warrant, jointly and severally, to Company that the statements contained in this Article IV are correct as of the date of this Agreement, except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date. No representation or warranty of Buyer contained in this Article IV shall be deemed untrue or incorrect, and Buyer shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any section of this Article IV, has had or would reasonably be expected to have a Material Adverse Effect with respect to Buyer, disregarding for the purposes of this Section 4.01(b) any materiality or Material Adverse Effect qualification contained in any representation or warranty; provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 4.02, 4.04, 4.05 and 4.12, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

Section 4.02 Organization, Standing and Authority. Buyer is a Massachusetts corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Buyer has full corporate power and authority to carry on its business as now conducted. Buyer is duly licensed or qualified to do business in the Commonwealth of Massachusetts and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. Buyer Bank is a Massachusetts-chartered bank and trust company duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts. Buyer Bank’s deposits are insured by the FDIC in the manner and to the full extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by Buyer Bank when due. Buyer Bank is a member in good standing of the FHLB.

Section 4.03 Capital Stock. The authorized capital stock of Buyer consists solely of (a) 1,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are outstanding and (b) 75,000,000 shares of Buyer Common Stock, of which (i) 22,882,079 shares are outstanding as of the date hereof, (ii) no shares are held by Buyer Subsidiaries, (iii) 654,791 shares are reserved for future issuance pursuant to outstanding options granted under the Buyer Benefit Plans and (iv) 3,637 shares are in the form of unvested performance based restricted stock awards without dividend or voting rights. The outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. There are no options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which Buyer is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Buyer or any of Buyer’s Subsidiaries or obligating Buyer or any of Buyer’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Buyer or any of Buyer’s Subsidiaries, except for (i) shares of Buyer Common Stock issuable pursuant to the Buyer Benefits Plans and (ii) by virtue of this Agreement. The shares of Buyer Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights.

Section 4.04 Corporate Power; Minute Books. Buyer and Buyer Bank have the corporate power and authority to carry on their business as it is now being conducted and to own all their properties and assets; and Buyer and Buyer Bank have the corporate power and authority to execute, deliver and perform their obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities. The minute books of Buyer and Buyer Bank contain true, complete and accurate records of all corporate actions taken by the shareholders of Buyer and Buyer Bank and the board of directors of Buyer and Buyer Bank (including committees of the Buyer’s and Buyer Bank’s boards of directors).

Section 4.05 Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and Buyer Bank on or prior to the date hereof. No vote of the shareholders of Buyer is required by law, the Articles of Organization of Buyer, the Bylaws of Buyer or otherwise to approve this Agreement and the transactions contemplated hereby. Buyer and Buyer Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Company and Company Bank, this Agreement is a valid and legally binding obligation of Buyer and Buyer Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.06 SEC Documents; Other Reports; Internal Controls.

(a) Buyer has filed all required reports, forms, schedules, registration statements and other documents with the SEC since December 31, 2009 (the “Buyer Reports”) and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Buyer Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer Reports, and none of the Buyer Reports when filed with the SEC, and if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the Buyer Reports. None of Buyer’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) Buyer and each of its Subsidiaries have timely filed all reports, schedules, forms, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2009 with any Governmental Authority (other than Buyer Reports) and have paid all fees and assessments due and payable in connection therewith. Except for as set forth in the Buyer Disclosure Schedule 4.06(b) and except for normal examinations conducted by a Governmental Authority in the regular course of the business of Buyer and its Subsidiaries, no Governmental Authority has notified Buyer that it has initiated any proceeding or, to the knowledge of Buyer, threatened an investigation into the business or operations of Buyer or any of its Subsidiaries since December 31, 2007 which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer. There is no material unresolved violation or exception by any Governmental Authority with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Authority of, Buyer or any of its Subsidiaries.

(c) Buyer has disclosed, based on its most recent evaluation prior to the date hereof, to Buyer’s auditors and the audit committee of Buyer’s board of directors and in the Buyer Disclosure Schedule 4.06(c) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Buyer’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting.

(d) The records, systems, controls, data and information of Buyer and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Buyer or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Buyer and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(e) Buyer has designed, implemented and maintained disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Buyer and its Subsidiaries is made known to the management of Buyer by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Buyer Reports.

(f) Since December 31, 2009, (x) neither Buyer nor any of its Subsidiaries nor, to the knowledge of Buyer, any director, officer, employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Buyer or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors, employees or agents to the board of directors of Buyer or any committee thereof or to any director or officer of Buyer.

Section 4.07 Financial Statements; Undisclosed Liabilities.

(a) The financial statements of Buyer (including any related notes and schedules thereto) included in the Buyer Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Buyer included in its Annual Report filed on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC or (ii) liabilities incurred since December 31, 2012 in the ordinary course of business consistent with past practice, neither Buyer nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability that, either alone or when combined with all other liabilities of a type not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect on Buyer.

Section 4.08 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Buyer or any of its Subsidiaries or affiliates in connection with the execution, delivery or performance by Buyer of this Agreement, or to consummate the transactions contemplated by this Agreement, except for (i) filings of applications or notices with, and consents, approvals or waivers by, the FRB, the FDIC, the Massachusetts Board of Bank Incorporation, the Massachusetts Housing Partnership Fund, the Massachusetts Commissioner of Banks; (ii) the filing and effectiveness of the Registration Statement with the SEC; (iii) the approval of the listing on Nasdaq of the Buyer Common Stock to be issued in the Merger and (iv) the filing of the Articles of Merger with the Secretary of The Commonwealth of Massachusetts. As of the date hereof, Buyer is not aware of any reason why the approvals set forth above will not be received in a timely manner or will include a Burdensome Condition as defined in Section 5.06.

(b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the immediately preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the charter or bylaws (or similar governing documents) of Buyer or any of its Subsidiaries or affiliates, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries or affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries or affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected.

Section 4.09 Agreements with Regulatory Agencies. Neither Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in the Buyer Disclosure Schedule 4.09, “Buyer Regulatory Agreement”), any Governmental Authority that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations, nor has Buyer or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing or requesting (or is considering the appropriateness of issuing or requesting) any Buyer Regulatory Agreement. To the Knowledge of Buyer, there are no investigations relating to any material regulatory matters pending before any Governmental Authority with respect to Buyer or any of its Subsidiaries.

Section 4.10 Absence of Certain Changes or Events. Except as reflected in Buyer’s audited balance sheet as of December 31, 2012 or in the Buyer Reports, since December 31, 2012, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to Buyer or its Subsidiaries, and to the Knowledge of Buyer, no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to Buyer in the future.

Section 4.11 Compliance with Laws.

(a) Buyer and each of its Subsidiaries is and since December 31, 2009 has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, any applicable Law, including without limitation, all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and any other Law relating to discriminatory lending, financing or leasing practices, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and the Dodd-Frank Act.

(b) Buyer and each of its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Buyer’s Knowledge, no suspension or cancellation of any of them is threatened.

(c) Other than as set forth in Buyer Disclosure Schedule 4.11, neither Buyer nor any of its Subsidiaries has received, since December 31, 2009, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Buyer’s Knowledge, do any grounds for any of the foregoing exist).

Section 4.12 Proxy Statement-Prospectus Information; Registration Statement. As of the date of the Proxy Statement-Prospectus and the date of the Company Meeting to which such Proxy Statement-Prospectus relates, none of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the registration statement on Form S-4 (the “Registration Statement”) prepared pursuant to will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that that information as of a later date shall be deemed to modify information as of an earlier date.

Section 4.13 Legal Proceedings.

(a) Other than as set forth in Buyer Disclosure Schedule 4.13, there are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Buyer’s Knowledge, threatened against Buyer or any of its Subsidiaries.

(b) Neither Buyer nor any of its Subsidiaries is a party to any, nor are there any pending or, to Buyer’s Knowledge, threatened, civil, criminal, administrative or regulatory actions, suits, demand letters, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature against Buyer or any of its Subsidiaries in which, to Buyer’s Knowledge, there is a reasonable probability of any material recovery against or other Material Adverse Effect with respect to Buyer or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c) There is no injunction, order, judgment or decree imposed upon Buyer or any of its Subsidiaries, or the assets of Buyer or any of its Subsidiaries, and neither Buyer nor any of its Subsidiaries has been advised of, or is aware of, the threat of any such action.

Section 4.14 Brokers. None of Buyer, Buyer Bank or any of their officers or trustees has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Buyer has engaged, and will pay a fee or commission to, Keefe, Bruyette & Woods, Inc. in accordance with the terms of a letter agreement between Keefe, Bruyette & Woods, Inc. and Buyer.

Section 4.15 Employee Benefit Plans.

(a) All material benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Buyer or any of its Subsidiaries and current or former directors of Buyer or any of its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Buyer Benefit Plans”), including, but not limited to, any trust instruments and insurance contracts forming a part of any Buyer Benefit Plans and all amendments thereto, have been made available to Company.

(b) All Buyer Benefit Plans are in substantial compliance in form and operation with all applicable Laws, including ERISA and the Code.

Section 4.16 Labor Matters. Neither Buyer nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Buyer’s Knowledge threatened, asserting that Buyer or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel Buyer or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Buyer’s Knowledge, threatened, nor is Buyer aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 4.17 Tax Matters.

(a) Buyer and each of its Subsidiaries has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable law or regulation. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Buyer or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Buyer and which Buyer is contesting in good faith. Buyer is not the beneficiary of any extension of time within which to file any Tax Return, and neither Buyer nor any of its Subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where Buyer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Buyer or any of its Subsidiaries.

(b) Buyer has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) Except as set forth on Buyer Disclosure Schedule 4.17(c), no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Buyer are pending with respect to Buyer. Buyer has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Buyer has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Buyer.

(d) Buyer has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The unpaid Taxes of Buyer (i) did not, as of the end of the most recent period covered by the Buyer Reports filed on or prior to the date hereof, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in the Buyer Reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Buyer in filing its Tax Returns. Since the end of the most recent period covered by the Buyer Reports filed prior to the date hereof, Buyer has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

Section 4.18 Loans: Nonperforming and Classified Assets.

(a) Except as set forth in Buyer Disclosure Schedule 4.18, as of the date hereof, neither Buyer nor any of its Subsidiaries is a party to (i) any Loans under the terms of which the obligor was, as of March 31, 2013, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, Executive Officer or five percent or greater shareholder of Buyer or any of its Subsidiaries, or to the Knowledge of Buyer, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Buyer Disclosure Schedule 4.18 identifies (x) each Loan that as of March 31, 2013 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Buyer, Buyer Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of Buyer that as of March 31, 2013 was classified as OREO and the book value thereof as of the date of this Agreement.

(b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of Buyer, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.19 CRA and Anti-Money Laundering. Neither Buyer nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and Buyer is not aware of, and none of Buyer and its Subsidiaries has been advised of, or has any reason to believe (because of the Buyer Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2011, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Buyer Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory;” or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute. Furthermore, the board of directors of Buyer Bank has adopted and Buyer Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

Section 4.20 Regulatory Capitalization. Buyer Bank is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Buyer is “well-capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

Section 4.21 Administration of Trust and Fiduciary Accounts. Buyer has properly administered all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, and Buyer has not received any unresolved customer demands, complaints or other communications (whether written or oral) asserting facts or circumstances that would, if true, constitute a breach of trust with respect to any such fiduciary or agency account.

Section 4.22 Financing. Buyer has, or will have available to it prior to the Closing, all funds necessary to satisfy all of its obligations hereunder.

Section 4.23 Disclosure. The representations and warranties contained in this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

ARTICLE V

COVENANTS

Section 5.01 Covenants of Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, Company shall carry on its business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations. Company will use commercially reasonable efforts to (i) preserve its business organization intact, (ii) keep available to itself and Buyer the present services of the current officers and employees of Company and its Subsidiaries and (iii) preserve for itself and Buyer the goodwill of the customers of Company and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the Company Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by Buyer, neither Company nor any of its Subsidiaries shall:

(a) Stock. Other than pursuant to stock options or stock-based awards outstanding as of the date hereof and listed on the Company Disclosure Schedule, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, or any securities (including units of beneficial ownership interest in any partnership or limited liability company), (ii) enter into any agreement with respect to the foregoing, (iii) accelerate the vesting of any existing Rights, or (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.

(b) Dividends; Other Distributions. Declare, set aside or pay any dividends on or make other distributions (whether in cash or otherwise) in respect of any of its capital stock, except (x) dividends by Subsidiaries of Company to such Subsidiary’s parent or another Subsidiary of Company and (y) the regular quarterly dividends on Company Common Stock in the amount of no more than $0.06 per share of Company Common Stock.

(c) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Company or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in compensation to employees, including officers, in the ordinary course of business consistent with past practice and pursuant to polices currently in effect, provided that such increases shall not result in an annual adjustment in total annual cash compensation of more than 4% for any individual or 3% in the aggregate for all employees of Company other than as disclosed on Company Disclosure Schedule 5.01(c), (ii) as may be required by law, (iii) to satisfy contractual obligations existing as of the date hereof and disclosed on Company Disclosure Schedule 5.01(c), if any, (iv) bonus and incentive compensation payments in the ordinary course of business consistent with past practices and pursuant to policies currently in effect, provided that such payments shall not exceed the aggregate amount set forth on Company Disclosure Schedule 5.01(c) and shall not be paid to any individual for whom such payment would be an “excess parachute payment” as defined in Section 280G of the Code and (v) annual one-year extensions of employment or severance agreements existing on the date hereof in the ordinary course of business consisted with past practice.

(d) Hiring; Promotions. (i) Hire any person as an employee of Company or any of its Subsidiaries, except for at-will employees at an annual rate of salary not to exceed $50,000 to fill vacancies that may arise from time to time in the ordinary course of business, or (ii) promote any employee, except to fill vacancies that may arise in the ordinary course of business or to satisfy contractual obligations existing as of the date hereof and set forth on Company Disclosure Schedule 5.01(d), if any.

(e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law, subject to the provision of prior written notice to and consultation with respect thereto with Buyer, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Company Disclosure Schedule 5.01(e)), any Company Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Company or any of its Subsidiaries.

(f) Transactions with Officers and Directors. Except pursuant to agreements or arrangements in effect on the date hereof and set forth on Company Disclosure Schedule 5.01(f), pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation or business expense reimbursement in the ordinary course of business consistent with past practice.

(g) Dispositions. Except for real estate owned in the ordinary course of business consistent with past practice and for loan sales to Federal National Mortgage Association in the ordinary course of business consistent with past practice and the Company Bank’s agreement with Federal National Mortgage Association, sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, other real estate owned, or cancel or release any indebtedness owed to Company or any of its Subsidiaries.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(i) Capital Expenditures. Except as set forth on Company Disclosure Schedule 5.01(i), make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 in the aggregate, unless such capital expenditure is consented to in writing by Buyer acting through its Chief Financial Officer or his designee(s).

(j) Governing Documents. Amend Company’s Articles of Organization or Bylaws or any equivalent documents of Company’s Subsidiaries.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP.

(l) Contracts. Except as set forth on Company Disclosure Schedule 5.01(l), enter into, amend, modify or terminate any Material Contract, Lease or Insurance Policy.

(m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by Company or any of its Subsidiaries of an amount which exceeds $25,000 individually or $50,000 in the aggregate and/or would impose any material restriction on the business of Company or any of its Subsidiaries.

(n) Banking Operations. Enter into any new material line of business; change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract or commitment with respect to branching or site location or branching or site relocation.

(o) Derivative Transactions. Enter into any Derivative Transaction.

(p) Indebtedness. Incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, FHLB borrowings or federal funds purchased, in each case in the ordinary course of business consistent with recent past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.

(q) Investment Securities. Acquire (other than (i) by way of foreclosures or acquisitions in a bona fide fiduciary capacity or (ii) in satisfaction of debts previously contracted in good faith), sell or otherwise dispose of any debt security or equity investment, unless such acquisition, sale or disposal is consented to in writing by Buyer acting through its Treasurer or his designee(s).

(r) Deposits. Make any changes to deposit pricing that are not in the ordinary course of business consistent with recent past practice.

(s) Loans.

(i) Except for loans approved and/or committed as of the date hereof that are listed on Company Disclosure Schedule 5.01(s), make or renew any loan, loan commitment, letter of credit or other extension of credit, unless any such loan, loan commitment, letter of credit or other extension of credit has been credit approved by Company Bank in the ordinary course of business in accordance with the current pricing and credit underwriting guidelines of Company Bank and consistent with recent past practice and, if more than $1,000,000, has been consented to in writing by Buyer acting through its Chief Financial Officer or his designee(s).

(ii) Renegotiate, increase, extend or modify any loan, loan commitment, letter of credit or other extension of credit, unless such renegotiation, increase, extension or modification is in the ordinary course of business in accordance with the current pricing and credit underwriting guidelines of Company Bank and consistent with recent past practice and, if more than $1,000,000, has been consented to in writing by Buyer acting through its Chief Financial Officer or his designee(s).

(iii) Purchase any loans, unless such purchase has been consented to in writing by Buyer acting through its Chief Financial Officer or his designee(s).

(t) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof.

(u) Taxes. Make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided, that, for purposes of this subsection (u), “material” shall mean affecting or relating to $25,000 or more of taxable income.

(v) Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by Company under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which it is a party or by which it or its properties is bound or under which it or its assets, business, or operations receives benefits.

(w) Environmental Assessments. Foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM 1527-05 Phase I Environmental Site Assessment of the property that satisfies the requirements of the all appropriate inquiries standard of CERCLA §101(35)(“Phase I Assessment”), 42 U.S.C. §9601(35) and evaluates the possibility of Hazardous Substances in indoor air and building materials, or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence of Hazardous Substances or other materials regulated under Environmental Laws.

(x) Adverse Actions. Take any action or fail to take, or adopt any resolutions of its board of directors in support of, any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation.

(y) Common Stock Purchase. Directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(z) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

(aa) Facilities. Except as set forth in Company Disclosure Schedule 5.01(aa) or as required by Law, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility.

(bb) Loan Workouts. Compromise, resolve, or otherwise “workout” any delinquent or troubled loan unless any such loan workout is done in the ordinary course of business, consistent with Company Bank’s current policies and procedures and recent past practice, and approved by Company Bank’s Security Committee.

Section 5.02 Covenants of Buyer.

(a) Affirmative Covenants. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, Buyer will carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable laws and regulations.

(b) Negative Covenants. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Company, Buyer will not, and will cause each of its Subsidiaries not to:

(i) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (A) a delay in the consummation of the Merger or the transactions contemplated by this Agreement, (B) any impediment to Buyer’s ability to consummate the Merger or the transactions contemplated by this Agreement, (C) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (D) any of the conditions to the Merger set forth in Article VI not being satisfied, or (E) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation, or

(ii) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.03 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated by this Agreement as promptly as practicable, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully to that end.

Section 5.04 Shareholder Approval. Company agrees to take, in accordance with applicable law, the rules of the FINRA, the Articles of Organization of Company and the Bylaws of Company, all action necessary to convene a meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Company’s shareholders in order to permit consummation of the transactions contemplated hereby (including any adjournment or postponement, the “Company Meeting”) and, subject to Section 5.09, shall take all lawful action to solicit such approval by such shareholders. Company agrees to use commercially reasonable efforts to convene the Company Meeting within forty-five (45) days following the time when the Registration Statement becomes effective. Except with the prior approval of Buyer, no other matters shall be submitted for the approval of Company shareholders at the Company Meeting other than routine annual meeting matters limited to the election of directors, the ratification of independent accountants and any required advisory votes relating to executive compensation or the frequency of advisory votes on executive compensation. The board of directors of Company shall at all times prior to and during the Company Meeting recommend approval of this Agreement by the shareholders of Company and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to Buyer or take any other action or make any other public statement inconsistent with such recommendation, except as and to the extent expressly permitted by Section 5.09 (a “Change in Recommendation”). Notwithstanding any Change in Recommendation, Company shall submit this Agreement to its shareholders for their consideration at the Company Meeting and nothing in this Agreement shall relieve Company of the obligation to do so. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Shareholder Approval, Company will not adjourn or postpone the Company Meeting unless Company is advised by counsel that failure to do so would result in a breach of the U.S. federal securities laws or fiduciary duties of Company’s board of directors. Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably required by Buyer.

Section 5.05 Registration Statement; Proxy Statement-Prospectus; Nasdaq Listing.

(a) Buyer and Company agree to cooperate in the preparation of the Registration Statement to be filed by Buyer with the SEC in connection with the issuance of the Buyer Common Stock in the Merger (including the Proxy Statement-Prospectus and all related documents). Each of Buyer and Company agree to use commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. Buyer also agrees to use commercially reasonable efforts to obtain any necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from the financial advisor and Company’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, Company, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.

(b) Buyer will advise Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(c) The Proxy Statement-Prospectus and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each party will notify the other party promptly upon the receipt of any comments (whether written or oral) from the SEC or its staff and of any request by the SEC or its staff or any government officials for amendments or supplements to the Registration Statement, the Proxy Statement-Prospectus, or for any other filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement- Prospectus, the Merger or any other filing. If at any time prior to the Company Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement, Company and Buyer shall use their commercially reasonable efforts to promptly prepare, file with the SEC (if required under applicable Law) and mail to Company shareholders such amendment or supplement.

(d) Buyer will provide Company and its counsel with a reasonable opportunity to review and comment on the Registration Statement and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and will provide Company and its counsel with a copy of all such filings made with the SEC. Buyer will provide Company and its counsel with a reasonable opportunity to review and comment on the Proxy Statement-Prospectus and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and will provide Company and its counsel with a copy of all such filings made with the SEC.

(e) Buyer agrees to use commercially reasonable efforts to list, prior to the Effective Date, on Nasdaq the shares of Buyer Common Stock to be issued in connection with the Merger.

Section 5.06 Regulatory Filings; Consents.

(a) Each of Buyer and Company and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts (i) to prepare all documentation (including the Proxy Statement-Prospectus), to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, all Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable (including by avoiding or setting aside any preliminary or permanent injunction or other order of any United States federal or state court of competent jurisdiction or any other Governmental Authority); provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by Company or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or any of its Subsidiaries (together, the “Burdensome Conditions”). Buyer and Company will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of Buyer or Company to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, Buyer and Company shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

(b) Company will notify Buyer promptly and shall promptly furnish Buyer with copies of notices or other communications received by Company or any of its Subsidiaries of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any communication from any Governmental Authority in connection with the transactions contemplated by this

Agreement (and the response thereto from Company, its Subsidiaries or its representatives) and (iii) any legal actions threatened or commenced against or otherwise affecting Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives). With respect to any of the foregoing, Company will consult with Buyer and its representatives so as to permit Company and Buyer and their respective representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

(c) Buyer will notify Company promptly and shall promptly furnish Company with copies of notices or other communications received by Buyer or any of its Subsidiaries of (i) any communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Buyer or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Buyer or its representatives), and (iii) any legal actions threatened or commenced against or otherwise affecting Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives).

Section 5.07 Publicity. Buyer and Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably delayed or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law. Without limiting the reach of the preceding sentence, Buyer and Company shall (i) cooperate to develop all public announcement materials; and (ii) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other. In addition, Company and its Subsidiaries shall coordinate with Buyer regarding all communications with customers, suppliers, employees, shareholders, and the community in general related to the transactions contemplated hereby.

Section 5.08 Access; Information.

(a) Company and Buyer agree that upon reasonable notice and subject to applicable laws relating to the exchange of information, each shall afford the other party and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to its books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and to such other information relating to it as the other party may reasonably request and, during such period, shall furnish promptly to the other party all information concerning its business, properties and personnel as the other party may reasonably request. Notwithstanding the foregoing, neither Company nor Buyer shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of such entity’s customers, jeopardize the attorney-client privilege of the entity in possession or control of such information, or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

(b) No investigation by a party hereto or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other party set forth in this Agreement, or the conditions to the respective obligations of Buyer and Company to consummate the transactions contemplated hereby.

Section 5.09 No Solicitation by Company.

(a) Company and its Subsidiaries shall immediately cease, and Company and its Subsidiaries shall use commercially reasonable efforts to cause each of their respective representatives to immediately cease, any discussions or negotiations with any parties conducted prior to the date hereof with respect to an Acquisition Proposal. Except as permitted by this Section 5.09, after the execution and delivery of this Agreement, Company and its directors, executive officers and Subsidiaries shall not, and Company shall cause each of its and its Subsidiaries’ representatives not to, directly or indirectly, (i) solicit, initiate or encourage any inquiry with respect to, or the making of, any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) participate in any negotiations regarding an Acquisition Proposal with, or furnish any nonpublic information relating to an Acquisition Proposal to, any Person that has made or, to the Knowledge of Company, is considering making an Acquisition Proposal, or (iii) engage in discussions regarding an Acquisition Proposal with any Person that has made, or, to Company’s Knowledge, is considering making, an Acquisition Proposal, except to notify such Person of the existence of the provisions of this Section 5.09.

(b) Notwithstanding Section 5.09(a), if, prior to the time Requisite Company Shareholder Approval is obtained, Company receives a written and unsolicited Acquisition Proposal that the board of directors of Company determines in good faith (after consultation with its financial advisors and outside counsel) constitutes or could reasonably be expected to lead to a Superior Proposal, Company may take the following actions: (1) furnish nonpublic information with respect to Company and its Subsidiaries to the Person making such Acquisition Proposal, but only if (A) prior to so furnishing such information, Company has entered into a customary confidentiality agreement with such Person on terms no less favorable to Company than the confidentiality agreement by and between Company and Buyer dated as of February 19, 2013, and (B) all such information has previously been provided to Buyer or is provided to Buyer prior to or contemporaneously with the time it is provided to the Person making such Superior Proposal or such Person’s representatives, and (2) engage or participate in any discussions or negotiations with such Person with respect to the Superior Proposal. Company promptly (and in any event within 48 hours) shall advise Buyer orally and in writing of the receipt of (i) any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal and the material terms of such proposal (including the identity of the party making such proposal and, if applicable, copies of any documents or correspondence evidencing such proposal), and (ii) any request for information relating to Company or any of its Subsidiaries other than requests for information not reasonably expected to be related to an Acquisition Proposal. Company shall, thereafter, keep Buyer reasonably informed on a reasonably current basis of the status of any such Acquisition Proposal (including any material change to the terms thereof).

(c) Except as provided in Section 5.09(d), the board of directors of Company shall not (i) withhold, withdraw or modify (or publicly propose to withhold, withdraw or modify), in a manner adverse to Buyer, its recommendation referred to in Section 5.04, or (ii) approve or recommend (or publicly propose to approve or recommend ) any Acquisition Proposal. Except as provided in Section 5.09(d), Company shall not, and its board of directors shall not allow Company to, and Company shall not allow any of Company’s Subsidiaries to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (except for confidentiality agreements permitted under Section 5.09(b)) relating to any Superior Proposal.

(d) Notwithstanding anything to the contrary set forth in this Agreement, the board of directors of Company may, prior to the time the Requisite Company Shareholder Approval is obtained, in response to a Superior Proposal which did not result from a breach of Section 5.09(a) or (b), (i) make a Change in Recommendation and/or (ii) terminate this Agreement pursuant to Section 7.01 (and concurrently with such termination cause Company to enter into an acquisition agreement with respect to the Superior Proposal), in each case of clauses (i) or (ii), if the board of directors of Company has determined in good faith, after consulting with its outside counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided that the board of directors may not take any such action in connection with an Acquisition Proposal unless (1) the board of directors has determined that such Acquisition Proposal constitutes a Superior Proposal, (2) prior to terminating this Agreement pursuant to Section 7.01(g), Company provides prior written notice to Buyer at least four Business Days in advance (the “Notice Period”) of its intention to take such action, which notice shall specify all material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal and copies of any documents or correspondence evidencing such Superior Proposal), and any material modifications to any of the foregoing, (3) during the Notice Period

Company shall, and shall cause its financial advisors and outside counsel to, negotiate with Buyer in good faith should Buyer propose to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute (in the good faith judgment of Company’s board of directors) a Superior Proposal and (4) such Superior Proposal continues to constitute (in the good faith judgment of Company’s board of directors) a Superior Proposal after taking into account any such amendments that Buyer shall have agreed to make prior to the end of the Notice Period.

(e) Nothing contained in this Section 5.09 shall prohibit Company from (i) complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal, including Rule 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act, or making any disclosure to Company’s shareholders if, after consultation with its outside legal counsel, Company determines that such disclosure would be required under applicable Law; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed to be a Change in Recommendation unless it is limited to a stop, look and listen communication or Company’s board of directors reaffirms the recommendation referred to in Section 5.04 in such disclosure and does not recommend that Company shareholders tender their shares, or (ii) informing any Person of the existence of the provisions contained in this Section 5.09.

Section 5.10 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Buyer (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of Company, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred after the Effective Time in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part, or arising in whole or in part out of, or pertaining to the fact that he or she was a director or officer of Company or is or was serving at the request of Company or any of its Subsidiaries as a director, officer, employee, trustee or other agent of any other organization or in any capacity with respect to any employee benefit plan of Company, including without limitation any matters arising in connection with or related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the fullest extent to which such Indemnified Parties would be entitled to have the right to advancements of expenses or to be indemnified under the Articles of Organization and Bylaws of Company as in effect on the date of this Agreement as though such Articles of Organization and Bylaws continue to remain in effect after the Effective Time and as permitted by applicable Law. Buyer’s obligations under this Section 5.10(a) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b) Any Indemnified Party wishing to claim indemnification under this Section 5.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c) Prior to the Effective Time, Company shall and if Company is unable to, Buyer shall cause the Surviving Entity as of the Effective Time to obtain and fully pay the premium for the extension of Company’s existing directors’ and officers’ insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as Company’s current insurance carrier with respect to directors’ and officers’ liability insurance (“D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the Indemnified Parties as Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall Company expend, or Buyer or the Surviving Entity be required to expend, for such “tail” policy a premium amount in excess of an amount (the “Maximum D&O Tail Premium”) equal to (x) 200% of the annual premiums paid by Company for D&O Insurance in effect as of the date of this Agreement less (y) the premium credit, if any, to which Company is entitled on account of the Merger under the D&O Insurance in effect immediately prior to the Effective Time; provided further, that if the cost of such a tail policy exceeds the Maximum D&O Tail Premium, Company, Buyer or the Surviving Entity shall obtain a tail policy with the greatest coverage available for a cost not exceeding Maximum D&O Tail Premium.

(d) If Buyer or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 5.10.

Section 5.11 Employees; Benefit Plans.

(a) All Company Employees to whom Buyer in its sole discretion offers employment at or prior to the Effective Time shall be retained after the Effective Time as employees of Buyer Bank so long as such Company Employees accept the terms and conditions of employment specified by Buyer; provided, that continued retention by Buyer Bank of such employees subsequent to the Merger shall be subject to Buyer Bank’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance. In addition, Company and Company Bank agree, upon Buyer’s reasonable request, to facilitate discussions between Buyer and Company Employees regarding employment, consulting or other arrangements to be effective prior to or following the Merger. Any interaction between Buyer and Company’s employees shall be coordinated by Company.

(b) Company Employees (other than those who are parties to an employment, change of control or other type of agreement which provides for severance) as of the date of this Agreement who remain employed by Company or any of its Subsidiaries as of the Effective Time and whose employment is terminated by Buyer (absent termination for cause as determined by the employer) within one year after the Effective Time shall (i) receive severance pay equal to two weeks of base weekly pay for each completed year of employment service encompassing all periods of employment with Company or any of its Subsidiaries and ending with such employee’s termination date with Buyer, with a maximum payment equal to 26 weeks of base pay, and (ii) be offered outplacement assistance. Such severance pay will be made at Buyer Bank’s regular payroll intervals. Such severance payments will be in lieu of any severance pay plans that may be in effect at Company or any of its Subsidiaries prior to the Effective Time.

(c) Buyer and Company have made the agreement regarding Company Employees set forth on Schedule 5.11(c).

(d) Following the Closing Date, Buyer may choose to maintain any or all of Company Benefit Plans in its sole discretion, subject to the last sentence of this Section 5.11(d). However, for any Company Benefit Plan terminated for which there is a comparable Buyer Benefit Plan of general applicability, Company Employees shall be entitled to participate in such Buyer Benefit Plan to the same extent as similarly-situated employees of Buyer or Buyer Bank (it being understood that inclusion of Company Employees in the Buyer Benefit Plans may occur, if at all, at different times with respect to different plans).

(e) If employees of Company or any of its Subsidiaries become eligible to participate in a medical, dental or health plan of Buyer or Buyer Bank upon termination of such plan of Company or any of its Subsidiaries, Buyer shall use commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Buyer or Buyer Bank, (ii) provide full credit under such plans for any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time for the plan year in which the Effective Time occurs.

(f) Buyer shall honor, and the Surviving Entity shall continue to be obligated to perform, in accordance with their terms, all vested benefit obligations to, and contractual rights of, current and former employees and directors of Company existing as of the Effective Time, as well as all employment, severance, deferred compensation, retirement or “change-in-control” agreements, plans or policies of Company. Buyer acknowledges that the consummation of the Merger will constitute a “change-in-control” of Company for purposes of any benefit plans, agreements and arrangements of Company. Nothing herein shall limit the ability of Buyer or Buyer Bank to amend or terminate any of the Company Benefit Plans or Buyer Benefit Plans in accordance with their terms at any time, subject to vested rights of employees and directors that may not be terminated pursuant to the terms of such Company Benefit Plans.

(g) Company and Company Bank shall cooperate in providing information reasonably requested by Buyer that is necessary for Buyer to prepare and distribute notices that Buyer may desire to provide prior to the Effective Time under the Worker Adjustment and Retraining Notification Act of 1988 (WARN Act).

(h) Nothing in this Section 5.11, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.11. Without limiting the foregoing, no provision of this Section 5.11 will create any third party beneficiary rights in any current or former employee, director or consultant of Company or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 5.11 is intended (i) to amend any Company Benefit Plan or any Buyer Benefit Plan, (ii) interfere with Buyer’s or the Surviving Entity’s right from and after the Closing Date to amend or terminate any Company Benefit Plan or Buyer Benefit Plan or (iii) interfere with Buyer’s or the Surviving Entity’s right from and after the Effective Time to terminate the employment or provision of services by any director, employee, independent contractor or consultant.

Section 5.12 Notification of Certain Changes. Buyer and Company shall promptly advise the other party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect with respect to it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), Buyer and Company will supplement or amend their respective Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to the Buyer or Company Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 6.02(a) or 6.03(a) hereof, as the case may be, or compliance by Buyer or Company with the respective covenants and agreements of such parties set forth herein.

Section 5.13 Current Information. During the period from the date of this Agreement to the Effective Time, each of Company and Buyer will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than weekly) with representatives of the other party and to report the general status of the ongoing operations of Company and its Subsidiaries and Buyer and its Subsidiaries, respectively. Without limiting the foregoing, Company and Buyer agree to provide to the other (i) a copy of each report filed by Company or any of its Subsidiaries with a Governmental Authority within one (1) Business Day following the filing thereof, and (ii) a consolidated balance sheet and a consolidated statement of operations, without related notes, within twenty-five (25) days after the end of each month, prepared in accordance with Company’s and Buyer’s respective current financial reporting practices.

Section 5.14 Board Packages. Company shall distribute by overnight mail a copy of any Company or Company Bank Board package, including the agenda and any draft minutes, to Buyer at the same time in which it distributes a copy of such package to the board of directors of Company or Company Bank, as the case may be; provided, however, that Company shall not be required to copy Buyer on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any third party proposal to acquire control of Company or any other matter that Company’s board of directors has been advised of by counsel that such distribution to Buyer may violate a confidentiality obligation or fiduciary duty or any law or regulation, or may result in a waiver of Company’s attorney-client privilege.

Section 5.15 Transition; Informational Systems Conversion. From and after the date hereof, Buyer and Company shall use their commercially reasonable efforts to facilitate the integration of Company with the business of Buyer following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Company and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by Buyer, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of Company and each of its Subsidiaries; (b) non-renewal, after the Effective Time, of personal property leases and software licenses used by of Company and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Buyer shall promptly reimburse Company for any reasonable out-of-pocket fees, expenses or charges that Company may incur as a result of taking, at the request of Buyer, any action to facilitate the Informational Systems Conversion.

Section 5.16 Access to Customers and Suppliers. From and after the date hereof, Company may, upon Buyer’s reasonable request, introduce Buyer and its representatives to customers and suppliers of Company and its Subsidiaries for the purpose of facilitating the integration of Company and its business into that of the Buyer. Any interaction between Buyer and Company’s customers and suppliers shall be coordinated by Company. Company shall have the right to participate in any discussions between Buyer and Company’s customers and suppliers.

Section 5.17 Environmental Assessments.

(a) Company shall cooperate with and grant access to an environmental consulting firm selected by Buyer and reasonably acceptable to Company, during normal business hours (and at such other times as may be agreed), to any property set forth on Company Disclosure Schedule 3.31 for the purpose of conducting at Buyer’s expense (i) Phase I Assessments (which also may include an evaluation of asbestos containing materials, polychlorinated biphenyls, lead based paint, lead in drinking water, mold and radon); (ii) Phase II Environmental Assessments, including subsurface investigation of soil, soil vapor, and groundwater; (iii) surveys and sampling of indoor air and building materials for the presence of radon, asbestos containing materials, mold, microbial matter, polychlorinated biphenyls, and other Hazardous Substances.

(b) To the extent requested by the Buyer, each environmental assessment shall include an estimate by the environmental consulting firm preparing such environmental assessment of the costs of investigation, monitoring, personal injury, property damage, clean up, remediation, penalties, fines or other liabilities, as the case may be, relating to the “potential environmental condition(s)” or “recognized environmental condition(s)” or other conditions which are the subject of the environmental assessment.

Section 5.18 Certain Litigation. In the event that any shareholder litigation related to this Agreement or the Merger or the other transactions contemplated by this Agreement is brought, or, to Company’s Knowledge, threatened, against Company and/or the members of the board of directors of Company prior to the Effective Time, Company shall consult with Buyer regarding the defense or settlement of such litigation, and no such settlement shall be agreed to without Buyer’s prior written consent (not to be unreasonably withheld). Company shall promptly notify Buyer of any such stockholder litigation brought, or threatened, against Company and/or members of the board of directors of Company and keep Buyer reasonably informed with respect to the status thereof. Company shall consult with Buyer regarding the selection of counsel to represent Company in any such litigation.

Section 5.19 Stock Exchange De-listing. Prior to the Closing Date, Company shall cooperate with Buyer and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq and the other exchanges on which the common stock of Company is listed to enable the de-listing by the Surviving Entity of the Company Common Stock from Nasdaq and the other exchanges on which the Company Common Stock is listed and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.20 Director Resignations. Company shall use commercially reasonable efforts to cause to be delivered to Buyer resignations of all the directors of its Subsidiaries (other than Company Bank) to be effective as of the Effective Time.

Section 5.21 Coordination of Dividends. After the date of this Agreement, each of Buyer and Company shall coordinate with the other the payment of dividends with respect to the Buyer Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company Common Stock or any share of Buyer Common Stock that any such holder receives in exchange for such shares of Company Common Stock in the Merger.

Section 5.22 Coordination.

(a) Company and Company Bank shall take any actions Buyer may reasonably request prior to the Effective Time to facilitate the consolidation of the operations of Company Bank with Buyer Bank, including without limitation the preparation and filing of all documentation that is necessary or desirable to obtain all permits, consents, approvals and authorizations of third parties or Governmental Authorities to close and/or consolidate any Buyer Bank or Company Bank branches or facilities. Without limiting the foregoing, senior officers of Company and Buyer shall meet from time to time as Company may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of Company and Company Bank, and Company shall give due consideration to Buyer’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Buyer nor Buyer Bank shall under any circumstance be permitted to exercise control of Company or any of its Subsidiaries prior to the Effective Time. Company and Company Bank shall permit representatives of Buyer Bank to be onsite at Company Bank to facilitate consolidation of operations and assist with any other coordination efforts as necessary.

(b) Upon Buyer’s reasonable request, prior to the Effective Time and consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, (i) each of Company and its Subsidiaries shall modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Buyer, and (ii) Company shall make such accruals under the Company Benefit Plans as Buyer may reasonably request to reflect the benefits payable under such Company Benefit Plans upon the completion of the Merger. Notwithstanding the foregoing, no such modifications, changes or divestitures of the type described in this Section 5.22(b) need be made prior to the satisfaction of the conditions set forth in Sections 6.01(a) and 6.01(b).

(c) Company and Company Bank shall, consistent with GAAP and regulatory accounting principles, use their commercially reasonable efforts to implement at Buyer’s request internal control procedures which are consistent with Buyer’s and Buyer Bank’s current internal control procedures to allow Buyer to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act of 2002, provided, however, that no such modifications, changes or divestitures need be made prior to the satisfaction of the conditions set forth in Sections 6.01(a) and 6.01(b).

(d) No accrual or reserve or change in policy or procedure made by Company or any of its Subsidiaries pursuant to this Section 5.22 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustment shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Company or its management with any such adjustments.

(e) Subject to Section 5.22(b), Buyer and Company shall cooperate (i) to minimize any potential adverse impact to the Buyer under FASB Statement No. 141R, and (ii) to maximize potential benefits to the Buyer and its Subsidiaries under Code Section 382 in connection with the transactions contemplated by this Agreement, in each case consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations.

Section 5.23 Bank Merger. Buyer and Company agree to take all action necessary and appropriate, including causing the entering into of an appropriate Plan of Bank Merger, to cause Company Bank to merge with Buyer Bank in accordance with applicable laws and regulations and the terms of the Plan of Bank Merger at such time, if any, as determined by Buyer.

Section 5.24 Section 16(a). Prior to the Effective Time, Buyer shall, as applicable, take all such steps as may be required to cause any acquisitions of Buyer Common Stock resulting from the transactions contemplated by this Agreement by each individual who may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Buyer to be exempt under Rule 16b-3 promulgated under the Exchange Act. Company agrees to promptly furnish Buyer with all requisite information necessary for Buyer to take the actions contemplated by this Section 5.24.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01 Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of Buyer and Company to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable law and except for the conditions set forth in Section 6.01(e), which may not be waived in any circumstance, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Shareholder Vote. This Agreement and the transactions contemplated hereby shall have received the Requisite Company Shareholder Approval at the Company Meeting.

(b) Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated. None of such regulatory approvals shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition.

(c) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

(d) Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

(e) Tax Opinions Relating to the Merger. Buyer and Company, respectively, shall have received opinions from Choate, Hall & Stewart LLP and Kilpatrick Townsend & Stockton LLP, respectively, each dated as of the Closing Date, both in substance and form reasonably satisfactory to Company and Buyer, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions, the Merger is treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, each of Choate, Hall & Stewart LLP and Kilpatrick Townsend & Stockton LLP may require and rely upon representations contained in certificates of officers of each of Company and Buyer.

(f) Nasdaq Listing. To the extent required, the shares of Buyer Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq Global Market, subject to official notice of issuance.

Section 6.02 Conditions to Obligations of Company. The obligations of Company to consummate the Merger also are subject to the fulfillment or written waiver by Company prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, in any case subject to the standard set forth in Section 4.01. Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

(c) Other Actions. Buyer shall have furnished Company with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.02 as Company may reasonably request.

Section 6.03 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Merger also are subject to the fulfillment or written waiver by Buyer prior to the Closing Date of each of the following conditions:

(a) Company Common Stock. Notwithstanding the standard set forth in Section 3.01, the number of shares of Company Common Stock outstanding as of the Closing Date of this Agreement shall not exceed 2,064,106, except to the extent increased as a result of the exercise, after the date of this Agreement, of one or more stock options listed on the Company Disclosure Schedule, provided such options are exercised in accordance with the terms existing as of the date of this Agreement and disclosed on the Company Disclosure Schedule.

(b) Representations and Warranties. The representations and warranties of Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, in any case subject to the standard set forth in Section 3.01. Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Executive Officer of Company to such effect.

(c) Performance of Obligations of Company. Company shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Financial Officer and Chief Operating Officer of Company to such effect.

(d) Other Actions. Company shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.03 as Buyer may reasonably request.

Section 6.04 Frustration of Closing Conditions. Neither Buyer nor Company may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.

ARTICLE VII

TERMINATION

Section 7.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Buyer and Company if the board of directors of Buyer and the board of directors of Company each so determines by vote of a majority of the members of its entire Board.

(b) No Regulatory Approval. By Buyer or Company, if its board of directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated this Agreement shall have been denied by final, nonappealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c) No Shareholder Approval. By either Buyer or Company (provided in the case of Company that it shall not be in material breach of any of its obligations under Section 5.04), if the Requisite Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d) Breach of Representations and Warranties. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party not to consummate the agreement) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party (subject to the standard set forth in Sections 3.01 and 4.01, respectively), which breach is not cured prior to thirty (30) days following written notice to the party committing such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing.

(e) Breach of Covenants. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party not to consummate the agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured prior to thirty (30) days following written notice to the party committing such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing.

(f) Delay. It being understood that the parties shall use good faith efforts to submit regulatory filings in a timely manner and to take such other commercially reasonable actions to facilitate a closing on or before December 31, 2013, by either Buyer or Company if the Merger shall not have been consummated on or before March 31, 2014 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g) Superior Proposal. By Company if at any time after the date of this Agreement and prior to obtaining the Requisite Company Shareholder Approval, Company receives an Acquisition Proposal; provided, however, that Company shall not terminate this Agreement pursuant to the foregoing clause unless:

(i) Company shall have complied in all material respects with Section 5.09 of this Agreement, including the conclusion by the board of directors of Company in good faith that such Acquisition Proposal is a Superior Proposal;

(ii) Company concurrently pays the Termination Fee payable pursuant to Section 7.02; and

(iii) the board of directors of Company concurrently approves, and Company concurrently enters into, a definitive agreement with respect to such Superior Proposal.

(h) Failure to Recommend; Third-Party Acquisition Transaction; Etc. At any time prior to the Company Meeting, by Buyer if (i) Company shall have materially breached its obligations under Section 5.09, (ii) the board of directors of Company shall have failed to make its recommendation referred to in Section 5.04 or withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Buyer, whether or not permitted by Section 5.09, (iii) the board of directors of Company shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than Buyer or a Subsidiary or Affiliate of Buyer, whether or not permitted by Section 5.09, or (iv) Company shall have materially breached its obligations under Section 5.04 by failing to call, give notice of, convene and hold the Company Meeting in accordance with Section 5.04.

(i) Price of the Buyer Common Stock. By Company, if the board of directors of Company so determines by the vote of a majority of its members, in the event that, as of the Determination Date, both of the following conditions are satisfied:

(i) the Average Determination Price shall be less than 80% of the Buyer Starting Price; and

(ii)(A) the number obtained by dividing the Average Determination Price by the Buyer Starting Price (such number, the “Buyer Ratio”) is less than (B) the number obtained by dividing the Final Index Price by the Initial Index Price and subtracting 0.20 from such quotient (such number, the “Index Ratio”).

If Company elects to exercise its termination right pursuant to this Section 7.01(i), it shall give written notice to Buyer not later than the end of the third Business Day next following the Determination Date. During the five Business Day period commencing with its receipt of such notice, Buyer may, at its option, increase the Exchange Ratio to a number equal to the lesser of (x) a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of the Exchange Ratio (as then in effect) and the Index Ratio, and the denominator of which is equal to the Buyer Ratio, or (y) a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the product of the Exchange Ratio (as then in effect), the Buyer Starting Price and 0.80, and the denominator of which is the Average Determination Price. If Buyer makes an election contemplated by the preceding sentence within such five Business Day period, it shall give prompt written notice to Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.01(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 7.01(i).

If the outstanding shares of Buyer Common Stock or any company belonging to the Index shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of the Agreement and the Determination Date, the prices for the common stock of such company will be appropriately adjusted.

For purposes of this Section 7.01(i), the following terms shall have the meanings set forth below:

“Buyer Starting Price” shall mean the average, rounded to the nearest one-tenth of a cent, of the volume-weighted average trading price of a share of Buyer Common Stock on the Nasdaq, as reported by Bloomberg L.P., for the ten trading day period ending on the day immediately preceding the date hereof.

“Average Determination Price” of the Buyer Common Stock shall mean the average, rounded to the nearest one-tenth of a cent, of the volume-weighted average trading price of a share of Buyer Common Stock on the Nasdaq, as reported by Bloomberg L.P., for the ten trading day period ending on the trading date immediately preceding the Determination Date.

“Determination Date” means the date on which the last required approval of a Governmental Entity is obtained with respect to the Merger, without regard to any requisite waiting period.

“Final Index Price” means the average, rounded to the nearest one-tenth of a cent, of the volume-weighted average trading price of the Index, as reported on Bloomberg L.P., for the same trading days used in calculating the Average Determination Price.

“Index” means the Nasdaq Bank Stock Index or, if such Index is not available, such substitute or similar index as substantially replicates the Nasdaq Bank Stock Index.

“Initial Index Price” means the average, rounded to the nearest one-tenth of a cent, of the volume-weighted average trading price of the Index, as reported on Bloomberg L.P., for the same trading days used in calculating the Buyer Starting Price.

Section 7.02 Termination Fee; Reimbursement.

(a) In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Merger, Company shall pay to Buyer by wire transfer of immediately available funds a termination fee equal to $1,500,000 (the “Termination Fee”)

(i) in the event Company terminates this Agreement pursuant to Section 7.01(g), in which case Company shall pay the Termination Fee at or prior to the time of such termination, and

(ii) in the event Buyer terminates this Agreement pursuant to Section 7.01(h), in which case Company shall pay the Termination Fee as promptly as practicable (but in any event within three (3) Business Days).

(b) In the event that (A) (i) an Acquisition Proposal, whether or not conditional, shall have been publicly announced after the date hereof (or any Person shall have, after the date hereof, publicly announced an intention, whether or not conditional, to make an Acquisition Proposal) or (ii) the board of directors of Company has made a Change in Recommendation (or publicly proposed to make a Change in Recommendation), prior to or on the date of Company Meeting (including any adjournment or postponement at which the vote on the Merger is held), (B) this Agreement is thereafter terminated by either Buyer or Company pursuant to Section 7.01(c) or Section 7.01(f) or by Buyer pursuant to Section 7.01(d) or Section 7.01(e) as a result of Company’s willful breach of any of its representations, warranties or covenants hereunder, and (C) within 12 months following the date of such termination, Company enters into a definitive agreement with respect to any Acquisition Transaction, the board of directors of Company recommends any Acquisition Transaction or Company consummates any Acquisition Transaction (whether or not such Acquisition Transaction resulted from or was related to the Acquisition Proposal referred to in the foregoing clause (A)(i), if applicable), then Company shall pay Buyer the Termination Fee, less the Buyer Reimbursement Amount, which amount shall be payable by wire transfer of immediately available funds on or prior to the earlier of Company entering into a definitive agreement for or consummating such Acquisition Transaction.

(c) In the event that this Agreement is terminated by Buyer under the provisions referred to in clause (B) of Section 7.02(b) and a circumstance referred to in clause (A)(i) or (A)(ii) of Section 7.02(b) shall have occurred prior to such termination but the Termination Fee has not been paid and is not payable because the circumstances referred to in clause (C) of Section 7.02(b) shall not have occurred, then Company shall pay at Buyer’s direction as promptly as possible (but in any event within three (3) Business Days) following receipt of an invoice therefor up to $625,000 of Buyer’s and its Subsidiaries reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Buyer and its Subsidiaries prior to the termination of this Agreement proximately in connection with the negotiation, execution, delivery and performance of this Agreement by Buyer and Buyer Bank (the “Buyer Reimbursement Amount”).

(d) Company and Buyer each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if Company fails promptly to pay any amounts due under this Section 7.02 and, in order to obtain such payment, Buyer commences a suit that results in a judgment against Company for such amounts, Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (x) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus 200 basis points, together with the costs and expenses of Buyer (including reasonable legal fees and expenses) in connection with such suit.

(e) Exclusivity of Remedy. Notwithstanding anything to the contrary set forth in this Agreement, if Company pays or causes to be paid to Buyer or to Buyer Bank the Termination Fee, neither Company nor Company Bank (or any successor in interest of Company or Company Bank) will have any further obligations or liabilities to Buyer or Buyer Bank with respect to this Agreement or the transactions contemplated by this Agreement.

Section 7.03 Effect of Termination. In the event of termination of this Agreement pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party hereunder other than as set forth in Section 7.02, provided however that except as set forth in Section 7.02(e), termination will not relieve a breaching party from liability for any willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination.

ARTICLE VIII

DEFINITIONS

Section 8.01 Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means any proposal or offer after the date hereof with respect to any Acquisition Transaction or any public announcement by any Person (which shall include any regulatory application or notice) of a proposal, plan or intention with respect to any Acquisition Transaction.

“Acquisition Transaction” means any of the following (other than the transactions contemplated hereby) involving Company: (a) any merger, consolidation, share exchange, business combination or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets that constitute 20% or more of the assets of Company in a single transaction or series of transactions; or (c) any tender offer or exchange offer for 20% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act, in connection therewith.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement (including Exhibits and Disclosure Schedules), as amended or modified from time to time in accordance with Section 9.02.

“Articles of Merger” has the meaning set forth in Section 1.04(a).

“Average Determination Price” has the meaning set forth in Section 7.01(i).

“Bank Merger” has the meaning set forth in the recitals.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BOLI” has the meaning set forth in Section 3.33(b).

“Burdensome Conditions” has the meaning set forth in Section 5.06(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in The Commonwealth of Massachusetts are authorized or obligated to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Bank” has the meaning set forth in the preamble to this Agreement.

“Buyer Benefit Plans” has the meaning set forth in Section 4.15(a).

“Buyer Common Stock” means the common stock, $0.01 par value per share, of Buyer.

“Buyer Disclosure Schedule” has the meaning set forth in Section 4.01(a).

“Buyer Ratio” has the meaning set forth in Section 7.01(i).

“Buyer Reimbursement Amount” has the meaning set forth in Section 7.02(c).

“Buyer Regulatory Agreement” has the meaning set forth in Section 4.09.

“Buyer Reports” has the meaning set forth in Section 4.06(a).

“Buyer Starting Price” has the meaning set forth in Section 7.01(i).

“Cash Consideration” has the meaning set forth in Section 2.01(c).

“Cash Election” has the meaning set forth in Section 2.04(a).

“Cash Election Shares” has the meaning set forth in Section 2.04(a).

“Certificate” means any certificate which immediately prior to the Effective Time represents shares of Company Common Stock.

“Change in Recommendation” has the meaning set forth in Section 5.04.

“Closing” and “Closing Date” have the meanings set forth in Section 1.04(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Balance Sheet Date” has the meaning set forth in Section 3.10.

“Company Bank” has the meaning set forth in the preamble to this Agreement.

“Company Benefit Plans” has the meaning set forth in Section 3.16(a).

“Company Common Stock” means the common stock, $1.00 par value per share, of Company.

“Company Disclosure Schedule” has the meaning set forth in Section 3.01(a).

“Company Employees” has the meaning set forth in Section 3.16(a).

“Company Equity Plans” has the meaning set forth in Section 2.06(a).

“Company Expenses” has the meaning set forth in Section 5.25.

“Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Company and its Subsidiaries.

“Company Loan” has the meaning set forth in Section 3.23(b).

“Company Loan Property” has the meaning set forth in Section 3.18(a).

“Company Meeting” has the meaning set forth in Section 5.04.

“Company Pension Plan” has the meaning set forth in Section 3.16(b).

“Company Preferred Stock” means the Preferred Stock, $1.00 par value per share, of Company.

“Company Regulatory Agreement” has the meaning set forth in Section 3.14.

“Company Reports” has the meaning set forth in Section 3.08(a).

“D&O Insurance” has the meaning set forth in Section 5.10(c).

“Derivative Transaction” means any swap transactions, option, warrant, forward purchase or sale transactions, futures transactions, cap transactions, floor transactions or collar transactions relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transactions (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Determination Date” has the meaning set forth in Section 7.01(i).

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning set forth in Section 1.04(a).

“Election Deadline” has the meaning set forth in Section 2.04(b).

“Election Form” has the meaning set forth in Section 2.04(a).

“Environmental Law” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; (b) common law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.16(c).

“Exchange Act” has the meaning set forth in Section 3.08(a).

“Exchange Agent” means such exchange agent as may be designated by Buyer and reasonably acceptable to Company to act as agent for purposes of conducting the exchange procedures described in Section 2.04 (which shall be Buyer’s transfer agent).

“Exchange Fund” has the meaning set forth in Section 2.04(b).

“Exchange Ratio” has the meaning set forth in Section 2.01(c).

“Executive Officer” means each officer of Company or Buyer, as applicable, who files reports with the SEC pursuant to Section 16(a) of the Exchange Act.

“FDIA” has the meaning set forth in Section 3.28.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Boston.

“Final Index Price” has the meaning set forth in Section 7.01(i).

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“FRB” means the Federal Reserve Bank of Boston.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins and airborne pathogens (naturally occurring or otherwise).

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 5.10(a).

“Index” has the meaning set forth in Section 7.01(i).

“Initial Index Price” has the meaning set forth in Section 7.01(i).

“Informational Systems Conversion” has the meaning set forth in Section 5.15.

“Insurance Policies” has the meaning set forth in Section 3.33(a).

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“IRS” means the Internal Revenue Service.

“Knowledge” of any Person (including references to such Person being aware of a particular matter) as used with respect to Company and its Subsidiaries means those facts that are actually known, after reasonable inquiry, by the Executive Officers of Company and the directors of Company and Company Bank, and as used with respect to Buyer and its Subsidiaries means those facts that are actually known, after reasonable inquiry, by the Executive Officers of Buyer and the directors of Buyer. Without limiting the scope of the immediately preceding sentence, the term “Knowledge” includes any fact, matter or circumstance set forth in any written notice received by Company from any Governmental Authority.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Authority that is applicable to the referenced Person.

“Leases” has the meaning set forth in Section 3.31(b).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge or other claim of third parties of any kind.

“Loans” has the meaning set forth in Section 3.23(a).

“Mailing Date” has the meaning set forth in Section 2.04(a).

“Material Adverse Effect” means (a) with respect to any Person, any effect that is material and adverse to the financial position, results of operations or business of such Person and its Subsidiaries, taken as a whole, or which would materially impair the ability of such Person to perform its obligations under this Agreement or otherwise materially impairs the ability of such Person to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally, (iii) any modifications or changes to Company valuation policies and practices in connection with the transactions contemplated hereby or restructuring charges taken in connection with the transactions contemplated hereby, in each case in accordance with GAAP and with Buyer’s prior written consent, (iv) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally and not disproportionately affecting Company or Buyer, including, but not limited to, changes in levels of interest rates generally, (v) the effects of compliance with this Agreement on the operating performance of Company or Buyer, including the expenses incurred by Company or Buyer in negotiating, documenting, effecting and consummating the transactions contemplated by this agreement, (vi) the effects of any action or omission taken by Company with the prior consent of Buyer, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement; (vii) the impact of the Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement); and (viii) the public disclosure of this Agreement or the transactions contemplated hereby.

“Material Contracts” has the meaning set forth in Section 3.13(a).

“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(c).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.01(c).

“Nasdaq” has the meaning set forth in Section 2.03.

“New Certificates” has the meaning set forth in Section 2.05(a).

“Non-Election” has the meaning set forth in Section 2.04(a).

“Non-Election Shares” has the meaning set forth in Section 2.04(a).

“Notice Period” has the meaning set forth in Section 5.09(d).

“Option Cash Payment” has the meaning set forth in Section 2.07(a).

“Option Exercise Price” has the meaning set forth in Section 2.07(a).

“Option Merger Consideration” has the meaning set forth in Section 2.07(a).

“Options” has the meaning set forth in Section 2.06(a).

“OREO” has the meaning set forth in Section 3.23(a).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Phase I Assessment” has the meaning set forth in Section 3.18(a).

“Phase II Assessment” has the meaning set forth in Section 3.18a).

“Plan of Bank Merger” means the agreement and plan of merger to be entered into between Buyer Bank and Company Bank providing for the merger of Company Bank and Buyer Bank.

“Proxy Statement-Prospectus” means the proxy statement and prospectus and other proxy solicitation materials constituting a part thereof, together with any amendments and supplements thereto, to be delivered to holders of Buyer Common Stock and Company Common Stock in connection with the solicitation of their approval of this Agreement.

“Registration Statement” has the meaning set forth in Section 4.12.

“Regulatory Approval” has the meaning set forth in Section 3.07(a).

“Release” means, with respect to any Hazardous Substance, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.

“Requisite Company Shareholder Approval” has the meaning set forth in Section 3.06.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 3.08(a).

“Settlement Agreement” has the meaning set forth in the recitals.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Stock Consideration” has the meaning set forth in Section 2.01(c).

“Stock Conversion Number” has the meaning set forth in Section 2.04(a).

“Stock Election” has the meaning set forth in Section 2.04(a).

“Stock Election Number” has the meaning set forth in Section 2.04(a).

“Stock Election Shares” has the meaning set forth in Section 2.04(a).

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Company Subsidiary means, unless the context otherwise requires, any current or former Subsidiary of Company.

“Superior Proposal” means any bona fide written Acquisition Proposal with respect to more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all of the assets of Company that is (a) on terms which the board of directors of Company determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to Company’s shareholders than the transactions contemplated hereby, (b) that constitutes a transaction that, in the good faith judgment of the board of directors of Company, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal, and (c) for which financing, to the extent required, is then committed pursuant to a written commitment letter.

“Surviving Entity” shall have the meaning set forth in Section 1.01.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“Termination Date” has the meaning set forth in Section 7.01(f).

“Termination Fee” has the meaning set forth in Section 7.02(a).

“The date hereof” or “the date of this Agreement” shall mean May 14, 2013.

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

“Voting Agreement” has the meaning set forth in the recitals.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting no amendment shall be made which by law requires further approval by the shareholders of Buyer or Company without obtaining such approval.

Section 9.03 Governing Law; Waiver.

(a) This Agreement shall be governed by, and interpreted in accordance with, the laws of The Commonwealth of Massachusetts, without regard for conflict of law provisions.

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this agreement, or the transactions contemplated by this Agreement. each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 9.03.

Section 9.04 Expenses. Except as otherwise provided in Section 7.02, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

Section 9.05 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested), by properly addressed electronic mail delivery, or sent by reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto. All notices shall be deemed effective upon delivery.

If to Buyer:

Independent Bank Corp.

288 Union Street

Rockland, Massachusetts 02370

Attention: Edward H. Seksay, General Counsel

Fax: (508) 732-7783

With a copy (which shall not constitute notice) to:

Choate, Hall & Stewart LLP

Two International Place

Boston, MA 02110

Attention: James A. McDaniel, Esq.

Fax: (617) 248-4000

If to Company:

Mayflower Bancorp, Inc.

30 South Main Street

Middleboro, MA 02346

Attention: Edward M. Pratt, President & CEO

Fax: (508) 923-0864

With a copy (which shall not constitute notice) to:

Kilpatrick Townsend & Stockton LLP

607 14th Street, NW, Suite 900

Washington, DC 20005-2018

Attention: Gary Bronstein, Esq.

Fax: (202) 204-5616

Section 9.06 Entire Understanding; No Third Party Beneficiaries. This Agreement, together with the Exhibits and the Disclosure Schedules hereto, represents the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made, except that the confidentiality agreements between the parties shall remain in full force and effect. Except for the Indemnified Parties’ rights under Section 5.10, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, Buyer and Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or Employees who might be affected by Section 5.11), other than the parties hereto, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.02 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.07 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.08 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.09 Interpretation. When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 9.10 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.11 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

INDEPENDENT BANK CORP.

By:	/s/ Christopher Oddleifson

Name:	Christopher Oddleifson
Title:	President and Chief Executive Officer

ROCKLAND TRUST COMPANY

By:	/s/ Christopher Oddleifson

Name:	Christopher Oddleifson
Title:	President and Chief Executive Officer

MAYFLOWER BANCORP, INC.

By:	/s/ Edward M. Pratt

Name:	Edward M. Pratt
Title:	President and Chief Executive Officer

MAYFLOWER CO-OPERATIVE BANK

By:	/s/ Edward M. Pratt

Name:	Edward M. Pratt
Title:	President and Chief Executive Officer

Signature Page of Agreement and Plan of Merger

EXHIBIT A

FORM OF VOTING AGREEMENT

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is dated as of May 14, 2013, by and between the undersigned holder (“Shareholder”) of Company Common Stock, par value $1.00 per share, of Mayflower Bancorp, Inc., a Massachusetts corporation (“Company”), and Independent Bank Corp., a Massachusetts corporation (“Buyer”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

WHEREAS, concurrently with the execution of this Agreement, Buyer, Buyer Bank, Company and Company Bank are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which Company shall merge with and into Buyer and, in connection therewith, each outstanding share of Company Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, Shareholder beneficially owns and has sole or shared voting power with respect to the number of shares of Company Common Stock identified on Exhibit A hereto (such shares, together with all shares of Company Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to as the “Shares”), and holds stock options or other rights to acquire the number of shares of Company Common Stock identified on Exhibit A hereto; and

WHEREAS, it is a material inducement to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of, and as a material inducement to, Buyer entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Buyer in connection therewith, Shareholder and Buyer agree as follows:

Section 1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of Company, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Buyer, Shareholder shall:

(a)	appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)	vote (or cause to be voted), in person or by proxy, all the Shares that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof adopted in accordance with the terms thereof); (ii) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or of this Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Company, to approve or adopt the Merger Agreement unless the Merger Agreement is terminated in accordance with its terms. Prior to the termination of this Agreement, the obligations of Shareholder specified in this Section 1 shall apply whether or not the Merger or any action described above is recommended by the board of directors of Company or otherwise subject to a Change in Recommendation.

Section 2. No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, and (d) such transfers as Buyer may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Buyer as follows:

(a)	Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)	This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by Buyer, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)	The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)	Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares and options set forth on Exhibit A hereto, and the Shares and options are so owned free and clear of any liens, security interests, charges or other encumbrances except as otherwise described on Exhibit A hereto. Shareholder does not own, of record or beneficially, any shares of capital stock of Company other than the Shares (other than shares of capital stock subject to stock options over which Shareholder will have no voting rights until the exercise of such stock options). The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity and no representation by Shareholder is made thereby pursuant to the terms hereof. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

Section 4. Irrevocable Proxy. Subject to the last sentence of this Section 4, by execution of this Agreement, Shareholder does hereby appoint Buyer with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote, if Shareholder is unable to perform his, her or its obligations under this Agreement, each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of Company, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of Company taken by written consent. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 7 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

Section 5. No Solicitation. Except as otherwise expressly permitted under Section 5.09 of the Merger Agreement, from and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, in his, her or its capacity as a shareholder of Company, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to prohibit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or knowingly take any action that would reasonably be expected to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than Buyer) any information or data with respect to Company or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of Company’s shareholders with respect to an Acquisition Proposal, or (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Company that takes any action in support of an Acquisition Proposal (other than the Merger Agreement).

Section 6. Specific Performance; Remedies; Attorneys Fees. Shareholder acknowledges that it is a condition to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Buyer if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Buyer will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Buyer has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Buyer’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Buyer shall have the right to inform any third party that Buyer reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Buyer hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with Buyer set forth in this Agreement may give rise to claims by Buyer against such third party.

Section 7. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and shall be automatically terminated in the event that the Merger Agreement is terminated in accordance with its terms; provided, however, that the transfer restrictions in Section 2 hereof shall be automatically terminated upon the receipt of the Requisite Company Shareholder Approval. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

Section 8. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 10. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 11. Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his or her capacity as a shareholder of Company and it shall not apply in any manner to Shareholder in his or her capacity as a director, officer or employee of Company or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director of Company, and none of the terms of this Agreement shall be deemed to prohibit or prevent any director or executive officer from exercising his or her fiduciary obligations in the context of a Superior Proposal pursuant to Sections 5.04 or 5.09 of the Merger Agreement.

Section 12. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard for conflict of law provisions.

SECTION 13. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

Section 14. Waiver of Appraisal Rights; Further Assurances. Provided that the Merger is consummated in compliance with the terms of the Merger Agreement, that the consideration offered pursuant to the Merger is not less than that specified in the Merger Agreement executed on or about the date hereof, and that this Agreement has not been terminated in accordance with its terms, to the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. From time to time, prior to the termination of this Agreement, at the Buyer’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Shareholder further agrees not to, prior to the termination of this Agreement, commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Buyer, Buyer Bank, Company, Company Bank or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.

Section 15. Disclosure. Shareholder hereby authorizes Company and Buyer to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement.

(remainder of page intentionally left blank)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

BUYER

By:

Name:
Title:

SHAREHOLDER

Name:

EXHIBIT A

Shareholder	Shares	Options

EXHIBIT B

FORMS OF SETTLEMENT AGREEMENT

ANNEX B—FAIRNESS OPINION OF STERNE, AGEE & LEACH, INC.

May 14, 2013

Board of Directors

Mayflower Bancorp, Inc.

30 South Main Street

Middleboro, MA 02346

Members of the Board of Directors:

Mayflower Bancorp, Inc. (“Mayflower”) and Independent Bank Corp. (“Independent”) have entered into an Agreement and Plan of Merger dated May 14, 2013 (the “Agreement”) pursuant to which Mayflower will be merged with and into Independent (the “Merger”). Pursuant to the terms of the Agreement, upon the Merger the shares of Mayflower common stock, par value $0.01 (the “Mayflower Shares”), then outstanding shall be cancelled, and subject to the allocation and proration procedures in the Agreement, 70% of the Mayflower Shares shall be converted into the right to receive 0.565 shares of Independent common stock, par value $0.01 (the “Independent Shares”), and 30% of the Mayflower Shares shall be converted into an amount of cash equal to $17.50 (the “Cash Consideration” and, together with the Independent Shares, the “Merger Consideration”), in each case payable upon surrender of the certificate that formerly evidenced such Mayflower Shares. The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have meanings assigned to them in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Mayflower Shares.

In arriving at our opinion, we have, among other things:

1.	Reviewed the Agreement dated May 14, 2013;

2.	Reviewed certain publicly-available financial and business information of Mayflower, Independent and their affiliates which we deemed to be relevant;

3.	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities, liquidity and prospects of Mayflower and Independent;

4.	Reviewed materials detailing the Merger prepared by Mayflower, Independent and their affiliates and by their legal and accounting advisors;

5.	Conducted conversations with members of senior management and representatives of both Mayflower and Independent regarding the matters described in clauses 1-4 above, as well as their respective businesses and prospects before and after giving effect to the Merger;

6.	Compared certain financial metrics of Mayflower and Independent to other selected banks and thrifts that we deemed to be relevant;

7.	Analyzed the terms of the Merger relative to selected prior mergers and acquisitions involving a depository institution as the selling entity;

8.	Analyzed the impact of the Merger on certain balance sheet and capital ratios of Independent as of March 31, 2013;

9.	Analyzed the Merger Consideration offered relative to Mayflower’s book value and tangible book value as of March 31, 2013;

10.	Analyzed the Merger Consideration offered relative to Mayflower’s stand-alone earnings per share for the fiscal year ended March 31, 2013 and estimated earnings per share for the projected fiscal year ending March 31, 2014;

11.	Reviewed the recent price performance of Independent Shares;

12.	Reviewed the overall environment for depository institutions in the United States; and

13.	Conducted such other financial studies, analyses and investigations and took into account such other matters as we deemed appropriate for purposes of this opinion, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by Mayflower, Independent and their affiliates for the purposes of this opinion. In addition, where appropriate, we relied upon publicly available information, without independent verification, that we believe to be reliable, accurate, and complete; however, we cannot guarantee the reliability, accuracy, or completeness of any such publicly available information. We were not engaged to express, and are not expressing, any opinion with respect to any other transactions or alternative proposed transactions, if any, between Mayflower and Independent. With respect to the financial forecasts supplied to us, we have assumed with your consent that they were reasonably prepared and reflect the best currently available estimates and judgments of Mayflower as to future operating and financial performance of Mayflower and its affiliates. In addition, we have assumed that the Agreement is a valid, binding and enforceable agreement upon the parties and their affiliates and will not be terminated or breached by either party. We have also assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of Mayflower, Independent and their affiliates since either (i) the date of the last financial statements made available to us and (ii) the date of the Agreement, and that no legal, political, economic, regulatory or other developments have occurred or will occur that will adversely affect these entities. We did not make an independent evaluation of the assets or liabilities of Mayflower, Independent or their affiliates, including, but not limited to, any derivative or off-balance sheet assets or liabilities. We have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us. We have assumed that all required governmental, regulatory, shareholder and third party approvals have or will be received in a timely fashion and without any conditions or requirements that could adversely affect the Merger.

Our opinion is necessarily based on economic, market, and other conditions as existed on, and could be evaluated as of, and on the information made available to us as of, the date hereof. Events and developments occurring after the date hereof could materially affect the assumptions used in preparing this opinion, and we do not have any obligation to update, revise or reaffirm this opinion.

Sterne, Agee & Leach, Inc. (“Sterne Agee”) is acting as financial advisor to Mayflower in connection with the Merger and will receive fees from Mayflower for our services, a significant portion of which are contingent upon the consummation of the Merger. Sterne Agee also will receive a fee in connection with the delivery of this opinion. In addition, Mayflower has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. Other than our engagement by Mayflower in connection with the Merger, we have not provided investment banking services to Mayflower, Independent or their affiliates over the past two years; however, we may do so in the future. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from and sell securities to Mayflower, Independent or their affiliates.

This opinion is for the use and benefit of the Board of Directors of Mayflower and does not constitute a recommendation to any holder of Mayflower Shares as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is limited to the fairness, from a financial point of view to the holders of Mayflower Shares of the Merger Consideration and does not address the underlying business decision of Mayflower, or constitute a recommendation whether or not, to engage in the Merger, or the relative merits of the Merger relative to any strategic alternative that may be available to Mayflower. In rendering this opinion, we express no view or opinion with respect to the price at which the

Independent Shares may trade in the future. Further, in rendering this opinion, we express no view or opinion with respect to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of any of the parties to the Merger relative to the Merger Consideration. The issuance of this opinion has been approved by the Fairness Opinion Committee of Sterne Agee.

Based on the foregoing and such other matters we have deemed relevant, it is our opinion, as of the date hereof, that the Merger Consideration is fair from a financial point of view to the holders of Mayflower Shares.

Very truly yours,

/s/ Sterne, Agee & Leach, Inc.

STERNE, AGEE & LEACH, INC.

ANNEX C—MASSACHUSETTS BUSINESS CORPORATION ACT—SECTIONS 13.01 TO 13.31

PART 13 of CHAPTER 156D OF THE MASSACHUSETTS GENERAL LAWS

[DISSENTERS’ RIGHTS]

SUBDIVISION A.

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

Section 13.01. DEFINITIONS

In this PART the following words shall have the following meanings unless the context requires otherwise:

“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

(a) listed on a national securities exchange,

(b) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

(c) listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

“Person”, any individual, corporation, partnership, unincorporated association or other entity.

“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

“Shareholder”, the record shareholder or the beneficial shareholder.

Section 13.02. RIGHT TO APPRAISAL

(a)	A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

(1)

consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2)	consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

(3)	consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i)	his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

(ii)	the sale or exchange is pursuant to court order; or

(iii)	in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4)	an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:

(i)	creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

(ii)	creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

(iii)	alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv)	excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

(v)	reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5)	an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6)	any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7)	consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or

(8)	consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9.

(b)	Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

(c)	Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

(d)	The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

(i)	the proposed action is abandoned or rescinded; or

(ii)	a court having jurisdiction permanently enjoins or sets aside the action; or

(iii)	the shareholder’s demand for payment is withdrawn with the written consent of the corporation.

(e)	A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Section 13.03. ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL OWNERS

(a)	A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b)	A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1)	submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

(2)	does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

SUBDIVISION B.

PROCEDURE FOR EXERCISE OF APPRAISAL RIGHTS

Section 13.20. NOTICE OF APPRAISAL RIGHTS

(a) If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this Part and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this Part shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

Section 13.21. NOTICE OF INTENT TO DEMAND PAYMENT

(a) If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1)	shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2)	shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

Section 13.22. APPRAISAL NOTICE AND FORM

(a) If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b) The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(1)	supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

(2)	state:

(i)	where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii)	a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii)	the corporation’s estimate of the fair value of the shares;

(iv)	that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v)	the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

(3)	be accompanied by a copy of this chapter.

Section 13.23. PERFECTION OF RIGHTS; RIGHT TO WITHDRAW

(a)	A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

(b)	A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c)	A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

Section 13.24. PAYMENT

(a) Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

(1)	financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)	a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3)	a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

Section 13.25. AFTER-ACQUIRED SHARES

(a)	A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.

(b)	If the corporation elected to withhold payment under subsection (a), it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1)	of the information required by clause (1) of subsection (b) of section 13.24;

(2)	of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

(3)	that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

(4)	that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

(5)	that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.

(c)	Within 10 days after receiving the shareholder’s acceptance pursuant to subsection(b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d)	Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

Section 13.26. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

(a)	A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b)	A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

SUBDIVISION C.

JUDICIAL APPRAISAL OF SHARES

Section 13.30. COURT ACTION

(a)

If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

(b)	The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c)	The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

(d)	The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

(e)	Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’ s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.

Section 13.31. COURT COSTS AND COUNSEL FEES

(a)	The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(b)	The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1)	against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

(2)	against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c)	If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(d)	To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Independent is a Massachusetts corporation. Massachusetts General Laws Chapter 156D, Part 8, Subdivision E, provides that a corporation may, subject to certain limitations, indemnify its directors, officers, employees and other agents, and individuals serving with respect to any employee benefit plan, and must, in certain cases, indemnify a director or officer for his reasonable costs if he is wholly successful in his defense in a proceeding to which he was a party because he was a director or officer of the corporation. In certain circumstances, a court may order a corporation to indemnify its officers or directors or advance their expenses. Chapter 156D, Section 8.58 allows a corporation to limit or expand its obligation to indemnify its directors, officers, employees and agents in the corporation’s articles of organization, a bylaw adopted by the shareholders, or a contract adopted by its board of directors or shareholders.

Both Chapter 156D, Section 8.57 and Independent’s articles of incorporation provide that the corporation may purchase and maintain insurance against liability incurred by an officer or director in his capacity as officer or director or while serving at Independent’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity, or arising out of his status as such. Independent currently maintains directors’ and officers’ liability insurance, which insures the officers and directors of Independent from any claim arising out of an alleged wrongful act by such person in their respective capacities as officers and directors of Independent.

Under Independent’s articles of incorporation and its bylaws, Independent may not indemnify a director or officer unless ordered to do so by a court if his or her conduct: (a) was a breach of the director’s or officer’s duty of loyalty to Independent or its shareholders, (b) was not in good faith or involved intentional misconduct or a knowing violation of law, (c) resulted in an improper distribution under Section 6.40 of Chapter 156D of the Massachusetts General Laws, (d) was conduct from which the director or officer derived an improper personal benefit, or (e) was at least not opposed to the best interests of Independent, if the conduct was with respect to an employee benefit plan, for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan.

The determination of whether the relevant standard of conduct have been met shall be made: (a) if there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (b) by special legal counsel selected by a majority vote of all the disinterested directors or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (c) if there are fewer than two disinterested directors, selected by the board of directors, in which selection directors who do not qualify as disinterested directors may participate; or (d) by the shareholders (but shares owned by or voted under the control of a disinterested director may not be voted on the determination).

Independent is not obligated under its articles of incorporation to indemnify or advance expenses to a director or officer of a predecessor of Independent, pertaining to conduct with respect to the predecessor, unless otherwise specifically provided.

Independent’s articles provide that no amendment or repeal of the indemnification provision of its bylaws or of the relevant provisions of Chapter 156D shall affect or diminish the rights of any indemnified person to indemnification with respect to any action or proceeding arising out of or relating to any actions occurring prior to the final adoption of the amendment or repeal. Independent’s articles of organization provide that no amendment or repeal of the provision limiting the liability of directors shall adversely affect the rights and protections afforded to directors of Independent for acts or omissions occurring prior to the amendment or repeal. The articles also provide that if the Massachusetts Business Corporation Act is subsequently amended to increase the scope of permitted indemnification, indemnification under the articles shall be provided to the full extent permitted or required by the amendment.

Item 21. Exhibits and Financial Schedules

Number	Title

2.1	Agreement and Plan of Merger among Independent Bank Corp., Rockland Trust Company, Mayflower Bancorp, Inc. and Mayflower Co-Operative Bank, dated as of May 14, 2013, included as Annex A to this proxy statement/prospectus.

4.1	Specimen Common Stock Certificate, incorporated by reference to Independent Bank Corp’s annual report on Form 10-K for the year ended December 31, 1992.

5.1	Opinion of Choate Hall & Stewart LLP as to the legality of the securities being issued.*

8.1	Form of tax opinion of Choate Hall & Stewart LLP.

8.2	Form of tax opinion of Kilpatrick Townsend & Stockton LLP.

23.1	Consent of Ernst & Young LLP

23.2	Consent of Parent, McLaughlin & Nangle Certified Public Accountants, Inc.

23.3	Consent of Marcum LLP

23.4	Consent of Sterne, Agee & Leach, Inc.

23.5	Consent of Choate Hall & Stewart (to be contained in Exhibit 5.1).*

23.6	Consent of Kilpatrick Townsend & Stockton LLP (to be contained in Exhibit 8.2).*

24.1	Power of Attorney (included as part of the signature page).

99.1	Form of Proxy Card for Meeting of Shareholders of Mayflower Bancorp, Inc.

99.2	Fairness Opinion of Sterne, Agee & Leach, Inc., included as Annex B to this proxy statement/prospectus.

*	To be filed by amendment

Financial Statement Schedules have been omitted because they are not applicable or the required information is shown in the Consolidated Financial Statements or Notes thereto which are incorporated by reference into this proxy statement/prospectus.

Item 22. Undertakings

1. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

4. The undersigned registrant hereby undertakes to respond to requests for information that are incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

5. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Mayflower being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hanover, Commonwealth of Massachusetts, on July 11, 2013.

INDEPENDENT BANK CORP.

By:	/s/ Christopher Oddleifson
Name: Christopher Oddleifson Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below makes, constitutes and appoints Edward H. Seksay his true and lawful attorney, with full power to sign all amendments to this Form S-4 on his or her behalf.

Signature	Title	Date

/s/ Christopher Oddleifson Christopher Oddleifson	President, Chief Executive Officer and Director (Principal Executive Officer)	July 11, 2013

/s/ Donna L. Abelli Donna L. Abelli	Director and Chairman of the Board	July 11, 2013

/s/ Denis K. Sheahan Denis K. Sheahan	Chief Financial Officer and Treasurer (Principal Financial Officer)	July 11, 2013

/s/ Barry H. Jensen Barry H. Jensen	Controller (Principal Accounting Officer)	July 11, 2013

/s/ Richard S. Anderson Richard S. Anderson	Director	July 11, 2013

/s/ William P. Bissonette William P. Bissonette	Director	July 11, 2013

/s/ Benjamin A. Gilmore, II Benjamin A. Gilmore, II	Director	July 11, 2013

/s/ Kevin J. Jones Kevin J. Jones	Director	July 11, 2013

/s/ John J. Morrissey John J. Morrissey	Director	July 11, 2013

/s/ Eileen C. Miskell Eileen C. Miskell	Director	July 11, 2013

Signature	Title	Date

/s/ Daniel F. O’Brien Daniel F. O’Brien	Director	July 11, 2013

/s/ Carl Ribeiro Carl Ribeiro	Director	July 11, 2013

/s/ Richard H. Sgarzi Richard H. Sgarzi	Director	July 11, 2013

/s/ John H. Spurr, Jr. John H. Spurr, Jr.	Director	July 11, 2013

/s/ Robert D. Sullivan Robert D. Sullivan	Director	July 11, 2013

/s/ Brian S. Tedeschi Brian S. Tedeschi	Director	July 11, 2013

/s/ Thomas R. Venables Thomas R. Venables	Director	July 11, 2013

EXHIBIT INDEX

Number	Title

2.1	Agreement and Plan of Merger among Independent Bank Corp., Rockland Trust Company, Mayflower Bancorp, Inc. and Mayflower Co-Operative Bank, dated as of May 14, 2013, included as Annex A to this proxy statement/prospectus.

4.1	Specimen Common Stock Certificate, incorporated by reference to Independent Bank Corp’s annual report on Form 10-K for the year ended December 31, 1992.

5.1	Opinion of Choate Hall & Stewart LLP as to the legality of the securities being issued.*

8.1	Form of tax opinion of Choate Hall & Stewart LLP.

8.2	Form of tax opinion of Kilpatrick Townsend & Stockton LLP.

23.1	Consent of Ernst & Young LLP

23.2	Consent of Parent, McLaughlin & Nangle Certified Public Accountants, Inc.

23.3	Consent of Marcum LLP

23.4	Consent of Sterne, Agee & Leach, Inc.

23.5	Consent of Choate Hall & Stewart (to be contained in Exhibit 5.1).*

23.6	Consent of Kilpatrick Townsend & Stockton LLP (to be contained in Exhibit 8.2).*

24.1	Power of Attorney (included as part of the signature page).

99.1	Form of Proxy Card for Meeting of Shareholders of Mayflower Bancorp, Inc.

99.2	Fairness Opinion of Sterne, Agee & Leach, Inc., included as Annex B to this proxy statement/prospectus.

*	To be filed by amendment